As filed with the Securities and Exchange Commission on June 2, 2025.
Registration No. 333-287223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chime Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6199	46-0925388
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
101 California Street, Suite 500
San Francisco, California 94111
(844) 244-6363
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Britt
Co-Founder, Chairperson, and Chief Executive Officer
Chime Financial, Inc.
101 California Street, Suite 500
San Francisco, California 94111
(844) 244-6363
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rezwan D. Pavri Lisa L. Stimmell Colin G. Conklin Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	David K. Lam Steven R. Green Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Adam Frankel Apple Palarca Chime Financial, Inc. 101 California Street, Suite 500 San Francisco, California 94111 (844) 244-6363	Byron B. Rooney Marcel R. Fausten Emily Roberts Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and neither we nor the selling stockholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject To Completion. Dated June 2, 2025.
32,000,000 Shares
Class A Common Stock

This is an initial public offering of shares of Class A common stock of Chime Financial, Inc. We are selling 25,900,765 shares of Class A common stock and the selling stockholders identified in this prospectus are selling an additional 6,099,235 shares of Class A common stock. We will not receive any proceeds from the sale of shares of our Class A common stock by any of the selling stockholders.
We have three series of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 20 votes per share and is convertible at any time into one share of Class A common stock. Shares of Class C common stock have no voting rights, except as otherwise required by law. Upon the completion of this offering, no shares of Class C common stock will be issued and outstanding.
Upon the completion of this offering, Christopher Britt, our co-founder, Chairperson, and Chief Executive Officer, will hold approximately 34.7% of the voting power of our outstanding capital stock and Ryan King, our co-founder and a member of our board of directors, will hold approximately 31.3% of the voting power of our outstanding capital stock, which voting power may increase over time as Messrs. Britt and King (together, the “Co-Founders”) exercise or vest and settle equity awards outstanding at the time of the completion of this offering. If all such equity awards held by our Co-Founders had been exercised or had vested and been settled, as applicable, and exchanged for shares of Class B common stock as of the date of the completion of this offering, Messrs. Britt and King would hold approximately 40.1% and 34.4%, respectively, of the voting power of our outstanding capital stock. As a result of this structure, our Co-Founders, individually or together, will be able to significantly influence or determine any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.
Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share will be between $24.00 and $26.00. We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “CHYM”.
See “Risk Factors” beginning on page 23 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Chime Financial, Inc.	$	$
Proceeds, before expenses, to selling stockholders	$	$
__________________
(1)See the section titled “Underwriters” for a description of the compensation payable to the underwriters.
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price in a directed share program to our directors, executive officers, board observers, and friends and family members of our directors, executive officers, and board observers. See the section titled “Underwriters—Directed Share Program” for additional information.
To the extent that the underwriters sell more than 32,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 4,800,000 shares from Chime Financial, Inc. at the initial public offering price less the underwriting discount.
The underwriters expect to deliver the shares against payment in New York, New York, on or about      , 2025.

Morgan Stanley	Goldman Sachs & Co. LLC	J.P. Morgan

Barclays	Evercore ISI	UBS Investment Bank	Deutsche Bank Securities	Piper Sandler	Wolfe | Nomura Alliance

William Blair	Canaccord Genuity	Keefe, Bruyette & Woods A Stifel Company	First Citizens Capital Securities	Texas Capital Securities
Prospectus dated      , 2025

Our Mission

To unite everyday people to unlock their financial progress.

chime
VISA

Accounts

Addressing the Most Critical Financial Needs of Everyday Americans

chime®

Spending

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Savings

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Credit Builder $1,638.95
Checking $1,320.17
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Financial tools
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Members

8.6M
Active Members[1]

82%
Active Member Growth since Q1'22[4]

67%
Primary Account Relationships[1]

Engagement

$121B
Purchase Volume[2]

54
Monthly Transactions per Active Member[3]

70%
Of Member Spend on Non-Discretionary Expenses[5]

Unit Economics

$251
Average Revenue per Active Member (ARPAM)[3]

88%
Gross Margin[3]

67%
Transaction Margin[3]

(1) As of March 31, 2025; Primary Account Relationships measured as a percentage of Active Members

(2) For the year ended March 31, 2025

(4) Percent increase from the quarter ended March 31, 2022 to the quarter ended March 31, 2025

Through and including      , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the selling stockholders, nor any of the underwriters, have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the selling stockholders, nor any of the underwriters, take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.
For investors outside the United States: Neither we nor the selling stockholders, nor any of the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside the United States.
i

Chime is a technology company, not a bank. Banking services are provided by The Bancorp Bank, N.A. or Stride Bank, N.A.; Members FDIC. We are not a Member of the Federal Deposit Insurance Corporation (“FDIC”), and FDIC-insured accounts are provided by our bank partners.
This prospectus contains testimonials from real Chime members. In order to highlight the benefits Chime members receive when engaging deeply with our platform and speak to experiences with Chime compared to traditional banks, we selected members for these testimonials who: have primary account relationships with Chime, use more than one product, and have had a prior banking relationship. We aimed to select a population that represented a breadth of backgrounds to reflect the variety of our member base. Members were compensated for their time to document their stories that appear throughout this prospectus.

GLOSSARY OF TERMS
The following is a glossary of certain terms we use to discuss our business in this prospectus. Our definitions, including for our key metrics and non-GAAP financial measures, may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of our key metrics as comparative measures.
“acquisition cost” refers to the total amount of the following expenses: advertising, brand marketing, referral bonuses, and other marketing incentives, incurred in the acquisition of new Active Members.
“Active Member” refers to a member who has initiated a money movement transaction on our platform in the last calendar month of the applicable period. Member-initiated money movement transactions include, but are not limited to, purchases with Chime-branded debit or credit cards, funding a member account, withdrawing funds from an ATM, sending or receiving funds with Pay Anyone, or taking a MyPay advance.
“annual member retention” is calculated by comparing the number of members who first become Active Members in a month to the number of such members who remain active in the same month in the following year. For subsequent years, we compare the number of remaining members at the start of the measurement period with those who remain active in the same month in the following year.
“attach rate” for a product refers to the percentage of Active Members who used that product in a certain period. We discuss our monthly attach rates, which refer to attach rates for a specific month, and we measure attach rates across the following products: Chime-branded debit cards (including purchases, ATM withdrawals with the debit card and cash deposits), Credit Builder (including purchases and ATM withdrawals with the Credit Builder secured credit card), Pay Anyone, high yield savings (with a balance), SpotMe, Tax Filing, MyPay, Credit Tracking, and Chime Deals & Offers. For a description of the products offered through our platform, see the section titled “Business—Our Products.”
“Average Revenue per Active Member,” or “ARPAM” is defined as revenue generated in the calendar quarter multiplied by four and divided by the average of the number of Active Members at the end of the prior quarter and the end of the current quarter.
“bank partners” refer to the FDIC-insured bank partners we collaborate with to offer many of the products available on our platform. Our bank partners today are The Bancorp Bank, N.A. and Stride Bank, N.A.
“card networks” mean entities, such as Visa and STAR Network, that provide the proprietary services, infrastructure, and software that route information and data to enable authorization, clearance, and settlement of debit card or credit card transactions, and that merchants use in order to accept as a form of payment a brand of debit card, credit card, or other device that may be used to carry out debit or credit card transactions.
“Chime+” refers to our free, premium membership tier that includes additional features designed to enhance our members’ mobile banking experiences. Exclusively available to members who set up a qualifying direct deposit through Chime, Chime+ members receive an expanded set of financial tools, perks, and services. The initial set of benefits available exclusively to Chime+ members includes higher savings APY interest rates, exclusive cashback offers through Chime Deals, and dedicated member support.
“Chime-branded debit or credit cards” are payment cards issued by our bank partners and offered through our platform to our members.
“ChimeCore” refers to our proprietary payment processor and ledger, launched in 2024. ChimeCore processes a portion of the payments, transfers, deposits, withdrawals, and other financial transactions that are conducted through our platform. ChimeCore’s role in transaction processing does not involve receiving or transmitting funds; rather, as transaction processor, ChimeCore’s role is to facilitate the necessary messaging between parties involved in a transaction (e.g., members, bank partners, external banks involved in a transaction, and card networks) that allows for the processing of the applicable transaction. ChimeCore also serves as the system of record for a portion of member accounts, keeping track of transaction, balance, and other data.
“Chime Workplace” refers to our financial wellness suite of services, available to employers and employees, combining our purpose-built financial tools with workforce financial health insights in a seamless solution for employers. For employees, Chime Workplace provides access to existing products that address key financial needs for spending, saving, accessing liquidity, and building credit, such as Get Paid Early, SpotMe, and MyPay. For employers, Chime Workplace provides a platform to facilitate these offerings and employee rewards, while providing aggregated and measurable insights into employee engagement with Chime Workplace through a centralized data portal.
“cohorts” or “member cohorts” refer to groups of members who first became an Active Member in a given period. A “quarterly cohort” refers to all members who first became active in a fiscal quarter and an “annual cohort” refers to all members who first became active in a fiscal year.
“community connection” is defined with regard to each member as another member to whom such member has sent a referral, SpotMe Boost, or Pay Anyone payment.
“community deposit sweep program” refers to the arrangement under which our bank partners sweep a portion of our members’ savings deposits to a diversified set of community and regional banks.
“Credit Builder” refers to the Credit Builder secured credit card and dedicated account provided by our bank partners which help our members build credit through their everyday spend without paying fees or interest. Eligible members can move funds into a dedicated account that secures a line of credit equal to that amount. This line of credit is accessed through the Credit Builder secured credit card wherever Visa is accepted. Following repayment in full from the dedicated account, we report our members’ balances to major credit bureaus at the end of each statement cycle, helping our members improve their credit scores without the risk of debt or missed payments.
“cumulative transaction profit” refers to the total transaction profit generated by a member, or a cohort of members, across the entirety of such member’s, or member cohort’s, relationship with us.
“Instant Loans” is a liquidity product that allows eligible members receiving direct deposit to borrow up to $500, which is repaid in equal monthly installments over a three month period. Instant Loans have a fixed interest rate of $5 for every $100 borrowed, with no late fees or compound interest.
“liquidity products” refers to the products offered through our platform and provided by our bank partners that are designed to provide our eligible members access to short-term liquidity. Liquidity products include MyPay and SpotMe.
“member” refers to any user who has completed Chime’s member onboarding and account verification process and has been approved for an account on the Chime platform.
“MyPay” is a liquidity product that allows eligible members receiving direct deposit to access up to $500 of their earned pay on demand before payday for free within 24 hours, or instantly for a low fee.
“net dollar Purchase Volume retention” is a measure of the total Purchase Volume retained by existing members across periods net of churn. We calculate net dollar Purchase Volume retention by dividing Purchase Volume in the current period from all members that first became active at least one year prior to such period, by Purchase Volume from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of Purchase Volume in the current period to a partial period of Purchase Volume in the prior period. For purposes of this calculation, we measure Purchase Volume for the trailing 365 days for each period to aid comparability from period to period in light of leap years.
“net dollar transaction profit retention” is a measure of the total transaction profit retained by existing members across periods net of churn. We calculate net dollar transaction profit retention by dividing transaction profit in the current period from all members that first became active at least one year prior to such period, by transaction profit from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of transaction profit in the current period to a partial period of transaction profit in the prior period. For purposes of this calculation, we measure transaction profit for the trailing 365 days for each period to aid comparability from period to period in light of leap years.
“organic and member-driven channels” refers to member acquisition channels that are either organic or driven by our members, such as word-of-mouth, referrals, and receiving Pay Anyone payments.
“payback” refers to the point at which cumulative transaction profit for a member cohort has met the acquisition costs incurred during the period when the cohort first became active.
“Pay Anyone” is a peer-to-peer payments product that enables our members to make instant, secure payments directly from the Chime mobile application to anyone, regardless of whether the recipient uses Chime.
“primary account relationship” or “primary financial relationship” refers to a member who made 15 or more purchases using their Chime-branded debit or credit cards in the past calendar month or who had at least one qualifying direct deposit of $200 or more through Chime in the past calendar month. We use $200 or more as the qualifying direct deposit threshold because that amount reflects the current eligibility criteria for several products offered through the Chime platform. A qualifying direct deposit is a deposit by Automated Clearing House (“ACH”) that comes from a member’s employer, payroll provider, gig economy payer, or benefits payer, or a deposit by Original Credit Transaction from a member’s gig economy payer. Bank ACH transfers, Pay Anyone transfers, verification or trial deposits from financial institutions, peer to peer transfers from services such as PayPal, Cash App, or Venmo, mobile check deposits, cash deposits, one-time direct deposits, such as tax refunds, and other similar transactions are not qualifying direct deposits.
“Purchase Volume” is defined as the total dollar value of member purchase transactions using Chime-branded debit or credit cards during a given period, net of any adjustments or refunds. Purchase Volume drives payments revenue and is a key indicator of aggregate member engagement. Purchase Volume does not include other types of transaction volumes such as deposits, ATM withdrawals, SpotMe and MyPay advances, sending or receiving funds with Pay Anyone, and ACH or direct debit transfers.
“SpotMe” is a liquidity product that allows eligible members to overdraft up to $200 fee-free. In certain instances, SpotMe limits may be temporarily increased above $200, such as through SpotMe Boosts. SpotMe can be used for debit card purchases, Credit Builder secured credit card purchases, cash-back transactions, and ATM withdrawals.
“SpotMe Boost” is a product that enables eligible Chime members to temporarily increase the overdraft limits of other members by up to $20 per month for free.
“SpotMe tips” refer to amounts that members voluntarily “tip” to Chime for the use of SpotMe once an overdraft is repaid.
“transactions” or “member transactions” or “money movement transactions” mean transactions that include, but are not limited to, purchases with Chime-branded debit or credit cards, funding a member account, withdrawing funds from an ATM, sending or receiving funds with Pay Anyone, or taking a MyPay advance.
“transaction profit” is defined as gross profit less transaction and risk losses. Transaction profit is a non-GAAP financial measure. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Measures.”
Active Members, ARPAM, and Purchase Volume are key metrics. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Measures.”
v

chime®

Letter from our founders

Chris Britt
CEO & Co-founder

Ryan King
Co-founder

Look at Chime today, and you see a successful business and a beloved brand.

Over eight million active members. A top five brand in the U.S. banking category. A technology platform that is disrupting the banking and payments industry.

We're an American success story. And yet, we're also very much an underdog story.

We founded Chime in 2012, but I can trace the company's roots to a much earlier time.

I grew up in Mount Vernon, New York, a blue-collar city that borders the Bronx. Neither of my parents graduated from college. They worked hard, and I saw first-hand the financial challenges that so many people in our country face.

Over time, I also observed a banking system that doesn't work well for the vast majority of Americans — including the people where I grew up. Far too many had accounts at traditional banks but found themselves deeply frustrated with these relationships.

I knew there had to be a better way.

That's when I began to think about Chime. It was also right around the time I met my co-founder, Ryan.

Together, we saw an opportunity to create not just a viable business - but a revolutionary new business model that would profit with our members rather than from them. Our idea: create a technology platform that would set a new bar for excellence in consumer financial services and catalyze change in a huge industry that was ripe for disruption.

So off we went, armed with a vision and a plan. But it wasn't long before we realized that not only were we looking to help the underdogs, we were underdogs ourselves.

Back then, wealthy investors simply didn't see the opportunity we aimed to address — to make banking helpful, easy and free for everyday people.

I remember the quotes verbatim:

"Hmmm...banking doesn't seem broken to me."

"But my bank doesn't charge me fees, I'm not really sure what you mean."

As it turns out, the investors were right. They weren't being charged exorbitant fees. Why? Because high earners like them were providing banks with the majority of their deposits and prime lending opportunities. So the banks loved them. And the investors were perfectly content with how they were treated.

It was living proof of the Chime premise. The increasing focus on wealthy customers had led to a two-tier banking system in our country. And the majority of Americans found themselves in the lower tier — with a banking relationship that profits by penalizing them.

Again, this isn't a small subset of people. 75% of Americans earn up to $100,000 a year. This is the heart and soul of our country.

So how did we get here? The reality is that most Americans don't have large deposits. Two-thirds live paycheck to paycheck, and far too many are considered unworthy in terms of credit quality. For traditional banks — with balance sheet-driven, lending business models and costly physical footprints — this meant most Americans were undesirable to them. The only way for them to serve them profitably? A heavy focus on fees.

Our solution was simple. Design a payments-driven business model to create better alignment and outcomes for everyday consumers. Develop direct deposit relationships by innovating in the areas that matter most. And finally, build a proprietary technology platform that enables us to innovate quickly and operate with a structural cost advantage. With this approach, we believed we could make those who had traditionally been undesirable, highly desirable.

This may all sound obvious now, but early investors were skeptical of our ability to disrupt some of the biggest banks in the world. And to be honest, the first five years at Chime were humbling for us.

Looking back, those years were also critical to our success because they helped codify our resilience and our hustle to obsess over all aspects of our member experience, which has become part of our company DNA. We were underestimated, but it built our character and inspired an even closer connection to the underdogs we aimed to serve.

This deep understanding of our members created the muscle to focus on their most important needs and led to industry innovations like Get Paid 2 Days Early, Fee-free Checking and SpotMe Overdraft, Credit Builder Card, and MyPay. These services have helped our members make financial progress and increased competition in an industry dominated by a handful of large companies.

Cut to early 2025. Chime's eight million-strong member base has grown rapidly. We've developed trusted, primary bank account relationships with more than two-thirds of our members — putting us at the center of their daily finances. With the majority of our member's card spend on non-discretionary purchases, our business has proven to be resilient throughout business cycles.

Our members don't just like Chime, they love Chime. And these long-lasting relationships have led to great success in adding additional products with high rates of adoption.

Looking ahead, with less than five percent adoption in our core target market, we see an enormous opportunity to grow for years to come. Our primary account relationships uniquely position us to expand into adjacent service areas to enrich the lives of our members. Breakthroughs in AI, combined with our extensive dataset and platform, give us an advantage that can continue to compound — enabling us to make leaps forward in efficiency, innovation, and member experience.

Banking remains one of the largest and most analog industries to be disrupted. Like so many other categories, the winner will be a digital-first platform that relentlessly innovates and becomes indispensable in the lives of their customers. Our product, brand and infrastructure provide us with a unique advantage to win in the everyday customer segment we serve.

We're already a force in our industry, enabling banking and payments for millions of members, but our mission is to be more than that. Our commitment is to be a force for good for our members and their communities for generations to come.

Thanks for taking the time to get to know Chime. And thanks to all of the current and former Chimers who have worked so hard to deliver for the members we serve.

We're just getting started!

Chris Britt, Co-founder and CEO

Ryan King, Co-founder

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, the terms “Chime,” “the company,” “we,” “us,” and “our” in this prospectus refer to Chime Financial, Inc. and its consolidated subsidiaries, and references to our “common stock” include our Class A common stock, Class B common stock, and Class C common stock. Chime is a technology company, not a bank. Banking services are provided by The Bancorp Bank, N.A. or Stride Bank, N.A.; Members FDIC. We are not a Member of the FDIC, and FDIC-insured accounts are provided by our bank partners.
CHIME FINANCIAL, INC.
OVERVIEW
We created Chime to help everyday people make progress in their financial lives. For too long, millions of Americans, including the 75% of the adult population that earn up to $100,000 annually, have struggled with bank relationships that are not always aligned with their best interests. So we set out to create a new approach, built on a foundation of trust rather than fine print and punitive fees. Through our direct relationships with FDIC-insured bank partners, we deliver easy-to-use products that address the most critical financial needs of everyday people — spending, saving, accessing liquidity, and building credit, all while avoiding punitive fees.
Since our founding, we are proud to have created some of the most impactful product innovations in consumer banking and payments. Through our broad suite of products, we have built trusted relationships with 8.6 million Active Members, with 67% of them relying on Chime to serve as their primary financial relationship as of March 31, 2025.1 Being the primary account relationship for our members establishes Chime as their central financial hub, and we believe these relationships are the most valuable in consumer financial services. As the central hub, Chime becomes the platform through which members consistently deposit their paychecks and conduct their everyday spend, creating durable and long-lasting relationships with high engagement. In the first quarter of 2025, our Active Members used Chime for 54 transactions per month, on average, of which 75% were purchase transactions using Chime-branded debit and credit cards.2 Seventy percent of purchase transactions are for non-discretionary expenses made in categories such as food and groceries, gas, and utilities.3 We also have high member satisfaction with 75% of Chime members saying they will be Chime members for life.4 Among adults earning up to $100,000 annually, we have been the top brand for people establishing new, or switching existing, direct deposit relationships, according to a 2024 survey.5
Our proprietary technology platform and our digital-first approach give us both a radical cost-to-serve advantage and greater innovation velocity compared to traditional banks. We believe these advantages will improve over the long term as we continue to scale. This structural advantage is complemented with a payments-based
1            We define a primary financial relationship or primary account relationship as a relationship with a member who made 15 or more purchases using their Chime-branded debit or credit cards in the past calendar month or who had at least one qualifying direct deposit of $200 or more through Chime in the past calendar month. A qualifying direct deposit is a deposit by Automated Clearing House (“ACH”) that comes from a member’s employer, payroll provider, gig economy payer, or benefits payer, or a deposit by Original Credit Transaction from a member’s gig economy payer. Bank ACH transfers, Pay Anyone transfers, verification or trial deposits from financial institutions, peer to peer transfers from services such as PayPal, Cash App, or Venmo, mobile check deposits, cash deposits, one-time direct deposits, such as tax refunds, and other similar transactions are not qualifying direct deposits.
2            Transactions include, but are not limited to, purchases with Chime-branded debit or credit cards (collectively, “purchase transactions”), funding a member account, withdrawing funds from an ATM, sending or receiving funds with Pay Anyone, taking a MyPay advance, or other money movement transactions.
3            Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.
4            Based on a Chime survey conducted in July 2024 of members who direct deposit through Chime (the “Chime Financial Progress Survey”). See the section titled “Industry, Market, and Other Data.”
5            Based on a Chime commissioned third-party survey conducted in July 2024 targeting Americans aged 18 to 54 years with a household income up to $100,000 who opened or switched to a new direct deposit account in the preceding 12-month period (the “Banking and Switcher Survey”). See the section titled “Industry, Market, and Other Data.”

business model that is aligned with our members: we primarily generate revenue when members spend using a Chime-branded debit or credit card, based on fees paid via the card networks, rather than fees paid to us by our members. Recurring paycheck deposits through our platform also provide us with an advantage to offer our members access to valuable, short-term credit and liquidity products at scale given the privileged repayment position for such products.
We are bold in our ambition to build a generational consumer brand that empowers everyday Americans to make progress in their financial journeys. While traditional banks focus on serving people with the largest deposits and highest credit scores, we will continue to raise the bar in financial services for everyday people. In 2024, Time Magazine published its World’s Best Brand survey, which identified Chime among the top five brands in the banking category in America. We believe we are setting a new standard in consumer financial services built on free or low-cost, innovative products and a member-obsessed philosophy. We are just getting started.
Our mission is to unite everyday people to unlock their financial progress.
Everyday people are the individuals we all have the privilege of interacting with day to day. They work in healthcare, retail, hospitality, a variety of corporate jobs, and are essential workers who form the heart and soul of America. They are ambitious, resilient, and hustle to move their lives forward. Too often, however, their financial realities can make this progress challenging to achieve and easy to lose. In the United States, 196 million people — over 75% of the adult population — earn up to $100,000 annually.6 We primarily focus on attracting and serving these everyday Americans earning up to $100,000 annually. Many live paycheck-to-paycheck, often spending as much as — or more than — they earn each month to support themselves and their families. Everyday people need solutions that help avoid fees, bridge the gaps between paychecks, manage unexpected expenses, build credit, and grow savings for life’s major milestones. Yet, traditional banks have consistently fallen short in addressing these pressing needs for everyday Americans.
Traditional banks face structural limitations that prevent them from effectively serving everyday people. Traditional banks rely on a net interest margin-based business model with nearly 70% of their revenue coming from customer deposits and lending.7 This approach works well for the most affluent customers with higher credit scores, who have high deposit balances and large borrowing needs, but is ineffective for everyday Americans, most of whom live paycheck-to-paycheck and often have more modest account balances and limited credit histories. We believe that the majority of Americans can be better served by a payments-based banking model rather than the net interest margin-based model used by traditional banks. Everyday Americans earning up to $100,000 annually are estimated to account for less than 35% of consumer deposits yet over 75% of debit card transaction volume.8 We are focused on serving everyday Americans with a banking model aligned with this financial reality.
Even if traditional banks were to focus on serving the core needs of everyday Americans, they are structurally limited due to rigid, high-cost business models, driven by their physical branch infrastructure and in-person delivery approach. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.9 Traditional banks impose a range of fees to serve everyday Americans — overdraft fees, minimum balance fees, and monthly maintenance fees. We believe overdraft fees and non-sufficient funds fees can be particularly punitive for everyday Americans because by nature they occur when someone lacks adequate funds in their account. Americans paid an estimated $18.5 billion in banking fees in 2023, with an estimated 95% of these fees paid
6           U.S. Census Bureau, Current Population Survey, 2024 Annual Social and Economic Supplement (CPS ASEC).
7           S&P Capital IQ Pro. Based on 2024 submissions from banking institutions to the Federal Financial Institutions Examination Council (FFIEC).
8           Chime commissioned study by FS Vector LLC, Chime vs. Traditional Retail Banking Study, January 2025 (the “FS Vector Report”). See the section titled “Industry, Market, and Other Data.”
9           Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime's average cost-to-serve for 2024. Chime’s average cost-to-serve a retail deposit customer is defined as the sum of cost of revenue and operating expenses, excluding transaction and risk losses associated with the liquidity products offered through our platform, customer acquisition expenses, depreciation and amortization relating to operating expenses, and stock-based compensation, divided by the average of the number of Active Members at the end of 2023 and 2024. See the section titled “Industry, Market, and Other Data.”

by everyday American households.10 This structural reality has led to distrust and poor customer satisfaction for traditional banks among everyday people.
We created Chime to help our members move their financial lives forward. Since our founding, we have been focused on building and delivering affordable, easy-to-use products that address the most critical financial needs of everyday Americans. Through our platform, members effortlessly spend, save, access liquidity, and build credit, all while avoiding punitive fees. We are building a community of members whose experience with Chime improves when family, friends, and co-workers join our platform.
We built Chime’s business model with a focus on four core pillars that have now become competitive advantages: (1) a focus on serving our members as their primary account relationship; (2) a commitment to innovate on new products that specifically serve the needs of everyday Americans; (3) a radical cost-to-serve advantage driven by our digital-first approach and technology platform, which allow us to be both efficient and flexible; and (4) a marketing and product strategy designed to build a loved brand that resonates with our members.
(1)A focus on primary account relationships
We designed our business to develop primary account relationships with our members, establishing Chime as their central financial hub. As we become the platform through which members deposit their paychecks and conduct their everyday spending, we create durable and long-lasting relationships with high engagement. We believe the primary account relationship is vital and enables lifetime value – the average tenure of a primary deposit account at a traditional bank or credit union is estimated to be between 16 and 24 years.11 We have now earned the trust to serve 67% of our 8.6 million Active Members in a primary account relationship as of March 31, 2025. We define a primary account relationship as a relationship with a member who made 15 or more purchases using their Chime-branded debit or credit cards in the past calendar month or who had at least one qualifying direct deposit of $200 or more through Chime in the past calendar month. When we serve our members in a primary account relationship, we earn deep and habitual engagement and “top-of-wallet” card spend for their everyday, largely non-discretionary expenses. As a result, in the first quarter of 2025, our Active Members engaged in 54 transactions per month with Chime, on average, of which 75% were purchase transactions using Chime-branded debit or credit cards.12 Seventy percent of purchase transactions are for non-discretionary expenses made in categories such as food and groceries, gas, and utilities.13 These relationships also provide a privileged repayment advantage for liquidity products and rich, first-party data, including member income, spending, transaction, social graph, and other engagement data, which enables product innovation. As we expand our platform offerings, we believe these relationships will help drive Active Member growth, position us well to continue to cross-sell additional products, and improve our Average Revenue per Active Member (“ARPAM”).
(2)A commitment to innovate on new, member-aligned products
Since our founding, we have built a track record of launching pioneering products to address the most critical financial needs of everyday Americans — spending, saving, accessing liquidity, and building credit, all while avoiding punitive fees. We believe our ability to launch free or low-cost, innovative products such as Get Paid Early, SpotMe, Credit Builder, and MyPay has allowed us to build a substantial and growing competitive advantage over traditional banks. Additionally, with the development and launch in 2024 of ChimeCore, our proprietary payment processor and ledger, we have built a foundation for even faster future product innovation to grow our advantage relative to traditional banks over time.
10          95% of banking fees in the United States in 2023 were paid by households earning up to $175,000, a close proxy for American individuals earning up to $100,000 annually, as estimated by FS Vector Report; see the section titled “Industry, Market, and Other Data.”
11         FS Vector Report; see the section titled “Industry, Market, and Other Data.”
12      Transactions include, but are not limited to, purchases with Chime-branded debit or credit cards (collectively, “purchase transactions”), funding a member account, withdrawing funds from an ATM, sending or receiving funds with Pay Anyone, taking a MyPay advance, or other money movement transactions.
13         Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.

(3)A radical cost-to-serve advantage
We constructed our model to serve everyday Americans, which meant taking a digital-first approach and building differentiated technology that allows us to serve our target audience at a significant cost advantage compared to traditional banks. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.14 Our digital-first approach has allowed us to reduce the significant expenses associated with bank branches and ATMs. Through our direct relationships with our bank partners, we conveniently offer access to a suite of banking products on our mobile application, while providing our members with nationwide access to physical locations to conveniently withdraw cash and make cash deposits where and when members need to through our partnerships with ATM and cash deposit networks.
We have invested substantially over several years in our cloud-native technology platform, including ChimeCore, to be able to efficiently develop products and process and record financial transactions in-house. By operating our technology platform in-house, we are able to focus a greater portion of our technology spend on product innovation, avoid costly maintenance of legacy systems, and reduce or eliminate reliance on third-party vendors in areas such as transaction processing, financial ledgering, technology and product development, and technical operations. We have also invested in our data and artificial intelligence (“AI”) platforms. These innovations enabled us to deliver 68% of our member support interactions without the need for human intervention in the first quarter of 2025. Between the year ended December 31, 2022 and the year ended March 31, 2025, we reduced our support costs per Active Member by 60% and fraud loss rates by 29%. These improvements did not come at the expense of the member experience, either, as we doubled our member support satisfaction scores from the first quarter of 2022 to the first quarter of 2025.15
(4)A loved and trusted brand
In a category where everyday Americans are regularly dissatisfied and lack trust, we deliver products that our members love and that address their critical needs, resulting in Chime’s brand leadership. In 2024, Time Magazine published its World’s Best Brand survey, which identified Chime among the top five brands in the banking category in America. Among Americans earning up to $100,000 annually, our unaided brand awareness of 41% rivals that of the three largest traditional banks in the United States and meaningfully exceeds that of some of the largest peer to peer financial technology companies.16 We have focused our brand strategy on winning brand ownership in the categories that matter most to everyday Americans. Compared to the three largest traditional banks in the United States, we are: over 60% more likely to be associated with not having hidden fees; more than twice as likely to be associated with allowing members to get paid earlier; and over 40% more likely to be associated with helping members build their credit scores.17 Our passionate community means our members are our biggest brand ambassadors — since 2022, member referrals have been the single largest channel of new Active Member growth at Chime. Chime members love and trust us and they pay it forward.
Our formula is working. Among adults earning up to $100,000, Chime has been the top brand for people establishing new, or switching existing, direct deposit relationships, according to a 2024 survey.18 In 2024, our members generated $115.2 billion in Purchase Volume. The Purchase Volume from Chime-branded debit cards was only surpassed by five debit card issuers in the United States in 2024.19 Eighty-five percent of new members who direct deposit through Chime came from an existing direct deposit relationship, most commonly with large incumbent banks.20
14          Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”
15          Based on Service Net Promoter Score (sNPS) scores collected from Chime commissioned third-party surveys conducted on a rolling basis to measure the member support satisfaction of our members. See the section titled “Industry, Market, and Other Data.”
16          Chime brand awareness measured against Bank of America, J.P. Morgan Chase, Wells Fargo, Cash App, PayPal, and Venmo. Based on Chime commissioned third-party surveys conducted in the first quarter of 2025 (the “Brand Awareness Survey”). See the section titled “Industry, Market, and Other Data.”
17          Brand Awareness Survey; see the section titled “Industry, Market, and Other Data.”
18          Banking and Switcher Survey; see the section titled “Industry, Market, and Other Data.”
19          HSN Consultants, Inc. dba Nilson Report, Nilson Report, Issue 1284, April 2025.
20          Existing direct deposit relationship includes previously direct depositing with national banks, credit unions, regional banks, online financial services platforms, prepaid cards and payment apps. Based on Chime commissioned third-party surveys conducted from January through December 2024 on newly enrolled members three days after their enrollment (the “Enrollment Surveys”). See the section titled “Industry, Market, and Other Data.”

They switch because we have a track record of delivering a meaningful impact on our members’ lives: 97% of our members say we have unlocked their financial progress.21
In March 2025, our Active Members had adopted 3.3 Chime products on average. We generated an ARPAM of $251 for the first quarter of 2025, and in the year ended March 31, 2025 we had net dollar transaction profit retention of approximately 104%.22 In a market crowded with fintech single point solutions, we are building long-lasting and deep, multi-product relationships to advance our members’ financial journeys.
We are still early in our growth opportunity. Consumer financial services in the United States remains broken for everyday people in many ways and one of the last industries where incumbents have yet to be truly disrupted by a technology focused competitor. We believe we have an $86 billion annual revenue opportunity by addressing the 196 million Americans earning up to $100,000 annually with our current products alone, and we have penetrated less than 3% of this opportunity today.23 We believe that our opportunity can grow to $426 billion as we continue to expand our platform, allowing us to meet more needs of our current members, and serve a wider audience of Americans.24
Our winning financial model has enabled us to drive rapid growth and strong operating leverage at scale:

	Year Ended December 31,			Three Months Ended March 31,
				(unaudited)
(in thousands, except percentages)	2022	2023	2024	2024	2025
Revenue	$1,008,838	$1,278,455	$1,673,269	$391,972	$518,744
Gross profit	794,152	1,058,718	1,465,758	$344,525	$458,326
Gross margin	79%	83%	88%	88%	88%
Transaction profit	$667,438	$906,343	$1,246,071	$308,487	$349,181
Transaction margin	66%	71%	74%	79%	67%
Net income (loss)	$(470,254)	$(203,202)	$(25,344)	$15,903	$12,939
Net margin	(47)%	(16)%	(2)%	4%	2%
Adjusted EBITDA	$(406,123)	$(189,313)	$(6,984)	$15,441	$25,091
Adjusted EBITDA Margin	(40)%	(15)%	—%	4%	5%
Transaction profit, transaction margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Measures.”
OUR MEMBERS ARE EVERYDAY AMERICANS
We serve everyday Americans, the people we meet and interact with every day. They often work in healthcare, retail, hospitality, or a variety of other corporate jobs, and are essential workers who form the heart and soul of America. Chime members reflect the diversity of America, encompassing individuals from a wide range of
21          In the Chime Financial Progress Survey, 97% of respondents indicated that Chime has helped in at least one of the following aspects of unlocking financial progress: avoiding fees, bridging the gap until their next paycheck, avoiding late or missed bills, managing spending, improving credit scores, saving for an emergency, saving for a long-term goal, or helping pay off high-interest rate debt. See the section titled “Industry, Market, and Other Data.”
22          We calculate net dollar transaction profit retention by dividing transaction profit in the current period from all members that first became active at least one year prior to such period, by transaction profit from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of transaction profit in the current period to a partial period of transaction profit in the prior period. For purposes of this calculation, we measure transaction profit for the trailing 365 days for each period to aid comparability from period to period in light of leap years.
23          Revenue opportunity calculated by multiplying the 196 million adult Americans earning up to $100,000 annually by the ARPAM for the first quarter of 2025 for members who used at least six products per month in March 2025. Penetration percentage based on Active Members and ARPAM for the first quarter of 2025.
24          FS Vector Report; see the section titled “Industry, Market, and Other Data.”

backgrounds and spanning all 50 states. Fifty-five percent of our members are female25 and our members range from young adults to those over 60, with an average age of 36.26 They are ambitious and resilient, and they hustle to move their lives forward.
Everyday Americans face challenges in making the financial progress they desire. There are 196 million adults in the United States who earn up to $100,000 annually — over 75% of the adult population.27 Many of these Americans live paycheck-to-paycheck, often spending as much as — or more than — they earn each month to support themselves and their families. Living paycheck-to-paycheck is a reality for higher income earners as well. In fact, an estimated 67% of all Americans live paycheck-to-paycheck.28 As a result, many Americans have low levels of liquidity. These realities can make financial progress challenging to achieve and easy to lose.
Everyday Americans deserve trusted financial solutions that are aligned with their best interests and address their most critical needs across spending, savings, liquidity, and credit building.
TRADITIONAL BANKS ARE FAILING MANY EVERYDAY AMERICANS
Traditional banks rely on a net interest margin-based business model with nearly 70% of their revenue coming from customer deposits and lending.29 This approach is effective for, and leads traditional banks to focus on, the most affluent customers with higher credit scores, who have high deposit balances and large borrowing needs. However, this approach is ineffective for everyday Americans, most of whom live paycheck-to-paycheck and often have more modest account balances and limited credit histories. We believe that the majority of Americans can be better served by a payments-based banking model rather than the net interest margin-based model used by traditional banks. Everyday Americans earning up to $100,000 annually are estimated to account for less than 35% of consumer deposits yet over 75% of debit card transaction volume.30 We are focused on serving everyday Americans with a banking model aligned with this financial reality.
Even if traditional banks were to focus on serving the core needs of everyday Americans, they are structurally limited due to rigid, high-cost business models, driven by their physical branch infrastructure and in-person delivery approach. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.31 In addition, their legacy technology requires significant investments to maintain and upgrade, making it more difficult to serve everyday Americans without fees.
As a result of these structural limitations, traditional banks leave everyday Americans with:
•Expensive products and fees. Monthly maintenance fees for low balances, overdraft fees, and insufficient funds fees create expensive banking experiences that can financially strain everyday Americans. Americans paid an estimated $18.5 billion in banking fees in 2023, with an estimated 95% of these fees paid by everyday American households.32 Because everyday Americans lack the account balances to drive sufficient net interest income, traditional banks use punitive fees to drive revenue from these customers and offset their high cost structures. These fees can come at the most inopportune times — such as when account balances are low or during unexpected crises — making it even harder to manage finances and recover from financial shocks.
25          Chime Financial Progress Survey; see the section titled “Industry, Market, and Other Data.”
26          Based on Active Members as of December 31, 2024.
27          U.S. Census Bureau, Current Population Survey, 2024 Annual Social and Economic Supplement (CPS ASEC).
28          FS Vector Report; see the section titled “Industry, Market, and Other Data.”
29          S&P Capital IQ Pro. Based on 2024 submissions from banking institutions to the Federal Financial Institutions Examination Council (FFIEC).
30          FS Vector Report; see the section titled “Industry, Market, and Other Data.”
31          Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”
32          95% of banking fees in the United States in 2023 were paid by households earning up to $175,000, a close proxy for American individuals earning up to $100,000 annually, as estimated by FS Vector Report; see the section titled “Industry, Market, and Other Data.”

Even among other financial technology companies, fee practices can vary: for example, while some companies may provide fee-free access to comparable products, such companies may not offer access to a full suite of banking products or may require minimum direct deposit balances to avoid or reduce fees, including in-network ATM withdrawal fees; and some other financial technology companies primarily rely on fee-based or subscription models.
•Friction and lack of transparency. Traditional banking experiences can be frustrating and full of friction with slow check processing, delays in fund transfers, and outdated systems that require physical branch visits. In addition, banking products often lack transparency with disclosures that can be mired in obscure terms and fee schedules that can span dozens of pages. For many, these fees are unexpected: among American households that were charged an overdraft fee, only 22% reported that they anticipated their last fee.33 Further, long customer support wait times add to an already unsatisfying customer experience. This emphasizes the need for more straightforward and transparent banking solutions.
•Unmet needs across liquidity, building credit, and savings. Traditional banks impose stringent lending criteria that often put liquidity solutions out of reach — especially for the over 45 million Americans lacking sufficient credit history or experience with traditional credit products.34 This too often leads everyday Americans to rely on expensive overdrafts or other high-cost credit products, or forego important expenses altogether. The incumbent banks often fail to provide customer-friendly options to help build credit, as secured credit cards typically require security deposits in the hundreds of dollars. Seventy-nine percent of Americans say they are trying to improve their credit according to a 2023 survey.35 Moreover, traditional banks can impose strict requirements such as minimum balance thresholds that limit access to low-fee checking and high yield savings options.
WELCOME TO CHIME
At Chime, we are driven by our mission to unite everyday people to unlock their financial progress. In an industry riddled with punitive fees, we have pioneered a business model that succeeds when we earn and maintain our members’ trust. This alignment keeps us authentically focused on developing affordable, easy-to-use products that address our members’ most critical financial needs.
We Solve for Critical Member Needs
We offer everyday Americans access to a broad range of free or low-cost, innovative products, with banking services provided by our FDIC-insured bank partners. Our products positively impact our members’ lives across:
Spending. Through our platform, our members access FDIC-insured checking accounts and linked debit cards, secured credit cards, and other mobile banking features that allow them to confidently manage their money and pay for their everyday expenses. Ninety percent of our members say that Chime helped them avoid bank fees.36 With Get Paid Early, members that direct deposit through Chime can access their paycheck up to two days early for free.
Liquidity. The liquidity products offered through our platform are designed to provide our eligible members access to short-term liquidity when they need it most for free or at a low cost. These products include SpotMe, which we believe was the industry’s first fee-free overdraft protection product of its kind, and MyPay, which allows our members to access up to $500 of their pay on demand before payday. Through March 31, 2025, our members have accessed $43.3 billion through SpotMe since its full product launch in 2019, and $8.8 billion through MyPay since its full product launch in July 2024.
Credit Building. Credit Builder secured credit cards help our members build credit safely, without the risk of taking on debt. Unlike unsecured credit cards and many other secured credit cards, Credit Builder secured credit
33          Among households charged an overdraft fee in 2023, 43% reported being surprised by their most recent fee, 35% thought it was possible, and only 22% anticipated it. FS Vector Report; see the section titled “Industry, Market, and Other Data.”
34          TransUnion, More than 45 Million Americans are Either Credit Unserved or Underserved; Approximately 20% Migrate to Being Credit Active Every Two Years, April 2022.
35          Based on survey data published in November 2023. NerdWallet, Survey: 4 in 5 Americans Are Trying to Improve Their Credit, November 2023. See the section titled “Industry, Market, and Other Data.”
36         Chime Financial Progress Survey; see the section titled “Industry, Market, and Other Data.”

cards have no annual fees or late fees, no interest charges on missed payments, no minimum security deposits, and no application fees. We believe when we launched Credit Builder in 2020, it was the first secured credit card of its kind in our industry without such fees, interest charges, or minimum security deposit requirements. Seventy-nine percent of Americans say they are trying to improve their credit according to a 2023 survey.37 A third-party study found that members using Credit Builder saw an average FICO score increase of 30 points within the first six months of use.38
Savings and Perks. Through our platform, our members access FDIC-insured high yield savings accounts that help our members effortlessly grow their savings with attractive rates and automatic features such as Round Ups and Save When I Get Paid. These products have no minimum balances, no monthly fees, and no maximums on earned interest. We also offer exclusive deals to help our members save on food and groceries, gas, utilities, and more.
Community. We know that financial progress is often not achieved solely in isolation, but also with the support of others. We have built Chime to be a community, where our members’ experiences improve when family, friends, and co-workers join our platform. Community-focused products include SpotMe Boost, which allows members to temporarily increase SpotMe overdraft limits of other members, and Pay Anyone, a peer-to-peer payments product which lets our members send money instantly to others, including to those without a Chime account. Community also strengthens our business: as our members have expanded their community networks on Chime, we see that their engagement and ARPAM has grown. More than 80% of our Active Members had a community connection on Chime as of March 31, 2025.
We Make It Easy
At Chime, we believe in the adage that “retail is detail.” Our employees, known as Chimers, sweat the details of all aspects of our member experience to make Chime:
Convenient. Convenience begins with our enrollment process, through which new members can create an account in as little as two minutes. All of our products are conveniently available through our mobile application, allowing members to avoid in-person branch visits.
Transparent. We build trust with our members, in part, through our transparent pricing and product features. The Chime app and our tailored push notifications provide members with clear visibility into their balances and transaction activity, helping members stay connected and avoid surprises.
Personalized. We focus on individualizing the member experience, starting with personalized onboarding journeys when new members join Chime. Our members’ deep and habitual engagement with Chime generates rich, first-party data, including member income, spending, transaction, social graph, and other engagement data. We leverage this data to deliver deeply personalized experiences to our members, such as individually tailored limits for liquidity products, personalized local rewards, and targeted referral incentives. We also use data to predict our members’ questions and provide proactive fraud and risk alerts before they reach out to us.
We Believe in Free
In a category dominated by high-cost providers for the segment we serve, Chime is doing something different than traditional banks: making banking free or low-cost for everyday Americans. We offer our members free access to checking accounts, Chime-branded debit and credit cards, SpotMe, MyPay, high yield savings accounts, and Chime+. We also offer access to over 45,000 fee-free ATMs. We do not charge overdraft fees with SpotMe or non-sufficient funds fees, do not charge monthly maintenance fees, and do not require minimum security deposits for Credit Builder. For those seeking extra convenience, such as instant access to earned pay through MyPay or out-of-network ATMs, Chime offers a low-fee option that a member may choose to utilize.
37      Based on survey data published in November 2023. NerdWallet, Survey: 4 in 5 Americans Are Trying to Improve Their Credit, November 2023. See the section titled “Industry, Market, and Other Data.”
38      Based on a Chime commissioned study conducted by Experian in January 2024 measuring FICO Score 8 improvements of Chime members who made their first purchase with the Chime Credit Builder secured credit card between June and October 2022 (the “Experian Study”). See the section titled “Industry, Market, and Other Data.”

Our Differentiated Approach Creates an Attractive Business Model for Serving Everyday Americans
We have taken a fundamentally different approach than traditional banks. Built on our proprietary technology platform, our operating model is low-cost and powered by a payments-driven revenue model focused on profiting with our members, not from them.
Low-Cost Operating Model
We have developed a low-cost operating model that allows us to serve everyday Americans at a significant cost advantage compared to traditional banks. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.39 Our low-cost operating model is centered on our:
•Digital-First Partnership Strategy. Our digital-first approach allows us to remain asset-light, avoiding physical branch and ATM infrastructure, and significantly drive down costs.
◦Bank Partnerships. We partner with The Bancorp Bank, N.A. (“Bancorp”) and Stride Bank, N.A. (“Stride”), FDIC-insured community banks, to provide banking services through our mobile platform, including checking and high yield savings accounts, debit and credit cards, and liquidity products.
•Vertically-Integrated Technology Platform. Our proprietary, cloud-native technology platform is a key component of our low-cost operating model. This technology platform includes ChimeCore, our proprietary payment processor and ledger which today handles a portion of our member transactions, and also includes our data and AI platforms. Our data streaming platform captures and processes real-time data with sub-second latency, handling over 60 billion events per month.40 By building our technology platform in-house, we can reduce spend on maintenance and expensive legacy vendors.
•Operational Excellence Enhanced by AI. Built on over a decade of iteration, we have developed operational excellence in our risk management and member support capabilities. As a result, we have been able to maintain low loss rates and deliver efficient member support, while improving member service satisfaction levels.
◦Effective Risk Management. We have built an in-house risk decisioning platform that leverages rich, first-party data to effectively manage fraud risk, credit risk, and financial crimes. Our proprietary AI and ML models have helped reduce our fraud loss rates, which declined by 29% between the year ended December 31, 2022 and the year ended March 31, 2025.
◦Scaled Member Support. We have built an advanced support program designed to provide real-time, 24/7 assistance to our members. We have invested in automation and AI to improve the efficiency of our service delivery while also improving our members’ support experience. Between the year ended December 31, 2022 and the year ended March 31, 2025, we reduced our support costs per Active Member by 60%. These improvements did not come at the expense of the member experience, either, as we doubled our member support satisfaction scores from the first quarter of 2022 to the first quarter of 2025.41
Payments-Driven Revenue Model
Unlike the traditional banks’ net interest margin-driven revenue model, we have an asset-light, payments-driven revenue model. We generate the substantial majority of our revenue through interchange-based fees paid via the card networks, not paid to us by our members, whenever Chime-branded debit and credit cards are used.
39          Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”
40          Based on the average of the three months ended March 31, 2025.
41          Based on Service Net Promoter Score (sNPS) scores collected from Chime commissioned third-party surveys conducted on a rolling basis to measure the member support satisfaction of our members. See the section titled “Industry, Market, and Other Data.”

Interchange fees are set by card networks, such as Visa, and transferred between the financial institutions involved in supporting card transactions. Generally, an interchange fee serves to compensate for the authorization, clearance, and settlement of the transaction. When a consumer uses a debit or credit card to make a purchase at a merchant, that merchant receives payment of the purchase amount net of a payment acceptance fee called the merchant discount rate. This merchant discount rate is shared among the acquiring bank (which enables the merchant to accept payments and is typically referred to as the acquirer) and other network participants, including the card network and the issuing bank (typically referred to as the issuer). The interchange fee represents a portion of the merchant discount rate and is paid to the issuer. The fees involved in a card transaction also serve to cover fraud protection, including applicable protections provided by the card networks such as Visa’s Zero Liability Policy, and the fraud losses in relation to transactions. The diagram below illustrates the card payment process for a Chime member’s purchase transaction:

Chime Member (Purchaser)
Merchant
Member Holds Chime Account
chime
Card Network
Acquirer
Bank Partners
The Bancorp
Stride BANK
1
2
3
4
5
6

1. Purchase transaction initiated for a good or service
2. Authorization request for transaction
3. Transaction authorization and subsequent transfer of purchase amount and issuer's network fee less interchange fee
4. Payment of interchange-based fee
5. Payment of purchase amount less acquirer's network fee and interchange fee
6. Payment of purchase amount less merchant discount rate

We recognize payments revenue based on interchange fees generated from purchase transactions made by members using their Chime-branded debit and credit cards. Our bank partners, as issuing banks, collect the interchange fees from these transactions, and pass amounts onto us based on these fees. Our payments revenue accounts for the gross amount of the interchange fees.
At the same time, we are strongly positioned to complement and reinforce our payments revenue by offering our members access to short-term liquidity at scale in a low-cost, low-risk, and asset-light way. Our primary account relationships provide rich, first-party data regarding our members’ income and spending behavior as well as a privileged repayment advantage from paycheck direct depositors, which reduces the risk profile of liquidity products. Given the short duration of the liquidity products offered through our platform, we are able to facilitate the origination of large volumes with only modest balance sheet needs, and nimbly adjust our risk exposure. Our model does not face the same asset-liability mismatch risk inherent in the traditional banking model that uses short term deposits to fund long-dated assets.
Primary Account Relationships Power Our Self-Reinforcing Flywheel
We designed our business to develop primary account relationships with our members, establishing Chime as their central financial hub.

When we earn the privilege to serve our members through a primary account relationship, we become deeply embedded in their financial lives, and gain several key benefits:
Deep, Habitual Engagement and Predictable, Recurring Spend. Our members are highly engaged on our platform, and typically use Chime-branded debit and credit cards to pay for their everyday, largely non-discretionary expenses, with 70% of purchases being made in categories such as food and groceries, gas, and utilities.42 This results in predictable, recurring spend across our member cohorts. In the first quarter of 2025, our Active Members interacted with our app an average of 141 times per month43 and completed an average of 54 transactions per month.
In the year ended March 31, 2025, our Active Members demonstrated approximately 97% net dollar Purchase Volume retention.44 We believe our engagement — as measured by transactions per Active Member — is among the highest, or is the highest, in the consumer fintech category.
Advantaged Unit Economics. Our members’ “top-of-wallet,” recurring Purchase Volume drives a high level of ARPAM and sustained cohort performance. We monetize this volume at high margins as a result of our low-cost operating model and scale. In the first quarter of 2025, our ARPAM was $251, the substantial majority of which was from payments revenue, and our gross margin and transaction margin were 88% and 67%. We believe our monetization and unit economics compare favorably to others in the consumer fintech category. Given the durability of our primary account relationships, our cohorts have sustained consistent transaction profit generation, as evidenced by our approximately 104% net dollar transaction profit retention in the year ended March 31, 2025.
Our primary account relationships also provide us several strategic benefits, which enhance our ability to offer affordable, easy-to-use products that address the most critical financial needs of our members:
Access to Rich, First-Party Data. Our members’ deep and habitual engagement with Chime generates rich, first-party data, including member income, spending, transaction, social graph, and other engagement data.
Privileged Repayment Advantage. When members direct deposit their paychecks through Chime, it provides a first-in-line repayment position for Chime-branded liquidity products. When combined with our strong underwriting capabilities, this positions us to offer our members instant access to low-cost liquidity when our members need it most, while maintaining low loss rates.
Finally, because we are our members’ central financial hub, we are able to cross sell our products at high attach rates. Our monthly attach rates across the most used products for March 2025 are: 90% for debit cards, 69% for High Yield Savings, 54% for Pay Anyone, 49% for SpotMe, 37% for Credit Builder, and 26% for MyPay. We define monthly attach rates as the percentage of Active Members who used a given product in a month.
Strong product adoption powers the growth of our business in two ways:
ARPAM Growth. As our Active Members adopt more of our products, we observe higher levels of Purchase Volume per Active Member and ARPAM.
Active Member Growth. As our members adopt more of our products, they refer family and friends to Chime at higher rates.
We believe these flywheel effects will continue to grow stronger over time. As we add more products to our platform, we provide prospective members with additional reasons to try Chime. As we have scaled, our cost-to-serve has continued to improve, allowing us to reinvest more in the member experience. Finally, as our member base grows, our opportunity to drive more member referrals increases. Our model is aligned with our members: as we
42         Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.
43          Interactions are defined as every time a member opens the Chime mobile application.
44         We calculate net dollar Purchase Volume retention by dividing Purchase Volume in the current period from all members that first became active at least one year prior to such period, by Purchase Volume from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of Purchase Volume in the current period to a partial period of Purchase Volume in the prior period. For purposes of this calculation, we measure Purchase Volume for the trailing 365 days for each period to aid comparability from period to period in light of leap years.

continue to execute on our mission to unite everyday people to unlock their financial progress, our flywheel gets stronger.
OUR MARKET OPPORTUNITY
We believe there is a massive market opportunity that comes with transforming financial services for everyday Americans. We view our addressable market across three opportunities:
•Expanding Our Lead. We estimate our serviceable addressable market (“SAM”) to be an $86 billion annual revenue opportunity. We derive this estimate from multiplying the ARPAM generated among our highly engaged members of $442 by the 196 million Americans earning up to $100,000 annually.45
•Addressing Additional Financial Needs of Everyday Americans. Our vertically-integrated technology platform, low-cost operating model, rich, first-party data, and privileged repayment position provide critical advantages for us to continue to drive product innovation to address even more of our target audience’s financial needs. By developing and introducing new products, services, and features to address the additional financial needs of the 196 million Americans in our target audience today, we believe our total addressable market (“TAM”) can expand to a $312 billion annual revenue opportunity.46
•Broadening Our Audience. We believe that our annual revenue opportunity can grow to $426 billion as we continue to expand our platform, and target the broader market of 227 million Americans earning up to $200,000 annually.47 Given nearly half of Americans earning more than $100,000 annually are estimated to live paycheck to paycheck,48 many of these Americans’ financial priorities overlap with those of our current target audience. As we broaden our platform and address more complex financial challenges for our members, we will also be well-positioned to address the financial needs of a wider audience.
GROWTH STRATEGIES
We believe that we are in the early stages of addressing our significant serviceable and total addressable market opportunities. Key elements of our growth strategy include our plans to:
•continue to attract and acquire Active Members;
•increase adoption of our existing products;
•expand our market opportunity by developing new products and expanding our audience;
•expand into the employer channel with Chime Enterprise; and
•selectively pursue strategic investments and acquisitions.
OUR CAPITAL STRUCTURE
Upon the completion of this offering, we will have three series of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 20 votes per share and is convertible at any time into one share of Class A common stock. Shares of Class C common
45          Estimated revenue opportunity calculated by multiplying the 196 million adult Americans earning up to $100,000 annually by the ARPAM for the first quarter of 2025 for members who used at least six products per month in March 2025.
46         The $312 billion annual revenue opportunity is estimated for Americans earning up to $100,000 annually across our core products as well as opportunities including installment loans (such as home, auto, and personal loans); unsecured credit cards; longer-term saving; retirement, investing, and wealth management; insurance; and enhanced rewards. FS Vector Report; see the section titled “Industry, Market, and Other Data.”
47          Based on the products and opportunities used in the $312 billion annual revenue opportunity, but including the revenue opportunity for Americans earning up to $200,000 annually. FS Vector Report; see the section titled “Industry, Market, and Other Data.”
48          FS Vector Report; see the section titled “Industry, Market, and Other Data.”

stock have no voting rights, except as otherwise required by law. Upon the completion of this offering, no shares of Class C common stock will be issued and outstanding.
Upon the completion of this offering, Christopher Britt, our co-founder, Chairperson, and Chief Executive Officer, will hold approximately 34.7% of the voting power of our outstanding capital stock and Ryan King, our co-founder and a member of our board of directors, will hold approximately 31.3% of the voting power of our outstanding capital stock, which voting power may increase over time as Messrs. Britt and King (together, the “Co-Founders”) exercise or receive settlement of equity awards outstanding at the time of the completion of this offering. Following the completion of this offering, and pursuant to equity exchange right agreements to be entered into between us and our Co-Founders (the “Equity Award Exchange Agreements”), each of our Co-Founders will have a right (but not an obligation) to require us to exchange any shares of Class A common stock received upon the exercise of options to purchase shares of Class A common stock or upon vesting and settlement of restricted stock units, in each case for an equivalent number of shares of Class B common stock. We refer to this right as the Equity Award Exchange. The Equity Award Exchange applies only to equity awards granted to our Co-Founders prior to the effectiveness of the filing of our amended and restated certificate of incorporation in connection with this offering. There are (i) 9,382,192 shares of our Class A common stock subject to options held by our Co-Founders and (ii) 6,963,334 shares of our Class A common stock subject to restricted stock units held by our Co-Founders, including an aggregate of 6,400,000 shares subject to RSUs granted to Messrs. Britt and King pursuant to the 2025 Co-Founder Special Awards that vest upon the satisfaction of a service condition and achievement of certain stock price goals (the “2025 Co-Founder Special Awards”), that may be exchanged following this offering, upon exercise or vesting and settlement, as applicable, for an equivalent number of shares of our Class B common stock pursuant to the Equity Award Exchange. If all such equity awards held by our Co-Founders had been exercised or had vested and been settled, as applicable, and the resulting shares of Class A common stock had been exchanged for shares of Class B common stock, in each case, as of the date of the completion of this offering pursuant to the Equity Award Exchange, Messrs. Britt and King would hold approximately 40.1% and 34.4%, respectively, of the voting power of our outstanding capital stock.
Our Co-Founders will each vote in their own discretion on any action requiring approval of our stockholders. However, as a result of this structure, our Co-Founders, individually or together, will be able to significantly influence or determine any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.
RISK FACTORS SUMMARY
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. These risks include the following:
•We may be unable to attract and retain Active Members, and maintain and increase the revenue we generate from our Active Members, which may adversely affect our business, financial condition, and results of operations.
•Our relationships with our bank partners are crucial to our business, and we may be unable to maintain our relationship with either of our bank partners, which may adversely affect our business, financial condition, and results of operations.
•Changes in rules and practices regarding interchange fees, card network fees, and other fees and assessments may adversely affect our business, financial condition, and results of operations.
•Our business depends on our strong and trusted brand, and we may fail to maintain and protect our brand, which may adversely affect our business, financial condition, and results of operations.
•Member engagement with our platform relies on member satisfaction. Any failure to maintain member satisfaction or provide reliable member support may cause member engagement with our products to decline and adversely affect our business, results of operations, and financial condition.

•Our success depends on our ability to develop products to address the market for financial services, and we may not be able to develop new products or implement successful enhancements for existing products, which may adversely affect our business, financial condition, and results of operations.
•In addition to our bank partners, we rely on third parties and their systems for a variety of services, and we face risks associated with any failure by these third parties to adequately perform these services, which may adversely affect our business, financial condition, and results of operations.
•We have incurred significant net losses, and we may not be able to achieve or maintain profitability in the future.
•Our business is subject to a wide range of complex and evolving laws and regulations, which are subject to change and to uncertain interpretation, and failure by us or by our bank partners or third-party service providers to comply with such laws and regulations may adversely affect our business, financial condition, and results of operations.
•The regulatory framework for our business is evolving and uncertain as federal and state governments consider new laws and regulations to regulate financial services companies and their partners that, independently or together, provide digital banking services. Additional laws and regulations, or new interpretations thereof, may adversely affect our business, financial condition, and results of operations.
•We are subject to risks related to the banking ecosystem, including through our bank partnerships, FDIC regulations and policies, and other regulatory obligations, which may adversely affect our business, financial condition, and results of operations.
•The multi-class structure of our common stock will have the effect of concentrating voting power with our Co-Founders, which will limit your ability to influence the outcome of matters submitted to our stockholders for approval, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.
CHANNELS FOR DISCLOSURE OF INFORMATION
Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission (the “SEC”), the investor relations page on our website, press releases, public conference calls, webcasts, and our X (formerly Twitter) channel (@ChimeNewsroom).
The information disclosed by the foregoing channels could be deemed to be material information. As such, following the completion of this offering, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels. We are not incorporating any of the information in such channels into this prospectus.
Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.
CORPORATE INFORMATION
We were incorporated in 2012 as 1debit, Inc., a Delaware corporation. In 2019, we changed our name to Chime Financial, Inc. Our principal executive offices are located at 101 California Street, Suite 500, San Francisco, California 94111, and our telephone number is (844) 244-6363. Our website address is www.chime.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only. You should not consider information contained on our website to be part of this prospectus or in deciding whether to purchase shares of our Class A common stock.

“Chime,” our logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Chime Financial, Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Class A common stock offered by us	25,900,765 shares

Class A common stock offered by the selling stockholders	6,099,235 shares

Class A common stock to be outstanding after this offering	332,239,249 shares
Class B common stock to be outstanding after this offering	32,182,289 shares
Class C common stock to be outstanding after this offering	None
Class A, Class B, and Class C common stock to be outstanding after this offering	364,421,538 shares

Option to purchase additional shares of Class A common stock from us	4,800,000 shares

Use of proceeds
We estimate that the net proceeds to us from our sale of shares of our Class A common stock in this offering will be approximately $599.7 million   (or approximately $713.4 million if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full), based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, facilitate an orderly distribution of shares for the selling stockholders, and enable access to the public equity markets for us and our stockholders. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses, products, services, or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time. We also intend to use a portion of the net proceeds to satisfy our anticipated tax withholding and remittance obligations related to the settlement of certain of our outstanding restricted stock units subject to a service-based and liquidity-based vesting condition (“RSUs”). See the section titled “Use of Proceeds” for additional information.

Voting rights
Shares of our Class A common stock are entitled to one vote per share.

Shares of our Class B common stock are entitled to 20 votes per share.

Shares of our Class C common stock have no voting rights, except as otherwise required by law.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Upon the completion of this offering, Christopher Britt, our Co-Founder, Chairperson, and Chief Executive Officer, will hold approximately 34.7% of the voting power of our outstanding capital stock, and Ryan King, our Co-Founder and a member of our board of directors, will hold approximately 31.3% of the voting power of our outstanding capital stock. Our Co-Founders, individually or together, will be able to significantly influence or determine any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. See the sections titled “Principal and Selling Stockholders” and “Description of Capital Stock” for additional information.

Directed share program
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price in a directed share program to our directors, executive officers, board observers, and friends and family members of our directors, executive officers, and board observers. The sales will be administered by Morgan Stanley & Co. LLC, an underwriter in this offering, and its affiliates, through a directed share program. We do not know if these parties will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Additionally, except in the case of shares purchased by any director or executive officer, shares purchased through the directed share program will not be subject to a lock-up or market standoff restriction.

See the sections titled “Certain Relationships and Related Party Transactions,” “Shares Eligible for Future Sale,” and “Underwriters – Directed Share Program” for additional information.

Proposed Nasdaq trading symbol	“CHYM”
The number of shares of our Class A common stock, Class B common stock, and Class C common stock that will be outstanding after this offering is based on 306,338,484 shares of our Class A common stock, 32,182,289 shares of our Class B common stock, and no shares of our Class C common stock outstanding as of March 31, 2025, which reflects:
•the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into 258,667,836 shares of Class A common stock immediately prior to the closing of this offering pursuant to the terms of our current amended and restated certificate of incorporation (the “Preferred Stock Conversion”);
•32,182,289 shares of our Class B common stock, which number of shares reflects shares of our Class A common stock outstanding beneficially owned by our Co-Founders and certain related entities that will be exchanged for an equivalent number of shares of our Class B common stock immediately prior to the completion of this offering pursuant to the terms of certain exchange agreements (the “Class B Stock Exchange”); and
•the net issuance of 12,265,405 shares of Class A common stock subject to RSUs, for which the service-based vesting condition was satisfied as of March 31, 2025 and the liquidity-based vesting condition will be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, after giving effect to the withholding of 10,840,611 shares of Class A common stock subject to such RSUs to satisfy the associated estimated tax withholding and remittance obligations (based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed 47% tax withholding rate) (the “RSU Settlement”).
The shares of our Class A common stock and Class B common stock outstanding as of March 31, 2025 exclude the following:
•33,649,122 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of March 31, 2025, with a weighted-average exercise price of $8.63 per share;
•25,329,321 shares of our Class A common stock subject to RSUs outstanding as of March 31, 2025, but for which the service-based vesting condition was not satisfied as of March 31, 2025 (including 2,159,322 shares subject to RSUs for which we expect the service-based vesting condition to be satisfied between March 31, 2025 and May 31, 2025 and the liquidity-based vesting condition to be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, resulting in the net issuance of 1,146,707 shares of our Class A common stock, after giving effect to the withholding of 1,012,615 shares of Class A common stock to satisfy associated estimated tax withholding and remittance obligations (based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed 47% tax withholding rate));
•7,213,334 shares of our Class A common stock subject to RSUs granted after March 31, 2025, including an aggregate of 6,400,000 shares subject to RSUs granted to Messrs. Britt and King pursuant to the 2025 Co-Founder Special Awards;
•1,929,943 shares of our Class A common stock subject to performance-based restricted stock units (“PSUs”) outstanding as of March 31, 2025 and subject to service-based, liquidity-based, and other performance-based vesting conditions, but for which the service-based and/or performance-based vesting conditions were not satisfied as of March 31, 2025;
•787,840 shares of our Class A common stock issuable upon the exercise of warrants to purchase Class A common stock outstanding as of March 31, 2025, with a weighted average exercise price of $0.10 per share;
•3,210,192 shares of our Class A common stock reserved for future issuance to fund and support the operations of the Chime Scholars Foundation; and
•55,800,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:
◦46,500,000 shares of our Class A common stock to be reserved for future issuance under our 2025 Equity Incentive Plan (the “2025 Plan”), which will become effective prior to the completion of this offering; and
◦9,300,000 shares of our Class A common stock to be reserved for future issuance under our 2025 Employee Stock Purchase Plan (the “ESPP”), which will become effective prior to the completion of this offering.

Our 2025 Plan and ESPP each provides for an annual automatic increase in the number of shares of our Class A common stock reserved thereunder, and our 2025 Plan provides for increases to the number of shares that may be granted thereunder based on any shares of our Class A common stock granted pursuant to awards under our Amended and Restated 2012 Stock Option and Grant Plan (the “2012 Plan”) that expire, are tendered to, or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”
In addition, following the completion of this offering, we may issue up to 16,345,526 shares of Class B common stock in exchange for an equivalent number of shares of Class A common stock pursuant to the Equity Award Exchange Agreements.
Except as otherwise indicated, all information in this prospectus assumes:
•the Preferred Stock Conversion will occur immediately prior to the completion of this offering;
•the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the effectiveness of our amended and restated bylaws, will each occur immediately prior to the completion of this offering and will effect the reclassification of common stock into Class A common stock (the “Reclassification”);
•the Class B Stock Exchange will occur immediately prior to the completion of this offering;
•no exercise of outstanding stock options or warrants or settlement of outstanding RSUs or PSUs subsequent to March 31, 2025, other than the RSU Settlement; and
•no exercise by the underwriters of their option to purchase up to an additional 4,800,000 shares of our Class A common stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables summarize our consolidated financial and other data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2022, 2023, and 2024 from our audited consolidated financial statements and the summary consolidated statements of operations data for the quarters ended March 31, 2024 and 2025 and the balance sheet data as of March 31, 2025 from our unaudited condensed consolidated financial statements, each included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace our consolidated financial statements and related notes and our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.
Consolidated Statements of Operations Data

	Year Ended December 31,			Three Months Ended March 31,
				(unaudited)
(in thousands, except share and per share amounts)	2022	2023	2024	2024	2025
Revenue	$1,008,838	$1,278,455	$1,673,269	$391,972	$518,744
Cost of revenue(1)	214,686	219,737	207,511	47,447	60,418
Gross profit	794,152	1,058,718	1,465,758	344,525	458,326
Operating expenses:
Transaction and risk losses	126,714	152,375	219,687	36,038	109,145
Member support and operations(2)	292,466	272,755	286,856	68,068	78,609
Sales and marketing(2)	434,225	443,806	519,760	117,047	132,573
Technology and development(2)	242,433	259,001	309,575	74,930	77,882
General and administrative(2)	169,716	154,945	177,229	39,252	47,173
Depreciation and amortization(1)	7,300	11,621	14,850	4,158	3,807
Total operating expenses	1,272,854	1,294,503	1,527,957	339,493	449,189
Income (loss) from operations	(478,702)	(235,785)	(62,199)	5,032	9,137
Other income, net	8,111	32,817	39,465	10,509	5,354
Income (loss) before income taxes	(470,591)	(202,968)	(22,734)	15,541	14,491
Provision (benefit) for income taxes	(337)	234	2,610	(362)	1,552
Net income (loss)	(470,254)	(203,202)	(25,344)	15,903	12,939
Undistributed earnings attributable to preferred stockholders	—	—	—	(15,903)	(12,939)
Net income (loss) attributable to common stockholders	$(470,254)	$(203,202)	$(25,344)	$—	$—
Net income (loss) per share attributable to common stockholders, basic and diluted	$(8.12)	$(3.22)	$(0.39)	$—	$—
Weighted average number of shares outstanding used to compute net income (loss) per share attributable to common stockholders, basic and diluted	57,884,136	63,104,219	64,910,056	64,440,411	65,868,810

Unaudited pro forma net income (loss) per share attributable to common stockholders, basic and diluted(3)			$(2.33)		$(0.10)
Unaudited pro forma weighted average number of shares outstanding used to compute net income (loss) per share attributable to common stockholders, basic and diluted(4)			333,009,111		336,399,191

_______________
(1)Total depreciation and amortization includes amounts as follows:

	Year Ended December 31,			Three Months Ended March 31,
				(unaudited)
(in thousands)	2022	2023	2024	2024	2025
Depreciation and amortization recorded in cost of revenue	$—	$1,316	$10,520	$1,076	$3,451
Depreciation and amortization recorded as operating expense	7,300	11,621	14,850	4,158	3,807
Total depreciation and amortization	$7,300	$12,937	$25,370	$5,234	$7,258
(2)Amounts include stock-based compensation as follows:

	Year Ended December 31,			Three Months Ended March 31,
				(unaudited)
(in thousands)	2022	2023	2024	2024	2025
Member support and operations	$4,888	$5,000	$3,620	$1,063	$1,124
Sales and marketing	2,032	1,192	1,356	225	483
Technology and development	10,822	10,645	12,423	1,567	3,703
General and administrative	10,608	9,198	12,446	2,320	3,386
Total stock-based compensation expense	$28,350	$26,035	$29,845	$5,175	$8,696
(3)Net income (loss) in computing unaudited pro forma basic and diluted net income (loss) per share for the year ended December 31, 2024 and the three months ended March 31, 2025 has been adjusted for stock-based compensation expense related to the RSU Settlement; if a qualifying liquidity condition had occurred on January 1, 2024, we would have recognized stock-based compensation of approximately $749.0 million for the year ended December 31, 2024 and $47.9 million for the three months ended March 31, 2025. Unaudited pro forma diluted net income (loss) per share is the same as the unaudited pro forma basic net income (loss) per share for each period because the impact of any potentially dilutive securities was anti-dilutive.
(4)Weighted-average shares used to compute unaudited pro forma net income (loss) per share attributable to common stockholders give effect to (i) the Preferred Stock Conversion and (ii) the RSU Settlement.
Consolidated Balance Sheet Data

	As of March 31, 2025
(unaudited, in thousands)	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
Cash, cash equivalents, and marketable securities	$654,627	$654,627	$990,107
Working capital(4)	$932,285	$661,270	$1,260,945
Total assets	$1,435,999	$1,435,999	$1,761,023
Total liabilities	$453,982	$724,997	$450,346
Redeemable convertible preferred stock	$2,890,121	$—	$—
Additional paid-in capital	$442,829	$3,858,863	$4,458,535
Accumulated deficit	$(2,351,229)	$(3,148,184)	$(3,148,184)
Total stockholders’ deficit	$(1,908,104)	$711,002	$1,310,677
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(1)The pro forma column in the balance sheet data table above reflects (a) the Preferred Stock Conversion, as if such conversion had occurred on March 31, 2025; (b) the RSU Settlement, as if it had occurred on March 31, 2025; (c) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation expense of $797.0 million associated with the RSU Settlement; (d) an increase to accrued and other current liabilities and an equivalent decrease to additional paid-in capital of $271.0 million to satisfy our tax withholding and remittance obligations related to the RSU Settlement, which amount is based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; (e) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering and will effect the Reclassification, as if the Reclassification had occurred on March 31, 2025; and (f) the Class B Stock Exchange, as if such exchange had occurred on March 31, 2025.

(2)The pro forma as adjusted column in the balance sheet data table above gives effect to (a) the pro forma adjustments set forth above; (b) the sale and issuance by us of 25,900,765 shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, of which $6.8 million had been paid at March 31, 2025 and $3.6 million had been accrued as of March 31, 2025; and (c) the use of proceeds to satisfy our withholding tax and remittance obligations described above related to the RSU Settlement.
(3)Each $1.00 increase or decrease in the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, and total stockholders’ equity (deficit) by $13.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, and total stockholders’ equity (deficit), by $23.7 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.
(4)Working capital is defined as current assets less current liabilities.
Key Metrics and Non-GAAP Financial Measures
We use the following key metrics and non-GAAP financial measures to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

	Year Ended December 31,			Three Months Ended March 31,
(in millions, except for Average Revenue per Active Member and percentages)	2022	2023	2024	2024	2025
Key metrics
Purchase Volume	$71,508	$92,396	$115,152	$29,166	$34,540
Active Members(1)	5.3	6.6	8.0	7.0	8.6
Average Revenue per Active Member (ARPAM)(1)	$210	$212	$245	$231	$251
Non-GAAP financial measures
Transaction profit	$667	$906	$1,246	$308	$349
Transaction margin (%)	66%	71%	74%	79%	67%
Adjusted EBITDA	$(406)	$(189)	$(7)	$15	$25
Adjusted EBITDA margin (%)	(40)%	(15)%	—%	4%	5%
__________________
(1)For annual periods, presented as of the fourth quarter of each year.
See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Measures” for descriptions of Purchase Volume, Active Members, and ARPAM and a reconciliation of transaction profit to gross profit and adjusted EBITDA to net loss, the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto, before making a decision to invest in our Class A common stock. If any of the risks described below actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment. Our business, financial condition, results of operations, and prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. Chime is a technology company, not a bank. Banking services are provided by The Bancorp Bank, N.A. or Stride Bank, N.A.; Members FDIC. We are not a Member of the FDIC, and FDIC-insured accounts are provided by our bank partners.
Risks Related to Our Business
We may be unable to attract and retain Active Members, and maintain and increase the revenue we generate from our Active Members, which may adversely affect our business, financial condition, and results of operations.
We have experienced rapid growth since inception. As we continue to grow and our business matures, our rate of revenue growth is likely to decline, and it may decline more quickly than we expect for a variety of reasons, including the risks described in this “Risk Factors” section. Our future growth depends in part upon attracting and retaining Active Members. Our future growth also depends in part on maintaining and increasing the revenue we generate from our Active Members, including by increasing ARPAM through maintaining and expanding use of our existing products and driving adoption of new products. We may be unable to attract new Active Members to our platform, retain new or existing Active Members, or maintain and expand our Active Members’ use of our products cost-effectively, at the rate that we expect or at all. Our Active Members have no obligation to continue to use our products and we cannot assure you that they will.
A number of factors may negatively affect Active Member growth and their use and adoption of our products, including if we are unable to introduce compelling products. Active Member growth and their use and adoption of our products may also be negatively affected by changes to our systems, processes, or other technical or operational requirements that impact how members access or use our products, technical or other problems that affect member experience, changes in the regulatory environment or regulations applicable to us, increased competition from traditional, online-only, or emerging financial services or financial technology companies, and harm to our brand. In addition, some products and features, including Get Paid Early, SpotMe, MyPay, Instant Loans, and Chime+, are currently available only to members who make qualifying direct deposits, such as direct depositing their paychecks, through Chime, which may limit our ability to grow these products and increase the revenue we generate from them.
In addition, we have invested and expect to continue to invest in product innovation to attract and retain Active Members and increase ARPAM. These investments may not generate the desired growth in Active Members or lead to increased adoption or usage of our products, or do so cost-effectively. From time to time, we have taken and may in the future take actions intended to drive new Active Member growth, such as removing qualifying direct deposit requirements for certain products or making changes to how accounts can be funded. While these initiatives have resulted and may result in additional new Active Members who initially exhibit lower engagement and reduced levels of ARPAM, we believe these initiatives will enable us to increase overall Active Members and revenue in the long term. Further, the Company has invested in Chime Enterprise, including through the acquisition of Salt Labs, Inc. (“Salt Labs”), to access a large pipeline of potential new members at an efficient cost to drive continued Active Member growth. If Chime Enterprise, including Chime Workplace, does not drive new Active Member growth at the levels we expect or at all, or if Active Members added through Chime Enterprise engage differently with our platform than other members, we may not see returns on these investments. We also depend in part on the use of digital marketing channels to acquire new members, the availability and affordability of which are subject to a variety of factors, including the demand for search terms or display prominence we may bid on these platforms to achieve, and such cost may limit the effectiveness of these programs.

If we fail to attract and retain Active Members or maintain and increase the revenue we generate from our Active Members, or do the foregoing cost-effectively, our revenue may grow more slowly than expected or decline, and our business, financial condition, and results of operations may be adversely affected.
Our relationships with our bank partners are crucial to our business, and we may be unable to maintain our relationship with either of our bank partners, which may adversely affect our business, financial condition, and results of operations.
We rely on our bank partners to provide the banking services offered through our platform, such as opening and maintaining member bank accounts, issuing Chime-branded debit and credit cards, and providing short term loans to our members to support the liquidity products offered through our platform. Our relationships with our bank partners are a crucial part of our business as we do not have a banking license.
Our relationships with our bank partners are governed by several agreements. These agreements give our bank partners discretion in approving aspects of our business practices, including our application and qualification procedures for members and the products we introduce pursuant to such partnerships, and require us to comply with certain risk management standards and other regulations. If we lose our relationships with our bank partners and we are not able to switch to other bank partners, we will not be able to operate our business in its current form. If a bank partner terminates our agreement with them or is unable or unwilling to process member transactions for any reason, including for regulatory reasons, we would need to switch some or all of our member transactions or accounts from the terminating bank to another bank, including to our other bank partner or to one or more new bank partners. Switching a significant portion or all of our member accounts handled by one or both of our bank partners to another bank partner or partners, including contracting with additional banks, may take time and may increase the complexity of our operations, resulting in significant additional costs and diverting management’s attention from other aspects of our business.
We partner with The Bancorp Bank, N.A. (“Bancorp”) pursuant to a master services agreement (as amended, the “Bancorp MSA”) and with Stride Bank, N.A. (“Stride”) pursuant to two main agreements: an amended and restated agreement covering debit card issuance and private label checking and savings accounts (the “Stride Debit Agreement”), and a secured credit card issuing and marketing agreement for secured credit card programs (as amended, the “Stride Credit Agreement” and together with the Stride Debit Agreement, the “Stride Agreements”). The Bancorp MSA has an initial 60-month term ending in July 2028, while the Stride Agreements each have initial 36-month terms ending in November 2025. Our bank partner agreements automatically renew for successive one-year periods unless either party provides written notice of non-renewal, which can be provided without cause to the other party at least 365 days, in the case of the Bancorp MSA, and at least 180 days, in the case of the Stride Agreements, prior to the end of any such term, or unless earlier terminated for cause. We and our bank partners can terminate the bank partner agreements early for cause upon the occurrence of certain early termination events, subject to certain fees that may be owed by Chime. In the event a bank partner agreement is terminated without cause, we can elect, subject to regulatory approval, to engage in a plan to transition our products to a successor bank partner or to develop a wind-down plan. In both cases, parties are contractually obligated to ensure a smooth transition or wind-down for our members, but we cannot guarantee the outcome of such transition or wind-down. In addition to the Bancorp MSA, Stride Agreements, and their addenda, we and/or our subsidiaries are party to certain other agreements with our bank partners. For more information related to our agreements with our bank partners, see the section titled “Business—Bank Partnerships.”
Further, we earn the substantial majority of our revenue through interchange-based fees when our members use their Chime-branded debit or credit cards. See the risk factor titled “Changes in rules and practices regarding interchange fees, card network fees, and other fees and assessments may adversely affect our business, financial condition, and results of operations.” We are dependent on our bank partners’ compliance with card network requirements. We also depend in part on the maintenance of our bank partners’ qualification for the small issuer exemption, which exempts certain banks from the regulated limitations on debit card interchange fees imposed by the Durbin Amendment (the “Durbin Amendment”) to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), and if any of our bank partners were to become subject to such limitations on debit card interchange fees, our payments revenue may be harmed and our business, financial condition, and results of operations may be adversely affected. The continued growth of our business and, in particular, the expansion of banking services provided through our platform by our bank partners, could itself put pressure on our bank partners’ ability to qualify for the small issuer exemption from the interchange limits established pursuant to the Durbin Amendment. If this happens and we are not able to find additional bank partners to provide products through our platform, then our growth may be limited.
Partnerships between banks and financial technology companies have been the subject of increased and evolving scrutiny from regulators and legislators over the past several years. Federal banking regulators have, in some cases, required increased oversight by banks of their partners or restricted banks’ ability to offer or expand programs. Accordingly, we or our bank partners may face external pressures that could impose additional compliance costs on us or our bank partners, impact the ability of our bank partners to process transactions, and affect our relationships with our bank partners over time. The potential for increased regulatory scrutiny may cause our current bank partners to reassess their partnerships with us and may deter new potential bank partners from entering a partnership with us. For more information related to these regulatory matters, see the section titled “Business—Regulatory Environment.”
In addition, our reliance on our bank partners exposes us to their economic performance, such as any liquidity constraints, insolvency, or other factors impacting such bank partner’s ability to provide banking services through our platform, and to any events, circumstances, or risks affecting such bank partners or the banking system generally. If our bank partners’ stability deteriorates, if our bank partners do not maintain appropriate regulatory compliance, or if our business or economic relationship with either of our bank partners deteriorates for any reason, we may incur substantial costs to transition member accounts to our other bank partner or to find additional bank partners, our products may be disrupted, our brand may be harmed, and our business, financial condition, and results of operations may be adversely affected.
Changes in rules and practices regarding interchange fees, card network fees, and other fees and assessments may adversely affect our business, financial condition, and results of operations.
We earn the significant majority of our revenue through interchange-based fees when our members use their Chime-branded debit or credit cards. The amount of interchange fees on any given transaction depends on a number of factors, including the interchange rates that card networks set and adjust from time to time, transaction types, the merchants at which our members transact, whether such merchants have negotiated discounted rates with card networks, and other factors which may not be in our control. Interchange fees are also subject to change from time to time due to government regulation.
Card networks have modified, and may modify in the future, network fees and other fees and assessments that they apply to each transaction processed using their networks, or the rules governing assessment of such fees. In some cases, we have negotiated favorable pricing with card networks regarding the network fees paid by us and our bank partners, but such pricing is complex and is contingent on various conditions. Moreover, card networks may refuse to renew our agreements with them on terms that are favorable to us, commercially reasonable, or at all. Changes to card network fees and other fees and assessments, and any failure to meet contingent pricing conditions in our agreements with card networks, or successfully renew such agreements on favorable terms, will generally increase the card network costs we incur on a per transaction basis.
There are also regulatory risks associated with interchange fees. The Durbin Amendment required the Federal Reserve Board to promulgate regulations governing debit card interchange fees, card network exclusivity, and transaction routing. Accordingly, the Federal Reserve Board promulgated Regulation II. The Durbin Amendment and Regulation II exempt issuing banks that, together with their affiliates, have assets less than $10 billion from the limitations on the amount of debit card interchange fees. While our bank partners are currently exempt from the limitations on debit card interchange fees, and we expect them to continue to be exempt, we can offer no assurance or guarantee that they will remain exempt, and various events outside our control may cause our bank partners to become subject to the interchange fee limits in Regulation II. To the extent that we seek to develop a relationship with a new bank partner, there is no assurance that it will be exempt. See the risk factor titled “Our relationships with our bank partners are crucial to our business, and we may be unable to maintain our relationship with either of our bank partners, which may adversely affect our business, financial condition, and results of operations.”

Regulation II also requires debit card issuers to enable at least two card networks to process all debit card transactions, including card-not-present transactions. Our bank partners must comply with Regulation II’s network exclusivity prohibition and dual routing requirements, which allow merchants to choose between at least two unaffiliated card networks when routing transactions. Card networks may impose varying levels of fees and assessments on transactions, which may influence a merchant’s choice in routing. As a result, sometimes merchants choose to route debit card transactions over card networks based on differences in fees or other characteristics. The increased ability for merchants to choose to route debit card transactions over networks with rules governing fees that are less favorable to us impacts the amount of payments revenue that we generate and may adversely affect our business, financial condition, and results of operations.
Any changes in interchange fee rates or limitations, whether due to actions by the card networks, merchants or regulation, may adversely affect our competitive position and reduce the payments revenue we generate, require us to change our business practices, and or otherwise adversely affect our business, financial condition, and results of operations.
Our business depends on our strong and trusted brand, and we may fail to maintain and protect our brand, which may adversely affect our business, financial condition, and results of operations.
We have developed a strong and trusted brand that has contributed significantly to the success of our business. We believe that maintaining and protecting our brand identity and reputation is critical to our ability to attract and retain Active Members, bank partners, and employees. Maintaining and promoting our brand will depend largely on our continued investment in marketing and our ability to continue to provide affordable and easy-to-use products that address our members’ most critical financial needs, as well as our ability to maintain trust and be a technology leader.
Harm to our brand can arise from many sources, including failure by us, our bank partners, or other third parties to satisfy member expectations of service and quality; inadequate protection, misuse or disclosure of confidential, proprietary, personal, or sensitive data by us, our bank partners, or other third parties; employee misconduct and misconduct by others affiliated or perceived to be affiliated with us; fraud committed by third parties using our products or platform; compliance failures by us, our bank partners, or other third parties; and litigation, investigations, regulatory activity, and other claims relating to us or others in our industry. We may also introduce or make changes to products, privacy and data protection practices, or terms of service that members do not like, or members could become dissatisfied with the decisions we make with respect to the liquidity products offered through our platform, which may harm our brand. We have spent, and expect to continue to spend, resources on branding and other marketing initiatives, which may not be successful or cost effective. These activities may not generate member awareness, attract new Active Members or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in maintaining and promoting our brand. If we fail to successfully maintain and promote our brand, or if we incur excessive expenses in this effort, our business, financial condition, and results of operations may be adversely affected.
Further, negative or unfavorable publicity, media coverage, and social media postings about us or our industry, including with respect to the quality and reliability of our products, member experience, and our ability to effectively manage and resolve complaints, as well as privacy, data protection and data security matters, litigation, governmental investigations, and regulatory activity relating to us or our industry, may harm our brand, even if inaccurate. We have in the past received, and may continue to receive, a high degree of media coverage and social media conversation, including coverage that is not directly attributable to statements made by our officers and employees, that incompletely or inaccurately reports on us or our industry, or that is misleading as a result of omitting information. Any negative or unfavorable publicity, media coverage, or social media postings may adversely affect our ability to attract new Active Members and retain our existing Active Members, and maintain and increase use and adoption of our products, which may adversely affect our business, financial condition, and results of operations.

Member engagement with our platform relies on member satisfaction. Any failure to maintain member satisfaction or provide reliable member support may cause member engagement with our products to decline and adversely affect our business, results of operations, and financial condition.
Our members’ engagement with our platform, and therefore our ability to generate revenue, relies on maintaining member satisfaction by providing experiences that delight our members and make them feel secure and supported when using our platform. Member experience is also vital to our ability to generate referrals, which have been our number one channel for acquiring new Active Members since 2022.
Providing a satisfactory member experience depends on our ability to provide products that are affordable, easy-to-use, and address our members’ most critical financial needs. However, our members could become dissatisfied with the decisions we make with respect to the liquidity products offered through our platform or become dissatisfied with the terms and conditions of our products generally, and reduce their use of such products or our platform more generally. Because we focus on member-alignment in our business model, from time to time we have made, and may in the future make, decisions that will have a negative effect on our short-term results of operations if we believe those decisions will improve our results of operations over the long term, such as decisions balancing our risk management processes with our focus on providing a high-quality member experience. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that we expect, in which case our business may be adversely affected.
We must also provide reliable member support, which may be performed by Chime employees, our third-party service providers, or a combination thereof and may be supported by artificial intelligence (“AI”) technology. If a member is not satisfied with the quality or level of member support from us or our third-party service providers, we may incur additional costs to assess and mitigate the situation, and our members could reduce their levels of engagement with our platform or leave our platform entirely. Moreover, dissatisfied members from time to time express their views in a variety of ways, including by writing negative reviews, complaining to our regulators or the press, or otherwise taking actions that may affect us in a negative manner. Accordingly, if we do not devote sufficient resources to or are otherwise unsuccessful in maintaining member satisfaction or supporting our members effectively, our business, financial condition, and results of operations may be adversely affected.
Our success depends on our ability to develop products to address the market for financial services, and we may not be able to develop new products or implement successful enhancements for existing products, which may adversely affect our business, financial condition, and results of operations.
We compete in an industry dominated by traditional financial institutions such as banks, but that involves many new entrants in the financial services industry seeking to innovate traditional financial services offerings, which can involve rapid technological change, frequent introductions of new products, and evolving industry standards and regulatory requirements, including developments in mobile financial applications, digital banking, ecommerce, cryptocurrency, including stablecoins, and other emerging or alternative payment methods and systems. In order to maintain our competitive positioning, we will need to continue to invest in and innovate our platform and technology stack. Similarly, there is rapid innovation in the provision of other banking products to consumers, including in financial and wealth management services. We intend to continue to broaden the scope of products offered through our platform, including exploring expansion into additional liquidity products. The introduction of new products involves a number of risks. For example, new products may have a different revenue and margin profile than existing products and could entail additional expenses, such as headcount or compliance costs, and could involve different and new risks and liabilities or additional regulatory scrutiny. Our continued success will depend in part on our ability to keep pace with these rapid changes and innovations, including with respect to developments in AI and machine learning (“ML”), and our ability to timely develop new products, implement successful enhancements for existing products, and improve our technological infrastructure.
These developments and our adoption of them may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these efforts in a timely manner or at all. We must maintain adequate research and development resources, such as the appropriate personnel and development technology. If we are unable to adequately forecast and invest in the necessary research and development resources, we may be unable to develop new products or enhancements to existing products in a timely manner. There can be no assurance that any new products, or enhancements to existing products, we develop and offer to our members will achieve significant commercial acceptance or generate revenue sufficient to offset our investments.
Further, our ability to develop new products, implement successful enhancements for existing products, and improve our technological infrastructure may be inhibited by industry-wide standards, laws, and regulations, resistance to change from members or our bank partners, or third parties’ intellectual property rights. Because our products are designed to operate with a variety of systems, infrastructures, and devices, including, for example, mobile operating systems such as Android and iOS operating systems and their respective application stores, such as the Google Play Store and Apple App Store, we need to continuously modify and enhance our products to keep pace with changes in mobile, software, communication, and database technologies. We may not be successful in either developing these modifications and enhancements, or in bringing them to market in a timely and cost-effective manner.
Any failure to accurately anticipate, predict, or respond effectively to trends and developments in our industry, or to keep pace with rapid technological change, innovation, and industry or regulatory standards may harm our ability to develop new products or enhancements to existing products, which may adversely affect our business, financial condition, and results of operations.
In addition to our bank partners, we rely on third parties and their systems for a variety of services, and we face risks associated with any failure by these third parties to adequately perform these services, which may adversely affect our business, financial condition, and results of operations.
In addition to our bank partners, we rely on third parties in connection with our products, including, but not limited to: card networks, payment gateways, and other third parties who provide key functions, including payment processing, transaction processing, member support, data center facilities, and cloud computing. We rely on these third parties for a variety of services, including to transmit transaction data and settle funds to our members, and to support our ability to maintain the confidentiality, integrity, and availability of our systems and infrastructure, including websites, information, and related systems. For example, cash deposits are processed primarily by Interactive Communications International, Inc., a third-party cash deposit processor; ATM access for our members is provided by Allpoint, MoneyPass, and Visa Plus Alliance, each a third-party provider of ATM services; and we currently host our platform and support our operations using Amazon Web Services, a third-party provider of cloud infrastructure services. In addition, transactions have historically been processed by Galileo Financial Technologies, LLC (“Galileo”), a third-party payment processor, though we are in the process of transitioning our members’ transactions to being processed by ChimeCore; as of the end of 2024, we had transitioned all credit card transactions to being processed by ChimeCore, while all debit card transactions were still processed by Galileo. See the risk factor titled “Currently, a portion of member transactions are processed through Galileo, a third-party payment processor, and a portion of member transactions are processed through ChimeCore. Any problems or delays with the transition to ChimeCore may adversely affect our business, financial condition, and results of operations.” We also rely on our relationships with Walgreens and other retailers to provide members with the ability to make cash deposits at in-person locations. Failure by any of these third parties to perform the relevant services would adversely affect our business.
The card networks, payment processor, and other third parties we work with may fail to process transactions, breach their agreements with us or refuse to renew or renegotiate our agreements with them on terms that are favorable, commercially reasonable or at all. They may also take actions that degrade the functionality of our products or platform, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services or those of their affiliates. For example, we are required to comply with card network operating rules, which are set solely by the card networks and interpreted or changed at their discretion. While changes in the network rules often relate to pricing, other types of changes may require us to take steps to comply or adapt, which may be costly or otherwise harm our business. If we fail to comply with such changes or otherwise resolve issues with the card networks, the card networks may fine us or prohibit us from processing payment cards on their network. In addition, violations of the network rules or any failure to maintain good relationships with the card networks may affect our ability to receive incentives from them, increase our costs, or otherwise adversely affect our business, financial condition, and results of operations. If we for any reason opted or were forced to transition members to a different card network, the transition may not be seamless, and we may not retain all of our members. All of these outcomes may adversely affect our business, financial condition, and results of operations.
We do not have control over the operations of the facilities of our third-party service providers and their facilities are vulnerable to product or technological defects, damage, or interruption from infrastructure changes or failures, introductions of new functionality, human or software errors, capacity constraints, loss of assets, natural disasters, data breaches, malware, and other security or hacking incidents, terrorist attacks, power outages, and similar events or acts of misconduct. In addition, any changes in their service levels may adversely affect our ability to meet the requirements of our bank partners or provide contractual services to our members in a timely manner. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures stemming from our third-party service providers may harm our brand and reduce the attractiveness of our products. Additionally, if a third-party service provider, in particular where such provider is a sole source or one of a limited number of sources of its services, is unable to provide all or any portion of services, we may incur significant costs to either internalize such services or to find a suitable alternative and may not be able to do so in a timely manner.
Our reliance on third parties also creates additional risks that include legal, regulatory, information security, reputational, operational, or any other risks inherent in engaging and relying upon a third party. If we are unable to effectively manage our third-party relationships, these third parties are unable to meet their obligations to us, or we experience substantial disruptions in these relationships, our business, financial condition, and results of operations may be adversely affected. In addition, while we have policies and procedures for managing these relationships, we inherently have a lesser degree of control over business operations, governance, and compliance, thereby potentially increasing our financial, legal, reputational, and operational risk as a result of our reliance on third parties.
We have incurred significant net losses and we may not be able to achieve or maintain profitability in the future.
For 2022, 2023, and 2024, we incurred net losses of $470.3 million, $203.2 million, and $25.3 million, respectively. We intend to continue making investments in our business, including with respect to our employee base, sales and marketing, technology infrastructure, development of new products and features, acquisitions and other strategic transactions, infrastructure, expansion of operations, and general administration, including legal, regulatory, compliance, security, and accounting expenses related to our business. These investments may not result in increased revenue or growth in our business and may contribute to future losses. We have incurred, and expect to incur in the future, losses for a number of reasons, including further investments in our business, vesting and settlement of equity awards, unexpected expenditures or costs, and the other risks described in this “Risk Factors” section. If we are unable to successfully address these risks as we encounter them, our business, financial condition, and results of operations may be adversely affected.
In addition, we have granted RSUs under our 2012 Plan that vest upon the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition. The service-based vesting condition was satisfied with respect to 23,106,016 of these RSUs as of March 31, 2025. We have also granted PSUs in connection with our acquisition of Salt Labs that vest upon the satisfaction of each of a service-based vesting condition, a liquidity-based vesting condition, and a performance-based vesting condition related to designated operational metrics. The liquidity-based vesting condition of these RSUs and PSUs will be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part. As of March 31, 2025, no stock-based compensation expense had been recognized for such RSUs or PSUs because achievement of the liquidity-based vesting condition was not probable. In the quarter in which this offering is completed, we will begin recording stock-based compensation expense based on the grant-date fair value of the RSUs and PSUs using the accelerated attribution method. If this offering had been completed on March 31, 2025, we would have recorded $797.0 million of cumulative stock-based compensation expense related to the RSUs and $1.8 million of cumulative stock-based compensation expense related to the PSUs on that date. An additional $407.2 million of unrecognized stock-based compensation expense related to the RSUs would be recognized over a weighted-average period of approximately 1.9 years. An additional $6.1 million of unrecognized stock-based compensation expense related to the PSUs would be recognized over a weighted-average period of approximately 2.6 years. In addition to stock-based compensation expense associated with the RSUs and PSUs, as of March 31, 2025, we had unrecognized stock-based compensation expense of approximately $109.0 million related to other outstanding equity awards, which we expect to recognize over a weighted-average period of approximately 3.0 years. Following the completion of this offering, we expect to continue to grant RSUs and other equity awards, and the stock-based compensation expense related to existing RSUs and other outstanding equity awards, and those to be awarded in the future will result in increases in our expenses in future periods, in addition to the quarter in which this offering is completed.
If we are unable to maintain adequate revenue growth to exceed our expenditures, we may continue to incur losses in the future and may not be able to achieve or maintain profitability.
Our results of operations may fluctuate from period-to-period, which may cause the market price of our Class A common stock to decline.
Our annual and quarterly revenue, results of operations, and other key metrics have fluctuated significantly in the past and may vary significantly in the future due to a variety of factors, many of which are outside of our control. In addition to other risks described in this “Risk Factors” section, factors that may cause our results of operations to fluctuate include:
•our Active Members’ use of our products, including their use of Chime-branded debit or credit cards to pay for goods and services;
•our ability to attract and retain Active Members;
•our ability to maintain and increase use and adoption of existing and new products;
•our ability to effectively manage our relationships with our bank partners and third-party service providers;
•the ability of card networks to set interchange fees and the amount of such interchange fees that is remitted to Chime and our bank partners under our agreements;
•our ability to anticipate or respond to changes in the competitive landscape;
•our ability to develop new products to address the market for financial services and payments;
•our investments in growth, including in our technology platform and sales and marketing activities;
•our ability to control costs, including our operating expenses;
•our ability to detect and mitigate fraudulent activity on our platform and mitigate the risk of credit decisions that result in losses;
•the growth of liquidity products offered through our platform;
•the vesting and settlement of equity awards, including any cash used to remit taxes on behalf of employees in connection with net share settlement of RSUs and PSUs, and the recognition of stock-based compensation expense;
•our ability to efficiently complete or integrate any acquisitions or other strategic transactions that we may undertake;
•our ability to maintain, protect, and enhance our brand;
•our reliance on third-party service providers for critical infrastructure and services;
•system failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products;
•real or perceived data breaches, malware, and other security or hacking incidents, or human error in administering our software and systems;

•real or perceived improper or unauthorized use of, disclosure of, or access to confidential, proprietary, personal, or sensitive data;
•our risk management efforts;
•changes in the legislative or regulatory environment, including regulatory scrutiny and restrictions;
•litigation, including consumer class action lawsuits, intellectual property claims, government investigations or inquiries, and regulatory fines, penalties, or disputes;
•changes in our effective tax rate; and
•general macroeconomic, industry, and market conditions.
Any one or more of the factors above may result in significant fluctuations in our annual and quarterly results of operations or other key metrics. You should not rely on our past results as an indicator of our future performance. In addition, we typically experience seasonality in the demand for and usage of our products, most prominently in the first quarter of each year due to increased spending following receipt of tax refunds.
The variability and unpredictability of our annual and quarterly results of operations or other key metrics may result in our failure to meet our or investors’ expectations, or those of analysts that cover us, for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our Class A common stock may decline, and we may face costly lawsuits, including securities class action litigation, which may adversely affect our business, financial condition, and results of operations.
We face substantial and intense competition in our industry which may adversely affect our business, financial condition, and results of operations.
We face substantial and intense competition in our industry, and we expect competition to intensify in the future as existing and new competitors introduce new products or enhance existing products and services. For example, companies not traditionally associated with the financial services and financial technology industries have introduced products that compete with our business. We principally compete against traditional financial institutions, such as Bank of America, Capital One, Citibank, J.P. Morgan Chase, PNC Bank, and Wells Fargo, and online-only financial institutions, such as Ally, Discover, and SoFi, as well as financial technology companies that offer or facilitate bank accounts, payments, and liquidity services, including Affirm, Klarna, and PayPal, and offerings such as Cash App, to attract and retain Active Members. Other online-only financial institutions that operate in foreign jurisdictions, such as Nubank and Revolut, could in the future expand into the United States and compete with us. Many of these competitors have greater financial resources and substantially larger bases of existing users than our Active Member base, which may provide them with significant competitive advantages. These competitors may devote greater resources to the development, promotion, and distribution of products and services, and may achieve economies of scale due to the sizes of their user bases, and they may effectively introduce their own innovative products and services that adversely affect our growth. Our competitors may also be more willing than us to take financial risk or incur losses on new products and services to attract members. Mergers and acquisitions by, and collaborations between, these competitors may lead to even larger competitors with more resources. Competition among credit card issuers for consumers is particularly intense, and our members may decide to use cards issued by competitors for many reasons, including because of greater incentives or credit card rewards offered by our competitors. Additionally, the potential acquisition of one of our key service providers or partners by a competitor may make it difficult or cost-prohibitive for us to continue conducting business with them or lead us to search elsewhere for support and infrastructure. We also expect new entrants to offer competitive products and services. More broadly, we face competition with respect to consumer spending habits and changes to the current financial system. For example, consumer behavior has evolved over time and may continue to change with respect to the use of payment card transactions compared to cash, cryptocurrencies, including stablecoins, and other emerging or alternative payment methods and systems. Our future growth depends in part on our ability to anticipate and respond to any such changes in consumer behavior or the overall financial system. If we are unable to differentiate ourselves from and successfully compete with our current or future competitors, our business, financial condition, and results of operations may be adversely affected.

In addition, potential competitors may receive favorable pricing terms with their banking partners, card networks, and third-party service providers compared to what we receive with ours, which may allow them to provide additional incentives to their users and may result in the need for us to alter our business model. If the fee arrangements we have with our bank partners, card networks, and third-party service providers change to become less favorable to us as the result of competitive pressure or otherwise, our business, financial condition, and results of operations may be adversely affected.
Our products may not function as intended due to errors in our software, systems, or processes, or human error in administering these systems or processes, which may adversely affect our business, results of operations, and financial condition.
Our software, systems, and processes, and those of the third parties on which we rely, may contain errors or vulnerabilities that may adversely affect our business, financial condition, and results of operations, particularly to the extent such errors and vulnerabilities are not detected or remedied quickly. Our products, and the infrastructure on which they depend, are highly technical and complex and are often used (directly or indirectly) to store information critical to our members’ daily financial needs. Our products or the products of our bank partners or other third parties on which we rely may not function as intended due to undetected errors, defects, security vulnerabilities, or human errors that may result in data unavailability, loss, or permanent or temporary corruption, lack of funds or account access by members, inability to enable or disable accounts, or other harm to our members. Some errors in our products, or those of third parties on which we rely, may only be discovered after they have been installed and/or used by members. Any errors, defects, or security vulnerabilities discovered in our products after commercial release or those of third parties on which we rely, or any perception of the same in the marketplace, may harm our brand, cause a loss of Active Members or increased service costs, any of which may adversely affect our business, financial condition, and results of operations. In addition, we may face negative publicity, disclosure obligations, litigation, regulatory scrutiny, government investigations, and/or other actions in connection with such errors, defects, or security vulnerabilities. Our insurance coverage may also prove inadequate or may be subject to coverage exclusions or deductibles with respect to claims resulting from such errors, defects, or security vulnerabilities, and future coverage may be unavailable to us on economically reasonable terms, or at all. We have experienced these risks in the past and expect that as we continue to grow and scale our platform and product offerings we will continue to experience these risks from time to time, any of which may harm our brand, impair our ability to retain Active Members, and adversely affect our business, financial condition, and results of operations.
System failures and interruptions in the availability of our platform may adversely affect our business, results of operations, and financial condition.
Our success depends, in part, on our ability to maintain the confidentiality, integrity, and availability of our systems and infrastructure, and in particular, our technology platform. Our continued growth depends on the efficient operation of our platform, including our proprietary payment processor and ledger, without interruption or degradation of performance. Our business involves processing large numbers of transactions and the management of large amounts of data, and as a result a system outage, service interruption, data loss, data breach, malware, or other security or hacking incident, or performance problem may adversely affect our business, results of operations, and financial condition.
We have in the past, and may in the future, experience system outages, service interruptions, data loss, data breaches, malware, or other security or hacking incidents, or performance problems due to a variety of factors, including from infrastructure changes or failures, introductions of new functionality, human or software errors, service failures, operational and technological outages, capacity constraints, loss or theft of assets, natural disasters, terrorist attacks, power outages data breaches, malware, and other security or hacking incidents, and similar events or acts of misconduct. In some instances, we may not be able to identify the cause or causes of these performance problems immediately or in short order, and we may face difficulties detecting, mitigating, remediating, and otherwise responding to any such issues.
We may not be able to maintain the level of service uptime and performance needed by our members, especially as member engagement with our platform increases and we continue to expand the number of products we offer to our members. We have experienced rapid growth in our Active Members over the past several years and expect such growth to continue; however, if we are unable to maintain sufficient processing capacity, particularly as we transition to processing a greater volume of transactions directly through our own systems, members may face longer processing times or even downtime. Furthermore, any efforts to further scale our platform or increase its complexity to handle a larger number or more complicated transactions may result in performance issues, including longer processing times and downtime. Members have in the past experienced, and may in the future experience, interruptions or delays in the use of our platform due to a failure by our third-party service providers, such as our payment processor and card networks. If our platform is unavailable or if members are unable to access the platform within a reasonable amount of time, or at all, our business would be adversely affected. Our members rely on the full-time availability of our platform to access their funds, and a system outage, service interruption, data loss, data breach, malware, or other security or hacking incident, or performance problem on our platform may impair the ability of our members to make purchases or access funds. Therefore, any such performance problem on our platform may harm our brand, decrease member satisfaction, and subject us to financial penalties and liabilities.
Further, several of our bank partner contracts provide for service level commitments, which require us or our third-party service providers to maintain uptime minimums with regard to card authorization requests, reporting delivery, and other platform functionality. If we suffer extended periods of downtime for our platform or our processing services functionality, or are otherwise unable to meet these commitments, then we may be subject to contractual penalties. Moreover, we depend, in part, on services from various third-party service providers to maintain our infrastructure, including data center facilities and cloud storage platforms. For additional risks related to our dependence on third-party service providers, see the risk factor titled “In addition to our bank partners, we rely on third parties and their systems for a variety of services, and we face risks associated with any failure by these third parties to adequately perform these services, which may adversely affect our business, financial condition, and results of operations.”
We may be forced to expend significant financial and operational resources in response to any of the above circumstances or events. While we maintain insurance, our insurance may be insufficient in scope or amount to cover all liabilities incurred and we may not be able to maintain insurance coverage cost-effectively or at all. The foregoing circumstances or events may also harm our brand, cause Active Members to stop using our platform, impair our ability to grow our Active Member base, subject us to financial penalties and liabilities, and otherwise adversely affect our business, financial condition, and results of operations.
Any real or perceived improper or unauthorized use of, disclosure of, or access to confidential, proprietary, personal, and sensitive data maintained or otherwise controlled by us, our bank partners or our other third-party service providers may harm our reputation as a trusted brand, and may adversely affect our business, financial condition, and results of operations.
We, our bank partners, third-party developers, and third-party service providers and data centers that we use, obtain, store, transmit, and otherwise process large amounts of confidential, proprietary, personal, and sensitive data, including data related to our members and their transactions, as well as proprietary data belonging to our business, such as trade secrets. We face risks, including to our reputation as a trusted brand, in the handling and protection of this data. These risks may increase as our business continues to expand to include new products, subsidiaries, and technologies, such as AI, and as we and others rely on distributed workforces. Our operations involve the use, collection, storage, transmission, and other processing of confidential, proprietary, personal, and sensitive data of individuals using our products, including their names, addresses, social security numbers, government IDs, payment card numbers, and expiration dates, and bank account information. The growing use of AI and ML in our systems presents additional risks. AI and ML algorithms and automated processing of data may be flawed, and data may be insufficient or may use third-party AI or ML with unclear intellectual property rights or interests. Inappropriate or controversial data practices by us or others may subject us to lawsuits, regulatory investigations, legal and financial liability, or reputational harm.
Our products operate in conjunction with, and are dependent upon, third-party products, components, and operating systems across a broad ecosystem. There have been and may continue to be significant cyberattacks on our third-party service providers and suppliers, and we cannot guarantee that the systems and networks operated by us, our bank partners, or other third-party service providers or suppliers have not been breached or that they do not contain exploitable security vulnerabilities, errors, defects, or bugs that may result in a breach of or disruption to our systems and networks, or the systems and networks of third parties that support us, our bank partners, and our other third-party service providers. If there is a security vulnerability, error, defect, or other bug in one of these third-party products, components, or operating systems and if there is a security exploit targeting them, we may face increased costs, claims, and liability, proceedings and litigation, reduced revenue, or harm to our brand or competitive position. The natural sunsetting of third-party products, components, and operating systems that we use requires our personnel to reallocate time and attention to migration and updates, during which period potential security vulnerabilities may be exploited.
More generally, if our privacy, data protection, or data security measures or those of our bank partners, third-party developers, or third-party service providers or suppliers are inadequate or are breached, or otherwise compromised, and, as a result, there is improper use, disclosure or other processing of, or someone obtains unauthorized access to, or infiltrates, funds or other confidential, proprietary, personal, or sensitive data on our systems or our bank partners’, third-party developers’ or third-party service providers’ or suppliers’ systems, or if we, our bank partners, third-party developers, or third-party service providers or suppliers suffer a ransomware or other advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, our brand and business may be harmed. If the confidential, proprietary, personal, or sensitive data is lost or improperly accessed, misused, disclosed, destroyed, altered, or otherwise processed or threatened to be improperly accessed, misused, disclosed, destroyed, altered, or otherwise processed, we may incur significant financial losses and costs and liability associated with remediation and the implementation of additional security measures and be subject to negative publicity, litigation, regulatory scrutiny, governmental investigations, and/or other actions. In addition, our bank partnership agreements contain contractual commitments for us to provide certain minimum security standards, and if we fail to meet these obligations, we are potentially directly liable to our bank partners for incremental costs and expenses they may incur as a result of such failures, and our bank partners could terminate their agreements with us.
Under payment card rules and our contracts with our card processors and other counterparties, if there is a breach of payment card information that we store or that is stored by other third parties with which we do business, we may be liable to the payment card issuing banks for their costs and expenses. Additionally, if our own confidential, proprietary, personal, or sensitive data were improperly accessed, misused, disclosed, destroyed, altered, or otherwise processed, our business, financial condition, and results of operations may be adversely affected. A core aspect of our business is the reliability and security of our products. Any perceived or actual breach of security, or similar type of security incident, including any type of fraud perpetrated by bad actors such as account takeovers or fake account scams, regardless of how it occurs or the extent or nature of the breach or similar incident, may harm our brand, cause us to lose Active Members, prevent us from attracting new Active Members, require us to expend significant funds to remedy problems caused by breaches or similar incidents and to implement measures in an effort to prevent further breaches and similar incidents, and expose us to legal risk and potential liability including those resulting from governmental or regulatory investigations, class action litigation, and costs associated with remediation, such as fraud monitoring and forensics. Any actual or perceived data breach, malware, or other security or hacking incident at a company providing services to us or our members may have similar effects.
Many jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of improper access, use, disclosure, destruction, alteration, or other processing of certain information or systems. Likewise, agreements with our bank partners and other third parties may require us to notify them in the event of certain data breaches, malware, or other security or hacking incidents. Such mandatory disclosures may be costly, lead to negative publicity, cause our members to lose confidence in the effectiveness of our security measures, and require us to expend significant capital and other resources to respond to and alleviate problems caused by the actual or perceived data breach, malware, or other security or hacking incident. Further, a data breach, malware, or other security or hacking incident impacting us, our bank partners, third-party developers, or third-party service providers or suppliers may give rise to our contractual counterparties’ right to terminate their contract with us. In these circumstances, it may be difficult or impossible to cure such breach or similar incident in order to prevent such counterparty from potentially terminating their contracts with us. Furthermore, there can be no guarantee that any limitations on our potential liability in our contracts with such counterparties, if any at all, would be adequate or enforceable.

While we maintain insurance, our insurance may be insufficient to cover all liabilities incurred by such attacks. We cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, premiums, or deductibles may adversely affect our brand, business, financial condition, and results of operations.
Data breaches, malware, and other security or hacking incidents may adversely affect our brand, business, financial condition, and results of operations.
Data breaches, malware, and other security or hacking incidents have become more prevalent across industries and may occur on our systems or the systems of our bank partners, our third-party developers, and our third-party service providers or suppliers. Additionally, due to the proliferation and increased use of generative AI, many existing threats have become more sophisticated, difficult to catch, and more likely to cause harm. Any data breach, malware, or other security or hacking incident, including denial-of-service attacks, ransomware attacks, viruses, malware or other malicious code, social engineering, phishing attacks, credential stuffing, insider malfeasance, theft of assets, and account takeovers, any of which may involve unauthorized access, use, disclosure, destruction, alteration, or other processing of our information or systems, or cause intentional malfunction or loss or corruption of data, software, hardware, or other computer equipment, and the inadvertent transmission of computer viruses may adversely affect our business, financial condition, and results of operations.
In addition, in the conduct of our business, we may store and transmit members’ confidential, proprietary, personal, or sensitive data in our facilities and on our equipment, networks, and corporate systems. Data breaches may harm our brand and expose us to litigation, disclosure requirements, remediation costs, increased costs for security measures, loss of revenue, regulatory scrutiny, governmental investigation and/or other actions, and other potential liability. Our equipment, networks, and corporate systems, and security measures thereof, may be breached due to the actions of outside parties, employee or contractor error, malfeasance, a combination of these, or otherwise and, as a result, an unauthorized party may obtain access to our or our members’ confidential, proprietary, personal, or sensitive data. Additionally, outside parties may attempt to fraudulently induce employees or contractors to disclose sensitive data in order to gain access to our or our members’ confidential, proprietary, personal, or sensitive data. We examine and modify our security controls and business policies to address the use of new devices and technologies, and the increasing focus by our members and regulators on controlling and protecting confidential, proprietary, personal, and sensitive data.
Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate or detect these techniques or implement adequate preventative or remedial measures. Though it is difficult to determine what harm may directly result from any specific interruption or data breach, any failure to maintain performance, reliability, security, and availability of our network infrastructure may harm our brand, our ability to retain existing Active Members and attract new Active Members, and our ability to operate.
If an actual or perceived data breach, malware, or other security or hacking incident occurs, the market perception of the effectiveness of our security measures may be harmed, we may lose existing Active Members and fail to attract new Active Members, we may damage our relationships with our bank partners, we may be forced to cease operating our business, and our financial condition and results of operations may suffer due to such events or in connection with remediation efforts, investigation costs, legal expenses, potential litigation costs, negative publicity, regulatory scrutiny, governmental investigations, and/or other actions, including changed security and system protection measures associated therewith.

Issues in the development and use of AI and ML, combined with an uncertain legal and regulatory environment, may harm our brand, cause us to incur liabilities, and may adversely affect our business, financial condition, and results of operations.
We use AI and ML technologies in our operations, including in our risk management framework and our member support function, and we continue to make investments in expanding AI and ML capabilities for our products, as well as developing new products or product features using AI technologies, including generative AI. The introduction or continued use of AI and ML technologies into our new or existing products may require significant investment and result in new or enhanced governmental or regulatory scrutiny, litigation, confidentiality or security risks, ethical concerns, or other complications. We cannot assure you the benefits of these investments will outweigh the risks associated with these developing technologies.
AI and ML technologies may create content or otherwise assist in producing analyses or recommendations that appear correct but are factually inaccurate, incomplete, misleading, biased, or otherwise flawed, or produce other discriminatory or unexpected results, errors, or inadequacies, any of which may not be easily detectable. Our members, bank partners, or others may rely on or use this flawed content, analyses, or recommendations to their detriment. While we have processes and controls in place designed to mitigate the risks associated with using AI and ML technologies, if the content, analyses, or recommendations that AI and ML technologies create or otherwise assist in producing or our products are, or are perceived to be, deficient, inaccurate, biased, unethical, or otherwise flawed, our brand, competitive position, and business may be adversely affected and we may incur additional costs, including in the form of damages or fines.
AI and ML technologies and the use thereof are subject to evolving laws, regulations, guidance, and industry standards and the use or adoption of third-party AI and ML technologies into our products may result in exposure to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, data protection, publicity, contractual, or other rights. There is a risk that our current or future AI and ML uses may obligate us to comply with the applicable requirements of such laws, regulations, guidance, and industry standards, which may impose additional costs on us, require us to modify our products, increase our risk of liability and fines, or otherwise adversely affect our business, financial condition, and results of operations. If we are deemed to not have sufficient rights to the data we use to train our technologies, we may be subject to litigation by the owners of, or other relevant rights holders with respect to, the content or other materials that comprise such data, including claims of copyright infringement or other intellectual property misappropriation. Further, any content or other output created by us using AI-powered tools may not be subject to copyright protection, which may adversely affect our ability to enforce our intellectual property rights. In addition, the use of AI and ML technologies by other companies has resulted in, and may in the future result in, data breaches and cybersecurity incidents that implicate the personal information of users of AI- and ML-powered tools.
The use of AI and ML technologies also presents emerging ethical and social issues and may draw public scrutiny or controversy due to their perceived or actual impact on members or society as a whole. For example, regulatory agencies and consumer advocacy groups have focused on potential discrimination resulting from the use of AI, ML, and “black-box” algorithms in loan decisioning models. Anti-discrimination statutes such as the Equal Credit Opportunity Act (“ECOA”) prohibit creditors from discriminating against loan applicants and consumers on the basis of race, color, religion, national origin, sex, marital status, or age, or because an applicant receives income from a public assistance program or has in good faith exercised any right under the Consumer Credit Protection Act. See the risk factor titled “Our business is subject to a wide range of complex and evolving laws and regulations, which are subject to change and to uncertain interpretation, and failure by us or by our bank partners or third-party service providers to comply with such laws and regulations may adversely affect our business, financial condition, and results of operations.” Any “disparate impact” on protected groups, whether due to our use of AI and ML in our risk management and other models or otherwise, would require us to revise the models in a manner that may limit product eligibility criteria or result in higher risk losses. Issues relating to our use of AI and ML technologies and the evolving legal and regulatory landscape applicable to such technologies may adversely affect our brand, business, financial condition, and results of operations.

The liquidity products offered through our platform expose us to financial losses and if a substantial number of our members fail to repay the lines of credit or loans that they receive through our platform, our business, financial condition, and results of operations may be adversely affected.
The liquidity products offered through our platform expose us to financial losses which may adversely affect our business, financial condition, and results of operations. For example, SpotMe, which allows eligible members to overdraft up to $200 fee-free, and MyPay, which allows eligible members to access up to $500 of their pay on demand prior to payday, subject us to risk of loss if a member withdraws such funds but does not repay such amounts. Pursuant to the terms of the contractual arrangements we have with our bank partners, Chime bears certain risk of loss from the liquidity products offered through our platform as we are financially liable to our bank partners for any defaults by our members on the unpaid balances in their accounts and we may incur losses on the receivables from members we purchase from our bank partners.
The risk management framework, and in particular the underwriting standards with respect to determining the availability and scale of liquidity products facilitated through our platform, may not offer adequate protection against the risk of nonpayment, especially in periods of economic uncertainty. Traditional lenders rely on credit bureau scores and require large amounts of information to approve a loan. An important part of our business model is our ability to provide access to liquidity products through our platform to members who may not otherwise have access to such liquidity from traditional banks. The risk models used for the liquidity products offered through our platform leverage AI and ML models along with comprehensive member data, including information regarding a member’s historical transaction and engagement activity through Chime, as well as traditional and alternative credit bureau data (but not credit score data) and other external data sources. Our models use this data in an effort to optimize member experiences and approve members for appropriate liquidity products, while managing fraud risk, credit risk, and financial crimes risk. This risk model may be ineffective, contain errors, or fail to consider rapid macroeconomic changes affecting our members’ creditworthiness, any of which may adversely affect our business, financial condition, and results of operations.
In addition, as we scale the liquidity products offered through our platform, we expect our transaction and risk losses will increase. For example, our transaction and risk losses have increased following the full product launch of MyPay in July 2024, which negatively impacted our transaction margin. As MyPay continues to scale and as we expand the liquidity products offered through our platform, including Instant Loans, we expect that transaction margin will remain flat or decrease further in the near term compared to the first quarter of 2025. Moreover, if we are unable to accurately forecast the performance of the liquidity products offered through our platform and determine appropriate credit loss allowances or the fair value of our product obligation, our business, financial condition, and results of operations may be adversely affected. When we introduce new or expand existing products, we may be less able to forecast and carry appropriate reserves for those losses. For additional information, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”
We are exposed to risks associated with transaction disputes in connection with our members’ payment card transactions, which may adversely affect our business, financial condition, and results of operations.
Our Active Members use Chime-branded debit or credit cards in a variety of transactions. We are exposed to risks associated with chargebacks and refunds, including in connection with payment card fraud. If a member successfully disputes a transaction pursuant to which they are entitled to a refund or credit, card network rules often allow our bank partners to “charge back” the disputed transaction to the merchant. However, neither we nor our bank partners fully control the outcome of chargebacks, and our bank partners’ obligation to credit a member’s account in connection with a disputed transaction will not be contingent on the bank partner successfully charging the transaction back to the merchant. In the event a chargeback dispute is decided in favor of a merchant, we may be liable to our bank partners for any disputed amounts pursuant to our contractual arrangements with our bank partners if they are not recoverable from the member. If we are unable to collect chargebacks or refunds from merchants where they are held liable, or if merchants refuse to or are unable to make payment for chargebacks or refunds due to closure, bankruptcy, or other reasons, we may similarly bear the loss for the credits or refunds made to our members in connection with the disputed transactions. Moreover, the number of disputes filed by our members has increased and is expected to increase as more members adopt our platform, and we have seen an increase in chargebacks, which we expect to continue to remain high particularly in an uncertain macroeconomic environment. This increase in transaction disputes and increase in chargebacks, and corresponding increase in operating expenses, has adversely affected and may continue to adversely affect our business, financial condition, and results of operations.
Fraudulent activity associated with our products may cause the use and acceptance of our products to decrease and adversely affect our business, financial condition, and results of operations.
Criminals use sophisticated methods to engage in financial fraud, including malicious social engineering schemes, fraudulent payment or disputes fraud/refund schemes, incentive and/or referral fraud, government stimulus and benefits fraud, and identity theft. In order to protect members’ access to funds, we have taken measures to detect and reduce the risk of fraud. However, we must continually improve and adapt our fraud prevention measures to keep up with evolving forms of fraud and in connection with new products. Our fraud prevention measures may not be effective against elevated levels of fraud activity, and we may not be able to deploy fraud detection measures in a cost-effective or timely manner. As a result, we have suffered and expect to continue to suffer losses from fraudulent activities.
In addition, when our products are used to process illegitimate transactions, we often need to settle those fraudulently used funds to third parties even if we are unable to recover them, and we may suffer financial losses and liability as a result. Illegitimate transactions may also expose us to governmental and regulatory actions, including investigations, censures, disruption of business activities, or penalties, and potentially prevent us from satisfying our contractual obligations to our bank partners.
Further, there are a number of third parties involved in processing transactions, including card networks and, with respect to a portion of payment card transactions, a third-party payment processor, which subjects us and our members to risks related to the vulnerabilities of those third parties. Our brand may be harmed by a single significant incident of fraud or increases in the overall level of fraud involving our products, bank partners, and service providers, or those of others in our industry. Such damage may reduce the use and acceptance of our products or lead to greater regulatory scrutiny that would increase our compliance costs. Fraudulent activity may also result in business interruption, litigation, governmental investigations, financial losses, and the imposition of regulatory penalties and significant monetary fines, which may adversely affect our business, financial condition, and results of operations.
In addition, to address the challenges we face with respect to fraudulent activity, we have implemented risk control mechanisms that may make it more difficult for members to obtain and use our products, which may adversely affect our business as a result. Such measures may lead to increased regulatory scrutiny, including inquiries and investigations, and the potential for fines and penalties, and may also result in business interruption or changes to our business practices. We may also be subject to lawsuits, consumer class actions, and regulatory or other proceedings, which may result in judgments, penalties, fees, and expenses. All of these outcomes may adversely affect our business, financial condition, and results of operations.
Our business, financial condition, and results of operations may be adversely affected if our risk management framework does not effectively identify, assess, and mitigate risk.
We offer access to financial services to a large number of members through a suite of spending, liquidity, and other products. We are required by our bank partners and regulators to vet and monitor these members and the transactions in their Chime accounts as part of our risk management efforts, but our risk management processes may not be continuously effective in detecting and mitigating risks such as fraud and illegitimate transactions. Further, the highly automated nature of, and liquidity offered by, the products to which we provide access make us a target for illegal or improper uses, including scams and fraud directed at our members, government benefits fraud, fraudulent or illegal sales of goods or services, money laundering, and terrorist financing, all of which may be difficult for our risk models to accurately identify, assess, and mitigate.
Our risk management policies, procedures, models, and processes, including with respect to underwriting standards, may not be sufficient to identify all of the risks to which we are exposed, may not enable us to prevent or mitigate the risks we have identified, including by adequately identifying, freezing, or closing fraudulent member accounts, and may not identify additional risks to which we may become subject in the future. Our current business, the changing and uncertain macroeconomic, geopolitical, and regulatory environment, and our anticipated growth, including expansion into new product areas, will continue to place significant demands on our risk management efforts. We will need to continue developing, improving, and making investments in our risk management infrastructure, models, and processes which will increase our costs of operations. If our risk management framework does not successfully identify, assess, and mitigate our risks, our business, financial condition, and results of operations may be adversely affected.
Currently, a portion of member transactions are processed through Galileo, a third-party payment processor, and a portion of member transactions are processed through ChimeCore. Any problems or delays with the transition to ChimeCore may adversely affect our business, financial condition, and results of operations.
We have made and will continue to make substantial investments in ChimeCore, our proprietary payment processor and ledger, which launched in 2024. ChimeCore currently processes a portion of the payments, transfers, deposits, withdrawals, and other financial transactions that are conducted through our platform. ChimeCore’s role in transaction processing does not involve receiving or transmitting funds; rather, as transaction processor, ChimeCore’s role is to facilitate the necessary messaging between parties involved in a transaction (e.g., members, bank partners, external banks involved in a transaction, and card networks) that allows for the processing of the applicable transaction. ChimeCore also serves as the system of record for a portion of member accounts, keeping track of transaction, balance, and other data. We have begun the migration of accounts and existing products to ChimeCore, but we cannot provide assurances regarding the timing or success of a full transition to ChimeCore. As of the end of 2024, we had transitioned all credit card transactions to being processed by ChimeCore, while all debit card transactions were still processed by Galileo. We have incurred costs in connection with the transition to ChimeCore and expect to continue to do so, and any future problems with or delays in the timing of such transition may cause us to incur additional costs or otherwise adversely affect our business, financial condition, and results of operations. In February 2025, we entered into an amendment with Galileo that modifies the terms of our existing agreement to remove certain minimum monthly payments and provides for the payment of an $18 million termination fee by us in March 2026. While our agreement with Galileo only permits Galileo to terminate the agreement for cause prior to June 30, 2026, and provides that Galileo will provide assistance migrating services to Chime or a new processor if requested by us, if our agreement with Galileo terminated earlier than we expect, we would need to transition the portion of member transactions currently processed through Galileo to ChimeCore or an alternate processor, which may result in additional costs, require additional management attention, and otherwise adversely affect our business, financial condition and results of operations. For additional risks related to our dependence on third-party service providers, see the risk factor titled “In addition to our bank partners, we rely on third parties and their systems for a variety of services, and we face risks associated with any failure by these third parties to adequately perform these services, which may adversely affect our business, financial condition, and results of operations.”
We depend in part on the experience and expertise of our Co-Founders, senior management team, and key technical employees, and the loss of any such key employee may adversely affect our business, financial condition, and results of operations.
Our success depends in part on the continued service of Christopher Britt, our Co-Founder, Chairperson, and Chief Executive Officer, and Ryan King, our Co-Founder and a member of our board of directors, as well as our senior management team and other key employees. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, potentially disrupting our business. Any employment agreements we have with our executive officers or other key personnel do not require them to continue to work for us for any specified period and, therefore, they may terminate their employment with us at any time. In addition, we do not maintain any key person life insurance policies. The loss of either of our Co-Founders or any other member of our senior management team, or key personnel may delay or prevent the achievement of our business objectives, and because of the nature of our business, the loss of any significant number of our existing engineering and project management personnel may also adversely affect our business, financial condition, and results of operations.

If we are unable to retain or motivate key personnel, hire qualified personnel, or maintain our corporate culture, our business, financial condition, and results of operations may be adversely affected.
Our performance and ability to grow our business largely depends on the talents and efforts of highly skilled individuals and our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization. Competition in our industry relating to hiring and retaining employees with appropriate qualifications and at an appropriate cost is intense, especially in the San Francisco Bay Area, where our headquarters is located and where we have a substantial presence and need for highly skilled personnel, such as software engineers, computer scientists, and other technical personnel. Any changes to U.S. immigration policies that restrain the flow of technical and professional talent may inhibit our ability to recruit and retain highly qualified employees. Many of the companies we compete with for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of time and resources, and potential liability for us or our employees.
We may need to invest significant amounts of cash and equity to attract new and retain employees, and we may never realize returns on these investments. Many of our current employees hold RSUs that vest upon the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition. The liquidity-based vesting condition of such RSUs will be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part and as a result, such employees may vest with respect to a significant portion of these RSUs at such time. It may be difficult for us to continue to retain and motivate these employees and the value of their holdings could affect their decisions about whether they continue to work for us. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. If the actual or perceived value of our equity compensation declines, it may adversely affect our ability to hire or retain highly skilled employees, or we may need to incur additional stock-based compensation expense to do so. Further, our recent hires and planned hires may not become productive as quickly as we expect, and we may not be able to hire or retain qualified personnel in a timely manner. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. If we are unable to hire, train, and retain a sufficient number of qualified and successful personnel, our business, financial condition, and results of operations may be adversely affected.
In addition, we believe in the importance of our corporate culture, which fosters high performance by prioritizing our core values. As our organization grows and expands, and as employees’ workplace expectations evolve, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture. Our inability to maintain our corporate culture may negatively affect our ability to attract and retain employees, harm our brand, or adversely affect our future growth.
We have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
We were founded in 2012 and have since continued to add new Active Members and introduce new products to our platform. Our business has grown rapidly both in terms of Active Members served, revenue, and complexity, in particular as we have scaled the liquidity products offered through our platform. Accordingly, we have a relatively limited history operating at our current scale and this makes it difficult to effectively evaluate our future prospects and the risks and challenges we may encounter, including our ability to forecast our revenue and other key metrics and to budget for and manage our expenses. You should consider our future prospects in light of this limited operating history at our current scale and the other challenges and uncertainties that we face, including that it may not be possible to discern fully the trends that we are subject to and that elements of our business strategy are new and subject to ongoing development and regulation. In addition, most of our operating history has coincided with an extended period of general macroeconomic growth in the United States, as well as growth in the financial services and technology industries in which we operate. While our Active Members often use their Chime-branded debit and credit cards for everyday expenses such as food and groceries, gas, and utilities, we may not be able to respond effectively to the impact of a prolonged economic downturn or slow industry growth on our business or on our members. Because we have limited historical financial data when operating at our current scale and operate in an evolving market, any predictions about our future revenue, expenses, and other key metrics may not be as accurate as they would be if we had a longer operating history at our current scale or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries, including those described in this “Risk Factors” section. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations may differ materially from expectations and our business, financial condition, and results of operations may be adversely affected.
Our recent rapid growth may not be indicative of future growth, and we may not be able to manage our growth effectively, which may adversely affect our business, financial condition, and results of operations.
Our business has grown rapidly, and this growth has placed, and may continue to place, significant demands on our management and our operational, compliance, and financial infrastructure. Our ability to manage our growth effectively and to integrate new employees, technologies, products, and acquisitions into our existing business will require us to continue to expand our operational, compliance, and financial infrastructure and to continue to retain, attract, train, motivate, and manage employees. Continued growth may strain our ability to develop and improve our operational, compliance, financial, and management controls, enhance our reporting systems and procedures, recruit, train, and retain highly skilled personnel, maintain member satisfaction, and maintain our corporate culture. If we do not effectively manage the growth of our business and operations, the quality of our products may suffer or we may be subject to regulatory scrutiny or enforcement, which may harm our brand and our ability to attract and retain Active Members. These factors may adversely affect our business, financial condition, and results of operations.
We face a number of risks related to our strategic transactions which may adversely affect our business, financial condition, and results of operations.
As part of our business strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services, and other assets and strategic investments that complement our business. We have previously acquired and continue to evaluate targets that operate in relatively nascent markets, such as our acquisition of Salt Labs in June 2024, and there is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial revenue. We may be unable to identify or complete prospective strategic transactions for many reasons, including competition from other potential acquirers, the effects of consolidation in our industries, and potentially high valuations of acquisition candidates. Even if we do identify strategic transactions or enter into agreements with respect to such transactions, applicable antitrust laws and other regulations may limit our ability to acquire targets or force us to divest all or a portion of our business or an acquired business. If we are unable to identify suitable targets or complete acquisitions, our growth prospects may suffer, and we may not be able to realize sufficient scale and technological advantages to compete effectively in all markets.
Acquisitions involve numerous risks, any of which may harm our business and negatively affect our financial condition and results of operations, including:
•intense competition for suitable acquisition targets, which may increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;
•unforeseen expenses, delays, or conditions imposed upon the acquisition or transaction, including due to required regulatory approvals or consents, or fees that may be triggered upon a failure to consummate an acquisition or transaction for certain reasons;
•failure to retain and obtain required regulatory approvals, licenses, and permits;
•transaction-related lawsuits or claims;
•difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;
•difficulties in retaining key employees or business partners of an acquired company;

•diversion of financial and management resources from existing operations or alternative acquisition opportunities;
•failure to realize the anticipated benefits or synergies of a transaction;
•the incurrence of debt or dilution related to equity issuances in connection with a transaction;
•failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, revenue recognition or other accounting practices, security vulnerabilities, or employee issues;
•risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;
•theft of our trade secrets or confidential information that we share with potential acquisition candidates;
•risk that an acquired company or investment in new offerings cannibalizes a portion of our existing business; and
•adverse market reaction to an acquisition.
If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services, and other assets, strategic investments, and other strategic transactions, or if we fail to successfully integrate such acquisitions or investments, our business, financial condition, and results of operations may be adversely affected.
We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which may adversely affect our business, financial condition, and results of operations.
As a public company, we will incur greater legal, accounting, and other expenses than we incurred as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the Dodd-Frank Act, the rules and regulations of the SEC, and the Nasdaq listing standards. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. Preparing for compliance with these requirements has increased, and we anticipate that ongoing compliance with these requirements will continue to increase, our legal, accounting, and financial compliance costs, and increase demand on our systems, making some activities more time-consuming and costly. We expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage, or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.
As a public company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In that regard, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In addition, as a public company, we may be subject to shareholder activism, which can lead to substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate.
As a result of disclosure of information in our public filings with the SEC as required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, and results of operations may be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, may divert the resources of our management and our board of directors, and adversely affect our business, financial condition, and results of operations.
Further, many members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws and regulations pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our management and may divert their attention away from the day-to-day management of our business, which may adversely affect our business, financial condition, and results of operations.
Risks Related to Regulatory and Legal Matters
Our business is subject to a wide range of complex and evolving laws and regulations, which are subject to change and to uncertain interpretation, and failure by us or by our bank partners or third-party service providers to comply with such laws and regulations may adversely affect our business, financial condition, and results of operations.
Our business is subject to a wide variety of local, state, and federal laws, regulations, licensing regimes, and industry standards, either directly or indirectly through our relationships with our bank partners and third-party service providers. These laws, regulations, licensing regimes, and industry standards govern numerous areas that are important to our business, and include, or may in the future include, those relating to banking, consumer protection, interchange fees, lending, debt collection, money transmission, payments services (such as payment processing and settlement services), anti-money laundering, international sanctions, privacy, data protection, and data security. For more information about the laws and regulations that we are subject to, see the section titled “Business—Regulatory Environment.”
These laws and regulations, all of which are subject to change and many of which are subject to uncertain interpretation and application, are enforced by multiple authorities and governing bodies in the United States, including federal agencies, such as the Consumer Financial Protection Bureau (“CFPB”), Office of the Comptroller of the Currency (“OCC”), and FDIC, self-regulatory organizations, and numerous state and local agencies. In addition, new laws or regulations may be adopted that further regulate our business and/or our bank partners. We may not always be able to accurately predict the scope or applicability of regulations to our business, particularly as we launch new products or expand into new areas of operations.
In addition to laws and regulations that apply directly to us, we are contractually obligated to comply with (or facilitate our bank partners’ compliance with) laws, regulations, guidance, and industry standards through our relationships with our bank partners. Under our contracts with our bank partners, we make representations and warranties and covenants concerning our compliance with specific policies of the bank partner, and our compliance with certain procedures and guidelines related to laws and regulations applicable to our bank partners, as well as the services provided by us. If those representations and warranties were not accurate when made or if we fail to perform a covenant, we may be liable for any resulting damages, and our brand and ability to continue to attract new bank partners may be adversely affected. Any such inaccuracy or failure to perform may be material and may result in a bank partner’s termination of our agreement with them. See the risk factor titled “Our relationships with our bank partners are crucial to our business, and we may be unable to maintain our relationship with either of our bank partners, which may adversely affect our business, financial condition, and results of operations.” Further, the cost of compliance with the various laws and regulations we or our bank partners are subject to is significant, particularly when the application, interpretation, and enforcement of these laws and regulations are uncertain in the rapidly evolving industry in which we operate. The uncertainty of these existing and proposed laws and regulations has impacted our development of new products, required a significant amount of management’s attention and resources, and increased legal and other advisory service fees, and we will continue to navigate an uncertain legal and regulatory environment.

Failure to comply with applicable laws or regulations by us, our bank partners, or other third parties may subject us to a wide array of consequences, including investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. See the risk factor titled “The CFPB has significant authority to regulate consumer financial services, and there is uncertainty as to how the agency’s actions or the actions of any other agency may impact our business.” In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in legal and other advisory services fees. Any adverse outcome or settlement of enforcement actions, investigations, sanctions, and other potential adverse consequences, or any actual or threatened civil or criminal litigation may adversely affect our business, financial condition, and results of operations.
The regulatory framework for our business is evolving and uncertain as federal and state governments consider new laws and regulations to regulate financial services companies and their partners that, independently or together, provide digital banking services. Additional laws and regulations, or new interpretations thereof, may adversely affect our business, financial condition, and results of operations.
The regulatory framework for financial services companies that provide services like ours, including partnering with a bank to offer digital banking, is evolving and uncertain. It is possible that new federal or state laws and regulations will be adopted or that existing laws and regulations may be interpreted in new ways that affect the operation of our business and the way in which we interact with our members or bank partners.
Various lawmakers, regulators, and other public officials have made statements about financial technology companies, banking services, consumer financial services, paycheck advances, loans, and payment processing and signaled a focus on new or additional laws or regulations and related interpretations thereof, that, if acted upon, may adversely affect our business. Some of the issues raised by various regulators include interchange fee regulation, program monetization (including interest and fee structures, particularly “junk fees,” and voluntary tipping by consumers), bank partnership supervision and regulation, earned wage access, and the risks posed to consumers by digital-only financial services companies, including with respect to access to accounts, account closures, accuracy of account records, service interruptions, privacy and data protection concerns, fraud, and data breaches. Regulators have noted that there may be confusion among consumers, regulators, and market participants regarding strategic partnerships between banks and financial technology companies, including regarding the roles and responsibilities of each party. To the extent that regulatory authorities or legislative bodies adopt additional regulations or legislation relating to our business, we may need to make changes to our business and operations. If we fail to comply with laws and regulations applicable to our business in a timely and appropriate manner, we may be subject to litigation or regulatory proceedings, we may have to pay fines and penalties, and our relationship with our members and brand may be harmed, any of which may adversely affect our business, financial condition, and results of operations.
Additionally, new laws or regulations related to interchange fees may be enacted. For example, Illinois recently enacted the Interchange Fee Prohibition Act (“IFPA”), which, among other things, prohibits card issuers, card networks, and other entities from receiving interchange fees from or charging a merchant on the portion of a card transaction that is attributable to taxes or gratuities. The IFPA is being challenged in litigation, but if it or legislation regulating interchange fees in other jurisdictions goes into effect, then revenue from interchange-based fees that we derive from transactions subject to such legislation may be harmed. Further, complying with a patchwork of state laws governing interchange fees may create compliance burdens for our bank partners and us, which may adversely affect our business, financial condition, and results of operations.
We are subject to risks related to the banking ecosystem, including through our bank partnerships, FDIC regulations and policies, and other regulatory obligations, which may adversely affect our business, financial condition, and results of operations.
Volatility in the banking and financial services sectors, including bank failures, may impact our bank partnerships and negatively impact our business. For example, we offer access to FDIC-insured deposit products through our partnerships with banks that are members of the FDIC. Through our platform, our members access checking accounts, in which funds are held by each of our bank partners in an omnibus account (a deposit account established for the benefit of multiple beneficial owners) on their books for the benefit of our members, as well as savings accounts that are part of a deposit sweep program (the “community deposit sweep program”), in which funds are swept into interest-bearing deposit accounts at other FDIC-insured banks that participate in the sweep program. To ensure these deposits are insured by the FDIC on a pass-through basis, we, our bank partners, and community deposit sweep program banks must meet certain conditions established by the FDIC, such as having policies and procedures to appropriately maintain records of members’ ownership of funds and to ensure that deposit account records and titling of the accounts reflect that funds are held for the benefit of our members. Deposit insurance coverage on a “pass-through” basis means that deposits made by our members at our bank partners through our platform and at community deposit sweep program banks through the community deposit sweep program are insured as if each member directly opened their own separate deposit accounts at the bank partner or community deposit sweep program bank. Pass-through insurance allows each individual member’s deposits made through our platform, together with any other accounts that the member may have at the bank partner or community deposit sweep program bank of the same ownership category, to be insured up to the applicable maximum deposit insurance amount. We believe these offerings through our platform currently comply and will continue to comply with all applicable requirements for each eligible member’s deposits made through our platform to be covered by FDIC insurance on a pass-through basis. However, the FDIC does not make determinations in advance of a bank’s failure as to whether the conditions have been satisfied for pass-through deposit insurance coverage to apply. Therefore, if the FDIC were to disagree with our determination, the FDIC might not recognize members’ claims as covered by deposit insurance in the event a bank partner or sweep program bank fails and enters receivership proceedings under the Federal Deposit Insurance Act (“FDIA”). Furthermore, if we or a non-bank third party that we work with (such as card networks and payment processors) were to fail or file for bankruptcy, FDIC deposit insurance would not cover any losses associated with that failure and receivership proceedings would not be entered into under the FDIA, because we are not a bank, nor are the non-bank third parties with which we work. If a bank partner or community deposit sweep program bank were to actually fail and enter receivership proceedings under the FDIA (regardless of whether we or any of the non-bank third parties with which we work also fail or file for bankruptcy) and if members’ deposits were not covered by FDIC insurance, including because pass-through insurance coverage was not provided by the FDIC, members may seek to hold us liable for the full amount of their uninsured deposit losses, and any such claims or litigation could be costly to address. Additionally, if we, a non-bank third party we work with, a bank partner or community deposit sweep program bank were to actually fail (regardless of whether the deposits are covered by FDIC insurance), or if there were concerns of any of the foregoing, our members may seek to withdraw their funds, or may not be able to withdraw all their funds in a timely manner, which may adversely affect our business, financial condition, and results of operations, including by leading to claims or litigation that may be costly to address.
Additionally, through contractual obligations to our bank partners in connection with these programs, we are subject to risk management standards for third-party relationships in accordance with federal bank regulatory guidance and examinations by the federal banking regulators. Should we or our bank partners be unable to satisfy these standards, we may have to discontinue certain products or third-party relationships, and our business, financial condition, and results of operations may be adversely affected.
The CFPB has significant authority to regulate consumer financial services, and there is uncertainty as to how the agency’s actions or the actions of any other agency may impact our business.
The CFPB has significant authority to regulate consumer financial products and services in the United States, including consumer credit, deposits, payments, and similar products and services. We are subject to supervision by the CFPB, and comprehensive and rigorous examinations to assess our compliance with consumer financial protection laws are possible should the CFPB exercise its authorities; any examinations may result in matters requiring management’s attention, as well as potentially a referral for investigation and enforcement action, which may result in civil monetary penalties and limits on our activities or functions, among other relief. We have been, and may continue to be, subject to enforcement action from the CFPB, which may be public and may harm our brand, cause Active Members to stop using our platform, impair our ability to grow our Active Member base, subject us to financial penalties and liabilities, and otherwise adversely affect our business, financial condition, and results of operations. For example, in May 2024, we entered into a Consent Order with the CFPB (the “CFPB Consent Order”) agreeing, among other things, to pay a $3.25 million penalty to the CFPB and a total of $1.3 million in redress to a subset of former members who, after closure of their accounts, were sent an allegedly delayed check for the account balance, and to implement compliance enhancements to prevent recurrences of such delays in the future. The CFPB Consent Order imposes certain compliance, regulatory reporting, and enhanced recordkeeping requirements on us for a period of five years, and any noncompliance with the order may result in further exposure to CFPB action.
The CFPB is also authorized to prevent “unfair, deceptive, or abusive acts or practices” through its rulemaking, supervisory, and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the types of products we offer to members on our platform. The CFPB may request reports concerning our organization, business conduct, markets, and activities.
If the CFPB changes or modifies federal consumer financial protection regulations under its rulemaking authority, modifies, through supervision or enforcement, past regulatory guidance, or interprets existing regulations in a different or stricter manner than prior interpretations by us, the industry, or other regulators, our compliance costs and litigation exposure may increase materially. For example, regulatory guidance is currently uncertain and still evolving and there are not well-established regulatory norms for establishing compliance with respect to the application of the ECOA and Regulation B to credit risk models that rely upon alternative variables and ML. Evolving views regarding the use of AI and ML in providing financial services functions, such as assessing credit risk or providing member support, may result in the CFPB taking actions that result in requirements to alter impacted financial products, making them less attractive and restricting our ability to offer them, or to cease offering access to such financial products entirely. Further, we cannot be certain of the regulatory priorities of the CFPB, including how aggressively it will enact its supervisory and enforcement abilities, and regulatory uncertainty or future changes in the regulatory landscape, whether with respect to the CFPB, state regulators, or otherwise, may make our business planning more difficult or potentially harm our business, financial condition, and results of operations.
Although we have committed resources to enhancing our compliance programs, future enforcement actions by the CFPB against us or our bank partners may discourage the use of our products or platform, which may harm our brand, result in the loss of bank partners, cause Active Members to stop using our platform, impair our ability to grow our Active Member base, and otherwise adversely affect our business, results of operations, and financial condition.
We have been subject to litigation and regulatory investigations, actions, and settlements, and we expect to continue to be subject to such proceedings in the future, which may cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.
From time to time we have been, and we expect to continue to be, subject to legal and regulatory proceedings arising out of our business practices and operations, including individual and class action lawsuits, lawsuits alleging regulatory violations such as Unfair or Deceptive Acts or Practices (“UDAP”) or Unfair, Deceptive, or Abusive Acts or Practices (“UDAAP”) violations, arbitration claims, government subpoenas, and regulatory and governmental inquiries, examinations, investigations, requests, and enforcement proceedings, and other claims and proceedings, including those involving consumer protection, labor and employment, intellectual property, privacy, data protection, data security, tax, commercial disputes, record retention, and other matters. The number and significance of these claims, lawsuits, exams, investigations, inquiries, and requests have increased as our business has expanded in scope and geographic reach, and our products have increased in complexity. For example, in March 2021, we entered into settlement agreements with the California Department of Financial Protection and Innovation (“DFPI”) and the Illinois Department of Financial and Professional Regulation – Division of Banking, agreeing to make changes to our marketing and other practices that allegedly implied we were a bank. The Illinois settlement also required us to pay a $200,000 civil money penalty to the state. In a separate matter, in February 2024, we entered into a Consent Order with the DFPI (the “DFPI Consent Order”) agreeing to continue or to undertake actions to enhance our customer service procedures and processes. The DFPI Consent Order required us to pay a $2.5 million penalty to the DFPI. Further, in May 2024, we entered into the CFPB Consent Order as discussed above. Also, we have been and continue to be subject to investigations from other state legal or regulatory authorities which have resulted in and may continue to result in additional settlements or public consent orders. Each such settlement also imposed ongoing compliance obligations related to the underlying subject matter of the regulatory allegation, and any future settlement of compliance allegations would be anticipated to do the same. In addition, some state attorneys general have indicated that they intend to take a more active role in enforcing consumer protection laws, including by relying on the Dodd-Frank Act provisions that authorize state attorneys general to enforce certain provisions of federal consumer financial laws and obtain civil money penalties and other relief available to the CFPB.
The scope, timing, outcome, consequences, and impact of claims, lawsuits, proceedings, investigations, inquiries, and requests that we are subject to cannot be predicted with certainty. Determining reserves for our pending litigation is a complex, fact-intensive process that requires significant judgment. Furthermore, resolution or settlement of such claims, lawsuits, proceedings, investigations, inquiries, and requests may result in substantial fines and penalties, which may adversely affect our business, financial condition, and results of operations. These claims, lawsuits, proceedings, exams, investigations, inquiries, and requests may also: (i) result in reputational harm, criminal sanctions, consent decrees, orders preventing us from offering specific products, functionalities, or causing us to change our marketing practices, making it more difficult or more expensive to grow our Active Member base, (ii) require us to modify or suspend our business practices, (iii) require us to develop non-infringing or otherwise altered products or technologies, (iv) prompt ancillary claims, lawsuits, proceedings, investigations, inquiries, and requests, (v) consume financial and other resources which may otherwise be utilized for other purposes such as advancing our existing or developing new products, or (vi) cause a breach or cancellation of our bank partner or third-party service provider contracts. Further, our general business liability insurance may not cover all potential claims made against us or be sufficient to indemnify us for all liability that may be imposed by such claims. Any of these consequences may adversely affect our business, financial condition, and results of operations.
If any of the loans or advances that support the liquidity products offered through our platform are found to violate any applicable state usury laws or other lending laws, we may be subject to penalties, and we may be forced to modify our business practices, each of which may adversely affect our business, financial condition, and results of operations.
Under principles of federal preemption, the terms and conditions of the loans originated by banks such as our bank partners are subject only to the usury limitation in the state from which the bank originates the loan. Additionally, through either federal preemption or express statutory exemptions, bank-originated loans typically are not subject to state consumer finance laws, including, with respect to national banks such as our current bank partners, state licensing requirements. The liquidity products available through our platform are offered in a manner that relies on our bank partners being treated as the “true lender” for such loans and lines of credit with respect to licensing, interest rate, fee, product term, disclosure, and similar regulatory considerations. Based on the structure of our bank partnership programs, including factors such as that our bank partners substantially control lending activities and own line of credit accounts, we anticipate that our bank partners will be treated as the “true lender.” However, recent litigation and regulatory enforcement has challenged, or is currently challenging, the characterization of bank partners as the “true lender” in connection with programs involving origination and/or servicing relationships between a bank partner and non-bank lending platform or program manager. Federal and state courts evaluating true lender claims have adopted inconsistent standards for determining when relationships should be recharacterized that make the outcome of any particular challenge uncertain. States have also been more active in the past several years in amending licensing and usury laws to include anti-evasion provisions that seek to treat non-bank entities that partner with banks to offer credit products as the lender for various state regulatory purposes. Such anti-evasion provisions remain subject to substantial uncertainty as to their scope, given the relative lack of guidance and enforcement history to date. In addition, for national banks such as our current bank partners, the question of preemption of a particular state law by federal banking law often requires a practical assessment on a case-by-case basis, and state laws that regulate activities in which national banks may engage are not categorically preempted. If a court, or a state or federal enforcement agency, were to deem us, rather than our bank partners, the “true lender” for loans facilitated by our platform, or if for any reason the loans were deemed subject to and in violation of state consumer finance laws that are not preempted by federal law, we may be subject to fines, damages, injunctive relief, including requiring us to modify or suspend our business practices, and other penalties or consequences, and the loans may be rendered void or unenforceable in whole or in part, any of which may adversely affect our business, financial condition, and results of operations.
Further, in some instances, we purchase the receivables, or an economic interest in the receivables, generated by the liquidity and other products offered through our platform, with our bank partner retaining ownership of the accounts and remaining the party to whom payment is owed. Certain litigation has challenged the ability of loan assignees to rely on the preemption that applied to the original lender and, therefore, the assignee’s right to collect interest in accordance with the assigned contract that was valid when made. For example, several state attorneys general have brought litigation challenging rules issued by the OCC and the FDIC codifying the doctrine that, if an interest rate was legal when the loan was made by a bank, that rate remains legal after any sale, assignment, or other transfer of the loan to a non-bank entity. Although these challenges were unsuccessful, it is uncertain whether these or other state attorneys general will file similar suits with respect to any other rule regarding the permissibility of interest rates by the FDIC, OCC, or other regulators. We also cannot be certain whether these rules will be given effect by courts and regulators in a manner that mitigates risks relating to state interest rate limits and related risks to us, our bank partners, or the loans facilitated by our platform.
More generally, if a court, or a state or federal enforcement agency, were to successfully challenge our arrangement and recharacterize us as the “true lender” or as a loan assignee for which interest rate preemption under the federal banking laws does not apply, and if for this reason (or any other reason) the loans were deemed subject to and in violation of consumer finance laws, we may be subject to fines, damages, injunctive relief, and other penalties or consequences, and the loans may be rendered void or unenforceable in whole or in part, which may adversely affect our business, financial condition, and results of operations. In the event of such a challenge or if our arrangements with our bank partners were to change or terminate for any reason, we may incur substantial costs to find additional bank partners, obtain new state licenses, be subject to the interest rate limitations and other consumer lending regulations of certain states, and/or be prevented from providing certain products and services. There can be no assurance that these regulatory matters or other factors will not affect how we operate our business in its current form. Any of the foregoing may adversely affect our business, financial condition, and results of operations.
We may be subject to additional laws and regulations as we introduce new products or update our platform, which may adversely affect our business, financial condition, and results of operations.
We intend to continue to explore new products, and new models and structures for existing products, including with bank partners. Our current products subject us to reporting requirements, bonding requirements, and inspection by applicable regulatory agencies, and our future products may potentially require, or be deemed to require, additional data, procedures, partnerships, licenses, regulatory approvals, or capabilities that we have not yet obtained or developed. If proposed new product offerings result in the application of regulatory requirements that we cannot satisfy, or if any of our new products, or new models or structures for our products, impose requirements on us that are costly or burdensome to comply with, our business, financial condition, and results of operations may be adversely affected.
The highly regulated environment in which our bank partners operate may adversely affect our business, financial condition, and results of operations.
Our bank partners are subject to federal and state supervision and regulation. Federal regulation of the banking industry, along with tax and accounting laws, regulations, rules, and standards, may limit their operations significantly and control the methods by which they conduct business. In addition, compliance with laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance requirements. Regulatory requirements affect our bank partners’ lending practices and investment practices, among other aspects of their businesses, and restrict transactions between us and our bank partners. These requirements may constrain the operations of our bank partners and harm our ability to continue to attract new bank partners, and the adoption of new laws and changes to, or repeal of, existing laws may have a further impact on our business.
Banks and other financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable state and federal laws and regulations, including interpretations thereof, have been subject to significant changes in recent years, and may be subject to significant future changes. We cannot predict with any degree of certainty the substance or effect of pending or future legislation or regulation or the application of laws and regulations to our current or any prospective bank partners or our relationships with such bank partners. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the laws and regulations. Future changes to law and regulations may harm our current or any prospective bank partners or our relationships therewith and, therefore, adversely affect our business, financial condition, and results of operations.

If we are found to be operating without having obtained necessary state or local licenses, our business, financial condition, and results of operations may be adversely affected.
Some states have adopted laws regulating and requiring licensing by parties that engage in certain activities regarding consumer finance transactions, including facilitating and assisting such transactions in certain circumstances. Furthermore, some states and localities have also adopted laws requiring licensing for consumer debt collection or servicing, the acquisition of receivables or other economic interests related to consumer credit transactions, or other consumer financial activities. While we believe we have obtained, or are in the process of obtaining, all necessary licenses, the application of some consumer finance licensing laws to our platform and our products, as well as to our bank partners, is unclear. In addition, state and local licensing requirements may evolve over time, including around loan solicitation (and related origination facilitation activities), servicing, and debt collection. If we are found to be in violation of applicable state or local licensing requirements by a court or a state, federal, or local enforcement agency, we may be subject to fines, criminal or civil penalties, damages, or injunctive relief, including requiring us to modify or suspend our business practices, and other penalties or consequences, and the loans that support the liquidity products offered through our platform may be rendered void or unenforceable in whole or in part, any of which may adversely affect our business, financial condition, and results of operations.
Stringent and changing laws and other requirements relating to privacy, data protection, and data security may adversely affect our brand, business, financial condition, and results of operations.
We are subject to numerous laws, regulations, guidance, and industry standards relating to the collection, storage, use, disclosure, transfer, and other processing of a wide variety of information, including non-public personal information and other personal information of our members. We are also subject to stringent contractual and other requirements relating to privacy, data protection, and data security, including requirements from our bank partners to safeguard non-public personal information. The legal and regulatory environment, and our contractual and other requirements, relating to privacy, data protection, and data security is rapidly evolving and may develop and evolve in ways we cannot predict. Further, these requirements may apply generally to the handling of personal information or may be specific to industries, sectors, contexts, or locations. The continued proliferation of laws and regulations relating to privacy, data protection, and data security in the jurisdictions in which we operate is likely to result in a disparate array of laws, regulations, guidance, industry standards, and other actual and asserted obligations with unaligned or conflicting provisions, accountability requirements, individual rights, and national or local enforcement powers, which may subject us to increased regulatory scrutiny and business costs and may lead to unintended consumer confusion. In addition, we may become subject to additional laws and regulations relating to privacy, data protection, and data security in jurisdictions in which we may operate in the future (including any non-U.S. jurisdictions), which may require us to change our business practices and result in increased compliance costs.
Many jurisdictions in which we operate have enacted, or are in the process of enacting, laws or regulations addressing privacy, data protection, and data security. For example, in the United States there are numerous federal and state privacy, data protection, and data security laws and regulations governing the collection, storage, use, disclosure, transfer, and other processing of personal information. We are also contractually subject to applicable requirements under the Gramm Leach Bliley Act (which regulates the confidentiality and security of non-public personal information obtained by financial institutions, including non-banking financial institutions significantly engaged in providing financial products or services) (the “GLBA”). In addition, we are subject to the laws and regulations promulgated under the authority of the Federal Trade Commission (which regulates unfair or deceptive acts or practices, including with respect to privacy, data protection and data security). At the state level, California and numerous other U.S. states have enacted, are in the process of enacting or are proposing to enact comprehensive state-level privacy laws governing the collection, storage, use, disclosure, transfer, and other processing of their residents’ personal information. For example, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (the “CCPA”), gives California residents rights in their personal information including to access and delete their personal information, opt out of sales of personal information or other personal information sharing, and receive detailed information about how their personal information is used. The CCPA also prohibits covered companies from discriminating against California residents for exercising any of their CCPA rights and provides for severe civil penalties for violations as well as a private right of action for data breaches.

Additionally, companies that store, transmit, or otherwise process credit card information are subject to the Payment Card Industry Data Security Standard (“PCI-DSS”), issued by the Payment Card Industry Security Standards Council. PCI-DSS contains compliance guidelines with regard to security surrounding the physical and electronic storage, transmission and processing of cardholder data. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology, such as those necessary to achieve compliance with PCI-DSS or with maintenance or adequate support of existing systems and technology may also disrupt or reduce the efficiency of our operations. If we, our bank partners, or our third-party service providers are unable to comply with the security standards established by banks and the payment card industry, we may be subject to fines, restrictions, and expulsion from card networks, which may materially and adversely affect our business.
Moreover, while we strive to publish and prominently display privacy notices that are accurate, comprehensive, and compliant with applicable laws, regulations, guidance, and industry standards, we cannot ensure that such privacy notices and other statements (including the privacy notices and statements that we display on behalf of our bank partners) or those of our third-party service providers will be sufficient to protect us from claims, proceedings, liability, or adverse publicity relating to privacy, data protection, and data security. Although we endeavor to comply with such privacy notices, we, our bank partners, or our third-party service providers may at times fail to do so or be alleged to have failed to do so. If such public statements about the use, collection, disclosure collection, storage, use, disclosure, transfer, and other processing of personal information (including non-public personal information), whether made through the privacy notices or statements provided on our, or our third-party service providers’, websites press releases, or otherwise, are alleged to be deceptive, unfair, or misrepresentative of our, our bank partners’, or our third-party service providers’ actual practices, we may be subject to potential government or legal investigation or action, including by the Federal Trade Commission or applicable state attorneys general.
Any failure or alleged or perceived failure by us, our bank partners or our third-party service providers to comply with new or existing laws, regulations, guidance, industry standards, and any amendments thereto or changes in interpretation thereof, our contractual obligations, or other actual or asserted obligations relating to privacy, data protection, or data security, including relating to our collection, storage, use, disclosure, transfer, and other processing of non-public personal information, or other personal information of our members may result in proceedings or actions against us by government agencies or others, subject us to significant fines, penalties, judgments, and negative publicity, require us to change our business practices, and increase the costs and complexity of compliance, any of which may adversely affect our brand, business, financial condition, and results of operations.
We are subject to laws and regulations covering anti-corruption, anti-bribery, trade sanctions, anti-money laundering, and similar laws, and non-compliance with such laws and regulations can subject us to criminal penalties or significant fines and adversely affect our business, financial condition, and results of operations.
We are subject to anti-corruption and anti-bribery and similar laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.S. domestic bribery statute contained in 18 U.S.C. § 201. These laws generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners, or third-party intermediaries even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures in place to address compliance with such laws, we cannot assure you that actions will not be taken in violation of our policies and applicable law, for which we may be ultimately held responsible.
Although Chime Financial, Inc. does not currently engage as a business in the transfer of funds and is not a “money services business” or otherwise subject to anti-money laundering registration requirements under U.S. federal or state law, we may in the future become subject to such requirements as a result of changes to federal and state laws, including changing interpretations by relevant authorities, regarding money services businesses and money transmitters. In addition, one of our wholly-owned subsidiaries holds licenses to operate as a money transmitter (or its equivalent) in various U.S. states, and is a money services business and subject to anti-money laundering registration requirements. Chime does not currently receive funds from or transmit funds on behalf of members. Instead, our platform serves as an interface between members who submit payment instructions and our bank partners who hold the members’ accounts. For example, Pay Anyone currently involves payments sent from a Chime member’s checking account at one of our bank partners, with the bank partner moving funds to the intended recipient’s account. Additionally, due to our relationships with our bank partners that are directly subject to anti-money laundering and anti-terrorism financing laws and regulations, and which are required by regulation to require us to comply with these laws and regulations, we have implemented an anti-money laundering program designed to prevent the offerings on our platform from being used to facilitate money laundering, terrorist financing, and other illicit activity. In addition, export controls and trade and economic sanctions prohibit the export, re-export, or transfer of specific products and services to sanctioned persons and sanctioned countries and territories and their governments. Our program is also designed to prevent offerings on our platform from being used to facilitate activity in violation of applicable sanctions laws and regulations, including conducting business in specified countries or with designated persons or entities, including those on lists promulgated by the Office of Foreign Assets Control (“OFAC”) and equivalent foreign authorities. Our anti-money laundering compliance program includes policies, procedures, reporting protocols, and internal controls, and is designed to comply with the requirements of our bank partners and assist in managing risk associated with money laundering and terrorist financing. Even though we take precautions to prevent our platform from being provided to sanctioned countries and territories and persons, our platform may be used by such persons despite such precautions.
These laws and regulations have been interpreted broadly and enforced aggressively in recent years. Any failure to comply with these laws and regulations may subject us to significant sanctions, fines, penalties, contractual liability to our partners, and reputational harm, all of which may adversely affect our business, financial condition, and results of operations.
Risks Related to Intellectual Property Matters
If we fail to adequately protect our intellectual property rights, our competitive position may be impaired, and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights, which may adversely affect our business, financial condition, and results of operations.
Our success depends in part on protecting our intellectual property rights. We rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, and contractual restrictions to establish and protect our intellectual property rights in our products. However, the steps we take to protect our intellectual property rights may be inadequate. We will not be able to protect our intellectual property rights if we are unable to obtain, maintain, or enforce our intellectual property rights or if we do not detect infringement, misappropriation, or other unauthorized use of our intellectual property rights. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and products and use information that we regard as proprietary to create products that compete with ours. Some license or other contractual provisions protecting against unauthorized use, copying, transfer, and disclosure of our technology, products, and proprietary information may be unenforceable under the laws of certain jurisdictions and foreign countries. Further, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. To the extent we expand our international activities, our exposure to unauthorized use, copying, transfer, and disclosure of our technology, products, and proprietary information may increase. In addition, the growing use of generative AI by us, our bank partners and our third-party developers presents an increased risk of unintentional and/or unauthorized use, copying, transfer, and disclosure of our intellectual property rights.
Any patents issued in the future may not provide us with any competitive advantages, and our patent applications may never be granted. For example, third parties, including our competitors, may assert patents relating to technologies that overlap or compete with our technology and seek to charge us a licensing fee or otherwise preclude the use of our technology. Additionally, the process of obtaining patent protection is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications, or we may not be able to do so at a reasonable cost or in a timely manner. Even if issued, these patents may not adequately protect our intellectual property rights, as the legal standards relating to the infringement, validity, enforceability, and scope of protection of patent and other intellectual property rights are complex and often uncertain.
Despite our efforts, unauthorized parties, including our competitors, may duplicate, mimic, reverse engineer, access, obtain, or use aspects of our technology, products, and proprietary information without our permission.

Moreover, there can be no guarantee that our efforts will prevent unauthorized parties, including our competitors, from designing around our intellectual property rights or independently developing technologies that are substantially equivalent or superior to our technology or products.
We rely on both registrations and common law protections for trademarks and service marks. However, we may be unable to prevent competitors or other third parties from acquiring or using trademarks or service marks that are similar to, infringe upon, misappropriate, or otherwise violate or diminish the value of our trademarks and service marks. The value of our trademarks and service marks may diminish if others assert rights in or ownership of our trademarks or service marks that are similar to ours, which may harm our corporate or brand identity and lead to customer confusion. There is a risk that our trademarks and service marks may not be adequate to protect our brand or may conflict with the registered trademarks or other intellectual property rights of other companies, which may require us to rebrand our products (which may result in loss of goodwill and brand recognition and require additional advertising and marketing expenditures) or defend against third-party claims.
While our software and other proprietary works of authorship may be protected under copyright laws, we have not registered any copyrights in these works. While registration is not necessary to benefit from copyright protection, registration provides additional benefits in certain jurisdictions, and is required to bring a copyright infringement lawsuit in the United States. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited in the United States.
We rely in part on trade secrets to maintain our competitive position. We enter into confidentiality and invention assignment agreements with our employees and consultants who are involved in the development of intellectual property for us and may enter into confidentiality agreements with the parties with whom we engage in business discussions and in conjunction with definitive agreements. We may not always be effective in controlling access to, use of and distribution of our intellectual property rights, products, or proprietary information, including our trade secrets.
Further, in order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights may be costly, time consuming, and distracting to management and may result in the impairment or loss of portions of our intellectual property rights. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity, enforceability, and scope of our intellectual property rights. Due to the significant amount of discovery required in connection with intellectual property litigation, our confidential information may be compromised by disclosure during litigation. Our inability to protect our technology, products, or proprietary information against unauthorized use, copying, transfer, or disclosure, as well as any costly litigation or diversion of our management’s attention and resources, may delay further the implementation of our products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or harm our brand, all of which may adversely affect our business, financial condition, and results of operations. In addition, we may be required to license additional technology from third parties to develop and market new products, and we may not be able to license that technology on commercially reasonable terms or at all, which may adversely affect our ability to compete.
We have been, and may in the future be, subject to intellectual property rights claims by third parties, which are extremely costly to defend, may require us to pay significant damages and may limit our ability to use certain technologies, which may adversely affect our business, financial condition, and results of operations.
Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of misappropriation, misuse, infringement, or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we do. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. It has become common in recent years for third parties in the United States to purchase patents or other intellectual property rights for the sole purpose of making claims of misappropriation, misuse, infringement, or other violations in an attempt to extract settlements from companies such as ours. From time to time, third parties may assert patent, copyright, trademark, or other intellectual property rights against us, our bank partners, our members, or other parties with which we have a relationship, including parties indemnified by us. We have in the past and may, in the future receive, notices that claim we have misappropriated, misused, infringed, or otherwise violated other parties’ intellectual property rights. To the extent we gain greater market visibility and/or as new technologies such as generative AI impact the industries in which we operate, we face a higher risk of being the subject of such claims.
Claims of misappropriation, misuse, infringement, or other violations of intellectual property rights may be extremely broad, and it may not be possible for us to conduct our business in such a way as to avoid all such claims. We also may be unaware of third-party intellectual property rights that cover or otherwise relate to some or all of our products.
Pending and future intellectual property claims, with or without merit, and even if we ultimately prevail, may be very time consuming, may be expensive to settle or litigate and may divert our management’s attention and other resources. These claims may also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims may also result in our having to stop using technology or other intellectual property found to be in violation of a third party’s rights. We may be required to seek a license for the technology or other intellectual property, which may not be available on commercially reasonable terms or at all. Even if a license were available, we may be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology or other intellectual property, which may require significant effort, time, and expense and may not be successful. If we cannot license or develop technology or other intellectual property for any aspect of our business found to be in violation of a third party’s rights, we may be forced to limit or stop offering our products and may be unable to compete effectively. In addition, there can be no guarantee that a third party who may have agreed to indemnify us for costs associated with intellectual property-related litigation, if any at all, will not refuse or be unable to uphold its contractual obligations. Any of these results may adversely affect our business, financial condition, and results of operations.
We use open source software in our products, which may subject us to litigation or other actions, which may adversely affect our business, financial condition, and results of operations.
We use open source software in our products, including certain elements within our AI systems, and may use more open source software in the future. From time to time, there have been claims challenging the manner of use or ownership of open source software against companies that incorporate open source software into their products and technologies. As a result, we may be subject to lawsuits by parties claiming misappropriation, misuse, infringement, ownership, misattribution, or other violations of what we believe to be open source software. Litigation may be costly for us to defend, adversely affect our business, results of operations, and financial condition or require us to devote additional research and development resources to change our products. In addition, if we were to combine our products with open source software in a certain manner, we may, under certain open source licenses, be required to release or license the source code of our products at no cost or otherwise impair our intellectual property. Such release may allow our competitors or other third parties to create similar products with lower development effort, time, and costs. Further, the terms of various open source licenses have not been interpreted by U.S. courts and as such there is a risk that such licenses may be construed in a manner that imposes unanticipated conditions or restrictions on our business. Due to the nascency of AI and uncertainty and evolving legal and regulatory regimes, these risks may be heightened with respect to the use of open source software within our AI systems and such use may pose additional risks relating to intellectual property ownership and license rights or the risk that open source licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our products. We have adopted an open source usage policy designed to mitigate risks associated with the use of open source software, including components integrated into to our AI systems, and we utilize specialized tools to assist in detecting vulnerabilities and enforcing security measures, but we cannot ensure that we have not incorporated open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies. If we inappropriately use open source software, we may be required to re-engineer our products, discontinue all or a portion of our products or take other remedial actions, any of which may adversely affect our business, financial condition, and results of operations.

In addition to risks related to license requirements, use of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or other contractual protections regarding misappropriation, misuse, infringement, ownership, misattribution, or other violations, the quality of the code or the origin of the open source software. Many of the risks associated with the use of open source software cannot be eliminated and may adversely affect our business, results of operations, financial condition, and future prospects. For instance, open source software is developed by programmers beyond our control and often may have security vulnerabilities, defects, or errors of which we may not be aware. Even if we become aware of any such vulnerabilities, defects, or errors, it may take a significant amount of time for either us or the relevant programmers to address such vulnerabilities, defects, or errors. Such a delay may negatively impact our products, including by adversely affecting the market’s perception of our products, impairing the functionality of our products, or delaying the launch of new products any of which may adversely affect our business, financial condition, and results of operations.
Risks Related to Financial and Tax Matters
We may incur substantial indebtedness and any failure to meet our debt obligations may adversely affect our business, financial condition, and results of operations.
We have entered into, and may continue to enter into, arrangements pursuant to which we may incur significant indebtedness, including our credit agreement with Morgan Stanley Senior Funding, Inc., as the administrative agent, the collateral agent, a letter of credit issuer and a lender, First-Citizens Bank & Trust Company, as a letter of credit issuer and a lender, and Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, MUFG Bank Ltd., Texas Capital Bank, and Deutsche Bank AG New York Branch, as lenders, which provides for a $475.0 million senior secured revolving credit facility maturing on March 31, 2030 (the “credit facility”). If we incur indebtedness under the credit facility, our ability to make payments on such debt, to repay such indebtedness when due, and to fund our business, operations, and capital expenditures will depend on our ability to generate or raise cash in the future. If we cannot service our indebtedness, we may have to take actions such as utilizing available capital, selling assets, selling equity, or reducing or delaying capital expenditures, strategic transactions, investments, and partnerships, any of which may impede the implementation of our business strategy, prevent us from entering into transactions that would otherwise benefit our business, and may adversely affect our business, financial condition, and results of operations. Our ability to restructure or refinance any debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. We also may not be able to refinance indebtedness on commercially reasonable terms, or at all.
Our obligations under the credit facility are required to be guaranteed by certain of our subsidiaries. Such obligations, including the guaranties, are secured by substantially all of our assets and those of the subsidiary guarantors. If we incur indebtedness under the credit facility and we are unable to repay or otherwise refinance such indebtedness when due, or if any event of default occurs under the credit facility, the lenders under our credit facility could accelerate our outstanding obligations. In the event that the lenders under our credit facility accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness and the lenders may seek to enforce their security interests in our assets as well as of those of the subsidiary guarantors.
If we incur indebtedness under the credit facility, we will be subject to variable interest rate risk because our interest rate under the credit facility varies based on a margin over an indexed rate or an adjusted base rate. If we incur indebtedness under the credit facility and interest rates were to increase substantially, it would adversely affect our results of operations and could affect our ability to service our indebtedness.
Our credit facility contains restrictive covenants that may limit our operating flexibility, which may adversely affect our business, financial condition, and results of operations.
Our credit facility contains restrictive covenants that limit our ability to, among other things, merge or consolidate with other companies, sell all or substantially all of our assets, incur additional indebtedness, incur liens, pay cash dividends, repurchase or redeem our equity interests, enter into transactions with affiliates, and make investments, subject in each case to customary exceptions. In addition, our credit facility requires us to satisfy a minimum liquidity covenant. There is no guarantee that we will be able to generate sufficient cash flow or revenue to satisfy the minimum liquidity covenant. Our ability to comply with these covenants may be affected by events beyond our control, and breaches of these covenants may result in a default under the credit facility, which would give the lenders the right to terminate their commitments to provide additional loans under the credit facility and to declare all borrowings, together with accrued and unpaid interest and fees, to be immediately due and payable.
We may require additional capital to support our business, and this capital may not be available to us on acceptable terms, if at all, which may adversely affect our business, financial condition, and results of operations.
We intend to continue to make investments to support our business and may require additional funds to do so. In particular, we may seek additional funds to develop new products, enhance our platform and existing products, expand our operations, including our sales and marketing organizations, improve our infrastructure or acquire complementary businesses, technologies, services, products, and other assets. In addition, we may use a portion of our cash to satisfy tax withholding and remittance obligations related to outstanding RSUs and PSUs. Accordingly, we may need to engage in equity, equity-linked, or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our stockholders may suffer significant dilution, and any new equity securities we issue may have rights, preferences, and privileges superior to those of holders of our Class A common stock. Any debt financing that we may secure in the future may involve restrictive covenants relating to our capital raising activities and other financial and operational matters, potentially making it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop new products, enhance our platform and existing products, and respond to business challenges may be impaired, and our business, financial condition, and results of operations may be adversely affected.

Our bank partners originate and hold on their balance sheets amounts related to the liquidity products offered through our platform. If we are unable to maintain these arrangements as we grow or we cannot find suitable alternative arrangements, our business, financial condition, and results of operations may be adversely affected.
Our bank partners originate loans and lines of credit related to the liquidity products offered through our platform and have historically held amounts on their balance sheets to support these liquidity products. In particular, Bancorp has committed to hold on its balance sheet an amount in connection with Credit Builder and liquidity products offered to members through our platform such as MyPay, SpotMe, Instant Loans, and other lending products, not to exceed, on an aggregate basis, 200% of its tier 1 capital, with such amount in connection with liquidity products excluding Credit Builder not to exceed 125% of its tier 1 capital (each as measured on the last day of each calendar quarter).49 Based on Bancorp’s tier 1 capital as of March 31, 2025, the amount of this commitment would have been approximately $1.8 billion (with such amount in connection with liquidity products excluding Credit Builder not to exceed approximately $1.1 billion). Bancorp has the right to limit originations under this commitment in the event the forecasted performance of the liquidity products offered under this commitment is expected to result in significant unrecoverable losses. Specifically, Bancorp has the right to limit originations under this commitment during periods when a specified threshold is projected to be exceeded relating to the forecasted ratio of (i) projected losses less projected revenue from the liquidity products offered under this commitment to (ii) the sum of our cash, our marketable securities, and certain assets held at Bancorp. Similarly, Stride currently originates liquidity products for our members and holds related amounts on its balance sheet. Under our agreement with Stride, Stride has the contractual option to sell individual MyPay receivables to us once such receivables have aged two days beyond their origination date. In addition, pursuant to the terms of our agreements with our bank partners, we may elect to or are contractually obligated to maintain collateral and reserve account balances related to the liquidity products offered through our platform. For example, we have historically elected to fund a cash collateral account at Bancorp and pledge receivables due from Bancorp to be used as collateral against all negative account balances through SpotMe or other transaction activity with respect to Bancorp. Similarly, we have historically fully secured all negative account balances through SpotMe or other transaction activity with respect to Stride by funding a reserve account and pledging certain accounts receivable due from Stride in a combined amount that collateralizes the total of such negative account balances. Pursuant to the Stride Agreements, we are required to ensure that negative account balances are fully secured and to at all times keep a minimum of $5 million in such reserve account as cash collateral. We cannot be certain that these balance sheet arrangements will be sufficient as we scale the existing liquidity products offered through our platform and in the event we introduce new liquidity products through our platform. If either of our bank partners chooses to reduce the volume of loans and lines of credit facilitated through our platform, or is unwilling or unable to originate loans and lines of credit or to hold amounts related to these products on its balance sheet, and cannot find suitable alternative arrangements, the originations of liquidity products offered through our platform may need to be reduced or we may need to seek alternative arrangements, which may not be available on favorable terms to us, or at all, and which may require lengthy transition periods. Further, if our collateral or reserve obligations increase, we may need to reduce spending in other areas. Any of the foregoing may adversely affect our business, financial condition, and results of operations. For additional risks associated with our bank partnerships, see the risk factor titled “Our relationships with our bank partners are crucial to our business, and we may be unable to maintain our relationship with either of our bank partners, which may adversely affect our business, financial condition, and results of operations.” For additional discussion of the liquidity products offered through our platform and the applicable contractual terms regarding collateral and reserve account balances, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity Products.”
We may also change our strategy with respect to how current and future liquidity products offered through our platform are originated and held over time depending on our needs and the attractiveness and availability of alternative structures. However, our future ability to provide access to liquidity products through our platform could be restricted due to a variety of factors, including our or our bank partners’ actual or perceived financial condition, risk loss history, risk management capabilities, including with respect to underwriting, overall business or industry prospects, adverse regulatory changes, or general disruptions to or volatility in the capital markets. If adequate alternative structures are not available, or are not available on acceptable terms, we may be unable to deliver the
49     Bancorp's tier 1 capital includes common shareholders’ equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles.

existing liquidity products or new products through our platform at our desired scale, which may adversely affect our business, financial condition, and results of operations.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations may be impaired, which may adversely affect our business, financial condition, and results of operations.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Nasdaq listing standards. The Sarbanes-Oxley Act and related Exchange Act rules require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to assure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to management, including our principal executive and financial officers, to allow timely decisions regarding disclosure. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.
Our current controls and any new controls that we develop may become inadequate because of changes in the conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, may harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting may also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting may also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Global Select Market. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.
We expect our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting may adversely affect our business, financial condition, and results of operations and may cause a decline in the market price of our Class A common stock.
We rely on assumptions and estimates to calculate certain of our metrics and other figures presented herein, and real or perceived inaccuracies in such metrics may adversely affect our brand and our business, financial condition, and results of operations.
Certain of the metrics and figures that we disclose, such as Active Members, ARPAM (with respect to the Active Members portion of the metric), Purchase Volume, attach rates, and cohort level data, are calculated using internal company data that has not been independently verified. While these metrics and figures are based on what we believe to be reasonable calculations for the applicable periods of measurement, there are inherent challenges in measuring these metrics and figures across our Active Member base. We regularly review and may adjust our processes for calculating our metrics and other figures to improve their accuracy, but these efforts may not prove successful, and we may discover material inaccuracies. In addition, our methodologies for calculating these metrics may be updated from time to time and may differ from the methodologies used by other companies to calculate similar metrics and figures. We may also discover unexpected errors in the data that we are using that resulted from technical or other errors. Additionally, the figures in this prospectus relating to the size and expected growth of our addressable market, or the estimates and assumptions that are used to derive such figures, may prove to be inaccurate. There is no guarantee that any particular number of the individuals included in these addressable market estimates will become Active Members or generate any particular level of revenue or that we will be able to successfully develop products in all additional areas covered by future addressable market opportunities. Even if the market in which we compete meets our size estimates and growth forecasts, our business could fail to grow at the levels we expect or at all for a variety of reasons outside our control, including competition in our industry. If securities analysts or investors do not consider our metrics to be accurate representations of our business, or if we discover material inaccuracies in our estimates, then the market price of our Class A common stock may decline, our brand may be harmed and our business, financial condition, and results of operations may be adversely affected.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations may be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported on our consolidated financial statements and accompanying notes. We base our estimates in part on historical experience, market observable inputs, if available, and various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” Significant estimates and assumptions include, but are not limited to, product obligation, accrued transaction dispute losses, stock-based compensation, and the fair value of common stock. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which may cause our results of operations to fall below the expectations of securities analysts and investors and a decline in the market price of our Class A common stock.
We may have exposure to greater-than-anticipated tax liabilities, which may adversely affect our business, financial condition, and results of operations.
We may be subject to taxation in several jurisdictions with increasingly complex tax laws, the application of which can be uncertain. The amount of our tax liabilities may increase due to changes in applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws and precedents. Various levels of government, such as U.S. federal and state legislatures, are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. Any such tax reform or other legislative or regulatory actions may increase our effective tax rate or cash tax payments, which may adversely affect our business, financial condition, and results of operations. For example, in 2022, the Inflation Reduction Act was enacted in the United States, which introduced, among its provisions, a new minimum corporate income tax on certain large corporations, an excise tax of 1% on certain share repurchases by publicly-traded corporations, and increased funding for the Internal Revenue Service. The Organisation for Economic Cooperation and Development has proposed implementing a global minimum corporate tax of 15% that has been agreed to by over 130 countries, which many countries have implemented through domestic legislation. Although we do not anticipate the new corporate minimum income tax will currently apply to us, changes in our business and any future regulations or other guidance on the interpretation and application of the new corporate minimum tax may result in additional taxes payable by us, which may adversely affect our business, financial condition, and results of operations. The amount of our tax liabilities may also increase due to changes in our business, including changes in our mix of income and expenses or changes in our geographic footprint.
Further, our implementation of new practices and processes designed to comply with changing tax laws and regulations may require us to make changes to our business practices, allocate additional resources, and increase our costs of operations, which may adversely affect our business, financial condition, and results of operations. In addition, we intend to utilize net share settlement for the vesting and settlement of RSUs and PSUs issued to our employees under our equity incentive plans. Upon vesting, we will withhold RSUs or PSUs based on estimated tax withholding amounts and use cash to remit taxes on behalf of our employees, which may result in significant cash payments on quarterly vesting dates.
In addition, the determination of our provision for income taxes and other tax liabilities requires estimation and significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. While we have established reserves based on assumptions and estimates that we believe are reasonable to cover such eventualities, these reserves may prove to be insufficient. Our determination of our tax liabilities is subject to audit and review by applicable tax authorities and such tax authorities may disagree with tax positions we take. If any such authority were to successfully challenge any tax position, our business, financial condition, and results of operations may be adversely affected.
We have in the past recorded, and may in the future record, significant valuation allowances on our deferred tax assets, which may have a material impact on our results of operations.
As of December 31, 2024, we recorded a full valuation allowance on our U.S. deferred tax assets. A valuation allowance may be established to reduce a deferred tax asset to the level at which it is more likely than not that the tax asset or benefits will be realized. The establishment of a valuation allowance requires an assessment of both positive and negative evidence when determining whether deferred tax assets are more likely than not to be realized. We continue to monitor the likelihood that we will be able to realize our deferred tax assets in the future and we may in the future make adjustments to our valuation allowance. Any future recording or release to our valuation allowance may have an adverse effect on our results of operations.
Our ability to use our net operating losses or other tax attributes to offset future taxable income or tax liabilities may be subject to certain limitations, which may adversely affect our business, financial condition, and results of operations.
As of December 31, 2024, we had approximately $900.7 million and $786.0 million of federal and state (post-apportioned) net operating losses (“NOLs”). The federal NOLs will carry forward indefinitely. The state NOLs will begin to expire in 2028. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (“Code”), a corporation that undergoes an “ownership change” (generally defined as a greater than 50-percentage-point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs and certain other pre-change tax attributes to offset post-change taxable income. We have performed a detailed analysis to determine whether an ownership change has occurred and noted three ownership changes. As such, all of the NOLs and tax credit carryforwards generated as of the ownership change dates are limited under Sections 382 and 383, however, none of the NOLs and tax credit carryforwards are projected to expire unutilized.
If we undergo an ownership change in connection with this offering or in the future, our ability to utilize NOLs and certain other tax attributes generated before such ownership change may be further limited by Sections 382 and 383 of the Code and/or other applicable tax laws. Future changes in our stock ownership, some of which may be outside of our control, may result in additional ownership changes under these rules. Our ability to use net operating loss to reduce future taxable income and liabilities may be subject to annual limitations as a result of ownership changes that may occur in the future, including as a result of this offering.
In addition, the amount of federal NOLs arising in taxable years beginning after December 31, 2017 that we are permitted to deduct in a taxable year is limited to 80% of our federal taxable income in each such year to which the NOLs are applied, where such taxable income for such year is determined without regard to the NOL deduction itself, and such NOLs may be carried forward indefinitely. Our state NOLs may also be subject to limitations under state law. There is a risk that due to legislative or regulatory changes, or other unforeseen reasons, our existing NOLs or other tax attributes may expire or otherwise be unavailable to reduce or offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs or other tax attributes, whether or not we attain profitability.
Realization of these NOL carryforwards also depends on future taxable income, and there is a risk that our existing carryforwards could expire unused and be unavailable to offset future taxable income, which could adversely affect our results of operations.

General and Macroeconomic Risks
A deterioration of macroeconomic conditions may adversely affect our members, which may adversely affect our business, financial condition, and results of operations.
Our performance is subject to macroeconomic conditions that are beyond our control and the impact of such conditions on levels of earning and spending by our Active Members. Such macroeconomic factors include interest rates, the rate of inflation, unemployment levels, the availability of government stimulus and unemployment compensation payments, the impact of a federal government shutdown, natural disasters, health epidemics, gasoline prices, adjustments in monthly payments, adjustable-rate mortgages and other debt payments, and consumer perceptions of economic conditions. While our Active Members use their Chime-branded debit and credit cards for everyday expenses such as food and groceries, gas, and utilities, macroeconomic conditions may impact member behavior and delay or reduce certain spending activity. For example, changes in macroeconomic conditions due to actual or proposed tariff changes could increase consumer prices, unemployment rates, and inflation, each of which in turn could affect member activity on our platform. These macroeconomic factors may also affect our ability to cost-effectively deliver the liquidity products offered through our platform, and a sudden change in macroeconomic conditions could cause us to experience an increase in risk losses. A deterioration of macroeconomic conditions may therefore cause fluctuations in our performance or adversely affect our business, financial condition, and results of operations.
Environmental, social and governance (“ESG”) issues may harm our brand and adversely affect our business, financial condition, and results of operations.
Regulators, members, investors and investor advocacy groups, employees, and other stakeholders have focused on ESG practices, including with respect to climate change, talent, security, privacy, data protection, and data security. If we do not adapt to and comply with new laws and regulations or changes to legal or regulatory requirements concerning ESG matters, fail to meet rapidly evolving investor, industry, or stakeholder expectations and standards, or are perceived to not have responded appropriately to growing concerns with respect to ESG issues, our brand may be harmed, members may choose to refrain from using our products, we may be subject to fines, penalties, regulatory or other enforcement action, and our business, financial condition, and results of operations may be adversely affected.
Our business, financial condition, and results of operations may be adversely affected by natural disasters, public health crises, political crises, or other unexpected events.
A significant natural disaster, such as an earthquake, fire, hurricane, tornado, flood, or significant power outage, may disrupt our operations, mobile networks, the internet, or the operations of our bank partners or third-party service providers, and the impact of climate change may increase these risks. In particular, our corporate headquarters are located in the San Francisco Bay Area, a region known for seismic activity and increasingly for the threat of fires. In addition, any public health crises, such as the COVID-19 pandemic or other epidemics, political crises, terrorist attacks, war and other political or social instability, and other geopolitical developments, or other catastrophic events, whether in the United States or abroad, may adversely affect our operations or macroeconomic conditions. The impact of any natural disaster, act of terrorism, or other disruption to us, our bank partners, or other third parties may result system interruptions, reputational harm, delays in our application development, lengthy interruptions in our products, data breaches, malware, and other security or hacking incidents, all of which may adversely affect our business, financial condition, and results of operations. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. Further, the insurance we maintain may be insufficient to cover our losses resulting from such business interruptions, and any incidents may result in loss of, or increased costs of, such insurance.

Risks Related to Ownership of Our Class A Common Stock
The multi-class structure of our common stock will have the effect of concentrating voting power with our Co-Founders, which will limit your ability to influence the outcome of matters submitted to our stockholders for approval, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.
Our Class A common stock, which is the stock we are offering by means of this prospectus, has one vote per share, our Class B common stock has 20 votes per share, and our Class C common stock has no voting rights, except as otherwise required by law. Upon the completion of this offering, our Co-Founders will beneficially own all of the outstanding shares of our Class B common stock. Upon the completion of this offering, based on 332,239,249 shares of our Class A common stock and 32,182,289 shares of our Class B common stock outstanding as of March 31, 2025 (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement), Christopher Britt, our Co-Founder, Chairperson, and Chief Executive Officer, will hold approximately 34.7% of the voting power of our outstanding capital stock; and Ryan King, our Co-Founder and a member of our board of directors, will hold approximately 31.3% of the voting power of our outstanding capital stock, which voting power may increase over time as our Co-Founders exercise or vest and settle in equity awards (including in connection with the Equity Award Exchange) outstanding at the time of the completion of this offering. If all such equity awards held by our Co-Founders (including the 2025 Co-Founder Special Awards) had been exercised or had vested and been settled, as applicable, and the resulting shares of Class A common stock had been exchanged for shares of Class B common stock pursuant to the Equity Award Exchange, in each case immediately following the completion of this offering, Messrs. Britt and King would hold approximately 40.1% and 34.4%, respectively, of the voting power of our outstanding capital stock. These future issuances of our Class B common stock will further dilute the voting power of our Class A common stock.
Our Co-Founders will each vote in their own discretion on any action requiring approval of our stockholders. However, as a result of this structure, our Co-Founders will be able to significantly influence or determine any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Our Co-Founders, individually or together, may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentration of voting control may have the effect of delaying, preventing, or deterring a change in control of our company, may deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and may ultimately affect the market price of our Class A common stock. Further, because our Co-Founders have not entered into a voting agreement or otherwise agreed to act together for the purpose of voting shares of our common stock, there is no formal or contractual mechanism that requires them to vote together on any matter submitted to stockholders and they may vote differently. As a result, if a matter is submitted to stockholders and there is a disagreement between our Co-Founders regarding such matter, a relatively small group of stockholders that hold a significant portion of the voting power of our Class A common stock may influence or determine the outcome of the matter. Upon the completion of this offering, based on 332,239,249 shares of our Class A common stock and 32,182,289 shares of our Class B common stock outstanding as of March 31, 2025 (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement), our Co-Founders would only need to beneficially own an aggregate of approximately 54% of the initially outstanding shares of Class B common stock to, when voting together, be able to control the outcome of matters submitted to stockholders for approval.
Future transfers by the holders of Class B common stock will generally result in those shares converting into shares of Class A common stock, subject to limited exceptions in which a Co-Founder retains or is granted exclusive voting control over such shares of Class B common stock. All of the Class B common stock will convert into shares of Class A common stock (that is, “sunset”) on the earlier of (i) the date determined by the holders of two-thirds of the then outstanding shares of Class B common stock and (ii) when both Co-Founders have experienced a “Triggering Event” (subject to a transition period of between 30 and 180 days as determined by our board of directors). A “Triggering Event” is the first to occur of any of the following with respect to each Co-Founder: (A) the aggregate number of shares of our capital stock and shares underlying any securities (including RSUs, options, or other convertible instruments) held by such Co-Founder and his related entities and permitted transferees represent less than 35% of the shares of Class B common stock held by such Co-Founder and his related entities and permitted transferees as of immediately following the completion of this offering, (B) the date such Co-Founder is no longer providing services to us as an officer, employee, or consultant and such Co-Founder is no longer a member of our board of directors, (C) the date that such Co-Founder’s employment with us is terminated for cause, or (D) the date of the death or disability of such Co-Founder.
If only one of our Co-Founders has experienced such a Triggering Event, then a proxy (the “Founder Voting Proxy”) will automatically be granted over all of the shares of Class B common stock held by such Co-Founder and his related entities and permitted transferees to the other Co-Founder, such that one Co-Founder will have exclusive voting control over all shares of Class B common stock held by both Co-Founders and their related entities and permitted transferees. As a result of the Founder Voting Proxy, one Co-Founder would then be able to significantly influence or determine any action requiring approval of stockholders in his sole discretion, including all matters referred to above. For information about our multi-class structure, see the section titled “Description of Capital Stock.”
In addition, future issuances of our common stock, particularly to our Co-Founders, would further dilute the voting power of holders of our Class A common stock and could increase the voting power of our Co-Founders. Future issuances of Class A common stock, Class B common stock, or Class C common stock to our Co-Founders could also delay the sunset of the multi-class structure of our common stock by increasing the number of shares that they hold, thus preventing or delaying the Triggering Event related to the continued ownership of a certain amount of our securities as described above. Any future issuances of additional shares of Class B common stock will not be subject to approval by our stockholders except for our Co-Founders and as required by the Nasdaq listing rules. Further, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue Class C common stock in the future, the holders of Class B common stock may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions. See the section titled “Description of Capital Stock—Anti-Takeover Provisions” for additional information.
Further, while we are not considered to be a “controlled company” under the Nasdaq corporate governance rules, under certain circumstances, we may in the future become a controlled company due to the concentration of voting power among our Co-Founders. For example, in the event that a Triggering Event occurs with respect to one of our Co-Founders, the other Co-Founder will hold voting power over all of both Co-Founders’ shares of Class B common stock by virtue of the Founder Voting Proxy (as defined in the amended and restated certificate of incorporation to be filed in connection with this offering). If the total voting power held by such Co-Founder exceeds 50% of our outstanding voting power, we may qualify as a controlled company. If we were a controlled company, we would be eligible and could elect not to comply with certain of the Nasdaq corporate governance standards. Such standards include the requirement that a majority of directors on our board of directors are independent directors, subject to certain phase-in periods, and the requirement that our compensation, nominating and governance committee consist entirely of independent directors. In such a case, if the interests of our stockholders differ from the group of stockholders holding a majority of the voting power, our stockholders would not have the same protection afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance standards.
The multi-class structure of our common stock may adversely affect the trading market for our Class A common stock.
Certain stock index providers have excluded companies with multiple classes of shares of common stock from being added to certain stock indices. Accordingly, the multi-class structure of our common stock would make us ineligible for inclusion in indices with such restrictions and, as a result, mutual funds, exchange-traded funds, and other investment vehicles that attempt to passively track those indices may not invest in our Class A common stock. In addition, several stockholder advisory firms and large institutional investors have been critical of the use of multi-class structures. Such stockholder advisory firms may publish negative commentary about our corporate governance practices or our capital structure, which may dissuade large institutional investors from purchasing shares of our

Class A common stock. These actions could make our Class A common stock less attractive to other investors and may result in a less active trading market for our Class A common stock.
There has been no prior public trading market for our Class A common stock, and an active trading market may not develop or be sustained following this offering.
We have applied to list our Class A common stock on Nasdaq Global Select Market under the symbol “CHYM”. However, prior to this offering, there has been no public trading market for our Class A common stock. We cannot assure you that an active trading market for our Class A common stock will develop on such exchange or elsewhere or, if developed, that any market will be sustained. The initial public offering price of our Class A common stock will be determined through negotiation between us and the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following this offering.
The market price of our Class A common stock may be volatile, and you may lose all or part of your investment.
The market price of our Class A common stock following this offering may fluctuate substantially, depending on a number of factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations may cause you to lose all or part of your investment in our Class A common stock. Factors that may cause fluctuations in the market price of our Class A common stock include the following:
•price and volume fluctuations in the overall stock market from time to time, including fluctuations due to general economic uncertainty or negative market sentiment;
•volatility in the market and trading volumes of technology and financial services stocks;
•changes in the operating performance and stock market valuations of other technology or financial services companies generally, or those in our industry in particular;
•sales of shares of our Class A common stock by us or our stockholders, as well as the anticipation of lock-up releases;
•rumors and market speculation involving us or other companies in our industry;
•failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•actual or perceived significant data breaches involving our business;
•the financial or non-financial projections we may provide to the public, any changes in those projections or our failure to meet those projections;
•third-party data published about us or other companies in our industry, whether or not such data is accurate;
•announcements by us or our competitors of new products;
•the public’s reaction to our press releases, other public announcements, and filings with the SEC;
•fluctuations in the trading volume of shares of our Class A common stock or the size of our public float;
•short selling of our Class A common stock or related derivative securities;
•actual or anticipated changes or fluctuations in our results of operations;
•actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;
•our issuance of shares of our Class A common stock;

•litigation or regulatory action involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;
•developments or disputes concerning our intellectual property or other proprietary rights;
•announced or completed acquisitions of businesses or technologies, or similar strategic transactions, by us or our competitors;
•new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•changes in accounting standards, policies, guidelines, interpretations, or principles;
•major catastrophic events such as war, incidents of terrorism, pandemics, or responses to such events;
•any significant change in our management; and
•general economic conditions and slow or negative growth of our markets.
In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the market price of our Class A common stock may decline for reasons unrelated to our business, financial condition, or results of operations. The market price of our Class A common stock may also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired, or the prices that you may obtain for your shares of our Class A common stock.
In the past, stockholders have initiated securities class action lawsuits against companies following periods of stock price volatility. If the market price of our Class A common stock is volatile, we may become the target of securities litigation. Such litigation may subject us to substantial costs, divert resources and management’s attention, and adversely affect our business, financial condition, and results of operations.
A substantial portion of the outstanding shares of our common stock after this offering will be restricted from immediate resale but may be sold in the near future. The large number of shares eligible for public sale or subject to rights requiring us to register them for public sale may depress the market price of our Class A common stock.
The market price of our Class A common stock may decline due to sales of a large number of shares of our Class A common stock in the market after this offering. The potential for such sales to occur may also depress the market price of our Class A common stock. Following the completion of this offering, based on 306,338,484 shares of our Class A common stock outstanding and 32,182,289 shares of Class B common stock outstanding as of March 31, 2025 (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement), we will have a total of 332,239,249 shares of Class A common stock and 32,182,289 shares of our Class B common stock (which is convertible into shares of Class A common stock at the option of the holder) outstanding.
Our directors, executive officers, and the holders of substantially all of our capital stock and securities convertible into or exchangeable for our capital stock have entered into market standoff agreements with us or have entered into lock-up agreements with the underwriters under which they have agreed or will agree, subject to specific exceptions, not to sell any shares of our Class A common stock for up to 180 days following the date of this prospectus (the “lock-up period”); provided that:
•with respect to current employees (excluding any of our directors or officers (as defined in Rule 16a-1(f) of the Exchange Act)) as of the date of this prospectus, up to 25% of the aggregate number of shares of Class A common stock, shares issuable upon exercise of stock options or warrants, and shares issuable upon vesting and settlement of RSUs, held as of the date of this prospectus may be sold beginning at the later of: (i) the beginning of the day on the second full trading day following our public announcement of earnings for the quarter ending June 30, 2025 and (ii) the first date that (A) is more than 90 days following the date of this prospectus and (B) does not occur during a regularly-scheduled blackout period under our insider trading policy (this exception to the lock-up period, the “Employee Release”); and
•the lock-up period will terminate in full upon the earliest of (i) the beginning of the day on the second full trading day following our public announcement of earnings for the quarter ending September 30, 2025, (ii) if the lock-up period is scheduled to end during or within five trading days prior to a regularly-scheduled blackout period under our insider trading policy and it is more than 100 days following the date of this prospectus, 10 trading days before such regularly-scheduled blackout period (the “Blackout-Related Release”), or (iii) 180 days following the date of this prospectus, (the earliest, of (i), (ii), or (iii), the “Full Release”).
In the event that a Blackout-Related Release will occur, we will announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two trading days in advance of the Blackout-Related Release. We and the representatives may release stockholders from the market standoff agreements or lock-up agreements prior to the end of the lock-up period. See the sections titled “Shares Eligible for Future Sale” and “Underwriters” for additional information.
As a result of these market standoff and lock-up agreements and the provisions of our amended and restated investors’ rights agreement, dated as of August 9, 2021 (our “IRA”), and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock (including shares of Class A common stock issuable upon conversion of Class B common stock) will be available for sale in the public market as follows:
•beginning on the date of this prospectus, all 32,000,000 shares of our Class A common stock sold in this offering will be immediately available for sale in the public market;
•beginning on the date of the Employee Release, up to 14,082,451 shares of our Class A common stock (including shares issuable upon exercise of stock options or warrants or vesting and settlement of RSUs) will become eligible for sale in the public market, subject in some cases to the restrictions of Rule 144; and
•beginning on the date of the Full Release, all remaining shares of our Class A common stock (including shares of Class A common stock issuable upon conversion of Class B common stock) will become eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144.
Upon completion of this offering, stockholders owning an aggregate of up to 259,391,090 shares of our Class A common stock will be entitled, under our IRA, to demand registration rights. In addition, we intend to file a registration statement to register shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable exercise periods and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options will be available for immediate resale in the United States in the open market.
Sales of our Class A common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales may also cause the market price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock.
The issuance of additional stock in connection with financings, acquisitions, investments, our equity incentive plans, or otherwise will dilute all other stockholders.
Our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering authorizes us to issue up to an aggregate of 5,565,000,000 shares of common stock and up to 100,000,000 shares of preferred stock with such rights, powers, and preferences as may be determined by our board of directors. Subject to compliance with applicable rules and regulations, we may issue shares of Class A common stock or securities convertible into shares of our Class A common stock from time to time in connection with a financing, acquisition, investment, our equity incentive plans, or otherwise. Any such issuances may result in substantial dilution to our existing stockholders and cause the market price of our Class A common stock to decline.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. In addition, our credit facility contains, and any future credit facility or financing we obtain may contain, terms limiting the amount of cash dividends that may be declared or paid on our capital stock. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and applicable contractual restrictions. As a result, stockholders should rely on sales of their Class A common stock after price appreciation, if any, as the only way to realize any future gains on their investment.
Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws may make a merger, tender offer, or proxy contest difficult, thereby depressing the market price of our Class A common stock.
Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may make the acquisition of our company more difficult, including the following:
•our multi-class common stock structure, which provides our Co-Founders with the ability to significantly influence or determine any action requiring the approval of our stockholders, even if they own significantly less than a majority of the shares of our outstanding Class A common stock, Class B common stock, and Class C common stock;
•any amendments to our amended and restated certificate of incorporation that require stockholder approval will require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors voting together as a single class;
•any adoption, amendment, alteration, or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least a majority of the total voting power of our outstanding voting securities, voting together as a single class;
•with respect to vacancies on our board of directors, (A) prior to the first date on which the outstanding shares of our Class B common stock represent less than a majority of the total voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors (the “Voting Threshold Date”), vacancies on our board of directors may be filled only by our board of directors, except if such vacancy is created by the removal of a director by the stockholders, in which case, the vacancy may be filled by a vote of the stockholders or, if not filled within 60 days, by a vote of a majority of the remaining members of our board of directors, and (B) on or after the Voting Threshold Date, vacancies on our board of directors will be able to be filled only by vote of a majority of the remaining members of our board of directors and not by stockholders;
•our board of directors will be classified into three classes of directors with staggered three-year terms;
•with respect to availability of stockholder action by written consent, (A) prior to the Voting Threshold Date, our stockholders will only be able to take action by written consent if such action is first recommended or approved by our board of directors or our board of directors and our secretary have been provided with at least 30 days’ prior written notice of such action, and (B) on or after the Voting Threshold Date, our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•a special meeting of our stockholders will only be able to be called by a majority of our entire board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our president;
•advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;
•our amended and restated certificate of incorporation will not provide for cumulative voting;
•our amended and restated certificate of incorporation will allow stockholders to remove directors only for cause; and
•our amended and restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established and shares of which may be issued by our board of directors, without further action by our stockholders.
These provisions, alone or together, may discourage, delay, or prevent a transaction involving a change in control of our company. These provisions may also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which may limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and may also affect the market price of our Class A common stock. Further, because our Co-Founders have not entered into a voting agreement or otherwise agreed to act together for the purpose of voting shares of our common stock, there is no formal or contractual mechanism that requires them to vote together on any matter submitted to stockholders and they may vote differently. As a result, any disagreement between our Co-Founders on a matter submitted to stockholders that requires the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our capital stock voting together as a single class, such as amendments to our certificate of incorporation or certain transactions involving a change of control of our company, may make it more difficult to obtain the required stockholder approval.
Our amended and restated bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which may limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.
Our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, stockholders, or officers or other employees to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (3) any action or proceeding asserting a claim against us or any current or former director, stockholder, or officer or other employee of us arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Delaware General Corporation Law, our certificate of incorporation, or our bylaws, (4) any action or proceeding related to or involving us or any current or former director, stockholder, or officer or other employee of us that is governed by the internal affairs doctrine, (5) any action or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law, or (6) any action or proceeding as to which the Delaware General Corporation Law (as amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware will be the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Nothing in our amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law.
Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders, or other employees. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.
Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court of law may rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such dispute, as well as resolving such action in other jurisdictions, all of which may adversely affect our business, financial condition, and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” “goal,” “objective,” “seek,” or “continue,” or the negative of any of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our future financial performance, including our expectations regarding our revenue, cost of revenue and operating expenses, and our ability to achieve and maintain future profitability;
•our ability to successfully execute our business and growth strategy;
•our ability to attract and retain Active Members and maintain and increase their engagement with our platform and their Purchase Volume, as well as our ARPAM;
•the sufficiency of our cash, cash equivalents, and investments and amounts available under our credit facility to meet our working capital and liquidity needs;
•the demand for our platform;
•our ability to develop new products and bring them to market in a timely manner and make enhancements to current products;
•our ability to compete with existing and new competitors in existing and new markets;
•our expectations regarding our compliance with and the effects of existing and developing laws and regulations, including with respect to financial services and privacy and data protection;
•our ability to manage risk associated with our business;
•our expectations regarding new and evolving markets;
•our ability to maintain and protect our brand;
•our ability to maintain the security and availability of our platform;
•our expectations and management of future growth;
•our expectations concerning our bank partners and other third-party service providers;
•our ability to maintain, protect, and enhance our intellectual property;
•the increased expenses associated with being a public company; and
•our anticipated uses of net proceeds from this offering.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
We have based the forward-looking statements contained in this prospectus primarily on our current expectations, estimates, forecasts, and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot assure you that the future results, events, and circumstances reflected in the forward-looking statements will be achieved or occur at all, and actual future results, events, and circumstances could differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance upon forward-looking statements as predictions of future events.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to our expectations as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

INDUSTRY, MARKET, AND OTHER DATA
Unless otherwise indicated, estimates and information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations, market position, market opportunity, and market size, are based on industry publications and reports generated by third-party providers, other publicly available studies, and our internal sources and estimates. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although we are responsible for all of the disclosure contained in this prospectus and we believe the information from the industry publications and other third-party sources included in this prospectus is reliable, we have not independently verified the accuracy or completeness of the data contained in such sources. The content of, or accessibility through, the below sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.
The sources of the statistical data, estimates, and market and industry data contained in this prospectus are identified by superscript notations and are provided below:
•Consumer Financial Protection Bureau, Offices of Markets and Consumer Population, Overdraft/NSF Revenue in 2023 down more than 50% versus pre-pandemic levels, saving consumers over $6 billion annually, April 2024.
•Federal Reserve Bank of St. Louis, FRED Gross Domestic Product Release Tables, Table 1.12 National Income by Type of Income: Annual, 2023.
•FS Vector LLC, Chime vs. Traditional Retail Banking Study, January 2025, a third-party research study commissioned by Chime.
•HSN Consultants, Inc. dba Nilson Report, Nilson Report, Issue 1284, April 2025.
•NerdWallet, Survey: 4 in 5 Americans Are Trying to Improve Their Credit, November 2023.
•S&P Capital IQ Pro.
•TransUnion, More than 45 Million Americans are Either Credit Unserved or Underserved; Approximately 20% Migrate to Being Credit Active Every Two Years, April 2022.
•U.S. Bureau of Labor Statistics, Length of pay periods in the Current Employment Statistics survey, August 2023.
•U.S. Census Bureau, Current Population Survey, 2024 Annual Social and Economic Supplement (CPS ASEC), 2024.
We also refer to data from and the results of various surveys that we conduct or commission third parties to conduct from time to time in the ordinary course of business. For surveys or studies we commission third parties to conduct, the third parties generally follow criteria, or ask questions, provided by us. The Banking and Switcher Survey is a Chime commissioned third-party survey conducted in July 2024 targeting Americans aged 18 to 54 years with a household income up to $100,000 who opened or switched to a new direct deposit account in the preceding 12-month period. The Brand Awareness Survey is a Chime commissioned third-party survey that is regularly conducted targeting Americans aged 18 to 54 years with a household income up to $100,000. The Chime Financial Progress Survey is a Chime survey conducted in July 2024 of members who direct deposit through Chime. The Chime MyPay Surveys are surveys conducted by Chime between August to September 2024 of members who received at least one MyPay advance in July 2024. The Enrollment Surveys are Chime commissioned third-party surveys of newly enrolled members three days after their enrollment regularly conducted since January 2024. The Experian Study is a Chime commissioned study conducted by Experian in January 2024 measuring FICO Score 8 improvements of Chime members who made their first purchase with the Chime Credit Builder secured credit card between June and October 2022. The Service NPS Surveys are Chime commissioned third-party surveys of members conducted on a rolling basis to measure the satisfaction of our members after member support interactions. Member support satisfaction is measured by a Service Net Promoter Score (“sNPS”), which is calculated by taking the percentage of 4 or 5 star member responses on a 1 to 5 star scale and subtracting the percentage of 1 or 2 star member responses.
The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the survey results and estimates made by the aforementioned third parties and by us.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $599.7 million, based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $713.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.
Each $1.00 increase or decrease in the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $24.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $23.7 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.
The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, facilitate an orderly distribution of shares for the selling stockholders, and enable access to the public equity markets for us and our stockholders.
We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. Additionally, we may use a portion of the net proceeds we receive from this offering to acquire or invest in businesses, products, services, or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time.
We intend to use a portion of the net proceeds we receive from this offering to satisfy our anticipated tax withholding and remittance obligations of $296.3 million, which includes (i) $271.0 million related to the RSU Settlement and (ii) $25.3 million related to RSUs for which we expect the service-based vesting condition to be met between March 31, 2025 and May 31, 2025 and the liquidity-based vesting condition to be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part. These amounts are based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed 47% tax withholding rate. Each $1.00 increase or decrease in the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount we would be required to pay to satisfy our tax withholding and remittance obligations related to the RSU Settlement by $10.8 million and related to the subsequent RSU settlement by $1.0 million.
We cannot further specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we may invest the net proceeds that we receive in this offering in short-term, investment grade, interest-bearing instruments.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of our credit facility place certain limitations on the amount of cash dividends we can pay, even if no amounts are currently outstanding.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, as well as our capitalization, as of March 31, 2025 as follows:
•on an actual basis;
•on a pro forma basis, giving effect to (i) the Preferred Stock Conversion, as if such conversion had occurred on March 31, 2025, (ii) the RSU Settlement, as if it had occurred on March 31, 2025, (iii) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation expense of $797.0 million associated with the RSU Settlement, (iv) the filing and effectiveness of our amended and restated certificate of incorporation in Delaware that will become effective immediately prior to the completion of this offering and will effect the Reclassification, as if the Reclassification had occurred on March 31, 2025, and (v) the Class B Stock Exchange, as if such exchange had occurred on March 31, 2025; and
•on a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above, (ii) the sale and issuance by us of 25,900,765 shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the use of net proceeds from this offering, together with existing cash and cash equivalents, if necessary, to satisfy the estimated tax withholding and remittance obligations related to the RSU Settlement.
The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing, the actual tax withholding rates, and the actual number of RSUs settled in connection with this offering. You should read this table together with our consolidated financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of March 31, 2025
	(unaudited)
	Actual	Pro forma(1)	Pro forma as adjusted(1)(2)

	(in thousands, except for share and per share data)
Cash and cash equivalents	$318,160	$318,160	$653,640
Redeemable convertible preferred stock, par value $0.0001 per share: 258,613,394 shares authorized, 258,464,156 issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	2,890,121	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.0001 per share: no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.0001 per share: 416,094,141 shares authorized, 67,587,532 shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma; and no shares authorized, issued, and outstanding, pro forma as adjusted	2	—	—
Class A common stock, par value $0.0001 per share: no shares authorized, issued, and outstanding, actual; 5,000,000,000 shares authorized, 306,338,484 shares issued and outstanding, pro forma; and 5,000,000,000 shares authorized, 332,239,249 shares issued and outstanding, pro forma as adjusted	—	26	29
Class B common stock, par value $0.0001 per share: no shares authorized, issued, and outstanding, actual; 65,000,000 shares authorized, 32,182,289 shares issued and outstanding, pro forma; and 65,000,000 shares authorized, 32,182,289 shares issued and outstanding, pro forma as adjusted	—	3	3
Class C common stock, par value $0.0001 per share: no shares authorized, issued, and outstanding, actual; 500,000,000 shares authorized, no shares issued and outstanding, pro forma; and 500,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	442,829	3,858,863	4,458,535
Accumulated other comprehensive income (loss)	294	294	294
Accumulated deficit	(2,351,229)	(3,148,184)	(3,148,184)
Total stockholders’ equity (deficit)	(1,908,104)	711,002	1,310,677
Total capitalization	$982,017	$711,002	$1,310,677
_________________
(1)Each $1.00 increase or decrease in the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount we would be required to pay to satisfy our tax withholding and remittance obligations related to the RSU Settlement by $10.8 million.
(2)Each $1.00 increase or decrease in the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit), and total capitalization by $13.7 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit), and total capitalization by $23.7 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.
If the underwriters’ option to purchase additional shares of our Class A common stock from us were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit), total capitalization, and total shares outstanding as of March 31, 2025 would be $767.3 million, $4,572.2 million, $1,424.4 million, $1,424.4 million, and 369,221,538 shares, respectively.

The pro forma and pro forma as adjusted columns in the table above are based on 338,520,773 shares of our Class A common stock, Class B common stock, and Class C common stock (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement) outstanding as of March 31, 2025, and exclude the following:
•33,649,122 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of March 31, 2025, with a weighted-average exercise price of $8.63 per share;
•25,329,321 shares of our Class A common stock subject to RSUs outstanding as of March 31, 2025, but for which the service-based vesting condition was not satisfied as of March 31, 2025 (including 2,159,322 shares subject to RSUs for which we expect the service-based vesting condition to be satisfied between March 31, 2025 and May 31, 2025 and the liquidity-based vesting condition to be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, resulting in the net issuance of 1,146,707 shares of our Class A common stock, after giving effect to the withholding of 1,012,615 shares of Class A common stock to satisfy associated estimated tax withholding and remittance obligations (based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed 47% tax withholding rate));
•7,213,334 shares of our Class A common stock subject to RSUs granted after March 31, 2025, including an aggregate of 6,400,000 shares subject to RSUs granted to Messrs. Britt and King pursuant to the 2025 Co-Founder Special Awards;
•1,929,943 shares of our Class A common stock subject to PSUs outstanding as of March 31, 2025 and subject to service-based, liquidity-based, and other performance-based vesting conditions, but for which the service-based and/or performance-based vesting conditions were not satisfied as of March 31, 2025;
•787,840 shares of our Class A common stock issuable upon the exercise of warrants to purchase Class A common stock outstanding as of March 31, 2025, with a weighted average exercise price of $0.10 per share;
•3,210,192 shares of our Class A common stock reserved for future issuance to fund and support the operations of the Chime Scholars Foundation; and
•55,800,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:
◦46,500,000 shares of our Class A common stock to be reserved for future issuance under our 2025 Plan, which will become effective prior to the completion of this offering; and
◦9,300,000 shares of our Class A common stock to be reserved for future issuance under our ESPP, which will become effective prior to the completion of this offering.
Our 2025 Plan and ESPP each provides for an annual automatic increase in the number of shares of our Class A common stock reserved thereunder, and our 2025 Plan provides for increases to the number of shares that may be granted thereunder based on any shares of our Class A common stock granted pursuant to awards under our 2012 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”
In addition, following the completion of this offering, we may issue up to 16,345,526 shares of Class B common stock in exchange for an equivalent number of shares of Class A common stock pursuant to the Equity Award Exchange Agreements.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.
Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities and redeemable convertible preferred stock by the number of shares of our common stock outstanding. Our historical net tangible book value as of March 31, 2025 was $(1,949.6) million, or $(28.85) per share. Our pro forma net tangible book value as of March 31, 2025 was $669.5 million, or $1.98 per share, based on the total number of shares of our common stock outstanding as of March 31, 2025, after giving effect to the Preferred Stock Conversion, the Reclassification, and the RSU Settlement.
After giving effect to the sale by us of 25,900,765 shares of our Class A common stock in this offering at the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the use of net proceeds from this offering, together with existing cash and cash equivalents, if necessary, to satisfy the estimated tax withholding and remittance obligations related to the RSU Settlement, our pro forma as adjusted net tangible book value as of March 31, 2025 would have been $1,279.7 million, or $3.51 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.53 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $21.49 per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$25.00
Historical net tangible book value per share as of March 31, 2025	$(28.85)
Increase per share attributable to the pro forma adjustments described above	30.83
Pro forma net tangible book value per share as of March 31, 2025	1.98
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of Class A common stock in this offering	1.53
Pro forma as adjusted net tangible book value per share immediately after this offering		3.51
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$21.49
The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. Each $1.00 increase or decrease in the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share to new investors by $0.04, and would increase or decrease, as applicable, dilution per share to new investors purchasing shares of Class A common stock in this offering by $0.96, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $0.06 per share and increase or decrease, as applicable, the dilution to new investors purchasing shares of Class A common stock in this offering by $(0.06) per share, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full, the pro forma net tangible book value per share of our Class A common stock, as adjusted to give effect to this offering, would be $3.77 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of Class A common stock in this offering would be $21.23 per share.
The following table presents, as of March 31, 2025, after giving effect to the Preferred Stock Conversion, the Reclassification, and the RSU Settlement, the differences between the existing stockholders and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our Class A common stock and the average price per share paid or to be paid to us at the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount (in thousands)	Percentage
Existing stockholders	338,520,773	93%	$2,256,826	78%	$6.67
New investors	25,900,765	7%	647,519	22%	$25.00
Totals	364,421,538	100%	$2,904,345	100%	$7.97
Each $1.00 increase or decrease in the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by $24.5 million, assuming that the number of shares of our Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, the total consideration paid by new investors and total consideration paid by all stockholders by $23.7 million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discounts and commissions payable by us.
The foregoing table and preceding paragraph do not reflect any sales by the selling stockholders in this offering. Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 332,421,538 shares, or approximately 91% of the total number of shares of our Class A common stock outstanding after this offering, and will increase the number of shares held by new investors to 32,000,000 shares, or approximately 9% of the total number of shares of our Class A common stock outstanding after this offering.
Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us. If the underwriters’ option to purchase additional shares of our Class A common stock were exercised in full, our existing stockholders would own 92% and our new investors would own 8% of the total number of shares of our Class A common stock outstanding upon completion of this offering.
The number of shares of our Class A common stock, Class B common stock, and Class C common stock that will be outstanding after this offering is based on 306,338,484 shares of our Class A common stock, 32,182,289 shares of our Class B common stock, and no shares of our Class C common stock (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement) outstanding as of March 31, 2025, and excludes:
•33,649,122 shares of our Class A common stock issuable upon the exercise of options to purchase shares of our Class A common stock outstanding as of March 31, 2025, with a weighted-average exercise price of $8.63 per share;

•25,329,321 shares of our Class A common stock subject to RSUs outstanding as of March 31, 2025, but for which the service-based vesting condition was not satisfied as of March 31, 2025 (including 2,159,322 shares subject to RSUs for which we expect the service-based vesting condition to be satisfied between March 31, 2025 and May 31, 2025 and the liquidity-based vesting condition to be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part, resulting in the net issuance of 1,146,707 shares of our Class A common stock, after giving effect to the withholding of 1,012,615 shares of Class A common stock to satisfy associated estimated tax withholding and remittance obligations (based upon the assumed initial public offering price of $25.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and an assumed 47% tax withholding rate));
•7,213,334 shares of our Class A common stock subject to RSUs granted after March 31, 2025, including an aggregate of 6,400,000 shares subject to RSUs granted to Messrs. Britt and King pursuant to the 2025 Co-Founder Special Awards;
•1,929,943 shares of our Class A common stock subject to PSUs outstanding as of March 31, 2025 and subject to service-based, liquidity-based, and other performance-based vesting conditions, but for which the service-based and/or performance-based vesting conditions were not satisfied as of March 31, 2025;
•787,840 shares of our Class A common stock issuable upon the exercise of warrants to purchase Class A common stock outstanding as of March 31, 2025, with a weighted average exercise price of $0.10 per share;
•3,210,192 shares of our Class A common stock reserved for future issuance to fund and support the operations of the Chime Scholars Foundation; and
•55,800,000 shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of:
◦46,500,000 shares of our Class A common stock to be reserved for future issuance under our 2025 Plan, which will become effective prior to the completion of this offering; and
◦9,300,000 shares of our Class A common stock to be reserved for future issuance under our ESPP, which will become effective prior to the completion of this offering.
Our 2025 Plan and ESPP each provides for an annual automatic increase in the number of shares of our Class A common stock reserved thereunder, and our 2025 Plan provides for increases to the number of shares that may be granted thereunder based on any shares of our Class A common stock granted pursuant to awards under our 2012 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or otherwise repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”
To the extent that any outstanding options to purchase our Class A common stock or warrants are exercised, RSUs or PSUs are settled, or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in this offering.
In addition, following the completion of this offering, we may issue up to 16,345,526 shares of Class B common stock in exchange for an equivalent number of shares of Class A common stock pursuant to the Equity Award Exchange Agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Summary Consolidated Financial and Other Data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such differences include those identified below and those discussed elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Financial data as of and for the years ended December 31, 2022, 2023, and 2024 has been derived from our audited consolidated financial statements and financial data as of March 31, 2025 and for the quarters ended March 31, 2024 and 2025 has been derived from our unaudited condensed consolidated financial statements, each appearing at the end of this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Chime is a technology company, not a bank. Banking services are provided by The Bancorp Bank, N.A. or Stride Bank, N.A.; Members FDIC. We are not a Member of the FDIC, and FDIC-insured accounts are provided by our bank partners.
Overview
We created Chime to help everyday people make progress in their financial lives. For too long, millions of Americans, including the 75% of the adult population that earn up to $100,000 annually, have struggled with bank relationships that are not always aligned with their best interests. So we set out to create a new approach, built on a foundation of trust rather than fine print and punitive fees. Through our direct relationships with FDIC-insured bank partners, we deliver easy-to-use products that address the most critical financial needs of everyday people — spending, saving, accessing liquidity, and building credit, all while avoiding punitive fees.
Through our broad suite of products, we have built trusted relationships with 8.6 million Active Members, with 67% of them relying on Chime to serve as their primary financial relationship as of March 31, 2025.50 Being the primary account relationship for our members establishes Chime as their central financial hub, and we believe these relationships are the most valuable in consumer financial services. As the central hub, Chime becomes the platform through which members consistently deposit their paychecks and conduct their everyday spend, creating durable and long-lasting relationships with high engagement. In the first quarter of 2025, our Active Members used Chime for 54 transactions per month, on average, of which 75% were purchase transactions using Chime-branded debit and credit cards.51 Seventy percent of purchase transactions are for non-discretionary expenses made in categories such as food and groceries, gas, and utilities.52 We also have high member satisfaction with 75% of Chime members saying they will be Chime members for life.53 Among adults earning up to $100,000 annually, we have been the top brand for people establishing new, or switching existing, direct deposit relationships, according to a 2024 survey.54
Our proprietary technology platform and our digital-first approach give us both a radical cost-to-serve advantage and greater innovation velocity compared to traditional banks. We believe these advantages will improve over the long term as we continue to scale. This structural advantage is complemented with a payments-based
50      We define a primary financial relationship or primary account relationship as a relationship with a member who made 15 or more purchases using their Chime-branded debit or credit cards in the past calendar month or who had at least one qualifying direct deposit of $200 or more through Chime in the past calendar month. A qualifying direct deposit is a deposit by Automated Clearing House (“ACH”) that comes from a member’s employer, payroll provider, gig economy payer, or benefits payer, or a deposit by Original Credit Transaction (“OCT”) from a member’s gig economy payer. Bank ACH transfers, Pay Anyone transfers, verification or trial deposits from financial institutions, peer to peer transfers from services such as PayPal, Cash App, or Venmo, mobile check deposits, cash deposits, one-time direct deposits, such as tax refunds, and other similar transactions are not qualifying direct deposits.
51      Transactions include, but are not limited to, purchases with Chime-branded debit or credit cards (collectively, “purchase transactions”), funding a member account, withdrawing funds from an ATM, sending or receiving funds with Pay Anyone, taking a MyPay advance, or other money movement transactions.
52         Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.
53      Based on a Chime survey conducted in July 2024 of members who direct deposit through Chime (the “Chime Financial Progress Survey”). See the section titled “Industry, Market, and Other Data.”
54      Based on a Chime commissioned third-party survey conducted in July 2024 targeting Americans aged 18 to 54 years with a household income up to $100,000 who opened or switched to a new direct deposit account in the preceding 12-month period (the “Banking and Switcher Survey”). See the section titled “Industry, Market, and Other Data.”

business model that is aligned with our members: we primarily generate revenue when members spend using a Chime-branded debit or credit card, based on fees paid via the card networks, rather than fees paid to us by our members. Recurring paycheck deposits through our platform also provide us with an advantage to offer our members access to valuable, short-term credit and liquidity products at scale given the privileged repayment position for such products.
We are bold in our ambition to build a generational consumer brand that empowers everyday Americans to make progress in their financial journeys.
Our Focus on High Impact Innovation
We have been relentlessly focused on building affordable, easy-to-use products that address the most critical financial needs of everyday Americans. We started by offering access to a free, digital checking account and from there, we expanded our platform to offer access to a broad suite of financial products, including products which we believe were the first in our industry. Among our industry leading innovations, we have introduced access to pay up to two days early (Get Paid Early), fee-free overdraft protection (SpotMe), a credit building card with no annual fees, interest, or late fees (Credit Builder), and access to a portion of earned pay on demand before payday (MyPay). By offering access to these free or low-cost, innovative products, we have developed valuable primary account relationships with our members.
Our technology platform powers our product offerings and underpins our radical cost-to-serve advantage by giving us greater control of our product roadmap and enabling us to innovate rapidly, personalize member experiences, and scale efficiently. Our in-house data and AI platforms — including our experimentation, risk decisioning, and member support platforms — enable us to quickly iterate on our products based on real-time member insights, to control transaction and risk losses, and to deliver high quality, efficient member support. In 2024, we launched ChimeCore, our proprietary payment processor and ledger, which today handles a portion of member transactions, enhancing our competitive advantages and setting the stage for future periods of product innovation. See the section titled “Business—Our Vertically-Integrated Technology Platform.”
Our investments in product innovation and our technology platform have contributed to our ability to serve members efficiently and provide a more attractive suite of products to our members. As our member base has scaled, we have in turn been able to drive economies of scale and other cost efficiencies, as highlighted by the growth of gross profit and transaction profit in the chart below.

Track Record of Product Innovation and Key Infrastructure Developments Have Fueled Our Growth

Member Product Launches
Infrastructure Developments
Get Paid Early
Chime Debit Card
Fee-Free ATMs
Checking Account
Automatic Savings
SpotMe
High Yield Savings
Member Support Platform[1]
Credit Builder Card
SpotMe Boosts
In-house Risk Decisioning Platform
Pay Anyone
24/7 Live Support
FICO Score Tracking
Bills Hub
Proprietary Experimentation Platform
Chime Deals
AI-Powered Member Support Tools
Free Tax Filing
ChimeCore Payment Processor and Ledger
MyPay
Instant Loans
Chime Workplace
Chime+
Gross Profit
Before 2016
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

$458M
Q1'25 Gross Profit

88%
Q1'25 Gross Margin

$349M
Q1'25 Transaction Profit

67%
Q1'25 Transaction Margin

(1) Member Support Platform includes the internally built tools used by our member support agents, beginning with our investigations dashboard launched in 2020

Our Financial Model
Unlike the traditional banks’ net interest margin-driven revenue model, we have an asset-light, payments-driven revenue model. We generate the substantial majority of our revenue through interchange-based fees paid via the card networks, not paid to us by our members, whenever Chime-branded debit and credit cards are used.
Payments-Driven Revenue Model
We earn the substantial majority of our revenue through interchange-based fees from debit and credit card transactions.
Interchange fees are set by card networks, such as Visa, and transferred between the financial institutions involved in supporting card transactions. Generally, an interchange fee serves to compensate for the authorization, clearance, and settlement of the transaction. When a consumer uses a debit or credit card to make a purchase at a merchant, that merchant receives payment of the purchase amount net of a payment acceptance fee called the merchant discount rate. This merchant discount rate is shared among the acquiring bank (which enables the merchant to accept payments and is typically referred to as the acquirer) and other network participants, including the card network and the issuing bank (typically referred to as the issuer). The interchange fee represents a portion of the merchant discount rate and is paid to the issuer. The fees involved in a card transaction also serve to cover fraud protection, including applicable protections provided by the card networks such as Visa’s Zero Liability Policy, and the fraud losses in relation to transactions. The diagram below illustrates the card payment process for a Chime member’s purchase transaction:
We recognize payments revenue based on interchange fees generated from purchase transactions made by members using their Chime-branded debit and credit cards. Our bank partners, as issuing banks, collect the interchange fees from these transactions, and pass amounts onto us based on these fees. Our payments revenue accounts for the gross amount of the interchange fees. We refer to this revenue as “interchange-based fees.” Payments revenue represented 80%, 80%, and 76% of our revenue in 2022, 2023, and 2024 and 72% in the first quarter of 2025. Interchange-based fees from debit card transactions represented 63%, 61%, 55%, and 52% of revenue and debit card transactions represented 86%, 85%, 84%, and 84% of Purchase Volume in 2022, 2023, 2024, and the first quarter of 2025. Interchange-based fees from credit card transactions represented 17%, 19%, 21%, and 21% of revenue and credit card transactions represented 14%, 15%, 16%, and 16% of Purchase Volume in 2022, 2023, 2024, and the first quarter of 2025.
In addition to payments revenue, we generate platform-related revenue from other products offered to our members that provide additional convenience, financial management tools, and access to liquidity. Platform-related revenue includes fees from access to out-of-network ATMs, MyPay instant transfer fees, net revenue based on high yield savings balances, partnerships revenue (which includes referral fees for third-party products), voluntary SpotMe tips, and fees from cash deposits made at locations outside our free network. Platform-related revenue contributed 20%, 20%, and 24% of revenue in 2022, 2023, and 2024, and 28% in the first quarter of 2025.
Low-Cost Operating Model
Our low-cost operating model is driven by our digital-first partnership strategy, vertically-integrated technology platform, and operational excellence in risk and member support:
Digital-First Partnership Strategy. Our digital-first approach has allowed us to avoid the significant expenses associated with bank branches and ATMs. Through our direct relationships with our bank partners, we conveniently offer access to a suite of banking products on our mobile application, while providing our members with nationwide access to physical locations to conveniently withdraw cash and make cash deposits where and when members need to through our partnerships with ATM and cash deposit networks.

Vertically-Integrated Technology Platform. We have invested substantially over several years in our cloud-native technology platform, including ChimeCore. By operating our technology platform in-house, we have been able to reduce reliance on expensive third-party software providers and avoid costly maintenance of legacy systems, allowing us to focus our technology spend on product innovation.
Excellence in Risk and Member Support. Our in-house risk decisioning platform leverages rich, first-party data, including member income, spending, transaction, social graph, and other engagement data, as well as traditional and alternative credit bureau data (but not credit score data) and other external data sources, to effectively manage fraud risk, credit risk, and financial crimes. We have also built a robust member support program that provides dependable, real-time assistance to our members. Our investments in automation and AI have improved the efficiency of our service delivery while also improving our members’ support experience. The average annual cost-to-serve a retail deposit customer is an estimated three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.55
55      Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”

Key Metrics and Non-GAAP Financial Measures
We review several operating and financial metrics, including the key metrics set forth below, to help us evaluate our business and growth trends, establish budgets, evaluate the effectiveness of our investments, and assess operational efficiencies. The following table sets forth key metrics and non-GAAP financial measures that we consider useful in evaluating our operating performance for the years set forth below (except as otherwise indicated). Our definitions for such key metrics may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of our key metrics as comparative measures.

	Year Ended December 31,			Three Months Ended March 31,
(in millions, except for Average Revenue per Active Member and percentages)	2022	2023	2024	2024	2025
Key metrics
Purchase Volume	$71,508	$92,396	$115,152	$29,166	$34,540
Active Members(1)	5.3	6.6	8.0	7.0	8.6
Average Revenue per Active Member (ARPAM)(1)	$210	$212	$245	$231	$251
Non-GAAP financial measures
Transaction profit	$667	$906	$1,246	$308	$349
Transaction margin	66%	71%	74%	79%	67%
Adjusted EBITDA	$(406)	$(189)	$(7)	$15	$25
Adjusted EBITDA margin	(40)%	(15)%	—%	4%	5%
__________________
(1)For annual periods, presented as of the fourth quarter of each year.

Purchase Volume
We define Purchase Volume as the total dollar value of member purchase transactions using Chime-branded debit or credit cards during a given period, net of any adjustments or refunds. Purchase Volume is a key driver of payments revenue, because the interchange fees upon which our payments revenue is based are generally determined as a percentage of the underlying transaction value plus a fixed amount per transaction based upon rates set by the card networks. Purchase Volume is also a key indicator of aggregate member engagement. Purchase Volume does not include other types of transaction volumes such as deposits, ATM withdrawals, SpotMe and MyPay advances, sending or receiving funds with Pay Anyone, and ACH or direct debit transfers. Purchase Volume exhibits seasonality, most prominently in the first quarter of each year due to increased spending following our members’ receipt of tax refunds. From the first quarter of 2022 to the first quarter of 2025, our Purchase Volume grew at an average annualized growth rate of 25%.

Purchase Volume (in billions)

$18
$17
$18
$19
$23
$22
$23
$25
$29
$28
$28
$30
$35
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25

Active Members
We define an Active Member as a member who has initiated a money movement transaction on our platform in the last calendar month of the applicable period. Member-initiated money movement transactions include, but are not limited to, purchases with Chime-branded debit or credit cards, funding a member account, withdrawing funds from an ATM, sending or receiving funds with Pay Anyone, or taking a MyPay advance. Active Members are a key indicator of the scale of our engaged member base. The number of Active Members exhibits modest seasonality, with a slight increase typically occurring in the first quarter of a year compared to the fourth quarter of the prior year. In this first quarter, our members often receive tax refunds through their Chime account, which has resulted in increased money movement transactions. From the first quarter of 2022 to the first quarter of 2025, our Active Members grew at an average annualized growth rate of 22%.

Active Members (in millions)
4.7
4.8
5.0
5.3
5.7
5.9
6.3
6.6
7.0
7.1
7.5
8.0
8.6
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25

Average Revenue per Active Member (“ARPAM”)
We define Average Revenue per Active Member (“ARPAM”) as revenue generated in the calendar quarter multiplied by four and divided by the average of the number of Active Members at the end of the prior quarter and the end of the current quarter. ARPAM is a key indicator of our ability to monetize member engagement, as it captures both the impact of payments revenue from Purchase Volume as well as the monetization of products that contribute to platform-related revenue. Since ARPAM historically has largely been driven by Purchase Volume, the seasonality exhibited by Purchase Volume, which occurs most prominently in the first quarter of each year due to increased spending following our members’ receipt of tax refunds, has resulted in quarterly fluctuation of ARPAM. From the first quarter of 2022 to the first quarter of 2025, our ARPAM grew at an average annualized growth rate of 6% reflecting an increase in member engagement, new products, and monetization.

ARPAM
$213
$209
$204
$210
$226
$210
$208
$212
$231
$218
$231
$245
$251
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25

Non-GAAP Financial Measures
To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to facilitate analysis of our financial trends and for internal planning and forecasting purposes.
We use transaction profit, transaction margin, adjusted EBITDA, and adjusted EBITDA margin in conjunction with GAAP measures to evaluate our operating performance, formulate business plans, prepare budgets and forecasts, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We believe that our non-GAAP financial measures provide useful information to investors, analysts and others about our business and financial performance, enhance their overall understanding of our performance and can assist in providing a more consistent and comparable overview of our financial performance across periods. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected on our consolidated statements of operations. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.
We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view our non-GAAP financial measures in conjunction with their respective most directly comparable financial measure calculated in accordance with GAAP.
Transaction Profit and Transaction Margin
We define transaction profit as gross profit less transaction and risk losses. We define transaction margin as transaction profit divided by revenue. We believe that transaction profit and transaction margin are key measures of the incremental profit generated by member transactions. Our transaction margin in the first quarter of 2025 was 67%. Our success in building this strong transaction margin profile is a reflection of our scale and investments in our risk management capabilities and technology platform.

Transaction Profit ($ in millions)

$165
$153
$163
$187
$227
$213
$201
$265
$308
$299
$313
$326
$349
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25
69%
62%
65%
69%
73%
69%
63%
78%
79%
78%
74%
69%
67%
Transaction Margin %

The following table presents a reconciliation of gross profit to transaction profit:

	Year Ended December 31,			Three Months Ended March 31,
(in thousands, except percentages)	2022	2023	2024	2024	2025
Gross profit	$794,152	$1,058,718	$1,465,758	$344,525	$458,326
Gross margin	79%	83%	88%	88%	88%
Adjusted for: Transaction and risk losses	126,714	152,375	219,687	36,038	109,145
Transaction profit	$667,438	$906,343	$1,246,071	$308,487	$349,181
Transaction margin	66%	71%	74%	79%	67%

	Three Months Ended
(unaudited, in thousands, except percentages)	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Gross profit	$196,251	$185,017	$195,640	$217,244	$254,583	$248,293	$253,350	$302,492	$344,525	$333,710	$368,355	$419,168	$458,326
Gross margin	82%	75%	78%	81%	82%	81%	79%	89%	88%	87%	87%	88%	88%
Adjusted for:
Transaction and risk losses	31,677	32,161	33,047	29,829	27,586	34,846	52,423	37,520	36,038	35,000	55,159	93,490	109,145
Transaction profit	$164,574	$152,856	$162,593	$187,415	$226,997	$213,447	$200,927	$264,972	$308,487	$298,710	$313,196	$325,678	$349,181
Transaction margin	69%	62%	65%	69%	73%	69%	63%	78%	79%	78%	74%	69%	67%

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss), adjusted for (i) depreciation and amortization expense, (ii) other income (expense), net, (iii) provision (benefit) for income taxes, (iv) stock-based compensation expense, and (v) certain expenses that do not reflect our core operations and may vary significantly from period to period, including restructuring charges, impairment charges, and certain legal and regulatory charges. We define adjusted EBITDA margin as adjusted EBITDA divided by revenue. We believe that adjusted EBITDA and adjusted EBITDA margin are key measures of our operating performance, and management uses these measures to formulate business plans, prepare budgets and forecasts, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We have increased our adjusted EBITDA margin as a result of Active Member and Purchase Volume growth, realized operating leverage through increased scale, and from efficiently managing our operating costs. We improved adjusted EBITDA Margin from (50)% in the first quarter of 2022 to 5% in the first quarter of 2025.

Adjusted EBITDA ($ in millions)
$(120)
$(102)
$(102)
$(82)
$(45)
$(47)
$(69)
$(27)
$15
$3
$(14)
$(12)
$25
Q1'22
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25
(50)%
(41)%
(41)%
(31)%
(15)%
(15)%
(22)%
(8)%
4%
1%
(3)%
(3)%
5%
Adj. EBITDA Margin %

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
(in thousands, except percentages)	2022	2023	2024	2024	2025
Net income (loss)	$(470,254)	$(203,202)	$(25,344)	$15,903	$12,939
Net margin	(47)%	(16)%	(2)%	4%	2%
Adjusted for:
Depreciation and amortization expense	7,300	12,937	25,370	5,234	7,258
Other (income) expense, net(1)	(8,111)	(32,817)	(39,465)	(10,509)	(5,354)
Provision (benefit) for income taxes	(337)	234	2,610	(362)	1,552
Stock-based compensation expense	28,350	26,035	29,845	5,175	8,696
Impairment charge(2)	18,271	—	—	—	—
Restructuring charges(3)	14,383	—	—	—	—
Certain legal and regulatory charges(4)	4,275	7,500	—	—	—
Adjusted EBITDA	$(406,123)	$(189,313)	$(6,984)	$15,441	$25,091
Adjusted EBITDA margin	(40)%	(15)%	—%	4%	5%
__________________
(1)Relates primarily to interest income, which consists of interest and dividends earned on our cash and cash equivalents and marketable securities.
(2)For 2022, relates to the impairment of certain real estate assets.
(3)For 2022, includes $7.8 million of cash charges for employee-related wages, benefits and severance, $4.0 million in previously capitalized deferred offering costs and $2.6 million of impairment related to internal-use software due to the restructuring that occurred in November 2022. The restructuring charges are recorded on our consolidated statements of operations as follows: $6.6 million in general and administrative, $5.9 million in technology and development, $1.4 million in member support and operations, and $0.5 million in sales and marketing. See Note 16 – Restructuring within the notes to our consolidated financial statements included elsewhere in this prospectus. Restructuring related charges for stock-based compensation of $0.2 million incurred in 2022 are included on its respective line item.
(4)For 2022, relates to a settlement amount regarding a mass arbitration matter. For 2023, relates to the CFPB Consent Order and related redress payments and the DFPI Consent Order.

	Three Months Ended
(unaudited, in thousands, except percentages)	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Net income (loss)	$(127,892)	$(130,431)	$(109,509)	$(102,422)	$(52,359)	$(48,758)	$(68,546)	$(33,539)	$15,903	$385	$(22,026)	$(19,606)	$12,939
Net margin	(53)%	(53)%	(44)%	(38)%	(17)%	(16)%	(21)%	(10)%	4%	—%	(5)%	(4)%	2%
Adjusted for:
Depreciation and amortization expense	1,018	1,371	2,262	2,649	2,722	2,898	3,603	3,714	5,234	6,117	6,897	7,122	7,258
Other (income) expense, net	(536)	(1,427)	(2,129)	(4,019)	(5,497)	(7,605)	(9,794)	(9,921)	(10,509)	(9,904)	(10,817)	(8,235)	(5,354)
Provision (benefit) for income taxes	138	(612)	54	83	117	70	—	47	(362)	78	2,199	695	1,552
Stock-based compensation expense	7,463	6,973	7,012	6,902	9,540	5,901	5,587	5,007	5,175	6,419	10,134	8,117	8,696
Impairment charge(1)	—	18,271	—	—	—	—	—	—	—	—	—	—	—
Restructuring charges(2)	—	—	—	14,383	—	—	—	—	—	—	—	—	—
Certain legal and regulatory charges	—	4,275	—	—	—	—	—	7,500	—	—	—	—	—
Adjusted EBITDA	$(119,809)	$(101,580)	$(102,310)	$(82,424)	$(45,477)	$(47,494)	$(69,150)	$(27,192)	$15,441	$3,095	$(13,613)	$(11,907)	$25,091
Adjusted EBITDA margin	(50)%	(41)%	(41)%	(31)%	(15)%	(15)%	(22)%	(8)%	4%	1%	(3)%	(3)%	5%
__________________
(1)For the three months ended June 30, 2022, relates to the impairment of certain real estate assets.

(2)For the three months ended December 31, 2022, includes $7.8 million of cash charges for employee-related wages, benefits and severance, $4.0 million in previously capitalized deferred offering costs and $2.6 million of impairment related to internal-use software due to the restructuring that occurred in November 2022. The restructuring charges are recorded on our consolidated statements of operations as follows: $6.6 million in general and administrative, $5.9 million in technology and development, $1.4 million in member support and operations, and $0.5 million in sales and marketing. See Note 16 – Restructuring within the notes to our consolidated financial statements included elsewhere in this prospectus. Restructuring related charges for stock-based compensation of $0.2 million incurred in 2022 are included on its respective line item.
Attractive Cohort Trends
Since our founding, our member cohorts have generated sustained transaction profit each year of their life, which has enabled us to durably accumulate transaction profit with each new cohort.56 Our oldest cohorts, which are over eight years old, have continued to generate transaction profit at levels consistent with their earliest years. This cohort performance is powered by the long-lasting primary account relationships we have established with our Active Members that have enabled us to sustain their Purchase Volume over time. As we have expanded a suite of free or low-cost product offerings, we have seen our members adopt products at higher rates, which has further strengthened cohort financial performance. We have been able to efficiently acquire and then establish trusted primary account relationships with our Active Members, enabling us to drive strong transaction profit returns on our investments in new member acquisition. We believe that the historical performance of our member cohorts supports our strategy of investing in new member acquisition and in developing new products to enhance our value to members.
Our historical member cohorts showcase the predictable and resilient Purchase Volume behavior that drives the majority of our revenue today.
When Active Members establish a primary account relationship with Chime, they primarily use their Chime-branded debit or credit cards to pay for their everyday, largely non-discretionary items, such as food and groceries, gas, and utilities. This recurring, “top-of-wallet” card spend drives predictable and resilient Purchase Volume across our cohorts. In the year ended March 31, 2025, our net dollar Purchase Volume retention was approximately 97%.57 Purchase Volume retention behavior has been similar over time except for a significant rise in Purchase Volume during the COVID-19 pandemic, as government stimulus programs provided spending power to our members, which normalized following the conclusion of such programs. Our cohort Purchase Volume retention pattern creates a layering effect through which successive member cohorts build on the continued robust Purchase Volume activity of prior cohorts.
56          We refer to member cohorts as groups of members who first became active in a given period. A “quarterly cohort” refers to all members who first became active in a fiscal quarter and an “annual cohort” refers to all members who first became active in a fiscal year.
57          We calculate net dollar Purchase Volume retention by dividing Purchase Volume in the current period from all members that first became active at least one year prior to such period, by Purchase Volume from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of Purchase Volume in the current period to a partial period of Purchase Volume in the prior period. For purposes of this calculation, we measure Purchase Volume for the trailing 365 days for each period to aid comparability from period to period in light of leap years.

The chart below illustrates Purchase Volume by annual cohort on a trailing 12 month basis for each quarter in the years presented, with each cohort representing members by the year in which they first engaged in a transaction on Chime. For example, the 2019 cohort represents members who made their first transaction between January 1, 2019 and December 31, 2019.

Trailing 12 Month Purchase Volume by Annual Cohort

$125B
$100B
$75B
$50B
$25B
$0B
Covid-19 Stimulus and
Child Tax Credit Period
2019
2020
2021
2022
2023
2024
2025
2025
2024
2023
2022
2021
2020
2019
Pre-2019

Our Active Members adopt more products over time, which improves cohort performance through greater Purchase Volume, higher ARPAM, stronger member retention, and efficient member acquisition.
We have been able to leverage the benefits of our primary account relationships to develop and cross-sell new products at high attach rates across our historical member cohorts. Our monthly attach rates across the most used products for March 2025 are: 90% for debit cards, 69% for High Yield Savings, 54% for Pay Anyone, 49% for SpotMe, 37% for Credit Builder, and 26% for MyPay. We define monthly attach rates as the percentage of Active Members who used a given product in a month.

The chart below shows the average number of products that our Active Members have used each month, since the origination of their cohort, for quarterly cohorts for the first quarter of each year since 2016.58 New product launches that gain significant traction with our members have generally increased the number of products used each month, including most recently our July 2024 launch of MyPay. Newer cohorts are using more products earlier in their tenure than older cohorts, demonstrating broader engagement across our platform as our product offerings have expanded over time.

Product Attach - All Active Members

Number of products used each month
4
3
2
1
0
4
8
12
16
20
24
28
32
36
Quarters since first active
Q1'16
Q1'25

58          The products counted towards this measure are: Chime-branded debit cards (including purchases, ATM withdrawals with the debit card and cash deposits), Credit Builder (including purchases and ATM withdrawals with the Credit Builder secured credit card), Pay Anyone, High Yield Savings (with a balance), SpotMe, Tax Filing, MyPay, Instant Loans, Credit Tracking, and Chime Deals & Offers.

As members use more products each month and make Chime a more central part of their financial lives, their Purchase Volume and ARPAM have increased. Active Members who used six or more products in March 2025 generated 1.8 times as much Purchase Volume, on average, and 1.8 times as much ARPAM, on average, in the first quarter of 2025 compared to all Active Members, on average, across the same period.59 The charts below show the average Purchase Volume per Active Member per month and ARPAM, each for the first quarter of 2025, based on the number of products that Active Members used in March 2025.

Purchase Volume / Active Member per Month by Products Used ($)

$378
$722
$1,279
$1,877
$2,277
$2,452
1
2
3
4
5
6+
Number of Products Used

ARPAM by Products Used ($)

$68
$130
$230
$338
$410
$442
1
2
3
4
5
6+
Number of Products Used

Product adoption also increases member retention and growth through referrals. Our annual member retention rate from March 31, 2024 to March 31, 2025 for Active Members who used six or more products in March 2024 was 14% higher than the average annual retention rate for all Active Members across the same period.60 As our members adopt more products, they also drive more referrals. Active Members who used six or more products in March 2025 referred 1.6 times as many new members, on average, to Chime in the first quarter of 2025 as the average across all Active Members.
59          The products counted towards this measure are: Chime-branded debit cards (including purchases, ATM withdrawals with the debit card and cash deposits), Credit Builder (including purchases and ATM withdrawals with the Credit Builder secured credit card), Pay Anyone, High Yield Savings (with a balance), SpotMe, Tax Filing, MyPay, Instant Loans, Credit Tracking, and Chime Deals & Offers.
60          We calculate annual member retention rates by product attachment by comparing the number of Active Members who used the specified number of products in a month to the number of such members who remained active in the same month in the following year.

As product adoption has increased, ARPAM has improved across member cohorts over time. The chart below shows the ARPAM of our Active Members each year since the origination of their quarterly cohort, for quarterly cohorts for the first quarter of each year since 2016.61

Cohorted ARPAM

$350
$300
$250
$200
$150
12
24
36
48
60
72
84
96
108
Months since first active month
Q1'16
Q1'24

Our cohorts yield durable ROI in new member acquisition
Our “top-of-wallet” card spend combined with members’ strong adoption of our growing suite of products have enabled us to generate sustained Purchase Volume and revenue by cohort over time. In addition, we have benefited from economies of scale and improved our management of transaction and risk losses, resulting in higher transaction margins. As a result, while we achieved approximately 97% net dollar Purchase Volume retention among our cohorts comparing the year ended March 31, 2025 to the year ended March 31, 2024, we achieved approximately 104% net dollar transaction profit retention over the same period.62
We acquire members — with the intention to establish enduring primary account relationships over time — through a mix of organic and member-driven channels as well as paid media channels, with referrals reflecting our single largest channel to acquire new Active Members in 2024. In 2024, our acquisition cost per new Active Member acquired was $109, which includes advertising, brand marketing, referral bonuses, and other marketing incentives. Without brand marketing expenses, the impact of which is more challenging to attribute directly to new member acquisition, our acquisition cost per new Active Member in 2024 was $91. Our member acquisition cost is influenced by the channels we select to pursue marketing strategies, changes in advertising costs, and the size of the member cohorts we acquire. Since 2022, our quarterly cohorts have exhibited similar acquisition costs per new Active Member, including brand marketing costs, staying within a range of $93 to $130.
61          The products counted towards this measure are: Chime-branded debit cards (including purchases, ATM withdrawals with the debit card and cash deposits), Credit Builder (including purchases and ATM withdrawals with the Credit Builder secured credit card), Pay Anyone, High Yield Savings (with a balance), SpotMe, Tax Filing, MyPay, Instant Loans, Credit Tracking, and Chime Deals & Offers.
62          We calculate net dollar transaction profit retention by dividing transaction profit in the current period from all members that first became active at least one year prior to such period, by transaction profit from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of transaction profit in the current period to a partial period of transaction profit in the prior period. For purposes of this calculation, we measure transaction profit for the trailing 365 days for each period to aid comparability from period to period in light of leap years.

We have driven strong and sustained returns on our investments in new customer acquisition. Based on the performance of our cohorts, on average, our 2022 quarterly cohorts reached transaction profit payback within approximately 7 quarters.63 Our Q1 and Q2 2023 cohorts reached payback in less time. More importantly, we have observed that our cohorts have consistently generated transaction profit many years into their lives, enabling us to drive returns far beyond the point of payback. Our oldest cohorts — those that are over six years old — still generate transaction profit at levels consistent with their earliest years. More recent cohorts have accumulated transaction profit more quickly compared to older cohorts, with the exception of certain cohorts from late 2018 to early 2020 that benefited from the impacts of government stimulus programs in 2020 and 2021 related to COVID-19. We have driven these strong returns as a result of our ability to efficiently acquire members, establish trusted primary account relationships, and deliver additional products with high attach rates.
The chart below approximates our cumulative transaction profit per original Active Member by quarterly cohort since 2016, displaying the consistent and ongoing growth in cumulative transaction profit across cohorts over time.64

$500
$400
$300
$200
$100
$0
0
1
2
3
4
5
6
7
8
9
Years
Q1'16
Q1'25

Factors Affecting Our Performance
Factors Affecting Our Revenue
Our Ability to Attract New Active Members
We grow our business in part by attracting new Active Members to our platform. Since 2022, over half of our new Active Members are acquired through organic and member-driven channels, which include word-of-mouth, referrals, and peer-to-peer payments received through Pay Anyone. We also acquire new Active Members through paid media channels, which consist of digital marketing channels and partnership arrangements. In 2024, we established Chime Enterprise in order to offer a suite of innovative products, including MyPay, through employers via Chime Workplace, an employee financial wellness solution. We believe that through the employer channel, we can access a large pipeline of potential new members at an efficient cost to drive continued Active Member growth. The number of new Active Members we attract in future periods will be impacted by the effectiveness of our
63          We refer to reaching payback for a cohort as the point at which cumulative transaction profit for such cohort has met the acquisition costs incurred related to such cohort when the cohort first became active.
64          We measure the cumulative transaction profit of quarterly cohorts by measuring the transaction profit of each member who was originally an Active Member of such cohort through the entire length of such member’s relationship with Chime.

organic, member-driven, and paid media channels. From time to time, we have taken and may in the future take actions intended to drive new Active Member growth, such as removing qualifying direct deposit requirements for certain products or making changes to how accounts can be funded. While these initiatives have resulted and may result in additional new Active Members who initially exhibit lower engagement and reduced levels of ARPAM, we believe these initiatives will enable us to increase overall Active Members and revenue in the long term.
Our Ability to Retain Existing Active Members
We designed a convenient enrollment process to allow new members to create an account in as little as two minutes, enabling easy initial adoption and trial use in the first year a member is on our platform. As we establish primary account relationships with our members, we have seen substantial growth in Active Member annual retention rates in a member’s second year and beyond.65 For members who became active from 2016 through 2023, we have retained:
•approximately 50% of our Active Members on average through their first year; and
•approximately 90% of remaining Active Members on average each year from their second year and thereafter.
Importantly, we have expanded our relationships with retained Active Members over time, driving higher product attach rates while benefiting from economies of scale, which led to achieving approximately 97% net dollar Purchase Volume retention among our cohorts comparing the year ended March 31, 2025 to the year ended March 31, 2024, and achieving approximately 104% net dollar transaction profit retention over the same period.
Our Ability to Capture and Retain “Top-of-Wallet” Card Spend
We benefit from highly recurring Purchase Volume when members make their Chime-branded debit or credit cards their “top-of-wallet” card, which often occurs when we develop primary account relationships. Our members primarily use these cards to pay for their everyday, largely non-discretionary items such as food and groceries, gas, and utilities, which drives more predictable and resilient Purchase Volume compared to discretionary spending. Our ability to increase revenue over time will be influenced in part by our ability to capture the “top-of-wallet” card position for additional Active Members and to retain that position for new and existing Active Members.
Our Ability to Increase Existing and New Product Adoption With Our Active Members
As Active Members engage with more products, they demonstrate increased Purchase Volume and greater platform-related revenue, both of which drive higher ARPAM. Active Members who used six or more products in March 2025 generated 1.8 times more ARPAM, on average, in the first quarter of 2025 than the ARPAM generated by all Active Members in the same period. Our ARPAM has continued to grow over time alongside the growth of our product adoption rate. Greater product adoption also increases member retention and member growth through referrals. Our annual member retention rate from March 31, 2024 to March 31, 2025 for Active Members who used six or more products in March 2024 was 14% higher than the average annual retention rate for all Active Members across the same period. Active Members who used six or more products in March 2025 referred 1.6 times as many new members, on average, to Chime in the first quarter of 2025 as the average across all Active Members. The long-term growth of our business depends in part on maintaining high levels of product engagement as we innovate and introduce new products. While we seek to drive engagement across all of our products, adoption of Credit Builder in particular impacts our ARPAM because credit card purchase transactions monetize at higher rates of interchange compared to debit cards and therefore we expect to pursue further Credit Builder growth in future periods. Interchange-based fees from credit card transactions tend to be higher than interchange-based fees from debit card transactions, resulting in higher payments revenue recognized from the same amount of Purchase Volume. Card networks set the rates for interchange fees, which may be influenced by competitive and regulatory factors. For example, we believe Regulation II, which requires debit card issuers to enable at least two card networks to process
65         We calculate annual member retention rates by comparing the number of members who first become active in a month to the number of such members who remain active in the same month in the following year. For subsequent years, we compare the number of remaining members at the start of the applicable measurement period with those who remain active in the same month in the following year.

all debit card transactions, negatively impacted rates for debit card transactions. In 2024, Credit Builder generated $18.4 billion in Purchase Volume and $358.4 million in revenue.
Factors Affecting our Expenses and Margins
Our Investments in Transaction and Risk Loss Management
We believe that strong risk management is critical to driving sustainable growth and maintaining member trust. We have made significant investments to build an effective risk management capability through our risk decisioning platform, which is powered by first-party member transaction and engagement data. For example, we utilize our platform to help underwrite limits on SpotMe, MyPay, and Instant Loans as well as detect fraud in real-time to decrease the risks of transaction-related losses. We expect transaction and risk losses to increase in absolute dollars in the long term as our business scales, and our transaction margin may vary from period to period as we tailor our risk posture and introduce new products. Following the launches of MyPay and Instant Loans, we expect that transaction margin will remain flat or decrease further in the near term compared to the first quarter of 2025. Over time, we expect that our scale and improvements in our risk management capabilities will contribute to improvements to our transaction margin compared to the first quarter of 2025.
Our Investments in Growth
Our continued investments in technology and development drive our growth. Over the years, we have built the underlying technology platform that powers our member offerings, enabling us to scale and introduce new products efficiently. To continue to increase revenue, we must maintain and advance our technology platform and drive product innovation to meet the evolving needs of our business and the members we serve.
We also invest in the growth of our Active Member base through sales and marketing activities, including through the employer channel with Chime Enterprise. Depending on the expected return on investment of these programs, we may adjust our spending to achieve a targeted return over time, which can impact near term margins and long term growth rates. We will continue to strategically invest in sales and marketing to drive Active Member acquisition.
Liquidity Products
We complement and reinforce our payments-driven revenue model by offering our members access to short-term liquidity through MyPay, SpotMe, and Instant Loans. We are strongly positioned to deliver these liquidity products at scale in a low-cost, low-risk, and asset-light way because of the primary account relationships we have developed with our members. Our primary account relationships provide rich, first-party data regarding our members’ income and spending behavior as well as a privileged repayment advantage from paycheck direct depositors, which reduces the risk profile of these liquidity products. Outstanding balances related to MyPay and SpotMe have very short durations, which allows us to facilitate the origination of large volumes with only modest balance sheet needs, and nimbly adjust our risk exposure. Our bank partners fund these liquidity products and maintain the ongoing account relationships with members.
From full product launch in July 2024 through the first quarter of 2025, risk losses related to MyPay have been below 1.75% of the total dollars advanced since July 2024, while risk losses related to SpotMe from 2022 through the first quarter of 2025 have been below 0.40% of total dollars overdrawn since 2022. Advances related to MyPay are typically repaid in under 14 days, while negative account balances related to SpotMe are typically repaid in under 7 days. As of March 31, 2025, the total outstanding balances related to MyPay and SpotMe were $465.9 million and $161.2 million. Through March 31, 2025, our members have accessed $43.3 billion through SpotMe since its full product launch in 2019, and $8.8 billion through MyPay since its full product launch in July 2024.
Our bank partners make advances available to our members through MyPay, allow our members to draw negative account balances through SpotMe, and make loans to our members through Instant Loans. Pursuant to the Bancorp MSA, Bancorp committed to retain receivables on its balance sheet related to liquidity products such as MyPay, SpotMe, Instant Loans, and other products such as Credit Builder, not to exceed, on an aggregate basis, 200% of its tier 1 capital, with such amount in connection with liquidity products excluding Credit Builder not to exceed 125% of its tier 1 capital (each as measured on the last day of each calendar quarter).66 Based on Bancorp’s tier 1 capital as of March 31, 2025, the amount of this commitment would have been approximately $1.8 billion (with such amount in connection with liquidity products excluding Credit Builder not to exceed approximately $1.1 billion). Bancorp has the right to limit originations under this commitment in the event the forecasted performance of the liquidity products offered under this commitment is expected to result in significant unrecoverable losses. Specifically, Bancorp has the right to limit originations under this commitment during periods when a specified threshold is projected to be exceeded relating to the forecasted ratio of (i) projected losses less projected revenue from the liquidity products offered under this commitment to (ii) the sum of our cash, our marketable securities, and certain assets held at Bancorp.
We pay Bancorp a fee based on the outstanding balance of uncollateralized receivables that they hold under this commitment, excluding receivables related to Credit Builder. For the years ended December 31, 2023 and 2024, we incurred $0.2 million and $4.3 million in fees to Bancorp with respect to such outstanding balance of uncollateralized receivables. For the three months ended March 31, 2025, we incurred $3.1 million in such fees. These fees are based on a specified percentage, linked to the Federal Funds Rate, of the daily average outstanding balance of receivables that Bancorp holds under its commitment to originate and hold MyPay, SpotMe, and other lending advances to the extent balances are uncollateralized.
Historically, we have elected to fund a cash collateral account at Bancorp and pledge certain accounts receivable due from Bancorp to be used as collateral against all negative account balances through SpotMe or other transaction activity with respect to Bancorp. Similarly, we have historically fully secured all negative account balances through SpotMe or other transaction activity with respect to Stride by funding a reserve account and pledging certain accounts receivable due from Stride in a combined amount that collateralizes the total of such negative account balances. Pursuant to the Stride Agreements, we are required to ensure that negative account balances are fully secured and to at all times keep a minimum of $5 million in such reserve account as cash collateral. The cash balance in these accounts is included within product collateral on our consolidated balance sheets.
Upon the official launch of MyPay in 2024, Stride was provided with a contractual option to sell individual MyPay receivables to us once such receivables had aged two days beyond their origination date. As of March 31, 2025, Chime had an aggregate outstanding amount of receivables purchased from Stride of $152.7 million, which are included within loans held for investment, net on our consolidated balance sheets. Additionally, under the Stride Agreements, we are required to maintain an account at Stride that is used to fund our purchases of such receivables, with a minimum balance amount based on historical MyPay amounts originated by Stride, but not to be less than $10 million, which is reflected as restricted cash on our consolidated balance sheets.
Pursuant to the Bancorp MSA, we are required to maintain a reserve account at Bancorp to provide Bancorp with protection against losses from MyPay and Instant Loans in an amount based on historical origination volume and performance, with the Instant Loans portion not to be less than $1 million, which is included within product collateral on our consolidated balance sheets. Product collateral increases when we fund the accounts per each bank partner’s individual requirements, and it decreases when we settle losses for any defaults by our members with each respective bank partner. The timing of settlement varies depending on the product. Collateral funding requirements vary by product and bank partner and do not represent the total value of the product obligation.
66         Bancorp's tier 1 capital includes common shareholders’ equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles.

The following table presents a rollforward of our product collateral for each of the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
(in thousands)	2023	2024	2025
Balance, beginning of the period	$126,906	$138,704	$181,723
Funded amounts	88,584	154,682	51,938
Settlements	(76,786)	(111,663)	(56,089)
Balance, end of the period	$138,704	$181,723	$177,572
In addition, as of December 31, 2023 and 2024, $75.3 million and $42.8 million of gross receivables due from bank partners were pledged as collateral to our bank partners. As of March 31, 2025, $66.7 million of gross receivables due from bank partners were pledged as collateral to our bank partners. Further, as of December 31, 2024 and March 31, 2025, $12.3 million and $12.7 million, respectively, of restricted cash was also pledged in a reserve account to our bank partners. No restricted cash was pledged as of December 31, 2023.
Pursuant to the terms of our contractual agreements with our bank partners, we bear certain risk of loss from on- and off-balance sheet MyPay and SpotMe receivables as we are financially liable to our bank partners for any defaults by our members on the unpaid balances in their account. Expected losses relating to on-balance sheet MyPay receivables are recorded as an allowance for expected credit losses. The expected remaining cash flows relating to off-balance sheet MyPay and SpotMe receivables held by our bank partners, which are inclusive of expected credit losses and revenue based on instant transfer fees, are recognized in product obligation on our consolidated balance sheets. We account for product obligation at fair value. The product obligation is reduced when cash settlements occur.
The following table presents a reconciliation of our product obligation for each of the periods presented:

	Year Ended December 31,		Three Months Ended March 31,
			(unaudited)
(in thousands)	2023	2024	2025
Balance, beginning of the period	$79,878	$88,600	$114,377
Change in fair value of product obligation(1)	84,996	59,354	28,751
Settlements	(76,274)	(33,577)	(18,456)
Balance, end of the period	$88,600	$114,377	$124,672
__________________
(1)In the year ended December 31, 2023, the change in fair value of the product obligation was recorded as transaction and risk losses. In the year ended December 31, 2024, $85.1 million was recorded as transaction and risk losses for SpotMe and other member negative balances, $50.4 million was recorded as transaction and risk losses for off-balance sheet MyPay receivables, and $76.2 million was recorded as revenue related to off-balance sheet MyPay receivables on the consolidated statements of operations. In the three months ended March 31, 2025, $32.2 million was recorded as transaction and risk losses for SpotMe and other member negative balances, $35.4 million was recorded as transaction and risk losses for off-balance sheet MyPay receivables, and $38.9 million of the change in fair value of the product obligation was recorded as revenue related to off-balance sheet MyPay receivables on the condensed consolidated statements of operations.
In the future, we expect our bank partners to continue to originate and hold receivables related to MyPay, SpotMe, Instant Loans, and Credit Builder. Furthermore, we may seek to increase the size of Bancorp’s commitment to hold receivables on its balance sheet, as well as secure additional financing structures with other third parties, to expand the amount and diversification of the capital commitments available to support the continued growth of the credit and liquidity products offered through our platform.

Components of our Results of Operations
Revenue
Payments Revenue
We recognize payments revenue based on interchange fees generated from purchase transactions made by members using their Chime-branded debit and credit cards. Our bank partners, as issuing banks, collect the interchange fees from these transactions, and pass amounts onto us based on these fees. Our payments revenue reflects the gross amount of the interchange fees. Interchange fees are generally determined as a percentage of the underlying transaction value plus a fixed amount per transaction based upon rates set by the card networks.
To deliver payment services to members, we contract with our bank partners to provide Chime members with access to deposit products and services such as full-featured, FDIC-insured checking accounts, debit cards, and secured credit cards.
Platform-Related Revenue
We earn platform-related revenue from other products offered to our members that provide additional convenience, financial management tools, and access to liquidity. These products include access to ATMs, MyPay, high yield savings, third-party partnerships, SpotMe, and cash deposits.
We offer our members access to over 45,000 fee-free ATMs. Each time members withdraw money at certain ATMs that are not in our network of fee-free ATMs, we charge them a fixed ATM fee in accordance with the terms and conditions in the member agreements. As we maintain control of the integrated transaction processing services before delivery to our members, we record revenue on a gross basis.
We offer our members access to MyPay, which enables members to receive money in advance of payday up to a predetermined limit for free within 24 hours, or instantly for a flat fee. We recognize the instant transfer fee net of fees paid to bank partners that are related to the product as revenue. We record on-balance sheet MyPay receivables as loans held for investment, net on the consolidated balance sheets and accrue instant transfer fee revenue for these loans using the effective interest rate method. For the off-balance sheet MyPay receivables that are retained by either of the bank partners, we recognize revenue based on the instant transfer fee, net of fees paid to bank partners, at an amount that approximates fair value.
We offer our members access to high yield savings accounts with no minimum deposit requirements. Member savings account balances are held in interest bearing deposit accounts offered through our bank partners. Under the terms of our applicable contractual agreements with each bank partner, member deposits are either placed in the community deposit sweep program or held by our bank partners. The earned interest is passed to us which we recognize as revenue, net of the interest paid to our members. Under the terms of our applicable contractual agreements, the interest rate paid to members by Bancorp is determined by us and the interest rate paid to members by Stride is determined by agreement between us and Stride.
We also generate revenue from third-party partnership agreements through products where we receive payment from partners that offer products and services to members on the Chime app, such as Experian Boost, which provides an opportunity for members to raise their FICO scores by paying eligible bills through Chime, and our Offers Marketplace, where members can receive discounts on life, renters, pet, and car insurance, utilities, wireless plans, and other third-party products.
We offer our members access to SpotMe, a fee-free overdraft protection product that allows enrolled members to overdraw their account up to a predetermined limit free of charge. Members may tip Chime, at their discretion, for the use of the feature once the overdraft is repaid and may rescind the tip during the specified refundable period as defined in the member agreement. We defer the recognition of revenue until the expiration of the refundable period.
Members can deposit cash into their accounts for free at certain retail locations or for a fee at other retail locations. Through contracts with third party cash deposit networks, we earn revenue upon each qualifying cash deposit outside our free network at a rate that varies depending on the cash deposit network and retailer. We do not have the primary responsibility for fulfilling members’ cash deposit requests and we recognize revenue net of fees paid to our third-party cash deposit networks upon settlement of the cash deposit in the members’ accounts.
Cost of Revenue
Cost of revenue consists primarily of transaction processing and bank partner costs, and card and ATM network expenses, net of incentives.
Transaction processing and bank partner costs
Transaction processing and bank partner costs include expenses incurred related to our third-party processor, which processes transactions and provides a ledger for member accounts. These third-party processor costs are generally equal to a fixed amount per transaction coupled with a large-volume discount factor. Transaction processing and bank partner costs also include hosting and software costs, including the amortization of internal-use software, related to ChimeCore, our proprietary payment processor and ledger that launched in 2024, and the internal-use software supporting the MyPay product and others. Our third-party processor, which processed transactions and provided a ledger for member accounts prior to the launch of ChimeCore, continues to do so for member accounts not yet migrated to ChimeCore. Additionally, transaction processing and bank partner costs include payments to bank partners, including fees paid for serving as our card issuing bank and for card network sponsorship. These expenses are predominantly based on a specified percentage of the Purchase Volume at each respective bank partner, which percentage generally decreases with scale.
Card and ATM network expenses, net of incentives
We pay card and ATM networks for providing the worldwide networks through which card payment and ATM transactions are authorized, processed, and settled. These fees are generally based on the Purchase Volume and the total number of transactions in the period, and vary by network and transaction type. As part of our overall agreements with card networks, we also have marketing and incentive arrangements that provide us with certain incentives on a periodic basis, including quarterly and annual incentives based on transaction volumes in the period, contract signing bonus, and other marketing incentives. We record these incentives as a reduction to the cost of revenue as they are earned.
Our cost of revenue will be impacted by our growth as well as our ability to drive efficiencies in transaction processing and bank partner costs, including through our transition of transaction processing to ChimeCore, as well as card and ATM costs, net of incentives. In absolute dollars, we expect that cost of revenue will fluctuate from period to period in the near term and increase in the long term. As a percentage of revenue, we expect cost of revenue will fluctuate from period to period in the near term and decline in the long term as we scale.
Gross Profit
Gross profit consists of our total revenue minus total cost of revenue.
Operating Expenses
Transaction and Risk Losses
Transaction and risk losses primarily consist of losses relating to liquidity products both on- and off-balance sheet, overdrawn member accounts, and transaction dispute losses.
Losses relating to our off-balance sheet receivables that are retained by bank partners and relate to MyPay and SpotMe, as well as other instances where a member’s account is overdrawn, are estimated at each period end and recognized on our consolidated balance sheets as our product obligation. This obligation is measured at fair value, using a discounted cash flow model to calculate the present value of future cash flows, estimated for the discount rate and expected loss rates based on current period data and historical trends. Changes in fair value of the product obligation related to credit exposure are recorded as transaction and risk losses for the period.

Our credit obligations relating to MyPay receivables we purchase, which are reflected on our balance sheet as loans held for investment, are recorded as a provision for credit losses within transaction and risk losses.
Transaction dispute losses result from member-initiated disputes with merchants or due to processing fraudulent transactions. We estimate the provision for transaction dispute losses each period based on current period data points and historical trends related to loss rates.
Our transaction and risk losses will be impacted by the expansion of existing liquidity products and the introduction of new liquidity products offered through our platform, including MyPay and Instant Loans. Following the launch of MyPay in 2024, our transaction and risk losses have increased. In absolute dollars, we expect that transaction and risk losses will fluctuate from period to period in the near term and increase in the long term compared to the first quarter of 2025. As a percentage of revenue, we expect that transaction and risk losses will fluctuate from period to period in the near term and in the long term compared to the first quarter of 2025.
Member Support and Operations
Member support and operations expenses include the costs of the third-party vendors we use for certain member support and loss prevention services, the costs of physical debit and credit card issuance, software to help manage member interactions, and member onboarding and account verification expenses. Member support and operations also includes personnel-related expenses including salaries, employee benefit costs, and stock-based compensation for employees engaged in member support, risk, and operations functions, and allocated overhead.
In absolute dollars, we expect that member support and operations expenses will fluctuate from period to period in the near term and increase in the long term as we continue to grow our Active Member base. As a percentage of revenue, we expect that member support and operations expenses will fluctuate from period to period in the near term and decrease in the long term as we scale and continue to drive operational efficiencies, including through the use of AI and automation.
Sales and Marketing
Sales and marketing expenses consist primarily of general marketing and promotional activities, including advertising costs associated with the production and communication of advertisements in various media outlets, referral bonuses given to members who refer another member to Chime with certain qualifying conditions, and other marketing incentives. Sales and marketing expenses also include personnel-related expenses including salaries, employee benefit costs, and stock-based compensation for employees engaged in marketing functions and allocated overhead.
In absolute dollars, we expect that sales and marketing expenses will generally increase from period to period in the near term and increase in the long term as we continue to invest in member acquisition. As a percentage of revenue, we expect that sales and marketing expenses will fluctuate from period to period in the near term and decrease in the long term as we scale and continue to drive operational efficiencies, including through the use of AI and automation.
Technology and Development
Technology and development expenses primarily consist of personnel-related expenses including salaries, employee benefit costs, and stock-based compensation for employees engaged in the engineering, product management, data science, and design functions and allocated overhead, as well as certain costs for cloud infrastructure, and other costs to support and improve our platform.
In absolute dollars, we expect that technology and development expenses will generally increase from period to period in the near term and increase in the long term as we continue to make investments in product innovation. As a percentage of revenue, we expect that technology and development expenses will fluctuate from period to period in the near term and decrease in the long term as we scale and continue to drive operational efficiencies, including through the use of AI and automation.

General and Administrative
General and administrative expenses primarily consist of personnel-related expenses, including salaries, employee benefit costs, and stock-based compensation for employees engaged in the security, legal, compliance, human resources and finance functions, and allocated overhead. General and administrative also includes professional services fees, business software, and legal and regulatory settlements.
Following the completion of this offering, we expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the Nasdaq listing standards, additional corporate and director and officer insurance expenses, greater investor relations expenses and increased legal, audit and consulting fees. We also expect to increase the size of our general and administrative function to support our increased compliance requirements and the growth of our business. In absolute dollars, we expect that general and administrative expenses will generally increase from period to period in the near term and increase in the long term. As a percentage of revenue, we expect that general and administrative expenses will fluctuate from period to period in the near term and decrease in the long term as we scale.
Depreciation and Amortization
Depreciation and amortization expenses primarily consist of amortization of our capitalized software and depreciation on our property and equipment.
Other Income, Net
Other income, net primarily includes interest income, which consists of interest and dividends earned on our cash and cash equivalents and marketable securities.
Provision (Benefit) for Income Taxes
The provision (benefit) for income taxes consists primarily of income taxes in certain federal, state, local, and foreign jurisdictions in which we conduct business. Our effective tax rate will vary depending on the relative proportion of foreign to domestic income, use of tax credits, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

Results of Operations
The following table summarizes our consolidated statements of operations data for each of the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
				(unaudited)
(in thousands, except share and per share amounts)	2022	2023	2024	2024	2025
Revenue	$1,008,838	$1,278,455	$1,673,269	$391,972	$518,744
Cost of revenue(1)	214,686	219,737	207,511	47,447	60,418
Gross profit	794,152	1,058,718	1,465,758	344,525	458,326
Operating expenses:
Transaction and risk losses	126,714	152,375	219,687	36,038	109,145
Member support and operations(2)	292,466	272,755	286,856	68,068	78,609
Sales and marketing(2)	434,225	443,806	519,760	117,047	132,573
Technology and development(2)	242,433	259,001	309,575	74,930	77,882
General and administrative(2)	169,716	154,945	177,229	39,252	47,173
Depreciation and amortization(1)	7,300	11,621	14,850	4,158	3,807
Total operating expenses	1,272,854	1,294,503	1,527,957	339,493	449,189
Income (loss) from operations	(478,702)	(235,785)	(62,199)	5,032	9,137
Other income, net	8,111	32,817	39,465	10,509	5,354
Income (loss) before income taxes	(470,591)	(202,968)	(22,734)	15,541	14,491
Provision (benefit) for income taxes	(337)	234	2,610	(362)	1,552
Net income (loss)	(470,254)	(203,202)	(25,344)	15,903	12,939
Undistributed earnings attributable to preferred stockholders	—	—	—	(15,903)	(12,939)
Net income (loss) attributable to common stockholders	$(470,254)	$(203,202)	$(25,344)	$—	$—
Net income (loss) per share attributable to common stockholders, basic and diluted	$(8.12)	$(3.22)	$(0.39)	$—	$—
Weighted average number of shares outstanding used to compute net income (loss) per share attributable to common stockholders, basic and diluted	57,884,136	63,104,219	64,910,056	64,440,411	65,868,810
__________________
(1)Total depreciation and amortization includes amounts as follows:

	Year Ended December 31,			Three Months Ended March 31,
(in thousands)	2022	2023	2024	2024	2025
Depreciation and amortization recorded in cost of revenue	$—	$1,316	$10,520	$1,076	$3,451
Depreciation and amortization recorded as operating expense	7,300	11,621	14,850	4,158	3,807
Total depreciation and amortization	$7,300	$12,937	$25,370	$5,234	$7,258

(2)Amounts include stock-based compensation as follows:

	Year Ended December 31,			Three Months Ended March 31,
(in thousands)	2022	2023	2024	2024	2025
Member support and operations	$4,888	$5,000	$3,620	$1,063	$1,124
Sales and marketing	2,032	1,192	1,356	225	483
Technology and development	10,822	10,645	12,423	1,567	3,703
General and administrative	10,608	9,198	12,446	2,320	3,386
Total stock-based compensation expense	$28,350	$26,035	$29,845	$5,175	$8,696
The following table sets forth the components of our consolidated statements of operations data, for each of the periods presented, as a percent of revenue:

	Year Ended December 31,			Three Months Ended March 31,
(as a percentage of revenue(1))	2022	2023	2024	2024	2025
Revenue	100%	100%	100%	100%	100%
Cost of revenue	21%	17%	12%	12%	12%
Gross profit	79%	83%	88%	88%	88%
Operating expenses:
Transaction and risk losses	13%	12%	13%	9%	21%
Member support and operations	29%	21%	17%	17%	15%
Sales and marketing	43%	35%	31%	30%	26%
Technology and development	24%	20%	19%	19%	15%
General and administrative	17%	12%	11%	10%	9%
Depreciation and amortization	1%	1%	1%	1%	1%
Total operating expenses	126%	101%	91%	87%	87%
Income (loss) from operations	(47)%	(18)%	(4)%	1%	2%
Other income, net	1%	3%	2%	3%	1%
Income (loss) before income taxes	(47)%	(16)%	(1)%	4%	3%
Provision (benefit) for income taxes	0%	0%	0%	0%	0%
Net income (loss)	(47)%	(16)%	(2)%	4%	2%
__________________
(1)Totals may not foot due to rounding.
Comparison of the Three Months Ended March 31, 2024 and March 31, 2025
Revenue

	Three Months Ended March 31,		Change	Change
(in thousands, except percentages)	2024	2025	($)	%
Payments revenue	$317,312	$375,312	$58,000	18%
Platform-related revenue	74,660	143,432	$68,772	92%
Total revenue	$391,972	$518,744	$126,772	32%

Total revenue for the three months ended March 31, 2025, increased by $126.8 million, or 32%, year over year, primarily driven by the growth of our total Active Members and the associated increase in Purchase Volume as well as the launch of MyPay.
Payments revenue
Payments revenue increased by $58.0 million, or 18%, for the three months ended March 31, 2025 compared to the same period in 2024, which reflected a $42.6 million, or 19%, increase in revenue from interchange-based fees from debit card transactions and a $15.4 million, or 17%, increase in revenue from interchange-based fees from credit card transactions. The increase in payments revenue was driven by a $5.4 billion, or 18%, increase in Purchase Volume for the three months ended March 31, 2025 compared to the same period in 2024. The increase in Purchase Volume was driven, in part, by a 1.6 million, or 23%, increase in Active Members for three months ended March 31, 2025 compared to the same period in 2024. Increasing the number of Active Members on our platform helps drive Purchase Volume, which increases the interchange-based fees generated and the payments revenue that we recognize. Purchase Volume in the three months ended March 31, 2024 also benefited from an extra day in the quarter due to the leap year.
Platform-related revenue
Platform-related revenue for the three months ended March 31, 2025 increased $68.8 million, or 92%, year over year. The increase was primarily driven by a $56.7 million increase from the full launch of MyPay in July 2024.
Cost of revenue

	Three Months Ended March 31,		Change	Change
(in thousands, except percentages)	2024	2025	($)	%
Cost of revenue	$47,447	$60,418	$12,971	27%
Cost of revenue for the three months ended March 31, 2025 increased $13.0 million, or 27%, year over year driven by a $8.0 million increase in transaction processing and bank partner costs and a $5.0 million increase in card and ATM network expenses, net of incentives, both primarily driven by the increase in Active Members and related increase in Purchase Volume. Additionally, the increase in transaction processing and bank partner costs included a $2.4 million increase in the amortization of internal-use software relating to revenue generating platforms such as ChimeCore and MyPay.
Operating expenses

	Three Months Ended March 31,		Change	Change
(in thousands, except percentages)	2024	2025	($)	%
Transaction and risk losses	$36,038	$109,145	$73,107	203%
Member support and operations	68,068	78,609	$10,541	15%
Sales and marketing	117,047	132,573	$15,526	13%
Technology and development	74,930	77,882	$2,952	4%
General and administrative	39,252	47,173	$7,921	20%
Depreciation and amortization	4,158	3,807	$(351)	(8)%
Total operating expenses	$339,493	$449,189	$109,696	32%
Operating expenses increased by $109.7 million, or 32%, for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 driven by the following changes:

Transaction and risk losses
Transaction and risk losses for the three months ended March 31, 2025 increased $73.1 million, or 203%, year over year. The increase was driven by the full launch of MyPay, which contributed $54.2 million. Additionally, losses related to SpotMe and other member negative balances increased by $13.2 million as a result of isolated fraud incidents and higher SpotMe volume driven by the growth in Active Members.
Member support and operations
Member support and operations expenses for the three months ended March 31, 2025 increased by $10.5 million, or 15%, year over year driven by a $5.6 million increase in physical debit and credit card production and fulfillment costs and a $3.0 million increase in personnel-related expenses primarily attributable to increased headcount.
Sales and marketing
Sales and marketing expenses for the three months ended March 31, 2025 increased by $15.5 million, or 13%, year over year, primarily driven by an increase of $13.7 million in marketing and promotional activities.
Technology and development
Technology and development expenses for the three months ended March 31, 2025 increased by $3.0 million, or 4%, year over year primarily due to an increase of $2.5 million in personnel-related expenses primarily attributable to increased stock-based compensation expense.
General and administrative
General and administrative expenses for the three months ended March 31, 2025 increased by $7.9 million, or 20%, year over year, primarily driven by a $6.0 million increase in personnel-related expenses primarily attributable to increased headcount and a $2.5 million increase in legal and other professional services expenses.
Other income, net

	Three Months Ended March 31,		Change	Change
(in thousands, except percentages)	2024	2025	($)	%
Other income, net	$10,509	$5,354	$(5,155)	(49)%
Other income, net for the three months ended March 31, 2025 decreased by $5.2 million, or 49%, year over year, primarily attributable to a $4.2 million decrease in interest income due to lower balance totals and reduced yields on corporate cash and cash equivalents and marketable securities.
Comparison of the Year Ended December 31, 2023 and December 31, 2024
Revenue

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2023	2024	($)	%
Payments revenue	$1,021,158	$1,276,601	$255,443	25%
Platform-related revenue	257,297	396,668	$139,371	54%
Total revenue	$1,278,455	$1,673,269	$394,814	31%
Total revenue for the year ended December 31, 2024 increased $394.8 million, or 31%, year over year, primarily driven by the growth of our total Active Members and the associated increase in Purchase Volume as well as the launch of MyPay.

Payments revenue
Payments revenue increased by $255.4 million, or 25%, for 2024 compared to 2023, which reflected a $136.6 million, or 17%, increase in revenue from interchange-based fees from debit card transactions and a $118.9 million, or 50%, increase in revenue from interchange-based fees from credit card transactions. The increase in payments revenue was driven by a $22.8 billion, or 25%, increase in Purchase Volume for 2024 compared to 2023. The increase in Purchase Volume was driven, in part, by a 1.4 million, or 21%, increase in Active Members for 2024 compared to 2023. Increasing the number of Active Members on our platform helps drive Purchase Volume, which increases the interchange-based fees generated and the payments revenue that we recognize.
Platform-related revenue
Platform-related revenue for the year ended December 31, 2024 increased $139.4 million, or 54%, year over year. The increase was primarily driven by a $106.0 million increase from the launch of MyPay and a $16.5 million increase in out-of-network ATM revenue due to the increase in Active Members.
Cost of revenue

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2023	2024	($)	%
Cost of revenue	219,737	207,511	(12,226)	(6)%
Cost of revenue for the year ended December 31, 2024 decreased $12.2 million, or 6%, year over year driven by a $56.6 million decrease in card and ATM network expenses, net of incentives. This decrease was due to the full year benefit in 2024 of cost savings due to favorable renegotiations to our existing arrangements with our principal card network partner, which included higher card network incentives, and one bank partner in 2023. This was partially offset by a $44.4 million increase in transaction processing and bank partner costs driven by the increase in Active Members and related increase in Purchase Volume.
Operating expenses

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2023	2024	($)	%
Transaction and risk losses	$152,375	$219,687	$67,312	44%
Member support and operations	272,755	286,856	$14,101	5%
Sales and marketing	443,806	519,760	$75,954	17%
Technology and development	259,001	309,575	$50,574	20%
General and administrative	154,945	177,229	$22,284	14%
Depreciation and amortization	11,621	14,850	$3,229	28%
Total operating expenses	$1,294,503	$1,527,957	$233,454	18%
Operating expenses increased by $233.5 million, or 18%, for the year ended December 31, 2024 compared to the year ended December 31, 2023 driven by the following changes:
Transaction and risk losses
Transaction and risk losses for the year ended December 31, 2024, increased $67.3 million, or 44% year over year. The increase was driven by the full launch of MyPay, which contributed an increase of $81.1 million, partially offset by a decrease of $16.8 million in transaction dispute losses due to improved fraud mitigation efforts.

Member support and operations
Member support and operations expenses for the year ended December 31, 2024 increased by $14.1 million, or 5%, year over year driven by a $13.5 million increase in personnel-related expenses primarily attributable to increased headcount, a $5.0 million increase in physical debit and credit card production and fulfillment costs, and a $2.5 million increase in software costs to help manage member interactions. This was partially offset by a $7.7 million decrease in third-party member support and loss prevention expenses.
Sales and marketing
Sales and marketing expenses for the year ended December 31, 2024 increased by $76.0 million, or 17%, year over year primarily driven by an increase of $68.7 million in marketing and promotional activities and a $5.7 million increase in personnel-related expenses primarily attributable to increased headcount.
Technology and development
Technology and development expenses for the year ended December 31, 2024 increased by $50.6 million, or 20%, year over year due to an increase of $28.5 million in personnel-related expenses primarily attributable to increased headcount, an increase of software and cloud infrastructure expenses of $12.5 million, and an increase of professional services costs, including third-party consulting costs, of $6.5 million to support the growth of our Active Members.
General and administrative
General and administrative expenses for the year ended December 31, 2024 increased by $22.3 million, or 14%, year over year, primarily driven by a $15.6 million increase in personnel-related expenses primarily attributable to increased headcount and a $10.9 million increase in legal and other professional services expenses. This was partially offset by a decrease of $7.5 million due to regulatory settlements accrued for in 2023 while no such similar matters occurred in 2024.
Other income, net

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2023	2024	($)	%
Other income, net	$32,817	$39,465	$6,648	20%
Other income, net for the year ended December 31, 2024 increased by $6.6 million, or 20%, year over year primarily attributable to a $2.6 million increase in interest income.
Comparison of the Year Ended December 31, 2022 and December 31, 2023
Revenue

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2022	2023	($)	%
Payments revenue	$806,929	$1,021,158	$214,229	27%
Platform-related revenue	201,909	257,297	55,388	27%
Total revenue	$1,008,838	$1,278,455	$269,617	27%
Total revenue for the year ended December 31, 2023 increased $269.6 million, or 27%, year over year, primarily driven by the growth of our total Active Members and the associated increase in Purchase Volume.

Payments revenue
Payments revenue increased by $214.2 million, or 27%, for 2023 compared to 2022, which reflected a $149.3 million, or 24%, increase in revenue from interchange-based fees from debit card transactions and a $64.9 million, or 37%, increase in revenue from interchange-based fees from credit card transactions. The increase in payments revenue was driven by a $20.9 billion, or 29%, increase in Purchase Volume for 2023 compared to 2022. The increase in Purchase Volume was driven, in part, by a 1.3 million, or 25%, increase in Active Members for 2023 compared to 2022. Increasing the number of Active Members on our platform helps drive Purchase Volume, which increases the interchange-based fees generated and the payments revenue that we recognize.
Platform-related revenue
Platform-related revenue for the year ended December 31, 2023 increased $55.4 million, or 27%, year over year. The increase was primarily driven by a $20.6 million increase in high-yield savings revenue due in part to increased interest rates and growth in Active Members, a $15.0 million increase from the beta launch of a predecessor product to MyPay, and a $14.0 million increase in out-of-network ATM revenue due to the increase in Active Members.
Cost of revenue

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2022	2023	($)	%
Cost of revenue	214,686	219,737	5,051	2%
Cost of revenue for the year ended December 31, 2023 increased $5.1 million, or 2%, year over year driven by the increase in Active Members and the related increase in Purchase Volume, substantially offset by cost savings due to favorable renegotiations to our existing arrangements with our principal card network partner, which included higher card network incentives in 2023, and both bank partners. As a result, transaction processing and bank partner costs increased by $19.2 million year over year, while card and ATM network expenses, net of incentives decreased by $14.1 million year over year.
Operating expenses

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2022	2023	($)	%
Transaction and risk losses	$126,714	$152,375	$25,661	20%
Member support and operations	292,466	272,755	(19,711)	(7)%
Sales and marketing	434,225	443,806	9,581	2%
Technology and development	242,433	259,001	16,568	7%
General and administrative	169,716	154,945	(14,771)	(9)%
Depreciation and amortization	7,300	11,621	4,321	59%
Total operating expenses	$1,272,854	$1,294,503	$21,649	2%
Operating expenses increased by $21.6 million, or 2%, for the year ended December 31, 2023 compared to the year ended December 31, 2022 driven by the following changes:
Transaction and risk losses
Transaction and risk losses for the year ended December 31, 2023, increased $25.7 million, or 20% year over year. The increase was primarily driven by an increase of $21.2 million in transaction dispute losses due to the growth of transaction volume and a $4.5 million increase in the fair value of our product obligation, primarily due to the beta launch of a predecessor product to MyPay.

Member support and operations
Member support and operations expenses for the year ended December 31, 2023 decreased by $19.7 million, or 7%, year over year primarily driven by cost savings of $44.6 million in third-party member support and loss prevention operations, offset by an $8.5 million increase in software costs to improve agent efficiency. This decrease was also offset by a $9.0 million increase in physical debit and credit card production and fulfillment costs, and a $7.0 million increase in personnel-related expenses.
Sales and marketing
Sales and marketing expenses for the year ended December 31, 2023 increased by $9.6 million, or 2%, year over year primarily driven by an increase of $7.8 million in marketing and promotional activities.
Technology and development
Technology and development expenses for the year ended December 31, 2023 increased by $16.6 million, or 7%, year over year due to an increase of $26.7 million in personnel-related expenses, offset by $5.9 million in restructuring charges recognized in 2022 that did not recur for 2023 and a $3.1 million decrease in software and cloud infrastructure expenses.
General and administrative
General and administrative expenses for the year ended December 31, 2023 decreased by $14.8 million, or 9%, year over year. The decrease was primarily attributable to $18.3 million of impairment on real estate assets that was recognized for 2022 that did not recur for 2023. This was partially offset by an increase of $5.0 million in regulatory and legal and other professional services expenses.
Other income, net

	Year Ended December 31,		Change	Change
(in thousands, except percentages)	2022	2023	($)	%
Other income, net	8,111	32,817	$24,706	305%
Other income, net for the year ended December 31, 2023 increased by $24.7 million, or 305%, year over year primarily attributable to a $24.2 million increase in interest income due to increased interest rates on corporate cash and cash equivalents and marketable securities.
Quarterly Results of Operations
The following tables summarize our unaudited quarterly consolidated statements of operations data for each of the quarters in the years ended December 31, 2022, 2023, and 2024 and the three months ended March 31, 2025. The information for each of these quarters has been prepared on the same basis as our audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, reflects all adjustments of a normal, recurring nature that are necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus and the remainder of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section.
The following table summarizes our consolidated statements of operations data for each of the periods indicated:

	Three Months Ended
(unaudited, in thousands)	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Revenue	$239,761	$248,272	$251,126	$269,679	$310,471	$307,570	$318,821	$341,593	$391,972	$384,214	$421,871	$475,212	$518,744
Cost of revenue(1)	43,510	63,255	55,486	52,435	55,888	59,277	65,471	39,101	47,447	50,504	53,516	56,044	60,418
Gross profit	196,251	185,017	195,640	217,244	254,583	248,293	253,350	302,492	344,525	333,710	368,355	419,168	458,326
Operating expenses:
Transaction and risk losses	31,677	32,161	33,047	29,829	27,586	34,846	52,423	37,520	36,038	35,000	55,159	93,490	109,145
Member support and operations(2)	71,604	75,072	73,850	71,940	69,353	67,501	68,826	67,075	68,068	69,821	70,054	78,913	78,609
Sales and marketing(2)	131,724	92,669	102,954	106,878	106,754	100,994	112,823	123,235	117,047	118,021	143,123	141,569	132,573
Technology and development(2)	54,876	58,465	60,483	68,609	67,090	61,754	61,707	68,450	74,930	75,371	80,400	78,874	77,882
General and administrative(2)	33,642	57,749	34,628	43,697	39,054	36,830	32,558	46,503	39,252	41,638	46,645	49,694	47,173
Depreciation and amortization(1)	1,018	1,371	2,262	2,649	2,485	2,661	3,353	3,122	4,158	3,300	3,618	3,774	3,807
Total operating expenses	324,541	317,487	307,224	323,602	312,322	304,586	331,690	345,905	339,493	343,151	398,999	446,314	449,189
Income (loss) from operations	(128,290)	(132,470)	(111,584)	(106,358)	(57,739)	(56,293)	(78,340)	(43,413)	5,032	(9,441)	(30,644)	(27,146)	9,137
Other income, net	536	1,427	2,129	4,019	5,497	7,605	9,794	9,921	10,509	9,904	10,817	8,235	5,354
Income (loss) before income taxes	(127,754)	(131,043)	(109,455)	(102,339)	(52,242)	(48,688)	(68,546)	(33,492)	15,541	463	(19,827)	(18,911)	14,491
Provision (benefit) for income taxes	138	(612)	54	83	117	70	—	47	(362)	78	2,199	695	1,552
Net income (loss)	$(127,892)	$(130,431)	$(109,509)	$(102,422)	$(52,359)	$(48,758)	$(68,546)	$(33,539)	$15,903	$385	$(22,026)	$(19,606)	$12,939
Net income (loss) attributable to common stockholders, basic and diluted	$(127,892)	$(130,431)	$(109,509)	$(102,422)	$(52,359)	$(48,758)	$(68,546)	$(33,539)	$—	$—	$(22,026)	$(19,606)	$—
Net income (loss) per share attributable to common stockholders, basic and diluted	$(2.31)	$(2.28)	$(1.86)	$(1.70)	$(0.84)	$(0.78)	$(1.08)	$(0.52)	$—	$—	$(0.34)	$(0.30)	$—
Weighted average number of shares outstanding used to compute net income (loss) per share attributable to common stockholders, basic and diluted	55,272,099	57,320,108	58,723,618	60,157,803	62,021,491	62,771,570	63,331,870	64,264,790	64,440,411	64,677,568	65,149,191	65,365,421	65,868,810
__________________
(1)Total depreciation and amortization includes amounts as follows:

	Three Months Ended

(unaudited, in thousands)	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Depreciation and amortization recorded in cost of revenue	$—	$—	$—	$—	$237	$237	$250	$592	$1,076	$2,817	$3,279	$3,348	$3,451
Depreciation and amortization recorded as operating expense	1,018	1,371	2,262	2,649	2,485	2,661	3,353	3,122	4,158	3,300	3,618	3,774	3,807
Total depreciation and amortization	$1,018	$1,371	$2,262	$2,649	$2,722	$2,898	$3,603	$3,714	$5,234	$6,117	$6,897	$7,122	$7,258
(2)Amounts include stock-based compensation as follows:

	Three Months Ended

(unaudited, in thousands)	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Member support and operations	$1,311	$1,194	$1,146	$1,237	$1,501	$1,311	$1,105	$1,083	$1,063	$1,010	$776	$771	$1,124
Sales and marketing	556	545	549	382	456	335	215	186	225	275	473	383	483
Technology and development	2,842	2,620	2,666	2,694	5,099	1,864	1,818	1,864	1,567	2,689	4,418	3,749	3,703
General and administrative	2,754	2,614	2,651	2,589	2,484	2,391	2,449	1,874	2,320	2,445	4,467	3,214	3,386
Total stock-based compensation expense	$7,463	$6,973	$7,012	$6,902	$9,540	$5,901	$5,587	$5,007	$5,175	$6,419	$10,134	$8,117	$8,696

The following table sets forth the components of our consolidated statements of operations data, for each of the periods presented, as a percentage of revenue:

	Three Months Ended

(unaudited, as a percentage of revenue(1))	Mar 31, 2022	Jun 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	Mar 31, 2025
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	18%	25%	22%	19%	18%	19%	21%	11%	12%	13%	13%	12%	12%
Gross profit	82%	75%	78%	81%	82%	81%	79%	89%	88%	87%	87%	88%	88%
Operating expenses:
Transaction and risk losses	13%	13%	13%	11%	9%	11%	16%	11%	9%	9%	13%	20%	21%
Member support and operations	30%	30%	29%	27%	22%	22%	22%	20%	17%	18%	17%	17%	15%
Sales and marketing	55%	37%	41%	40%	34%	33%	35%	36%	30%	31%	34%	30%	26%
Technology and development	23%	24%	24%	25%	22%	20%	19%	20%	19%	20%	19%	17%	15%
General and administrative	14%	23%	14%	16%	13%	12%	10%	14%	10%	11%	11%	10%	9%
Depreciation and amortization	—%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Total operating expenses	135%	128%	122%	120%	101%	99%	104%	101%	87%	89%	95%	94%	87%
Income (loss) from operations	(54)%	(53)%	(44)%	(39)%	(19)%	(18)%	(25)%	(13)%	1%	(2)%	(7)%	(6)%	2%
Other income, net	—%	1%	1%	1%	2%	2%	3%	3%	3%	3%	3%	2%	1%
Income (loss) before income taxes	(53)%	(53)%	(44)%	(38)%	(17)%	(16)%	(21)%	(10)%	4%	—%	(5)%	(4)%	3%
Provision (benefit) for income taxes	—%	—%	—%	—%	—%	—%	—%	—%	—%	—%	1%	—%	—%
Net income (loss)	(53)%	(53)%	(44)%	(38)%	(17)%	(16)%	(21)%	(10)%	4%	—%	(5)%	(4)%	2%
________________
(1)Totals may not foot due to rounding.
Quarterly Trends
Revenue
Revenue increased sequentially for all quarters presented with the exception of the second quarters of 2023 and 2024, primarily as a result of increases in our Purchase Volume, driven by attracting, engaging, and retaining new Active Members, and expansion of our product offerings. Historically, Purchase Volume has exhibited seasonality, most prominently in the first quarter of each year due to increased spending following our members’ receipt of tax refunds. As a result, we had sequential decreases in our Purchase Volume and total revenue during the second quarters of 2023 and 2024.
Cost of Revenue
On a quarterly basis, cost of revenue fluctuated in the periods presented primarily due to increases in transaction processing and bank partner costs driven by the increase in Active Members and related increase in Purchase Volume as well as cost savings due to favorable renegotiations of our existing arrangements with our principal card network partner, which included higher card network incentives, and both bank partners. As a percentage of revenue, cost of revenue decreased in the fourth quarter of 2023 and for 2024 when compared to the previous quarters presented primarily due to more favorable terms of our arrangement with our principal card network partner that were renegotiated in the fourth quarter of 2023.
Operating Expenses
Transaction and risk losses
Transaction and risk losses have trended upwards on an annual basis, but fluctuated during the quarters presented. On a quarterly basis, transaction and risk losses primarily fluctuated due to increases in Purchase Volume, expansion of our product offerings, and enhancements to our risk decisioning platform. As a percentage of revenue, transaction and risk losses generally remained consistent for the periods presented, with the exception of the third quarter of 2023, which saw an increase in risk losses due to an isolated fraud incident, and the third and fourth quarters of 2024 and first quarter of 2025, which saw increases in risk losses due to the full launch of MyPay.
Member support and operations
On a quarterly basis, member support and operations expenses fluctuated primarily due to increases in physical debit and credit card issuance costs, decreases in costs related to our third-party customer support operations as we achieve operational efficiencies, and increases in personnel-related expenses due to increased headcount as we grow Active Members. Member support and operations expenses as a percentage of revenue generally decreased for the periods presented.
Sales and marketing
Sales and marketing expenses have trended upwards on an annual basis, but fluctuated during the quarters presented. On a quarterly basis, sales and marketing expenses fluctuated primarily due to the timing and magnitude of advertising campaigns, brand marketing opportunities, referral bonus activity, and other marketing incentives, as well as increases in personnel-related expenses due to increased headcount. Sales and marketing expenses as a percentage of revenue generally decreased for the periods presented.
Technology and development
Technology and development expenses have trended upwards on an annual basis, but fluctuated during the quarters presented. On a quarterly basis, technology and development expenses fluctuated primarily due to increases in personnel-related expenses due to increased headcount, increases in software and cloud infrastructure expenses, and increases in consulting fees to improve the Chime platform and support new products. Technology and development expenses as a percentage of revenue generally decreased for the periods presented.
General and administrative
General and administrative expenses have trended upwards on an annual basis, but fluctuated during the quarters presented. On a quarterly basis, general and administrative expenses fluctuated due to increases in personnel-related expenses and increases in professional services costs related to legal, tax, accounting, and consulting as we continued to scale our business. General and administrative expenses as a percentage of revenue generally decreased for the periods presented, with the exception of the second quarter of 2022, which was impacted by a one-time real estate impairment charge.
Other Income, Net
Other income, net generally increased as a result of increase in interest income earned on interest-bearing marketable securities and cash and cash equivalents. Interest income increased primarily due to higher average interest rates earned on our marketable securities and cash and cash equivalents.
Liquidity and Capital Resources
Sources and Uses of Funds
Since inception, we have financed our operations primarily through the net proceeds we have received from the issuances of preferred stock and our revenue. As of March 31, 2025, our principal sources of liquidity were our cash and cash equivalents of $318.2 million and investments in marketable securities of $336.5 million.
As of December 31, 2024, we were party to a credit agreement with certain lenders, which provided for a $125.0 million senior secured credit facility maturing on June 5, 2028 (the “prior facility”). As of December 31, 2024, we had letters of credit outstanding under the prior facility in a face amount of $20.1 million, which resulted in remaining borrowing capacity under the prior facility of $104.9 million, and no revolving loans had been drawn under the prior facility. See Note 11 - Indebtedness within the notes to our consolidated financial statements included elsewhere in this prospectus.

On March 31, 2025, we terminated the prior facility and entered into a credit agreement with Morgan Stanley Senior Funding, Inc., as the administrative agent, the collateral agent, a letter of credit issuer and a lender, First-Citizens Bank & Trust Company, as a letter of credit issuer and a lender, and Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, MUFG Bank Ltd., Texas Capital Bank, and Deutsche Bank AG New York Branch, as lenders, which provides for a $475.0 million senior secured revolving credit facility maturing on March 31, 2030 (the “credit facility”), or such later date as may be extended in accordance with the terms of the credit facility. If we incur indebtedness under the credit facility, we will be subject to variable interest rate risk because our interest rate under the credit facility will vary based on a margin over an indexed rate or an adjusted base rate. As of April 30, 2025, we have letters of credit outstanding thereunder in a face amount of $31.4 million. No revolving loans have been drawn under the credit facility.
Loans under the credit facility initially bear interest at our option of (i) an annual rate based on the forward-looking term rate based on the Secured Overnight Financing Rate (“Term SOFR”), based on an interest period of one, three, or six months, plus an applicable margin of 1.50% or (ii) a base rate (the “base rate”) equal to the highest of (A) the prime rate, (B) the effective federal funds rate, plus 0.50%, and (C) Term SOFR for a one-month interest period plus 1.00%, in each case plus 0.50%. From and after the date financial statements are delivered under the credit facility for the fiscal quarter ending June 30, 2025, the applicable margin for (a) Term SOFR loans shall be either 1.50% or 1.25% and (b) base rate loans shall be either 0.50% or 0.25%, in each case, depending on our Consolidated Total Debt to Consolidated EBITDA Ratio (as defined in the credit agreement for the credit facility). The Term SOFR rate is at all times subject to a floor of 0%. In addition, we are obligated to pay customary fees for a credit facility of this size and type, including letter of credit fees, an upfront fee, and an unused commitment fee.
Our obligations under the credit facility are required to be guaranteed by certain of our subsidiaries. Such obligations, including the guaranties, are secured by substantially all of our assets and those of the subsidiary guarantors. The credit facility includes customary affirmative and negative covenants, including, among others, restrictions on debt, liens, investments, fundamental changes, dividends, distributions, repurchases and/or redemptions of equity interests, and transactions with affiliates. The credit facility also includes customary events of default, including, among others, payment defaults, covenant defaults, judgment defaults, cross-defaults to other material indebtedness, bankruptcy defaults, and a change of control default. See Note 19 - Subsequent Events within the notes to our consolidated financial statements included elsewhere in this prospectus.
Our bank partners also retain accounts and receivables related to Chime-branded credit and liquidity products on their balance sheet, and pursuant to the Bancorp MSA, Bancorp committed to retain certain receivables on its balance sheet in an amount, not to exceed, on an aggregate basis, 200% of its tier 1 capital, with such amount in connection with liquidity products excluding Credit Builder not to exceed 125% of its tier 1 capital (each as measured on the last day of each calendar quarter).67 Based on Bancorp’s tier 1 capital as of March 31, 2025, the amount of this commitment would have been approximately $1.8 billion (with such amount in connection with liquidity products excluding Credit Builder not to exceed approximately $1.1 billion). Bancorp has the right to limit originations under this commitment in the event the forecasted performance of the liquidity products offered under this commitment is expected to result in significant unrecoverable losses. Specifically, Bancorp has the right to limit originations under this commitment during periods when a specified threshold is projected to be exceeded relating to the forecasted ratio of (i) projected losses less projected revenue from the liquidity products offered under this commitment to (ii) the sum of our cash, our marketable securities, and certain assets held at Bancorp. See the section titled “—Liquidity Products.”
We believe that our current available cash and cash equivalents and investments in marketable securities will be sufficient to meet our working capital needs for at least the next twelve months. Our future capital requirements and the adequacy of available funds will depend on many factors, including, but not limited to our growth, our ability to attract and retain Active Members, the timing and extent of spending to support our efforts to develop our platform, the growth of liquidity products, including MyPay and SpotMe, the expansion of sales and marketing activities, potential merger and acquisition activity, and other strategic initiatives.
67         Bancorp's tier 1 capital includes common shareholders’ equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles.

Cash Flows
The following table shows the generation and use of cash for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
(in thousands)	2022	2023	2024	2024	2025
Cash flows provided by (used in):
Operating activities	$(434,133)	$(156,594)	$64,140	$72,159	$(25,751)
Investing activities	$150,541	$167,012	$45,659	$(5,655)	$6,701
Financing activities	$1,022	$842	$456	$179	$(126)
Cash Flows from Operating Activities
Cash used in operating activities was $25.8 million for the three months ended March 31, 2025, which consisted of an increase in working capital of $125.3 million, offset by net income of $12.9 million and non-cash adjustments of $86.6 million, The increase in working capital of $125.3 million was primarily due to a decrease in accrued and other liabilities of $74.0 million attributable to the payment of the annual bonus, realized losses on accrued transaction disputes, and the timing of vendor invoices, an increase in accounts receivable, net of $26.2 million primarily due to increases in payments revenue, and $18.5 million in settlements of our product obligation. Non-cash adjustments of $86.6 million primarily reflect amounts relating to transaction and risk loss, which include the change in fair value of our product obligation, provision for transaction dispute losses, and provision for credit losses, as well as amounts relating to stock-based compensation and depreciation and amortization.
Cash provided by operating activities was $72.2 million for the three months ended March 31, 2024, which consisted of net income of $15.9 million, non-cash adjustments of $35.9 million, and a decrease in working capital of $20.4 million. Non-cash adjustments of $35.9 million primarily reflect amounts relating to transaction and risk loss, which include the change in fair value of our product obligation, provision for transaction dispute losses, and provision for credit losses as well as amounts relating to stock-based compensation and depreciation and amortization. The decrease in working capital of $20.4 million was primarily driven by a $31.8 million increase in accrued and other liabilities largely due to upfront incentives received from card networks in the first quarter of 2024, which are deferred and recognized as a reduction to cost of revenue over the life of the contract. In addition,there was a decrease in product collateral of $22.9 million, partially offset by settlements of our product obligation of $15.1 million.
Cash provided by operating activities was $64.1 million for the year ended December 31, 2024, which consisted of a net loss of $25.3 million and an increase in working capital of $104.2 million, offset by non-cash adjustments of $193.7 million. The year-over-year improvement of net loss was a result of increased revenue and a decrease in cost of revenue as described above. The increase in working capital was primarily driven by $33.6 million in settlements of our product obligation, an increase of $43.0 million in product collateral and a $40.3 million increase in accounts receivable primarily due to increases in payments revenue and the full launch of MyPay in 2024. Non-cash adjustments of $193.7 million primarily reflect amounts relating to transaction and risk loss, which include the change in fair value of our product obligation, provision for transaction dispute losses, and provision for credit losses as well as amounts relating to stock-based compensation and depreciation and amortization.
Cash used in operating activities was $156.6 million for the year ended December 31, 2023, which consisted of a net loss of $203.2 million and an increase in working capital of $136.7 million, offset by non-cash adjustments of $183.3 million. The year-over-year improvement of net loss was a result of increased revenue and relatively flat operating expenses as described above. The increase in working capital was primarily driven by $76.3 million in settlements of our product obligation and a $53.3 million increase in accounts receivable due to the timing of payments related to our card network incentives. Non-cash adjustments of $183.3 million primarily reflects amounts relating to transaction and risk loss, which include the change in fair value of our product obligation and provision for transaction dispute losses, as well as amounts relating to stock-based compensation, which remained relatively flat year over year.

Cash used in operating activities was $434.1 million for the year ended December 31, 2022, which consisted of a net loss of $470.3 million and an increase in working capital of $158.9 million, offset by non-cash adjustments of $195.1 million. The increase in working capital was primarily due to $60.4 million in settlements of the product obligation, a $51.3 million decrease in accrued and other liabilities, driven by realized losses on accrued transaction disputes, and a $29.3 million increase in accounts receivable driven by revenue increases. Non-cash adjustments reflect amounts relating to transaction and risk loss, which include the change in fair value of our product obligation and provision for transaction dispute losses, stock-based compensation expense, and impairments of our operating lease right-to-use assets and internal use software.
Cash Flows from Investing Activities
Cash provided by investing activities was $6.7 million for the three months ended March 31, 2025, primarily due to $1,117.5 million in repayments of loans held for investment and $72.2 million in proceeds from maturities of marketable securities, partially offset by $1,139.7 million in purchases of loans held for investment and $38.5 million in purchases of marketable securities.
Cash used in investing activities was $5.7 million for the three months ended March 31, 2024, primarily due to $149.8 million in purchases of marketable securities, partially offset by $129.3 million in proceeds from maturities of marketable securities and $17.0 million from sales of marketable securities.
For the year ended December 31, 2024, cash provided by investing activities was $45.7 million primarily due to $1,729.5 million in repayments of loans held for investment, $508.3 million in proceeds from maturities of marketable securities and $193.2 million in proceeds from sales of marketable securities partially offset by purchases of loans held for investment of $1,859.9 million, purchases of marketable securities of $497.6 million and the cash consideration paid for the acquisition of Salt Labs of $13.3 million.
For the year ended December 31, 2023, cash provided by investing activities was $167.0 million primarily due to $805.5 million in proceeds from maturities of marketable securities, partially offset by purchases of marketable securities of $610.7 million, capitalization of internal-use software of $17.3 million and purchase of property, equipment and software of $10.5 million.
For the year ended December 31, 2022, cash provided by investing activities was $150.5 million primarily due to $650.2 million in proceeds from maturities of marketable securities, partially offset by purchases of marketable securities of $426.7 million, purchase of property, equipment and software of $48.7 million and capitalization of internal-use software of $24.2 million.
Cash Flows from Financing Activities
For the three months ended March 31, 2025, cash used in financing activities was $0.1 million, consisting of $0.8 million in payments of debt issuance costs, offset by $0.7 million in proceeds from the exercise of stock options.
For the three months ended March 31, 2024, cash provided in financing activities was $0.2 million, consisting primarily of proceeds from the exercise of stock options.
For the year ended December 31, 2024, cash provided by financing activities was $0.5 million primarily due to proceeds from the exercise of stock options of $1.4 million, partially offset by repurchases of common stock of $1.0 million.
For the year ended December 31, 2023, cash provided by financing activities was $0.8 million primarily due to proceeds from the exercise of stock options of $1.7 million, partially offset by the payment of debt issuance costs related to the prior facility of $0.8 million and repurchases of common stock of $0.1 million.
For the year ended December 31, 2022, cash provided by financing activities was $1.0 million primarily due to proceeds from the exercise of stock options of $1.5 million, partially offset by repurchases of common stock of $0.5 million.

Commitments
Leases
As of March 31, 2025, we had future minimum operating lease payments under non-cancelable leases of $109.5 million related to leases we have recognized on our consolidated balance sheet, which are due over the following 7.0 years. Of the non-cancelable lease payments, $14.9 million is payable in the remainder of 2025. For additional discussion on our operating leases, see Note 16 – Commitments and Contingencies within the notes to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Additionally, in April 2025, the Company entered into a lease for office space at 122 Fifth Avenue, New York, with a commencement date based on delivery of the premises in agreed-upon condition. The lease has a term of 11 years and 2 months from the commencement date. Base rent payments are approximately $7.5 million annually for the first six years and $8.2 million annually for the remainder of the term, subject to a rent abatement period of fourteen months beginning on the commencement date.
Purchase Commitments
Our non-cancellable purchase commitments are primarily related to our cloud infrastructure services. As of March 31, 2025, we had non-cancellable purchase obligations of $235.7 million, with $62.8 million to be paid in the remainder of 2025 and the remaining amounts thereafter. In addition, in February 2025, we signed an amendment with our third-party payment processor that modifies the terms of our existing agreement to remove certain minimum monthly payments after 2025, and provides for the payment of an $18.0 million termination fee by us in March 2026. Under the modified agreement, we are obligated to make monthly minimum payments during 2025, beginning in May 2025, which are calculated based on certain historical processing costs and which we expect will be at least $8.3 million per month. For additional information on this amendment, see Note 19 — Subsequent Events within the notes to our consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make certain estimates and judgments that affect the amounts reported in our financial statements. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these accounting policies require significant judgment, our actual results may differ materially from our estimates.
We believe that of our significant accounting policies, which are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition, results of operations, and cash flows.
Revenue Recognition
The application of accounting principles under GAAP related to the recognition and measurement of revenue requires us to make judgments and estimates. When dealing with customer arrangements involving third parties, significant judgment is needed to determine whether we act as the principal, reporting revenue on a gross basis, or as the agent, reporting revenue on a net basis. In making this assessment, we evaluate whether we obtain control of the specified goods or services before transferring them to the customer. Any changes in these judgments and estimates could impact the amount of revenue recognized.
Product Obligation
Our product obligation represents expected remaining future cash flows at period end relating to our off-balance sheet receivables from MyPay, SpotMe, as well as other instances where a member’s account is overdrawn, and is payable to our bank partners. This obligation is accounted for as a derivative, initially measured at fair value and subsequently marked-to-market at each reporting period. Since there are no readily observable inputs, product obligation is classified as a Level 3 liability in the fair value hierarchy. Estimating its fair value requires significant judgment and involves use of unobservable inputs, such as the discount rate and expected loss rate. See Note 2 – Basis of Presentation and Summary of Significant Accounting Policies and Note 4 – Fair Value Measurement within the notes to our consolidated financial statements included elsewhere in this prospectus for further details.
Accrued Transaction Dispute Losses
We establish an accrual for estimated losses due to transaction disputes, which represent a potential loss due to member-initiated transaction disputes or due to processing a fraudulent transaction. The accrual is estimated based on available data as of the reporting date, including expected disputes on processed transactions, and historical loss rates. Additions to the accrual are reflected in transaction and risk losses in the consolidated statements of operations while realized losses are offset against the accrual. The accrual for estimated transaction dispute losses is included within accrued and other current liabilities in the consolidated balance sheets. See Note 2 – Basis of Presentation and Summary of Significant Accounting Policies and Note 10 – Significant Balance Sheet Components within the notes to our consolidated financial statements included elsewhere in this prospectus for further details.
Allowance for Expected Credit Losses
The amount of the allowance for expected credit losses represents management’s estimate of expected credit losses over the remaining expected life of our financial assets measured at amortized cost considering available information from internal and external sources. The allowance for expected credit losses is primarily related to expected losses on our loans held for investment.
The allowance for expected credit losses on loans held for investment reflects our estimate of uncollectible balances resulting from credit losses and is based on the determination of the amount of lifetime expected credit losses inherent in the loans held for investment as of the reporting date. We measure the allowance for expected credit losses based on a discounted cash flow method, which estimates future cash flows using the roll rate method. The primary area of judgment is the expected loss rates, including how indicative historical losses are of future losses.
Business Combinations
We allocate the fair value of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values, management makes significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to the cost and time associated with recreating acquired technology, useful lives, and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results might differ from estimates.
Stock-based Compensation
We measure compensation expense for all stock-based payment awards, including stock options and RSUs, granted to employees, directors, and other service providers, based on the estimated fair value of the awards on the date of grant. The most significant input in determining the fair value of a stock option is the estimated fair value of our common stock. The estimated fair value of our common stock is also used to measure the grant date fair value of RSUs, PSUs, and RSAs.
Stock Options
We estimate the fair value of stock options granted to employees using the Black-Scholes option-pricing model on the date of grant. The fair value of stock options with service-based vesting conditions is recognized as compensation expense on a straight-line basis over the requisite service period. The Black-Scholes option-pricing model requires the input of subjective assumptions including the following:
•Fair value of common stock. Because our common stock is not yet publicly traded, we are required to estimate the fair value of our common stock, as discussed in the section titled “—Common Stock Valuations” below.
•Expected volatility. As a result of the lack of historical and implied volatility data of our common stock, the expected stock price volatility has been estimated based on the historical volatilities of a specified group of companies in our industry for a period equal to the expected life of the option. We selected companies with comparable characteristics to us, including enterprise value, risk profiles, and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.
•Expected term. The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the stock options’ vesting terms and contractual terms, estimated employee termination behavior, and potential future stock price outcomes.
•Risk-free rate. The expected risk-free rate assumption is based on the U.S. Treasury instruments whose term is consistent with the expected term of the stock options.
•Expected dividend yield. The expected dividend assumption is based on our history and expectation of dividend payouts. We have not paid dividends and do not expect to do so in the foreseeable future, and as such, the dividend yield has been estimated to be zero.
RSUs
We have granted RSUs to our employees and non-employee service providers under our 2012 Plan. RSUs outstanding as of March 31, 2025 have both service-based and liquidity-based vesting conditions. The service-based vesting period for these awards is typically four years. Upon satisfaction of the liquidity-based vesting condition, RSUs for which the service-based vesting condition has also been satisfied will vest immediately, and any remaining unvested RSUs will vest ratably over the remaining service period. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part.
As of March 31, 2025, all stock-based compensation expense related to RSUs remained unrecognized because the liquidity-based vesting condition was not satisfied. If our IPO had occurred on March 31, 2025, we would have recognized $797.0 million of stock-based compensation expense for RSUs that had satisfied or partially satisfied the service-based vesting condition on that date, calculated using the accelerated attribution method, and would have approximately $407.2 million of unrecognized compensation cost that represents the grants that have not met the service-based vesting condition as of March 31, 2025. The unrecognized compensation cost would be expected to be recognized over a weighted average period of 1.9 years.
PSUs
In connection with our acquisition of Salt Labs, certain employees are eligible to earn performance-based restricted stock units. The PSUs vest based upon the achievement of designated operational metrics, continued employment, and upon the occurrence of a liquidity event.
As of March 31, 2025, all stock-based compensation expense related to PSUs remained unrecognized because the liquidity-based vesting condition was not satisfied. If our IPO had occurred on March 31, 2025, we would have recognized $1.8 million of stock-based compensation expense for PSUs expected to vest under the operational performance-based vesting conditions and that had satisfied or partially satisfied the service-based vesting condition on that date, calculated using the accelerated attribution method, and would have approximately $6.1 million of unrecognized compensation cost that represents the grants that have not met the service-based vesting condition as of March 31, 2025.
RSAs
During 2024, we granted restricted stock awards (“RSAs”) to employees. The RSAs consist of awards with a service-based vesting condition and awards with both service-based and performance-based vesting conditions. RSAs are measured at fair value of the underlying common stock on the date of grant. For awards with only service-based vesting conditions, we record compensation cost for these awards using the straight-line method over the requisite service period. Awards with performance-based vesting conditions vest upon the achievement of designated operational metrics and continued employment at the time when the performance condition is achieved. We recognize compensation cost for performance-based RSAs based on the accelerated attribution method when the performance condition is considered probable to be satisfied.
Common Stock Valuations
Prior to this offering, given the absence of a public trading market for our common stock, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common stock. These factors included:
•observed secondary sales of common and redeemable convertible preferred stock;
•evaluation of our principal market;
•contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;
•rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;
•our actual operating and financial performance;
•likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company given prevailing market conditions and the nature and history of its business;
•market multiples of comparable companies in its industry;
•our stage of development;
•industry information such as market size and growth;
•illiquidity of stock-based awards involving securities in a private company; and
•macroeconomic conditions.
In estimating the value of our common stock, we evaluate any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
Historically, we have also used both the income and the market approach valuation methods to determine the enterprise value of our business. The income approach estimates fair value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on the venture capital rates of return and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates fair value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.
In allocating the enterprise value of our business among the various classes of stock prior, we primarily used the option pricing method (“OPM”) and to a lesser extent, the probability-weighted expected return method (“PWERM”). The OPM models each class of stock as a call option with a unique claim on our assets. The PWERM estimates the fair value of common stock based on an analysis of future values for the enterprise.
After the allocation to the various classes of stock, a discount for lack of marketability (“DLOM”), is applied to arrive at a fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges.
Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
For valuations after the completion of this offering, the board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Recent Accounting Pronouncements
For a discussion of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted, see Note 2 – Basis of Presentation and Summary of Significant Accounting Policies within the notes to our consolidated financial statements included elsewhere in this prospectus.
Quantitative and Qualitative Disclosure About Market Risk
We are exposed to different risks arising from our activities. We have operations both within the United States and Canada, and we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below.
Interest Rate Sensitivity
Our cash and cash equivalents, and marketable debt securities as of March 31, 2025, were held primarily in cash deposits, money market funds, and U.S. government and agency securities. The fair value of our cash, cash equivalents, and marketable debt securities would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of a majority of these instruments. Additionally, we have the ability to hold these instruments until maturity if necessary to reduce our risk. A hypothetical 100 basis point increase or decrease in interest rates would not have a material effect on our financial results.
Future borrowings under our credit facility will bear interest based on an applicable margin over underlying index rates. Because the interest rates applicable to borrowings under the credit facility are variable, we are exposed to market risk from changes in the underlying index rates, which affect our cost of borrowing.
Foreign Currency Risk
All of our revenue is earned in U.S. dollars, and therefore our revenue is not subject to foreign currency risk. Our operations in Canada are denominated in Canadian dollars and may be subject to fluctuations due to changes in foreign currency exchange rates. Fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our statement of operations. A hypothetical 10% increase or decrease in current exchange rates would not have a material impact on our financial results.

BUSINESS
OVERVIEW
We created Chime to help everyday people make progress in their financial lives. For too long, millions of Americans, including the 75% of the adult population that earn up to $100,000 annually, have struggled with bank relationships that are not always aligned with their best interests. So we set out to create a new approach, built on a foundation of trust rather than fine print and punitive fees. Through our direct relationships with FDIC-insured bank partners, we deliver easy-to-use products that address the most critical financial needs of everyday people — spending, saving, accessing liquidity, and building credit, all while avoiding punitive fees.
Since our founding, we are proud to have created some of the most impactful product innovations in consumer banking and payments. Through our broad suite of products, we have built trusted relationships with 8.6 million Active Members, with 67% of them relying on Chime to serve as their primary financial relationship as of March 31, 2025.68 Being the primary account relationship for our members establishes Chime as their central financial hub, and we believe these relationships are the most valuable in consumer financial services. As the central hub, Chime becomes the platform through which members consistently deposit their paychecks and conduct their everyday spend, creating durable and long-lasting relationships with high engagement. In the first quarter of 2025, our Active Members used Chime for 54 transactions per month, on average, of which 75% were purchase transactions using Chime-branded debit and credit cards.69 Seventy percent of purchase transactions are for non-discretionary expenses made in categories such as food and groceries, gas, and utilities.70 We also have high member satisfaction with 75% of Chime members saying they will be Chime members for life.71 Among adults earning up to $100,000 annually, we have been the top brand for people establishing new, or switching existing, direct deposit relationships, according to a 2024 survey.72
Our proprietary technology platform and our digital-first approach give us both a radical cost-to-serve advantage and greater innovation velocity compared to traditional banks. We believe these advantages will improve over the long term as we continue to scale. This structural advantage is complemented with a payments-based business model that is aligned with our members: we primarily generate revenue when members spend using a Chime-branded debit or credit card, based on fees paid via the card networks, rather than fees paid to us by our members. Recurring paycheck deposits through our platform also provide us with an advantage to offer our members access to valuable, short-term credit and liquidity products at scale given the privileged repayment position for such products.
We are bold in our ambition to build a generational consumer brand that empowers everyday Americans to make progress in their financial journeys. While traditional banks focus on serving people with the largest deposits and highest credit scores, we will continue to raise the bar in financial services for everyday people. In 2024, Time Magazine published its World’s Best Brand survey, which identified Chime among the top five brands in the banking category in America. We believe we are setting a new standard in consumer financial services built on free or low-cost, innovative products and a member-obsessed philosophy. We are just getting started.
68         We define a primary financial relationship or primary account relationship as a relationship with a member who made 15 or more purchases using their Chime-branded debit or credit cards in the past calendar month or who had at least one qualifying direct deposit of $200 or more through Chime in the past calendar month. A qualifying direct deposit is a deposit by Automated Clearing House (“ACH”) that comes from a member’s employer, payroll provider, gig economy payer, or benefits payer, or a deposit by Original Credit Transaction (“OCT”) from a member’s gig economy payer. Bank ACH transfers, Pay Anyone transfers, verification or trial deposits from financial institutions, peer to peer transfers from services such as PayPal, Cash App, or Venmo, mobile check deposits, cash deposits, one-time direct deposits, such as tax refunds, and other similar transactions are not qualifying direct deposits.
69          Transactions include, but are not limited to, purchases with Chime-branded debit or credit cards (collectively, “purchase transactions”), funding a member account, withdrawing funds from an ATM, sending or receiving funds with Pay Anyone, taking a MyPay advance, or other money movement transactions.
70         Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.
71          Based on a Chime survey conducted in July 2024 of members who direct deposit through Chime (the “Chime Financial Progress Survey”). See the section titled “Industry, Market, and Other Data.”
72          Based on a Chime commissioned third-party survey conducted in July 2024 targeting Americans aged 18 to 54 years with a household income up to $100,000 who opened or switched to a new direct deposit account in the preceding 12-month period (the “Banking and Switcher Survey”). See the section titled “Industry, Market, and Other Data.”

Our mission is to unite everyday people to unlock their financial progress.
Everyday people are the individuals we all have the privilege of interacting with day to day. They work in healthcare, retail, hospitality, a variety of corporate jobs, and are essential workers who form the heart and soul of America. They are ambitious, resilient, and hustle to move their lives forward. Too often, however, their financial realities can make this progress challenging to achieve and easy to lose. In the United States, 196 million people — over 75% of the adult population — earn up to $100,000 annually.73 We primarily focus on attracting and serving these everyday Americans earning up to $100,000 annually. Many live paycheck-to-paycheck, often spending as much as — or more than — they earn each month to support themselves and their families. Everyday people need solutions that help avoid fees, bridge the gaps between paychecks, manage unexpected expenses, build credit, and grow savings for life’s major milestones. Yet, traditional banks have consistently fallen short in addressing these pressing needs for everyday Americans.
Traditional banks face structural limitations that prevent them from effectively serving everyday people. Traditional banks rely on a net interest margin-based business model with nearly 70% of their revenue coming from customer deposits and lending.74 This approach works well for the most affluent customers with higher credit scores, who have high deposit balances and large borrowing needs, but is ineffective for everyday Americans, most of whom live paycheck-to-paycheck and often have more modest account balances and limited credit histories. We believe that the majority of Americans can be better served by a payments-based banking model rather than the net interest margin-based model used by traditional banks. Everyday Americans earning up to $100,000 annually are estimated to account for less than 35% of consumer deposits yet over 75% of debit card transaction volume.75 We are focused on serving everyday Americans with a banking model aligned with this financial reality.
Even if traditional banks were to focus on serving the core needs of everyday Americans, they are structurally limited due to rigid, high-cost business models, driven by their physical branch infrastructure and in-person delivery approach. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.76 Traditional banks impose a range of fees to serve everyday Americans — overdraft fees, minimum balance fees, and monthly maintenance fees. We believe overdraft fees and non-sufficient funds fees can be particularly punitive for everyday Americans because by nature they occur when someone lacks adequate funds in their account. Americans paid an estimated $18.5 billion in banking fees in 2023, with an estimated 95% of these fees paid by everyday American households.77 This structural reality has led to distrust and poor customer satisfaction for traditional banks among everyday people.
We created Chime to help our members move their financial lives forward. Since our founding, we have been focused on building and delivering affordable, easy-to-use products that address the most critical financial needs of everyday Americans. Through our platform, members effortlessly spend, save, access liquidity, and build credit, all while avoiding punitive fees. We are building a community of members whose experience with Chime improves when family, friends, and co-workers join our platform.
We built Chime’s business model with a focus on four core pillars that have now become competitive advantages: (1) a focus on serving our members as their primary account relationship; (2) a commitment to innovate on new products that specifically serve the needs of everyday Americans; (3) a radical cost-to-serve advantage driven by our digital-first approach and technology platform, which allow us to be both efficient and flexible; and (4) a marketing and product strategy designed to build a loved brand that resonates with our members.
73          U.S. Census Bureau, Current Population Survey, 2024 Annual Social and Economic Supplement (CPS ASEC).
74          S&P Capital IQ Pro. Based on 2024 submissions from banking institutions to the Federal Financial Institutions Examination Council (FFIEC).
75         Chime commissioned study by FS Vector LLC, Chime vs. Traditional Retail Banking Study, January 2025 (the “FS Vector Report”). See the section titled “Industry, Market, and Other Data.”
76         Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”
77         95% of banking fees in the United States in 2023 were paid by households earning up to $175,000, a close proxy for American individuals earning up to $100,000 annually, as estimated by FS Vector Report; see the section titled “Industry, Market, and Other Data.”

(1)A focus on primary account relationships
We designed our business to develop primary account relationships with our members, establishing Chime as their central financial hub. As we become the platform through which members deposit their paychecks and conduct their everyday spending, we create durable and long-lasting relationships with high engagement. We believe the primary account relationship is vital and enables lifetime value – the average tenure of a primary deposit account at a traditional bank or credit union is estimated to be between 16 and 24 years.78 We have now earned the trust to serve 67% of our 8.6 million Active Members in a primary account relationship as of March 31, 2025. We define a primary account relationship as a relationship with a member who made 15 or more purchases using their Chime-branded debit or credit cards in the past calendar month or who had at least one qualifying direct deposit of $200 or more through Chime in the past calendar month. When we serve our members in a primary account relationship, we earn deep and habitual engagement and “top-of-wallet” card spend for their everyday, largely non-discretionary expenses. As a result, in the first quarter of 2025, our Active Members engaged in 54 transactions per month with Chime, on average, of which 75% were purchase transactions. Seventy percent of purchase transactions are for non-discretionary expenses made in categories such as food and groceries, gas, and utilities.79 These relationships also provide a privileged repayment advantage for liquidity products and rich, first-party data, including member income, spending, transaction, social graph, and other engagement data, which enables product innovation. As we expand our platform offerings, we believe these relationships will help drive Active Member growth, position us well to continue to cross-sell additional products, and improve our Average Revenue per Active Member (“ARPAM”).
(2)A commitment to innovate on new, member-aligned products
Since our founding, we have built a track record of launching pioneering products to address the most critical financial needs of everyday Americans — spending, saving, accessing liquidity, and building credit, all while avoiding punitive fees. We believe our ability to launch free or low-cost, innovative products such as Get Paid Early, SpotMe, Credit Builder, and MyPay has allowed us to build a substantial and growing competitive advantage over traditional banks. Additionally, with the development and launch in 2024 of ChimeCore, our proprietary payment processor and ledger, we have built a foundation for even faster future product innovation to grow our advantage relative to traditional banks over time.
(3)A radical cost-to-serve advantage
We constructed our model to serve everyday Americans, which meant taking a digital-first approach and building differentiated technology that allows us to serve our target audience at a significant cost advantage compared to traditional banks. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.80 Our digital-first approach has allowed us to reduce the significant expenses associated with bank branches and ATMs. Through our direct relationships with our bank partners, we conveniently offer access to a suite of banking products on our mobile application, while providing our members with nationwide access to physical locations to conveniently withdraw cash and make cash deposits where and when members need to through our partnerships with ATM and cash deposit networks. We have invested substantially over several years in our cloud-native technology platform, including ChimeCore, to be able to efficiently develop products and process and record financial transactions in-house. As of the end of 2024, we had transitioned all credit card transactions to being processed by ChimeCore, and we expect to complete the full transition to ChimeCore over time. By operating our technology platform in-house, we are able to focus a greater portion of our technology spend on product innovation, avoid costly maintenance of legacy systems, and reduce or eliminate reliance on third-party vendors in areas such as transaction processing, financial ledgering, technology and product development, and technical operations. We have also invested in our data and artificial intelligence (“AI”) platforms.
78          FS Vector Report; see the section titled “Industry, Market, and Other Data.”
79         Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.
80          Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”

These innovations enabled us to deliver 68% of our member support interactions without the need for human intervention in the first quarter of 2025. Between the year ended December 31, 2022 and the year ended March 31, 2025, we reduced our support costs per Active Member by 60% and fraud loss rates by 29%. These improvements did not come at the expense of the member experience, either, as we doubled our member support satisfaction scores from the first quarter of 2022 to the first quarter of 2025.81
(4)A loved and trusted brand
In a category where everyday Americans are regularly dissatisfied and lack trust, we deliver products that our members love and that address their critical needs, resulting in Chime’s brand leadership. In 2024, Time Magazine published its World’s Best Brand survey, which identified Chime among the top five brands in the banking category in America. Among Americans earning up to $100,000 annually, our unaided brand awareness of 41% rivals that of the three largest traditional banks in the United States and meaningfully exceeds that of some of the largest peer to peer financial technology companies.82 We have focused our brand strategy on winning brand ownership in the categories that matter most to everyday Americans. Compared to the three largest traditional banks in the United States, we are: over 60% more likely to be associated with not having hidden fees; more than twice as likely to be associated with allowing members to get paid earlier; and over 40% more likely to be associated with helping members build their credit scores.83 Our passionate community means our members are our biggest brand ambassadors — since 2022, member referrals have been the single largest channel of new Active Member growth at Chime. Chime members love and trust us and they pay it forward.
Our formula is working. Among adults earning up to $100,000, Chime has been the top brand for people establishing new, or switching existing, direct deposit relationships, obtaining 17% of such relationships, according to a 2024 survey.84 In 2024, our members generated $115.2 billion in Purchase Volume. The Purchase Volume from Chime-branded debit cards was only surpassed by five debit card issuers in the United States in 2024.85 Eighty-five percent of new members who direct deposit through Chime came from an existing direct deposit relationship, most commonly with large incumbent banks.86 They switch because we have a track record of delivering a meaningful impact on our members’ lives: 97% of our members say we have unlocked their financial progress.87
In March 2025, our Active Members had adopted 3.3 Chime products on average. We generated an ARPAM of $251 in the first quarter of 2025, and in the year ended March 31, 2025 we had net dollar transaction profit retention of approximately 104%.88 In a market crowded with fintech single point solutions, we are building long-lasting and deep, multi-product relationships to advance our members’ financial journeys.
We are still early in our growth opportunity. Consumer financial services in the United States remains broken for everyday people in many ways and one of the last industries where incumbents have yet to be truly disrupted by a technology focused competitor. We believe we have an $86 billion annual revenue opportunity by
81          Based on Service Net Promoter Score (sNPS) scores collected from Chime commissioned third-party surveys conducted on a rolling basis to measure the member support satisfaction of our members. See the section titled “Industry, Market, and Other Data.”
82          Chime brand awareness measured against Bank of America, J.P. Morgan Chase, Wells Fargo, Cash App, PayPal, and Venmo. Based on Chime commissioned third-party surveys conducted in the first quarter of 2025 (the “Brand Awareness Survey”). See the section titled “Industry, Market, and Other Data.”
83          Brand Awareness Survey; see the section titled “Industry, Market, and Other Data.”
84          Banking and Switcher Survey; see the section titled “Industry, Market, and Other Data.”
85          HSN Consultants, Inc. dba Nilson Report, Nilson Report, Issue 1284, April 2025.
86          Existing direct deposit relationship includes previously direct depositing with national banks, credit unions, regional banks, online financial services platforms, prepaid cards and payment apps. Based on Chime commissioned third-party surveys conducted from January through December 2024 on newly enrolled members three days after their enrollment (the “Enrollment Surveys”). See the section titled “Industry, Market, and Other Data.”
87          In the Chime Financial Progress Survey 97% of respondents indicated that Chime has helped in at least one of the following aspects of unlocking financial progress: avoiding fees, bridging the gap until their next paycheck, avoiding late or missed bills, managing spending, improving credit scores, saving for an emergency, saving for a long-term goal, or helping pay off high-interest rate debt. See the section titled “Industry, Market, and Other Data.”
88         We calculate net dollar transaction profit retention by dividing transaction profit in the current period from all members that first became active at least one year prior to such period, by transaction profit from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of transaction profit in the current period to a partial period of transaction profit in the prior period. For purposes of this calculation, we measure transaction profit for the trailing 365 days for each period to aid comparability from period to period in light of leap years.

addressing the 196 million Americans earning up to $100,000 annually with our current products alone, and we have penetrated less than 3% of this opportunity today.89 We believe that our opportunity can grow to $426 billion as we continue to expand our platform, allowing us to meet more needs of our current members, and serve a wider audience of Americans.90
Our winning financial model has enabled us to drive rapid growth and strong operating leverage at scale:

	Year Ended December 31,			Three Months Ended March 31,
				(unaudited)
(in thousands, except percentages)	2022	2023	2024	2024	2025
Revenue	$1,008,838	$1,278,455	$1,673,269	$391,972	$518,744
Gross profit	$794,152	$1,058,718	$1,465,758	$344,525	$458,326
Gross margin	79%	83%	88%	88%	88%
Transaction profit	$667,438	$906,343	$1,246,071	$308,487	$349,181
Transaction margin	66%	71%	74%	79%	67%
Net income (loss)	$(470,254)	$(203,202)	$(25,344)	$15,903	$12,939
Net margin	(47)%	(16)%	(2)%	4%	2%
Adjusted EBITDA	$(406,123)	$(189,313)	$(6,984)	$15,441	$25,091
Adjusted EBITDA Margin	(40)%	(15)%	—%	4%	5%
Transaction profit, transaction margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics and Non-GAAP Financial Measures.”
89          Revenue opportunity calculated by multiplying the 196 million adult Americans earning up to $100,000 annually by the ARPAM for the first quarter of 2025 for members who used at least six products per month in March 2025. Penetration percentage based on Active Members and ARPAM for the first quarter of 2025.
90          FS Vector Report; see the section titled “Industry, Market, and Other Data.”

OUR MEMBERS ARE EVERYDAY AMERICANS
We serve everyday Americans, the people we meet and interact with every day. They often work in healthcare, retail, hospitality, or a variety of other corporate jobs, and are essential workers who form the heart and soul of America. Chime members reflect the diversity of America, encompassing individuals from a wide range of backgrounds and spanning all 50 states. Fifty-five percent of our members are female91 and our members range from young adults to those over 60, with an average age of 36.92 They are ambitious and resilient, and they hustle to move their lives forward.
Everyday Americans face challenges in making the financial progress they desire. There are 196 million adults in the United States who earn up to $100,000 annually — over 75% of the adult population.93 Many of these Americans live paycheck-to-paycheck, often spending as much as — or more than — they earn each month to support themselves and their families. Living paycheck-to-paycheck is a reality for higher income earners as well. In fact, an estimated 67% of all Americans live paycheck-to-paycheck.94 As a result, many Americans have low levels of liquidity. These realities can make financial progress challenging to achieve and easy to lose.
Everyday Americans deserve trusted financial solutions that are aligned with their best interests and address their most critical needs across:
•Spending: to easily pay for daily expenses without being charged punitive fees;
•Liquidity: to bridge the times when money is tight between paychecks, and manage through unexpected expenses such as a car repair or a medical bill;
•Credit Building: to help qualify for an apartment lease, personal loan, or affordable insurance rates;
•Savings: to prepare for expenses related to education, retirement, and life’s major milestones; and
•Community: to conveniently split an expense, share a dinner bill, or send money to family, friends, and co-workers.
91          Chime Financial Progress Survey; see the section titled “Industry, Market, and Other Data.”
92          Based on Active Members as of December 31, 2024.
93          U.S. Census Bureau, Current Population Survey, 2024 Annual Social and Economic Supplement (CPS ASEC).
94          FS Vector Report; see the section titled “Industry, Market, and Other Data.”

Our members are everyday Americans

Member since 2020

"I have a lot of goals for myself financially. Getting a new car is a big goal. I want to be able to save long term and create more of a nest egg for myself, and save for my children's future."

Samantha
Buffalo, NY

Member since 2023

"My financial goal for the next 6 months is to perfect my budgeting and spending."

Michael
Garfield Heights, OH

Member since 2020

"My top financial goals are paying off my student loan debt and my car debt, which I've been chipping away at for a while, and bulking up my savings."

Clara
Tampa, FL

Member since 2021

"My number one financial goal right now is to buy a home. I also want to graduate college to become a special needs teacher."

Alyssa
San Bernardino, CA

We compensated members for their time to document their stories that appear throughout this prospectus.

Our members are everyday Americans

Member since 2023

"I've been trying to work a little more at building up savings and maybe some investing."

Casey
Nashville, TN

Member since 2022

"I'm taking 10% of my income to lay it aside in high yield savings accounts to build up for emergency funds, travel, and planning for retirement."

Jerome
Houston, TX

Member since 2018

"My next goal would be to save for a very large vacation for our family. We all want to go to Europe."

Logan
Lexington, KY

Member since 2022

"My goals are definitely to pay my student loans down, have an emergency fund, and load up on my FSA."

Angelica
Raleigh, NC

We compensated members for their time to document their stories that appear throughout this prospectus.

TRADITIONAL BANKS ARE FAILING MANY EVERYDAY AMERICANS
Traditional banks rely on a net interest margin-based business model with nearly 70% of their revenue coming from customer deposits and lending.95 This approach is effective for, and leads traditional banks to focus on, the most affluent customers with higher credit scores, who have high deposit balances and large borrowing needs. However, this approach is ineffective for everyday Americans, most of whom live paycheck-to-paycheck and often have more modest account balances and limited credit histories. We believe that the majority of Americans can be better served by a payments-based banking model rather than the net interest margin-based model used by traditional banks. Everyday Americans earning up to $100,000 annually are estimated to account for less than 35% of consumer deposits yet over 75% of debit card transaction volume.96 We are focused on serving everyday Americans with a banking model aligned with this financial reality.
Even if traditional banks were to focus on serving the core needs of everyday Americans, they are structurally limited due to rigid, high-cost business models, driven by their physical branch infrastructure and in-person delivery approach. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.97 In addition, their legacy technology requires significant investments to maintain and upgrade, making it more difficult to serve everyday Americans without fees.
As a result of these structural limitations, traditional banks leave everyday Americans with:
•Expensive products and fees. Monthly maintenance fees for low balances, overdraft fees, and insufficient funds fees create expensive banking experiences that can financially strain everyday Americans. Americans paid an estimated $18.5 billion in banking fees in 2023, with an estimated 95% of these fees paid by everyday American households.98 Because everyday Americans lack the account balances to drive sufficient net interest income, traditional banks use punitive fees to drive revenue from these customers and offset their high cost structures. These fees can come at the most inopportune times — such as when account balances are low or during unexpected crises — making it even harder to manage finances and recover from financial shocks. Even among other financial technology companies, fee practices can vary: for example, while some companies may provide fee-free access to comparable products, such companies may not offer access to a full suite of banking products or may require minimum direct deposit balances to avoid or reduce fees, including in-network ATM withdrawal fees; and some other financial technology companies primarily rely on fee-based or subscription models.
•Friction and lack of transparency. Traditional banking experiences can be frustrating and full of friction with slow check processing, delays in fund transfers, and outdated systems that require physical branch visits. In addition, banking products often lack transparency with disclosures that can be mired in obscure terms and fee schedules that can span dozens of pages. For many, these fees are unexpected: among American households that were charged an overdraft fee, only 22% reported that they anticipated their last fee.99 Further, long customer support wait times add to an already unsatisfying customer experience. This emphasizes the need for more straightforward and transparent banking solutions.
•Unmet needs across liquidity, building credit, and savings. Traditional banks impose stringent lending criteria that often put liquidity solutions out of reach — especially for the over 45 million Americans
95          S&P Capital IQ Pro. Based on 2024 submissions from banking institutions to the Federal Financial Institutions Examination Council (FFIEC).
96          FS Vector Report; see the section titled “Industry, Market, and Other Data.”
97          Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”
98          95% of banking fees in the United States in 2023 were paid by households earning up to $175,000, a close proxy for American individuals earning up to $100,000 annually, as estimated by FS Vector Report; see the section titled “Industry, Market, and Other Data.”
99          Among households charged an overdraft fee in 2023, 43% reported being surprised by their most recent fee, 35% thought it was possible, and only 22% anticipated it. FS Vector Report; see the section titled “Industry, Market, and Other Data.”

lacking sufficient credit history or experience with traditional credit products.100 This too often leads everyday Americans to rely on expensive overdrafts or other high-cost credit products, or forego important expenses altogether. The incumbent banks often fail to provide customer-friendly options to help build credit, as secured credit cards typically require security deposits in the hundreds of dollars. Seventy-nine percent of Americans say they are trying to improve their credit according to a 2023 survey.101 Moreover, traditional banks can impose strict requirements such as minimum balance thresholds that limit access to low-fee checking and high yield savings options.
The misalignment of traditional banks’ business models have led to distrust and poor customer satisfaction among everyday Americans, often leaving them stuck on their journeys to make financial progress. People are seeking better alternatives and this is leading to significant changes in consumer banking.
100          TransUnion, More than 45 Million Americans are Either Credit Unserved or Underserved; Approximately 20% Migrate to Being Credit Active Every Two Years, April 2022.
101          Based on survey data published in November 2023. NerdWallet, Survey: 4 in 5 Americans Are Trying to Improve Their Credit, November 2023. See the section titled “Industry, Market, and Other Data.”

chime
VISA

Samantha, 42

Member since 2020

Occupation: Medical Assistant
Location: Buffalo, NY

“

My old bank felt really sneaky. Endless amounts of hidden fees. Overdraft fees that should have never existed.

They gouged me every chance they got. My trust with them really disintegrated fast.

Products used

Debit Card | High Yield Savings | SpotMe | Pay Anyone | Credit Builder | MyPay | SpotMe Boost

Clara, 30

Member since 2020

Occupation: Event Services Account Manager
Location: Tampa, FL

"

If I was out with friends and my card didn't go through, customer service at my old credit union wasn't readily available to let them know that it was me. It was stressful to think, every time I swiped my card, 'is it going to be marked as fraud?' It was embarrassing.

It felt like my financial freedom was being taken away from me. It was very frustrating.

Products used

- Debit Card
- High Yield Savings
- SpotMe
- Pay Anyone
- Credit Builder
- MyPay

Casey, 37

Member since 2023

Occupation: Cell Phone Repair & Small Business Owner
Location: Nashville, TN

“

I had a lot of problems with my old bank. **It seemed like it was really difficult for some of the smallest things and they charged me extra fees.**

If I had a check from my employer that I deposited, I would have to wait a couple of days to access the money. If I wanted to cash it and then deposit it, they would charge me a check cashing fee. And then there were monthly maintenance fees and ATM fees. I thought that they were ridiculous in the end.

Products used

- Debit Card
- High Yield Savings
- SpotMe
- Pay Anyone
- Credit Builder
- MyPay
- SpotMe Boost

Angelica, 30

Member since 2023

Occupation: Pharmacy Prescription Fulfillment & Baker
Location: Raleigh, NC

“

I honestly don't think I made any financial progress with my old bank. It felt like I couldn't because of the fees, and the feeling that they weren't on my side when it came to banking.

It seemed like they had their own interest in mind, and not the members'. It left a bitter taste in my mouth and I just didn't trust them after that, and I never went back.

Products used

Debit Card | High Yield Savings | SpotMe | Pay Anyone | Credit Builder | SpotMe Boost

WELCOME TO CHIME
At Chime, we are driven by our mission to unite everyday people to unlock their financial progress. In an industry riddled with punitive fees, we have pioneered a business model that succeeds when we earn and maintain our members’ trust. This alignment keeps us authentically focused on developing affordable, easy-to-use products that address our members’ most critical financial needs.
We Solve for Critical Member Needs
We are a technology company that offers everyday Americans access to a broad range of free or low-cost, innovative products, with banking services provided by our FDIC-insured bank partners. Chime is only offered in the United States today. Our products positively impact our members’ lives across:
Spending. Through our platform, our members access FDIC-insured checking accounts and linked debit cards, secured credit cards, and other mobile banking features that allow them to confidently manage their money and pay for their everyday expenses. Ninety percent of our members say that Chime helped them avoid bank fees.102 With Get Paid Early, members that direct deposit through Chime can access their paycheck up to two days early for free.
Liquidity. The liquidity products offered through our platform are designed to provide our eligible members access to short-term liquidity when they need it most for free or at a low cost. These products include SpotMe, which we believe was the industry’s first fee-free overdraft protection product of its kind, and MyPay, which allows our members to access up to $500 of their pay on demand before payday. Through March 31, 2025, our members have accessed $43.3 billion through SpotMe since its full product launch in 2019, and $8.8 billion through MyPay since its full product launch in July 2024.
Credit Building. Credit Builder secured credit cards help our members build credit safely, without the risk of taking on debt. Unlike unsecured credit cards and many other secured credit cards, Credit Builder secured credit cards have no annual fees or late fees, no interest charges on missed payments, no minimum security deposits, and no application fees. We believe when we launched Credit Builder in 2020, it was the first secured credit card of its kind in our industry without such fees, interest charges, or minimum security deposit requirements. Seventy-nine percent of Americans say they are trying to improve their credit according to a 2023 survey.103 A third-party study found that members using Credit Builder saw an average FICO score increase of 30 points within the first six months of use.104
Savings and Perks. Through our platform, our members access FDIC-insured high yield savings accounts that help our members effortlessly grow their savings with attractive rates and automatic features such as Round Ups and Save When I Get Paid. These products have no minimum balances, no monthly fees, and no maximums on earned interest. We also offer exclusive deals to help our members save on food and groceries, gas, utilities, and more.
102         Chime Financial Progress Survey; see the section titled “Industry, Market, and Other Data.”
103      Based on survey data published in November 2023. NerdWallet, Survey: 4 in 5 Americans Are Trying to Improve Their Credit, November 2023. See the section titled “Industry, Market, and Other Data.”
104      Based on a Chime commissioned study conducted by Experian in January 2024 measuring FICO Score 8 improvements of Chime members who made their first purchase with the Chime Credit Builder secured credit card between June and October 2022 (the “Experian Study”). See the section titled “Industry, Market, and Other Data.”

Community. We know that financial progress is often not achieved solely in isolation, but also with the support of others. We have built Chime to be a community, where our members’ experiences improve when family, friends, and co-workers join our platform. Community-focused products include SpotMe Boost, which allows members to temporarily increase SpotMe overdraft limits of other members, and Pay Anyone, a peer-to-peer payments product which lets our members send money instantly to others, including to those without a Chime account. Community also strengthens our business: as our members have expanded their community networks on Chime, we see that their engagement and ARPAM has grown. More than 80% of our Active Members had a community connection on Chime as of March 31, 2025.

We Make It Easy
At Chime, we believe in the adage that “retail is detail.” Our employees, known as Chimers, sweat the details of all aspects of our member experience to make Chime:
Convenient. Convenience begins with our enrollment process, through which new members can create an account in as little as two minutes. All of our products are conveniently available through our mobile application, allowing members to avoid in-person branch visits. We make it easy for our members to access the information they need quickly, from how we display information in the app to how we tailor push notifications and other important account communications. We also provide access to over 45,000 fee-free ATMs, a larger network than the three largest U.S. banks combined105, and over 7,500 fee-free cash deposit locations at Walgreens.
105          Based on the number of ATMs reported by Bank of America, J.P. Morgan Chase, and Wells Fargo as of March 2025.

Transparent. We build trust with our members, in part, through our transparent pricing and product features. The Chime app and our tailored push notifications provide members with clear visibility into their balances and transaction activity, helping members stay connected and avoid surprises. If a product is not free, we pride ourselves on offering a simple and transparent pricing structure. We also clearly display the amount members can access through liquidity products at any time, giving them peace of mind.

Personalized. We focus on individualizing the member experience, starting with personalized onboarding journeys when new members join Chime. Our members’ deep and habitual engagement with Chime generates rich, first-party data, including member income, spending, transaction, social graph, and other engagement data. We leverage this data to deliver deeply personalized experiences to our members, such as individually tailored limits for liquidity products, personalized local rewards, and targeted referral incentives. We also use data to predict our members’ questions and provide proactive fraud and risk alerts before they reach out to us.
We Believe in Free
In a category dominated by high-cost providers for the segment we serve, Chime is doing something different than traditional banks: making banking free or low-cost for everyday Americans. We offer our members free access to checking accounts, Chime-branded debit and credit cards, SpotMe, MyPay, high yield savings accounts, and Chime+. We also offer access to over 45,000 fee-free ATMs. We do not charge overdraft fees with SpotMe or non-sufficient funds fees, do not charge monthly maintenance fees, and do not require minimum security deposits for Credit Builder. For those seeking extra convenience, such as instant access to earned pay through MyPay or out-of-network ATMs, Chime offers a low-fee option that a member may choose to utilize.
Our Differentiated Approach Creates an Attractive Business Model for Serving Everyday Americans
We have taken a fundamentally different approach than traditional banks. Built on our proprietary technology platform, our operating model is low-cost and powered by a payments-driven revenue model focused on profiting with our members, not from them.
Low-Cost Operating Model
We have developed a low-cost operating model that allows us to serve everyday Americans at a significant cost advantage compared to traditional banks. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.106 Our low-cost operating model is centered on our:
•Digital-First Partnership Strategy. Our digital-first approach allows us to remain asset-light, avoiding physical branch and ATM infrastructure, and significantly drive down costs. We make Chime products conveniently available through our mobile application, while providing our members with nationwide access to physical locations to conveniently withdraw cash and make cash deposits where and when members need them through our partnerships with ATM and cash deposit networks.
◦Bank Partnerships. We partner with The Bancorp Bank, N.A. (“Bancorp”) and Stride Bank, N.A. (“Stride”), FDIC-insured community banks, to provide banking services through our mobile platform, including checking and high yield savings accounts, debit and credit cards, and liquidity products. Through our bank partnerships, we enjoy the benefits of the scale and infrastructure of a bank while minimizing the costs of capital investment, physical branches, and other bank infrastructure. These partnerships enable us to generate revenue from our members’ use of their Chime-branded debit and credit cards and other products, while also securing access to low-cost lending capital for scaling the liquidity products offered through our platform.
•Vertically-Integrated Technology Platform. Our proprietary, cloud-native technology platform is a key component of our low-cost operating model. This technology platform includes ChimeCore, our proprietary payment processor and ledger, which today handles a portion of our member transactions, and also includes our data and AI platforms. Our data streaming platform captures and processes real-time data with sub-second latency, handling over 60 billion events per month.107 By building our technology platform in-house, we can reduce spend on maintenance and expensive legacy vendors. Our scalable infrastructure has allowed us to grow our capacity based on business needs and supported $115.2 billion in Purchase Volume and 88% gross margin in 2024.
•Operational Excellence Enhanced by AI. Built on over a decade of iteration, we have developed operational excellence in our risk management and member support capabilities. As a result, we have been able to maintain low loss rates and deliver efficient member support, while improving member service satisfaction levels. We believe that strong risk management and high-quality, 24/7 support is critical to driving sustainable growth and building long-lasting, trusted relationships with our members.
◦Effective Risk Management. We have built an in-house risk decisioning platform that leverages rich, first-party data, including member income, spending, transaction, social graph, and other engagement data, as well as traditional and alternative credit bureau data (but not credit score data) and other external data sources to effectively manage fraud risk, credit risk, and financial crimes. Our proprietary AI and ML models have helped reduce our fraud loss rates, which declined by 29% between the year ended December 31, 2022 and the year ended March 31, 2025. Further, recurring paycheck deposits through our platform, combined with automated repayment features, provide a privileged repayment position for liquidity products, keeping loss rates low. Through March 31, 2025, our members have accessed $43.3 billion through SpotMe since its full product launch in 2019, and $8.8 billion through MyPay since its full product launch in July 2024. From full product launch in July 2024 through the first quarter of 2025, risk losses related to MyPay have been below 1.75% of total dollars advanced since July 2024, while risk losses related to SpotMe from 2022 through the first quarter of 2025 have been below 0.40% of total dollars overdrawn since 2022.
106        Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”
107        Based on the average of the three months ended March 31, 2025.

◦Scaled Member Support. We have built an advanced support program designed to provide real-time, 24/7 assistance to our members. We have invested in automation and AI to improve the efficiency of our service delivery while also improving our members’ support experience. In the first quarter of 2025, we managed 68% of our member support interactions through our automated solutions, which include our AI-enabled chatbot. Between the year ended December 31, 2022 and the year ended March 31, 2025, we reduced our support costs per Active Member by 60%. These improvements did not come at the expense of the member experience, either, as we doubled our member support satisfaction scores from the first quarter of 2022 to the first quarter of 2025.108
Payments-Driven Revenue Model
Unlike the traditional banks’ net interest margin-driven revenue model, we have an asset-light, payments-driven revenue model. We generate the substantial majority of our revenue through interchange-based fees paid via the card networks, not paid to us by our members, whenever Chime-branded debit and credit cards are used.
At the same time, we are strongly positioned to complement and reinforce our payments revenue by offering our members access to short-term liquidity at scale in a low-cost, low-risk, and asset-light way. Our primary account relationships provide rich, first-party data regarding our members’ income and spending behavior as well as a privileged repayment advantage from paycheck direct depositors, which reduces the risk profile of liquidity products. Given the short duration of the liquidity products offered through our platform, we are able to facilitate the origination of large volumes with only modest balance sheet needs, and nimbly adjust our risk exposure. Our model does not face the same asset-liability mismatch risk inherent in the traditional banking model that uses short term deposits to fund long-dated assets.
We created Chime to make a positive impact and help our members move their financial lives forward. To do this, we have developed a model that is aligned with everyday Americans — a model that succeeds when we earn and maintain our members’ trust.
Primary Account Relationships Power Our Self-Reinforcing Flywheel
We designed our business to develop primary account relationships with our members, establishing Chime as their central financial hub. We believe this is the most valuable relationship in consumer financial services. As the central hub, Chime becomes the platform through which members deposit their paychecks and conduct their everyday spending. As of March 31, 2025, 67% of our Active Members had a primary account relationship with Chime. We define a primary account relationship as a relationship with a member who made 15 or more purchases using their Chime-branded debit or credit cards in the past calendar month or who had at least one qualifying direct deposit of $200 or more through Chime in the past calendar month. Primary account relationships form a key part of our member-aligned, self-reinforcing flywheel that powers our business.
108        Based on Service Net Promoter Score (sNPS) scores collected from Chime commissioned third-party surveys conducted on a rolling basis to measure the member support satisfaction of our members. See the section titled “Industry, Market, and Other Data.”

When we earn the privilege to serve our members through a primary account relationship, we become deeply embedded in their financial lives, and gain several key benefits:
Deep, Habitual Engagement and Predictable, Recurring Spend. Our members are highly engaged on our platform, and typically use Chime-branded debit and credit cards to pay for their everyday, largely non-discretionary expenses, with 70% of purchases being made in categories such as food and groceries, gas, and utilities.109 This results in predictable, recurring spend across our member cohorts. In the first quarter of 2025, our Active Members interacted with our app an average of 141 times per month110 and completed an average of 54 transactions per month. In the year ended March 31, 2025, our Active Members demonstrated approximately 97% net dollar Purchase Volume retention.111 We believe our engagement — as measured by transactions per Active Member — is among the highest, or is the highest, in the consumer fintech category.
Advantaged Unit Economics. Our members’ “top-of-wallet,” recurring Purchase Volume drives a high level of ARPAM and sustained cohort performance. We monetize this volume at high margins as a result of our low-cost operating model and scale. In the first quarter of 2025, our ARPAM was $251, the substantial majority of which was from payments revenue, and our gross margin and transaction margin were 88% and 67%. We believe our monetization and unit economics compare favorably to others in the consumer fintech category. Given the durability of our primary account relationships, our cohorts have sustained consistent transaction profit generation, as evidenced by our approximately 104% net dollar transaction profit retention in the year ended March 31, 2025.
Our primary account relationships also provide us several strategic benefits, which enhance our ability to offer affordable, easy-to-use products that address the most critical financial needs of our members:
Access to Rich, First-Party Data. Our members’ deep and habitual engagement with Chime generates rich, first-party data, including member income, spending, transaction, social graph, and other engagement data. This data enables us to better understand our members’ financial lives and serve them in a more personalized way. We leverage our data to improve the member experience, including through individually tailored limits for liquidity products, personalized local rewards, and targeted referral incentives.
Privileged Repayment Advantage. When members direct deposit their paychecks through Chime, it provides a first-in-line repayment position for Chime-branded liquidity products. When combined with our strong underwriting capabilities, this positions us to offer our members instant access to low-cost liquidity when our members need it most, while maintaining low loss rates.
Finally, because we are our members’ central financial hub, we are able to cross sell our products at high attach rates. Our monthly attach rates across the most used products for March 2025 are: 90% for debit cards, 69% for High Yield Savings, 54% for Pay Anyone, 49% for SpotMe, 37% for Credit Builder, and 26% for MyPay. We define monthly attach rates as the percentage of Active Members who used a given product in a month.
Strong product adoption powers the growth of our business in two ways:
ARPAM Growth. As our Active Members adopt more of our products, we observe higher levels of Purchase Volume per Active Member and ARPAM. For example, Active Members who used six or more products in March 2025 generated 1.8 times as much Purchase Volume, on average, and 1.8 times as much ARPAM, on average, in the first quarter of 2025 compared to all Active Members, on average, across the same period.112
109        Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.
110        Interactions are defined as every time a member opens the Chime mobile application.
111        We calculate net dollar Purchase Volume retention by dividing Purchase Volume in the current period from all members that first became active at least one year prior to such period, by Purchase Volume from those same members in the prior period, inclusive of any members that have churned. We only include members that first became active at least one year prior to avoid comparing a full period of Purchase Volume in the current period to a partial period of Purchase Volume in the prior period. For purposes of this calculation, we measure Purchase Volume for the trailing 365 days for each period to aid comparability from period to period in light of leap years.
112        The products counted towards this measure are: Chime-branded debit cards (including purchases, ATM withdrawals with the debit card and cash deposits), Credit Builder (including purchases and ATM withdrawals with the Credit Builder secured credit card), Pay Anyone, High Yield Savings (with a balance), SpotMe, Tax Filing, MyPay, Instant Loans, Credit Tracking, and Chime Deals & Offers.

Active Member Growth. As our members adopt more of our products, they refer family and friends to Chime at higher rates. Active Members who used six or more products in March 2025 referred 1.6 times as many new members, on average, to Chime in the first quarter of 2025 as the average across all Active Members. This has helped build referrals into our single biggest channel for new Active Member growth since 2022. Additionally, members who use more products have demonstrated higher retention.
We believe these flywheel effects will continue to grow stronger over time. As we add more products to our platform, we provide prospective members with additional reasons to try Chime. As we have scaled, our cost-to-serve has continued to improve, allowing us to reinvest more in the member experience. Finally, as our member base grows, our opportunity to drive more member referrals increases. Our model is aligned with our members: as we continue to execute on our mission to unite everyday people to unlock their financial progress, our flywheel gets stronger.

Chime's Member-Aligned, Self-Reinforcing Flywheel

Primary Account Relationships
Deep, Habitual Engagement
Product Innovation Advantage
Strong Product Adoption
chime
Loved and Trusted Brand

Low Cost Operating Model	Proprietary, Vertically Integrated Technology Platform	Authentic Member Obsession

Alyssa, 32

Member since 2021

Occupation: Hotel Manager and Student
Location: San Bernardino, CA

“

Chime helps me control what I spend and helps me budget. There are no hidden fees, and I didn't have to pay to join. My sisters, mom, and a couple of friends have also joined, and I like that I am able to send them money.

I appreciate SpotMe. I'm a regular user and my limit is $200, which is super helpful for me because sometimes I have bills that are a little more than I expected.

Products used

Debit Card | High Yield Savings | SpotMe | Pay Anyone | Credit Builder | MyPay | SpotMe Boost

Michael, 22

Member since 2023

Occupation: Ophthalmic Technician
Location: Garfield Heights, OH

“

Banking feels more personal with Chime. My life is easier with Chime.

The app is so easy to use. Pay Anyone: talk about useful. I've been using that to pay my rent because me and my wife split it. I can send anybody any money, anytime, anywhere. It is unbelievably useful.

Chime has helped me save more money. **My financial situation has completely turned around. Everything is just better now. I feel free.**

Products used

- Debit Card
- High Yield Savings
- SpotMe
- Pay Anyone
- Credit Builder
- MyPay

Jerome, 58

Member since 2022

Occupation: Printer Operator
Location: Houston, TX

“

Chime is my main hub for my daily needs. I use Checking for everyday shopping, Credit Builder to pay some recurring bills, and of course, Savings.

Chime has allowed me to feel comfortable enough to put money aside. Chime is not taking money out of my pocket, but allowing money to stay there and grow. It's helped me tremendously over the years.

I'm starting to see the fruits and results of that. It's taking work, but I feel confident that the work is going to prosper.

Products used

- Debit Card
- High Yield Savings
- Pay Anyone
- Credit Builder
- MyPay

Logan, 35

Member since 2018

Occupation: Cake Decorator and Gig Worker
Location: Lexington, KY

“

Chime is what I use every single day, multiple times a day. I get everything direct deposited through Chime. I had an issue while using an ATM at another bank, and Chime made resolving the issue simple and easy. When I had a question I got the answers I was looking for.

Chime definitely helps me in so many ways. **Honestly, I do not know what I would do without Chime.**

Products used

- Debit Card
- High Yield Savings
- SpotMe
- Pay Anyone
- Credit Builder
- MyPay
- SpotMe Boost

OUR COMPETITIVE ADVANTAGES
A focus on primary account relationships
We designed our business to develop primary account relationships with our members, establishing Chime as their central financial hub. As we become the platform through which members deposit their paychecks and conduct their everyday spending, we create durable and long-lasting relationships with high engagement. We believe the primary account relationship is vital and enables lifetime value – the average tenure of a primary deposit account at a traditional bank or credit union is estimated to be between 16 and 24 years.113 We have now earned the trust to serve 67% of our 8.6 million Active Members in a primary account relationship as of March 31, 2025. When we serve our members in a primary account relationship, we earn deep and habitual engagement and “top-of-wallet” card spend for their everyday, largely non-discretionary expenses. As a result, in the first quarter of 2025, our Active Members engaged in 54 transactions per month with Chime, on average, of which 75% were purchase transactions. Seventy percent of purchase transactions are for non-discretionary expenses made in categories such as food and groceries, gas, and utilities.114 These relationships also provide a privileged repayment advantage for liquidity products and rich, first-party data, including member income, spending, transaction, social graph, and other engagement data, which enables product innovation. As we expand our platform offerings, we believe these relationships will help drive Active Member growth, position us well to continue to cross-sell additional products, and improve our ARPAM.
A commitment to innovate on new, member-aligned products
Since our founding, we have built a track record of launching pioneering products to address the most critical financial needs of everyday Americans — spending, saving, accessing liquidity, and building credit, all while avoiding punitive fees. We believe our ability to launch free or low-cost, innovative products such as Get Paid Early, SpotMe, Credit Builder, and MyPay has allowed us to build a substantial and growing competitive advantage over traditional banks. Additionally, with the development and launch in 2024 of ChimeCore, our proprietary payment processor and ledger, we have built a foundation for even faster future product innovation to grow our advantage relative to traditional banks over time.
A radical cost-to-serve advantage
We constructed our model to serve everyday Americans, which meant taking a digital-first approach and building differentiated technology that allows us to serve our target audience at a significant cost advantage compared to traditional banks. The average annual cost-to-serve a retail deposit customer is estimated to be approximately three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.115 Our digital-first approach has allowed us to reduce the significant expenses associated with bank branches and ATMs. Through our direct relationships with our bank partners, we conveniently offer access to a suite of banking products on our mobile application, while providing our members with nationwide access to physical locations to conveniently withdraw cash and make cash deposits where and when members need to through our partnerships with ATM and cash deposit networks. We have invested substantially over several years in our cloud-native technology platform, including ChimeCore, to be able to efficiently develop products and process and record financial transactions in-house. As of the end of 2024, we had transitioned all credit card transactions to being processed by ChimeCore, and we expect to complete the full transition to ChimeCore over time. By operating our technology platform in-house, we are able to focus a greater portion of our technology spend on product innovation, avoid costly maintenance of legacy systems, and reduce or eliminate reliance on third-party vendors in areas such as transaction processing, financial ledgering, technology and product development, and technical operations. We have also invested in our data and AI platforms. These innovations enabled us to deliver 68% of our member support interactions without the need for human intervention in 2024. Between the year ended December 31, 2022 and the year ended March 31, 2025, we reduced our support costs per Active Member by 60% and fraud
113        FS Vector Report; see the section titled “Industry, Market, and Other Data.”
114         Based on Purchase Volume for the year ended March 31, 2025 categorized by merchant category.
115        Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”

loss rates by 29%. These improvements did not come at the expense of the member experience, either, as we doubled our member support satisfaction scores from the first quarter of 2022 to the first quarter of 2025.116
A loved and trusted brand
In a category where everyday Americans are regularly dissatisfied and lack trust, we deliver products that our members love and that address their critical needs, resulting in Chime’s brand leadership. In 2024, Time Magazine published its World’s Best Brand survey, which identified Chime among the top five brands in the banking category in America. Among Americans earning up to $100,000 annually, our unaided brand awareness of 41% rivals that of the three largest traditional banks in the United States and meaningfully exceeds that of some of the largest peer to peer financial technology companies.117 We have focused our brand strategy on winning brand ownership in the categories that matter most to everyday Americans. Compared to the three largest traditional banks in the United States, we are: over 60% more likely to be associated with not having hidden fees; more than twice as likely to be associated with allowing members to get paid earlier; and over 40% more likely to be associated with helping members build their credit scores.118 Our passionate community means our members are our biggest brand ambassadors — since 2022, member referrals have been the single largest channel of new Active Member growth at Chime. Chime members love and trust us and they pay it forward.
OUR MARKET OPPORTUNITY
We believe there is a massive market opportunity that comes with transforming financial services for everyday Americans. We view our addressable market across three opportunities:
Expanding Our Lead
We estimate our SAM to be an $86 billion annual revenue opportunity.119 We derive this estimate from multiplying the ARPAM generated among our highly engaged members of $442 by the 196 million Americans earning up to $100,000 annually.120 With 8.6 million Active Members as of March 31, 2025, our SAM represents an opportunity to grow our Active Member base by almost 25 times. Further, our SAM represents an opportunity to increase our ARPAM by 1.8 times by increasing member engagement. In the first quarter of 2025, our ARPAM was $251 across all Active Members, but ARPAM was $442 for Active Members who used six or more products in March 2025. These highly engaged members represented 12% of our Active Member base as of March 31, 2025.
Addressing Additional Financial Needs of Everyday Americans
By developing and introducing new products, services, and features to address the additional financial needs of the 196 million Americans in our target audience today, we believe our total addressable market (“TAM”) can expand to a $312 billion annual revenue opportunity.121 Beyond our existing product offerings, we believe there is a significant opportunity to provide our members with access to products that address their broader needs while building off our success in spending, saving, and liquidity products. The $312 billion annual revenue opportunity is estimated for Americans earning up to $100,000 annually across our core products as well as opportunities including installment loans (such as home, auto, and personal loans); unsecured credit cards; longer-term saving; retirement, investing, and wealth management; insurance; and enhanced rewards. As we contemplate future products, we expect to continue our asset-light framework by continuing to keep a minimal balance sheet and to continue to maintain our free or low-cost pricing philosophy. We believe our vertically-integrated technology platform, low-cost operating model, rich first-party data, and privileged repayment position provide critical advantages for us to continue to drive product innovation to address even more of our target audience’s financial needs.
116        Based on Service Net Promoter Score (sNPS) scores collected from Chime commissioned third-party surveys conducted on a rolling basis to measure the member support satisfaction of our members. See the section titled “Industry, Market, and Other Data.”
117        Brand Awareness Survey; see the section titled “Industry, Market, and Other Data.”
118        Brand Awareness Survey; see the section titled “Industry, Market, and Other Data.”
119        Estimated revenue opportunity calculated by multiplying the 196 million adult Americans earning up to $100,000 annually by the ARPAM for the first quarter of 2025 for members who used at least six products per month in March 2025.
120        The ARPAM for highest engaged members is the ARPAM of members who used at least six products per month in December 2024.
121        FS Vector Report; see the section titled “Industry, Market, and Other Data.”

Additionally, with our position at the center of our members’ financial lives, we believe we have a differentiated ability to drive strong attach rates on these new offerings.
Broadening Our Audience
We believe that our annual revenue opportunity can grow to $426 billion as we continue to expand our platform and target the broader market of 227 million Americans earning up to $200,000 annually.122 Given nearly half of Americans earning more than $100,000 annually are estimated to live paycheck to paycheck,123 many of these Americans’ financial priorities overlap with those of our current target audience. However, they are also looking for solutions that provide broader access to credit, investing, insurance, and saving on expenses. As we broaden our platform and address more complex financial challenges for our members, we will also be well-positioned to address the financial needs of a wider audience.
Our overall $426 billion TAM reflects a transformative opportunity to become the market leader in consumer financial services, delivering innovative solutions that support the evolving financial needs of everyday Americans. While these SAM and TAM figures reflect total annual revenue opportunities that are inclusive of major portions of the financial services sector in the United States and it would be challenging to achieve these levels of growth and market penetration, we believe they demonstrate the significant room for us to continue to grow and serve additional members and member needs over time.
GROWTH STRATEGIES
We believe that we are in the early stages of addressing our significant serviceable and total addressable market opportunities. Key elements of our growth strategy include our plans to:
Attract and Acquire Active Members
We see a substantial opportunity to grow our Active Members through our comprehensive marketing strategy, which includes social media engagement, product-led marketing, data-driven member acquisition, and member referrals. This strategy enables us to efficiently acquire new Active Members through both paid and organic channels. Since 2022, over half of our new Active Members are acquired through our organic and member-driven channels, which include word-of-mouth, referrals, and peer-to-peer payments received through Pay Anyone. We aim to develop primary account relationships that drive deep levels of engagement and “top-of-wallet,” recurring card spend, fueling our payments-driven revenue model.
Increase Adoption of Our Existing Products
We have an opportunity to deepen our relationship with our members by increasing their adoption of existing products. As Active Members engage with more products, they increase their Purchase Volume and generate greater platform-related revenue, both of which drive higher ARPAM. Active Members who used six or more products in March 2025 generated 1.8 times more ARPAM, on average, in first quarter of 2025 than the ARPAM of all Active Members. Greater product adoption also increases member retention and growth through referrals. Our annual member retention rate from March 31, 2024 to March 31, 2025 for Active Members who used six or more products in March 2024 was 14% higher than the average annual retention rate for all Active Members across the same period.124 Active Members who used six or more products in March 2025 referred 1.6 times as many new members, on average, to Chime in the first quarter of 2025 as the average across all Active Members.
Expand Our Market Opportunity
•Develop New Products. We intend to continue expanding our product offerings to address additional financial needs of everyday Americans. We believe that over time we can increase our total addressable
122        Based on the products and opportunities used in the $312 billion annual revenue opportunity, but including the revenue opportunity for Americans earning up to $200,000 annually. FS Vector Report; see the section titled “Industry, Market, and Other Data.”
123        FS Vector Report; see the section titled “Industry, Market, and Other Data.”
124        We calculate annual member retention rates by product attachment by comparing the number of Active Members who used the specified number of products in a month to the number of such members who remained active in the same month in the following year.

market opportunity by offering products in areas such as installment lending; unsecured credit cards; longer term saving; investing and wealth management; insurance; and enhanced member rewards.
•Expand our Audience. As we expand our product offerings and the range of financial needs we address, we believe we can attract and acquire more members across a broader range of incomes, including those who earn up to $200,000 annually, who have many of the same financial needs as our current target demographic. We believe that as we broaden our platform and address more complex financial challenges for our members, we will also be well-positioned to address the financial needs of a wider audience.
Expand into the Employer Channel with Chime Enterprise
In 2024, we established Chime Enterprise in order to offer a suite of innovative products, including MyPay, through employers via Chime Workplace, an employee financial wellness solution. We believe that through the employer channel, we can access a large pipeline of potential new members at an efficient cost to drive continued Active Member growth. We are early in our journey with Chime Enterprise, having established it following our acquisition of Salt Labs in June 2024.
Selectively Pursue Strategic Investments and Acquisitions
While we are primarily focused on organic and member-driven growth, we may opportunistically pursue strategic investments or acquisitions that complement and enhance our platform. In the past, we have acquired and integrated Salt Labs, an enterprise employee rewards company, Charlie, a personal finance app, and Pinch, a credit-building tool that reports rent payments.
GO TO MARKET STRATEGY
We are bold in our ambition to build a generational consumer brand that empowers everyday Americans to make progress in their financial journeys. While everyday Americans are regularly dissatisfied with, and lack trust in, traditional banks, we deliver products that our members love and that address their critical needs, resulting in Chime’s brand leadership. In 2024, Time Magazine published its World’s Best Brand survey, which identified Chime among the top five brands in the banking category in America. Among Americans earning up to $100,000 annually, our unaided brand awareness of 41% rivals that of the three largest traditional banks in the United States and meaningfully exceeds that of some of the largest peer to peer financial technology companies.125
The strength of our brand fuels an efficient member acquisition model where over half of our new Active Members since 2022 have come from organic and member-driven channels including word-of-mouth, referrals, and Pay Anyone payments. We also acquire new Active Members through paid media channels, including search, social, television, mobile, and affiliates.
125          Brand Awareness Survey; see the section titled “Industry, Market, and Other Data.”

We focus on the following strategies to power our organic, member-driven and paid media acquisition channels:
•Social Media Engagement: We use social media to tell our story, build greater awareness around our products, and engage with everyday Americans via the online channels they use most regularly. We partner with key influencers and target specific subcultures, such as sports and music, that are highly relevant to our members, and we deliver content, leveraging AI, that makes personal finance more engaging and entertaining.
•Product-Led Marketing: We deliver affordable, easy-to-use products that address the most critical financial needs of everyday people — spending, saving, accessing liquidity, and building credit, all while avoiding punitive fees. Through our product-led marketing strategy, we bring the compelling value propositions of these products to life with anecdotes and stories from our members. This strategy has enabled us to own the categories that matter most to everyday Americans. Compared to the three largest traditional banks in the United States, we are: over 60% more likely to be associated with not having hidden fees; more than twice as likely to be associated with allowing members to get paid earlier; and over 40% more likely to be associated with helping members build their credit scores.126 In addition to highlighting our products individually, our product-led marketing content also holistically emphasizes the value our platform can bring as a central part of our members’ financial lives.
•Data-Driven Member Acquisition: We use an efficient, data-driven member acquisition strategy to fuel growth through search engine optimization (“SEO”) and targeted paid media. Our SEO approach focuses on creating high-impact content utilizing our AI-powered Chime Content GPT — which is a generative AI solution using ChatGPT to leverage the knowledge base of our best performing blogs, editorial pieces, and videos for the creation of new content — in partnership with our internal editorial team and certified financial writers. We believe our content generation strategy has put Chime in a strong position compared to traditional banks in organic search results for the key financial categories that resonate most with everyday Americans. Within targeted paid media, we leverage a diversified set of marketing channels — including search, social, television, mobile, and affiliates — to efficiently invest in new member acquisition with strong return on investment.
•Member Referrals: We have built an efficient and scaled member referral engine, with referrals representing our single largest channel for new Active Member growth since 2022. Using our intelligent social graph that maps our members’ networks, we leverage machine learning (“ML”) and data science to personalize the referral incentive dollar amounts for members who are most likely to refer others to Chime. We believe our ability to grow our Active Members through referrals is highly differentiated. We have also found that our referral model has self-reinforcing benefits, with members who have been referred to Chime being 29% more likely to refer new members to our platform in 2024.
•Chime Enterprise: In 2024, we established Chime Enterprise in order to offer a suite of innovative products, including MyPay, through employers via Chime Workplace, an employee financial wellness solution. We believe that through the employer channel, we can access a large pipeline of new members at an efficient cost to drive continued Active Member growth. We are early in our journey with Chime Enterprise, having established it following our acquisition of Salt Labs in June 2024.
126          Brand Awareness Survey; see the section titled “Industry, Market, and Other Data.”

OUR PRODUCTS
We have built a suite of affordable, easy-to-use products that address the most critical financial needs of everyday people. In a landscape dominated by high-cost providers, Chime is making banking free or low-cost for everyday Americans. All of our products are conveniently available through our mobile application.
Spending
The spending products we offer through our platform provide our members access to FDIC-insured checking accounts and linked debit cards, nationwide ATM and cash deposit networks, and early access to their paycheck, allowing them to confidently manage their money and pay for everyday expenses.
Checking Account
Chime offers access to full-featured, FDIC-insured checking accounts provided through our platform by one of our bank partners, The Bancorp Bank, N.A. or Stride Bank, N.A. Members can open an account from their phone in as little as two minutes for free and easily manage their money with 24/7 mobile banking. Members can deposit their paychecks, cash, or checks through Chime, or transfer money to their checking account by connecting an external bank account, debit card, or Apple Pay. These checking accounts offer members access to Get Paid Early and essential features such as the ability to pay bills online through Bills Hub and mail checks, insights into their spending, account security features, and more, all while benefiting from no monthly maintenance fees or minimum balance requirements.

Chime Debit Card
Checking accounts are complemented by Chime Debit Cards, which are Visa-branded debit cards issued by our bank partners. Chime Debit Cards are accepted wherever Visa debit cards are accepted. Members can receive real-time transaction alerts and are not required to have a minimum balance. In addition to receiving a physical card via mail when our members join Chime, they also receive access to a virtual card that they can use immediately with digital wallets like Apple Pay and Google Pay for added convenience.

ATM and Cash Deposit Network
We provide our members access to nationwide networks that allow them to conveniently deposit and withdraw cash from their accounts, including ATMs that are Chime branded. We offer over 45,000 fee-free ATMs, more than the ATM networks of the three largest U.S. banks combined. Many of these ATMs are located in stores that our members frequent, including 7-Eleven, Circle K, CVS, and Target. In addition, our members can make fee-free cash deposits and ATM withdrawals at over 7,500 Walgreens locations. Our members are also able to deposit cash, for a fee, at over 90,000 additional participating retail locations. We make it easy for our members to find ATM and cash deposit locations through one unified map on our mobile application.

9:41
Cash Map
Withdraw
Deposit
W CHICAGO AVE
RIVER NORTH
W ILLINOIS ST
N FAIRBANKS CT
WER WACKER DR
N STATE ST
N STETSON AVE
W RANDOLPH ST
E RANDOLPH ST
N CLARK ST
CASH BACK
Legal
Walgreens
410 N Michigan Ave,
Chicago
0.17 mi
Open
Closes at 12:00AM
Fee-free ATM
Fee-free cash deposits
See details

Allpoint ATM
chime
Feels like progress.
The most loved
banking app.
Allpoint
ATM
Surcharge-Free for Everyone
Allpoint

Get Paid Early
Get Paid Early provides members that direct deposit through Chime access to the full value of their paycheck up to two days before their scheduled pay date. Get Paid Early helps our members stay on top of bills and manage day-to-day expenses before payday. We make tracking the receipt of direct deposits easy for our members with instant push notifications and email.

Liquidity
The liquidity products we offer through our platform, including SpotMe, MyPay, and Instant Loans, provide our eligible members access to short-term liquidity when they need it most for free or at a low cost. SpotMe, MyPay, and Instant Loans do not require third-party credit checks.

SpotMe
SpotMe, which we believe was the industry’s first fee-free overdraft protection product of its kind, allows eligible members to overdraft up to $200 fee-free. SpotMe automatically helps members when they accidentally take their account negative and also offers members liquidity to pay for urgent expenses when money is tight between paychecks. SpotMe can be used for debit card purchases, Credit Builder secured credit card purchases, cash-back transactions, and ATM withdrawals. Overdrawn amounts related to SpotMe may be repaid by our members’ next direct deposit, cash deposit, or transfer into their account. In certain instances, SpotMe limits may be temporarily increased above $200, such as through SpotMe Boosts. Through March 31, 2025, members have received $43.3 billion of fee-free overdraft protection through SpotMe since its full product launch in 2019. Members can voluntarily choose to tip Chime for the use of SpotMe once the overdraft is repaid and may rescind the tip during the specified refundable period as defined in the member agreement. Tipping is completely optional and it does not affect a member’s SpotMe overdraft limit or eligibility.

MyPay
MyPay allows eligible members receiving direct deposit to access up to $500 of their earned pay on demand before payday for free within 24 hours, or instantly for a low fee. More than 70% of Americans have to wait at least two weeks between pay cycles, with an estimated $340 billion in wages and income trapped in the payroll cycle between paydays. MyPay helps address this challenge by providing eligible members with greater flexibility and control over when and how they access their money, with no mandatory subscription charges, interest costs, or credit checks. MyPay advances are repaid by a member’s next paycheck direct deposit. Most new members start with access to between $50 to $100 in MyPay advances, and their access can increase over time up to $500 depending on factors such as length of direct deposit history through the Chime platform and amounts of direct deposit. Through March 31, 2025, members have received $8.8 billion in MyPay advances since its full product launch in July 2024, $3.5 billion of which were received during the three months ended March 31, 2025. Prior to MyPay, we beta tested a predecessor product in 2023.

Instant Loans
Instant Loans allows eligible members to borrow up to $500, which is repaid in equal monthly installments over a three month period. Eligible members receiving direct deposit may be pre-approved for a loan and get notified of their eligibility within the Chime app. Once an offer is accepted, eligible members gain instant access to the loan funds. Instant Loans have a fixed interest rate of $5 for every $100 borrowed, with no late fees or compound interest. For greater ease, repayments can be automated and repayment amounts are designed to not exceed 10% of a member’s monthly cash inflows to maintain affordability. We also report payment history to credit reporting agencies, allowing members to build credit. We fully launched Instant Loans in March 2025.

Building Credit
We offer credit building solutions that allow our members to improve their credit scores without the risk of falling into debt or the need for a credit check. Improving credit scores help unlock key milestones in the lives of our members from qualifying for an apartment lease, an affordable auto loan, or insurance rate, to even a first home mortgage. Seventy-nine percent of Americans say they are trying to improve their credit according to a 2023 survey.127

Credit Builder Credit Card
The secured Credit Builder Credit Card is issued by our bank partners and helps our members build credit through their everyday spend without paying fees or interest. Unlike unsecured credit cards and many other secured credit cards, Credit Builder secured credit cards have no annual fees or late fees, no interest charges on missed payments, and no application fees. We believe when we launched Credit Builder in 2020, it was the first secured credit card of its kind in our industry without such fees, interest charges, or minimum security deposit requirements. Eligible members can move funds into a dedicated secured deposit account that secures a line of credit equal to that amount. This line of credit is accessed through the Credit Builder secured credit card wherever Visa is accepted. Deposits, withdrawals, and purchase activity in a member’s secured deposit account will change such member’s credit limit and available to spend amount; if a member reduces their secured deposit account balance, such member’s credit line limit immediately reduces in that amount. Following repayment in full from the dedicated account, we report our members’ balances to major credit bureaus at the end of each statement cycle, helping our members improve their credit scores without the risk of debt or missed payments. A third-party study found that members using Credit Builder saw an average FICO score increase of 30 points within the first six months of use.128

FICO Score Tracking
Powered by Experian, Chime enables members using Credit Builder to view their FICO Score, seamlessly track their credit progress, and receive automatic alerts on credit score fluctuations directly through their Chime mobile application.

127     Based on survey data published in November 2023. NerdWallet, Survey: 4 in 5 Americans Are Trying to Improve Their Credit, November 2023. See the section titled “Industry, Market, and Other Data.”
128     Experian Study; see the section titled “Industry, Market, and Other Data.”

Savings and Perks
Chime offers access to FDIC-insured savings products that help members effortlessly grow their savings with automatic features and competitive rates, with no minimum balances, no monthly fees, and no maximums on earned interest. We also offer our members opportunities to save on their everyday expenses, as well as file their state and federal taxes for free.
High Yield Savings Account
Chime offers all members access to a high yield savings account through our bank partners with an attractive interest rate on members’ savings balances and no monthly fees. Members can also easily move money between their checking and high yield savings accounts within their Chime mobile application for free and at any time. From 2022 to March 31, 2025, interest rates offered on high yield savings accounts ranged from 0.5% to 2% APY for standard users (3.75% APY for Chime+ users). The 2.0% APY interest rate offered for standard users on these high yield savings accounts in December 2024 was 200 times the 0.01% average APY of the three largest banks and almost five times the 0.42% APY national average in December 2024.129 As of March 31, 2025, the APY interest rates offered on high-yield savings accounts for standard users and Chime+ users were 2% and 3.75%, respectively.
Automatic Savings Features
We provide our members multiple ways to grow their savings automatically through Chime to help them achieve their goals faster, including Round Ups and Save When I Get Paid. With Round Ups, transactions are automatically rounded up and the difference is transferred to our members’ high yield savings accounts, helping them save spare change with each purchase. Save When I Get Paid allows members to automatically deposit a desired portion of their paycheck into their Chime high yield savings account. Both Round Ups and Save When I Get Paid are voluntary features for which a member may choose to opt in.
129     Based on comparisons to the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and average of rates paid by all FDIC-insured depository institutions and credit unions for which data is available, as analyzed by FS Vector Report; see the section titled “Industry, Market, and Other Data.”

Chime Deals & Offers
Through Chime Deals, our members have access to cash back deals at thousands of locations across the United States, with a focus on retailers in key spending categories including gas stations, grocery stores, and restaurants. Deals are made available within our mobile application and redeemed using Chime-branded debit or credit cards. Through our Chime Offers Marketplace, members can receive discounts on life, renters, pet, and car insurance, utilities, wireless plans, and other third-party products. Through our partnership with Experian, we also offer our members access to Experian Boost, another way to raise their FICO scores, by paying eligible bills through Chime.
Free Tax Filing
With Chime Tax Filing, members can conveniently file state and federal taxes for free and receive their federal refund up to six days early via direct deposit. We have partnered with registered tax e-file providers to offer members the opportunity to file their personal state and federal tax returns directly through our mobile application.

Community
We know that financial progress is often not achieved solely in isolation, but also with the support of others. Community-focused products, including Pay Anyone and SpotMe Boosts, create opportunities for collaboration and support while strengthening connections among our members. As of March 31, 2025, more than 80% of Active Members had a community connection on Chime, with newer cohorts growing their community connections faster than older cohorts. We define a community connection with regard to each member as another member to whom such member has sent a referral, SpotMe Boost, or Pay Anyone payment.
Pay Anyone
Pay Anyone is a peer-to-peer payments product that enables our members to make instant, secure payments directly from the Chime mobile application. Our members can send money from their checking accounts at one of our bank partners to anyone, including friends, family, and co-workers, regardless of whether the recipient uses Chime. Non-members who receive Pay Anyone payments may elect to become Chime members, driving member acquisition. Recipients can otherwise receive the funds directly into the checking account of their choosing for free. Pay Anyone is integrated with other intuitive in-app features, including the option to split rent, dinner, and bills across connections both inside and outside of the Chime mobile application.
SpotMe Boosts
SpotMe Boosts enable eligible Chime members to temporarily increase the overdraft limits of other members by up to $20 per month for free. This helps nurture a collaborative Chime member community and fosters new connections. It also is a way for members to invite coworkers, friends, and family to join the community and experience one of the benefits of Chime.
Chime Enterprise: A New Approach to Employee Financial Wellness
We established Chime Enterprise in order to offer a suite of innovative products, including MyPay, through employers via Chime Workplace. Our integrated platform helps employers drive employee satisfaction and retention while enabling employees to make progress along their individual financial journeys. We established Chime Enterprise following our acquisition of Salt Labs, a leading employee rewards company, in June 2024.
Chime Workplace
Chime Workplace is a financial wellness suite of services, available to employers and employees, combining our purpose-built financial tools with workforce financial health insights in a seamless solution for employers. For employees, Chime Workplace provides access to existing products that address key financial needs for spending, saving, accessing liquidity, and building credit, such as Get Paid Early, SpotMe, and MyPay. For employers, Chime Workplace provides a platform to facilitate these offerings and employee rewards, while providing aggregated and measurable insights into employee engagement with Chime Workplace through a centralized data portal. Through Chime Workplace, we target medium to large enterprises through which we offer access to a suite of financial services and employee benefits tools to their employees. We offer employers many services for free to gain access to a pipeline of potential new members by marketing directly to their employees. We launched Chime Workplace in March 2025, and we view Chime Workplace as an opportunity to reach members through another channel.

Chime+
Chime+ is a free, premium membership tier that includes additional features designed to enhance our members’ mobile banking experiences. Exclusively available to members who set up a qualifying direct deposit through Chime, Chime+ members receive an expanded set of financial tools, perks, and services. The initial set of benefits available exclusively to Chime+ members includes higher savings APY interest rates, exclusive cashback offers through Chime Deals, and dedicated member support. We launched Chime+ in March 2025.
Support and Security
With 24/7 live agent support via phone and our in-app AI assistant, Chime Bot, that helps automatically resolve issues, our members have access to assistance whenever they need it. In 2025, we launched generative AI chatbot and voicebot tools to improve our ability to efficiently deliver high quality support to our members. In the first quarter of 2025, 68% of our member support interactions were completed without the need for human intervention. We notify members if we detect fraudulent transactions, giving them greater peace of mind that their funds are secure. In addition, we provide robust tools to secure our members’ accounts with our in-app Security Center and self-service tools, which help members dispute charges and resolve other account transaction issues. We are focused on ensuring that our members have the confidence to trust us with their financial journeys.

OUR VERTICALLY-INTEGRATED TECHNOLOGY PLATFORM
We built our proprietary, cloud-native technology platform in-house to drive product innovation and scale. Our technology platform is vertically-integrated, connecting payment networks and our bank partners all the way to the end products loved by our members via a single unified system. Our platform enables control, rapid innovation, reliability, cost efficiency, scalability, and security across our product offerings and member experience.

Chime's Technology Platform

Consumer Products
Spending
Liquidity
Credit Building
Savings
Community
ChimeCore
Payment Processor
Ledger
Data & AI Platforms
Member Support
Experimentation
Risk Decisioning
Machine Learning
Real-time Data Streaming
Cloud-Native Infrastructure
Flexible, Multi-Sourced Partnerships
Card Networks
Bank Partners
ATM & Cash Deposit Networks
Vertical Integration

The foundational pillars of our technology platform are:
Flexible, Multi-Sourced Partnerships
Our technology platform leverages flexible, multi-sourced partnerships with card networks, bank partners, and ATM and cash deposit networks. Through our partnership strategy, we have avoided significant expenses associated with bank branches and ATMs while providing access to financial products nationwide through our single mobile application.
Cloud-Native Infrastructure
We built and designed our technology platform to take advantage of the reliability, scalability, and flexibility benefits of cloud-native infrastructure. As an example, we can scale cloud capacity on demand, which has allowed us to avoid upfront investments on excess capacity. By building cloud-native infrastructure, we take advantage of these benefits in ways we could not have if we simply moved pre-existing infrastructure to the cloud.
ChimeCore – Our Proprietary Payment Processor and Ledger
After investing substantially over several years, in 2024 we launched ChimeCore, our proprietary payment processor and ledger. ChimeCore processes a portion of the payments, transfers, deposits, withdrawals, and other financial transactions that are conducted through our platform. ChimeCore’s role in transaction processing does not involve receiving or transmitting funds; rather, as transaction processor, ChimeCore’s role is to facilitate the necessary messaging between parties involved in a transaction (e.g., members, bank partners, external banks involved in a transaction, and card networks) that allows for the processing of the applicable transaction. ChimeCore also serves as the system of record for a portion of member accounts, keeping track of transaction, balance, and other data. We have begun the migration of accounts and existing products to ChimeCore. As of the end of 2024, we had transitioned all credit card transactions to being processed by ChimeCore, while all debit card transactions were still processed by Galileo. We expect ChimeCore to significantly lower certain processing costs and reduce our reliance on third parties.
ChimeCore gives us greater control in the way we design new financial products and powers our product development velocity. With ChimeCore, we have the flexibility to build products directly on our platform, which enables us to avoid development cycles integrating with third party vendors, which often have preconfigured product templates. Through ChimeCore, we believe we are setting the stage for future periods of significant innovation, where we can evolve products and features rapidly, further enhancing our member experience. Until the full migration to ChimeCore is complete, a portion of member transactions will still be processed by a third-party processor.
Data & AI Platforms
Real-time Data Streaming Platform
Our data streaming platform captures and processes real-time data with sub-second latency, handling over 60 billion events per month.130 Our real-time data feeds into our proprietary ML-powered risk decisioning and experimentation platforms, unlocking personalized member experiences.
Machine Learning Platform
We have built our own machine learning platform to create models that inform fraud, risk, and underwriting decisions, drive product experimentation, and automate member support responses. Owning our ML platform facilitates the rapid development and deployment cycles of our ML models. These models are auto-retrained and backtested to regularly provide more accurate predictions, with retraining timelines as short as three weeks. Our real-time data streaming capabilities allow our ML models to generate sub-second latency predictions, which enable faster decision-making that is critical to identifying and preventing fraud.
130          Based on the average of the three months ended March 31, 2025.

Risk Decisioning Platform
Our risk decisioning platform leverages rich, first-party data, including member income, spending, transaction, social graph, and other engagement data, to help reduce costs associated with transaction-related disputes and chargebacks. Our platform also powers our underwriting capabilities that support Chime-branded liquidity products. Through this platform, we develop risk and underwriting standards for review and adoption by our bank partners. Pursuant to our agreements with our bank partners, we apply and execute these underwriting standards in evaluating member eligibility for Chime-branded liquidity products and facilitating the offering of such liquidity products to members that we deem satisfy the applicable standards. The risk models used for the liquidity products offered through our platform leverage AI and ML models along with comprehensive member data, including information regarding a member’s historical transaction and engagement activity through Chime, as well as traditional and alternative credit bureau data (but not credit score data) and other external data sources. Our models use this data in an effort to optimize member experiences and approve members for appropriate liquidity products, while managing fraud risk, credit risk, and financial crimes risk. By developing our risk decisioning platform in-house, we have tightly integrated it with the rest of our technology platform, enabling us to leverage our ML platform and nimbly adjust our models and processes to adapt to ever-evolving risk patterns.
Experimentation Platform
Our experimentation platform allows us to regularly iterate on and improve our products based on member insights informed by ML models using real-time data. Our platform was designed internally and is integrated with our other platforms, which allows us to jointly evaluate multiple experiments, such as changes to risk decisioning and member experience. These experiments have helped drive improvements in member experience and member satisfaction.
Member Support Platform
Our member support platform, including our agent interface and case management system, enables us to efficiently manage support interactions at scale. In 2024, we handled over 50 million member support interactions. In the first quarter of 2025, 68% of member support interactions did not require human intervention. Our custom-built agent interface streamlines how support agents access member information and take action on accounts. Our integrated case management system drives efficiencies by assigning agents to cases in which they specialize and guiding agent workflows. These technology innovations have played a critical role in our success in reducing support costs per Active Member by 60% from the year ended December 31, 2022 to the year ended March 31, 2025. These improvements did not come at the expense of the member experience, either, as we doubled our member support satisfaction scores from the first quarter of 2022 to the first quarter of 2025.131
Our technology platform provides several strategic advantages including:
•Control of our operational and product roadmap. By building our technology platform in-house, we enable our software developers to design new proprietary products directly on our technology platform, rather than building on top of legacy, third-party technology providers.
•Rapid innovation. Our technology platform enables rapid innovation of new products in-house, as opposed to maintaining and integrating third-party banking core systems, which each have their own specifications and limitations. For example, since the introduction of ChimeCore, we have reduced the time required to change certain complex product configurations that may have previously taken 12 weeks to as little as three days or less.
•System reliability. Rather than needing to take systems and services offline for hours at a time, we are able to deliver 99.95% average uptime132 with any downtime primarily focused on deploying key upgrades. We are also able to more easily integrate with multiple third-party platforms to promote redundancy and resiliency because we maintain control over our technology platform.
131        Based on Service Net Promoter Score (sNPS) scores collected from Chime commissioned third-party surveys conducted on a rolling basis to measure the member support satisfaction of our members. See the section titled “Industry, Market, and Other Data.”
132        Based on average uptime from January through April 2025.

•Cost efficiency. Our technology platform is a key component of our low-cost operating model. We have been able to reduce reliance on expensive third-party software providers and avoid costly maintenance of legacy systems, allowing us to focus our technology spend on product innovation. Our platform also enables us to more effectively manage fraud and risk because we are able to design risk policies tailored to our specific product suite.
•Scalability. Our cloud-native infrastructure has allowed us to grow our capacity based on business needs. Our scalable and cost-efficient infrastructure supported $115.2 billion in Purchase Volume and 88% gross margin in 2024.
•Security. Our vertical integration promotes a unified set of controls for secure technology development. By having less reliance on third-party services and fewer integrations with critical systems, we also reduce our vulnerability to data breaches, malware, or other security or hacking incidents on their systems.
Our Data, AI, and ML Advantage
We believe the best AI and ML requires the best data. Our data advantage is differentiated across five critically important dimensions: veracity, variety, volume, velocity, and value.
Veracity. Because 67% of our Active Members have a primary account relationship with Chime, we have access to rich, first-party data.
Variety. Our extensive data includes marketing and acquisition, member demographic, social graph, app engagement, transaction, and member support interaction data.
Volume. Our members generate over 60 billion data events per month.133 Our Active Members, on average, had approximately 141 app visits and conducted 54 transactions per month in the first quarter of 2025. This level of engagement allows us to have high visibility into our members’ financial lives.
Velocity. Our technology enables rapid transformation of the data we capture, including sub-second transformation of data to feed critical fraud detection models that enable real-time predictions and risk decisioning.
Value. The comprehensiveness of our data allows us to make better, more informed decisions across high-value components of our business, including our marketing investments, product development, risk management, and member support. For example, our visibility into both our members’ ability to pay from their direct deposit data, as well as their willingness to pay based on their spending patterns, enables us to manage our risk losses, including by improving our underwriting capabilities.
As our business grows, our data also grows, enabling us to continue to build on our data advantage.
We deploy AI and ML models, as well as solutions using generative AI deep-learning models which generate content based on their training data (“GenAI”), that leverage our rich and differentiated data to drive better, more informed decisions across the member lifecycle.
Growth and Marketing. Our lifetime value ML models optimize our paid media and marketing strategies to efficiently acquire new Active Members. We also use ML models that are powered by social graph data to identify high-value referrals and dynamically adjust incentives, improving our referral channel. Our marketing team also leverages GenAI for rapid content creation and creative optimization.
Product Development. We use GenAI to improve engineering productivity and product development velocity. Our developers use GenAI in several ways such as standing up new services, writing test cases, and refactoring code quickly and easily.
Risk and Fraud. Our GenAI solution for data augmentation is designed to significantly improve the speed of preparing data for our risk and fraud models. We also use AI and ML tools to enhance our member experience while managing fraud rates, including by making mobile check deposit functionality available to members who do not
133          Based on the average of the three months ended March 31, 2025.

direct deposit through Chime. Our proprietary AI and ML models have helped reduce our fraud loss rates, which declined by 29% between the year ended December 31, 2022 and the year ended March 31, 2025.
Member Support. By leveraging GenAI and other ML tools, we deliver high-quality, efficient member support at scale, including our GenAI chatbot and voicebot that we launched in 2025. Our proprietary, AI-powered disputes management platform has contributed to improved agent productivity and reduced dispute investigation times, creating better experiences for our members.
Our development and use of AI and ML is subject to certain risks. For additional discussion, see the risk factor related to our use of AI and ML in the section titled “Risk Factors—Risks Related to Our Business—Issues in the development and use of AI and ML, combined with an uncertain legal and regulatory environment, may harm our brand, cause us to incur liabilities, and may adversely affect our business, financial condition, and results of operations.”
RISK MANAGEMENT
We believe that strong risk management is a foundational part of sustaining our business growth and enhancing the trust we have built with members over time. We have assembled an experienced team of skilled risk professionals and have invested significantly in our risk decision platform, developed in-house, to support fraud risk management, credit risk management, including underwriting capabilities, and financial crime management. We view risk management as our overall framework for managing all of these risks.
Fraud Risk Management
We understand that the incidence of fraud can impact our members’ financial well-being, and we have invested significantly in the operational capabilities and member support functions needed to reduce fraud risk on our platform. We manage fraud risk across the stages of our members’ journeys, including onboarding, ongoing use of our platform, and member support. Our data-driven understanding of our members’ transaction habits enables us to quickly identify suspicious transactions that fall outside of regular behavior patterns to more accurately flag incidents of suspected fraud. We couple our data advantage with our dynamic decisioning platform, real-time monitoring and alerts, and authentication tools that are designed to further reduce fraud risk. Complementing our human fraud detection teams with our proprietary AI and ML models has helped reduce our fraud loss rates, which declined by 29% between the year ended December 31, 2022 and the year ended March 31, 2025. We have simultaneously improved our member satisfaction scores for risk interactions over the same time period. We believe that our fraud loss rates rival those of other leading financial technology companies.
Liquidity Product and Credit Risk Management
With access to recurring paycheck deposit activity and daily transaction and engagement data, we have developed targeted insights into our members’ earning power and spending habits, enabling us to provide tailored limits for liquidity products. Recurring paycheck deposits through our platform, combined with automated repayment features, provide a privileged repayment position that helps maintain low loss rates for Chime-branded liquidity products. In addition, the liquidity products offered through our platform are very short duration, enabling us to react quickly to changes in credit loss rates of these products or in the macroeconomic environment. SpotMe advances are typically repaid in under seven days and MyPay advances are typically repaid in under fourteen days. We have been able to leverage these advantages to build underwriting capabilities to offer our members access to short-term liquidity at scale while maintaining low loss rates. From full product launch in July 2024 through the first quarter of 2025, risk losses related to MyPay have been below 1.75% of total dollars advanced since July 2024, while risk losses related to SpotMe from 2022 through the first quarter of 2025 have been below 0.40% of total dollars overdrawn since 2022.
Financial Crimes Management
We leverage a technology and data-driven approach to administer our robust financial crimes policies and procedures. Starting with a comprehensive onboarding process for all members designed to address know-your-customer and anti-money laundering concerns, we apply our data and AI models across our member interactions in a manner that is designed to quickly detect suspicious application and transaction activities and minimize the risk of financial crimes on our platform. We have also built out a scaled team of financial risk experts who help administer our financial crimes policies across our platform. Alongside these efforts, we have worked in parallel with our bank partners to develop an approach that is designed to meet the stringent financial crimes prevention and reporting requirements of our respective regulators.
MEMBER SUPPORT
We strive to provide experiences that delight our members and make them feel secure and supported when using our platform. To deliver against these objectives, we have developed a scaled operations and member experience organization that enabled us to manage over 50 million member support interactions with our members in 2024.
Efficient Member Support
We deliver scaled, efficient support for our members, powered by our technology platform. We offer 24/7 member support via phone, chat, and automated channels through our global operations team. Our ability to scale efficiently and improve our members’ support experience is supported by our investments in AI and automation, which allow these tools to do the work of over 1,000 human member support agents.134 These innovations enabled us to deliver 68% of our member support interactions without the need for human intervention in the first quarter of 2025. In achieving this milestone, between the year ended December 31, 2022 and the year ended March 31, 2025, we reduced our support costs per Active Member by 60%. These improvements did not come at the expense of the member experience, either, as we doubled our member support satisfaction scores from the first quarter of 2022 to the first quarter of 2025.135 We continue to develop new tools, including our generative AI chatbot and voicebot, which we launched in 2025, to improve our ability to efficiently deliver high quality support to our members.
Constantly Iterating and Improving Member Experience
We leverage our daily member interactions, using AI to regularly monitor and analyze member feedback, and provide data-driven insights to make real-time changes to our products and build new products to serve our members’ needs. Our member experience team tracks trends across contact rates, NPS scores, and app store reviews, and augments these with detailed member feedback calls, to identify insights into member pain points. We have also trained GPTs on member feedback to quickly iterate on project plans and product innovations.
SECURITY AND PRIVACY
Trust is paramount to maintain long-term relationships with our members, and we take significant measures designed to protect the security and privacy of their data.
We devote considerable resources to our security program, which is designed to enable the highest confidence in our custodianship of the data of our members. Our security program is based on industry-recognized frameworks and standards, and we obtain and maintain current security certifications from third-party auditors. The program reflects our commitment to protecting Chime and our members, and to implement our guiding security principles, which are rooted in key concepts such as the principle of least privilege that provides that individual user access is limited to only what is necessary for such user to do his or her job. The program is intended to identify and mitigate security risks throughout the development life cycle, including risks related to third parties on which we rely.
Our security program focuses on preserving the confidentiality, integrity, and availability of member data and other confidential information in our care. Our team of security professionals, working in partnership with peers across Chime, works to identify and mitigate risks, and to evaluate ways to improve our security on an ongoing basis. The resulting security program includes data encryption in transit and at rest, cloud and network security tooling, limiting access to sensitive applications and data, and multi-factor authentication for access to systems with
134        Estimated based on the percentage of the number of member service interactions that do not require human interaction and the number of human member support agents as of December 31, 2024.
135        Based on Service Net Promoter Score (sNPS) scores collected from Chime commissioned third-party surveys conducted on a rolling basis to measure the member support satisfaction of our members. See the section titled “Industry, Market, and Other Data.”

certain data. It also incorporates guidelines known as secure development practices, such as product security reviews, security architecture and design reviews, penetration testing, vulnerability management processes, automated code reviews and a bug bounty program. We have also established an AI framework and incorporated other processes designed to provide for the safe and secure use and deployment of AI-based tools.
In addition, we employ regular system monitoring, logging, and alerting to retain and analyze our security posture and identify security risks. We also have established processes designed to detect, identify, and mitigate security risks related to third parties, including security reviews, audits, reviewing SOC 2 Type 2 certifications, and other steps to validate that appropriate security measures are maintained by the third parties we rely on.
We maintain a Security Operations Center and Incident Response program that operates from around the globe to provide active monitoring and response to cybersecurity threats, including data breaches, malware, and other security or hacking incidents. Our incident response program is regularly tested through tabletop exercises and ongoing training to enhance preparedness in the event of a data breach, malware, or other security incident. These exercises — like our security program as a whole — are designed to enable us to rapidly identify, contain, and mitigate potential threats, further protecting our members’ data and minimizing any operational disruptions.
We routinely conduct risk assessments designed to identify security threats, as well as assessments in the event of a material change in our business practices that may affect information systems that are vulnerable to such security threats. These risk assessments include identification of reasonably foreseeable internal and external risks, assessment of the likelihood and potential damage that could result from such risks, and assessment of the sufficiency of existing policies, procedures, controls, and safeguards in place to manage such risks. Following these risk assessments, we evaluate whether and how to re-design, implement, and maintain safeguards intended to minimize identified risks; work to address any identified gaps in existing controls; and regularly monitor the effectiveness of our security controls.
As part of our security program, we monitor and test our controls and train our employees on our policies and employee responsibilities, in collaboration with human resources, IT, compliance, and management. Personnel at all levels and departments are made aware of our security policies through training. Despite our efforts, we cannot eliminate all risks from security threats, or provide assurances that we have not experienced or will not experience an undetected data breach, malware, or other security or hacking incident. For additional discussion, see the risk factor related to security threats, in the section titled “Risk Factors—Risks Related to Our Business—Data breaches, malware, and other security or hacking incidents may adversely affect our brand, business, financial condition, and results of operations.”
Further, our team of privacy professionals, working in partnership with peers across Chime and our bank partners, actively monitors legal, regulatory, and industry-specific privacy and data protection requirements and best practices. We maintain a privacy program that operationalizes numerous policies, procedures, and measures with respect to our processing of personal information and nonpublic personal information, including providing privacy notices to our members, responding to consumer requests, and administering privacy training. We collect, store, use, disclose, transfer, and otherwise process a wide variety of personal information and nonpublic personal information for the purposes outlined in our and our bank partners’ privacy notices. Our collection, storage, use, disclosure, transfer, and other processing of such information is subject to numerous privacy laws in the United States, including state and federal privacy laws, such as the GLBA.
We have adopted multiple corporate programs to address data considerations and comply with such privacy laws, as applicable. Our approach to data access is designed to minimize exposure and control permissions. For our employees, we utilize necessary and limited access restrictions, Chime-managed devices, network and endpoint security, role-based permissions, encryption, and monitoring and auditing of access. For third-party management of our member data, we include privacy, confidentiality, and information security provisions in agreements with third parties, including those providing shared cloud computing services, and we require alignment with applicable regulations. Our AI policies further require service providers to process member data solely under our direction for agreed business purposes and prohibit unauthorized processing, including using data for training AI models without written approval. With respect to our use of open source software components in our products and shared cloud computing resources, we strive to take a rigorous approach to managing open source software to promote security, compliance, and risk mitigation. All open source software components are evaluated prior to adoption to address security and licensing considerations. We employ monitoring with specialized tools to identify, evaluate, and remediate security vulnerabilities in open source software and assess the overall supply chain security posture, providing a comprehensive view of potential risks. All identified vulnerabilities are subjected to our vulnerability management process and are addressed in accordance with our policies and service-level agreements. We track and report metrics related to open source vulnerabilities and their resolution to maintain transparency, measure progress, and continuously improve our security posture. Further, our cloud-first approach has controls in place to protect the security and integrity of member data and infrastructure, including environment segregation, infrastructure management and automation, access restrictions, key and certificate management, cloud security posture management and monitoring, network segmentation and security, penetration testing, and security assessments.
We have also implemented policies, technical controls, and training measures designed to safeguard member data in AI operations. These include ML model-building environment controls, a GenAI company policy that defines strict safeguards to limit member data use, agreements with AI providers explicitly prohibiting member data from being used for model training, AI tool reviews before onboarding, red teaming tools to continuously test the resilience of AI systems, and other privacy- and data protection-enhancing practices such as data scrubbing controls.
While we have processes and controls in place designed to protect member data, the legal and regulatory environment relating to privacy, data protection, and data security is rapidly evolving we may not be able to eliminate all of the risks associated with the use of AI technologies and open source software. For additional discussion, see the risk factors related to regulation of our business and regulation in the areas of privacy, data protection, and data security, in the section titled “Risk Factors—Risks Related to Regulatory and Legal Matters—Stringent and changing laws and other requirements relating to privacy, data protection, and data security may adversely affect our brand, business, financial condition, and results of operations.”
CHIME AS A FORCE FOR GOOD
Our mission of unlocking financial progress for everyday people drives everything we do — from product design to our business model to our community and philanthropic initiatives.
We create innovative products that help improve our members’ financial health, provide access to financial education, and invest in the communities where our members live and work. We have also taken the 1% pledge, committing to donate 1% of Chime’s equity as of our pledge date, or 3,210,192 shares of our Class A common stock, over the next 10 years to fund the Chime Scholars Foundation, a foundation established to provide nontraditional students with the funding and resources they need to pursue higher education. We are proud of the positive impact we have on Chime members and our communities.
Driving Measurable Financial Health Outcomes. We obsess over our members’ financial health needs. According to a Chime member survey, 97% of Chime members say that we have helped them make financial progress136; 75% of Chime members say that they trust us more than traditional banks; and 75% of Chime members say that they want to be lifelong Chime members.137
Our products improve our members’ financial health by:
•Providing access to liquidity and credit. In 2024 alone, SpotMe has helped members avoid billions of dollars in overdraft fees. When surveyed, 80% of Chime members say that Chime helped them bridge the gap until their next paycheck; 78% say that Chime has helped them pay their bills on time; and 90% say that Chime helped them avoid bank fees.138
136        In the Chime Financial Progress Survey, 97% of respondents indicated that Chime has helped in at least one of the following aspects of unlocking financial progress: avoiding fees, bridging the gap until their next paycheck, avoiding late or missed bills, managing spending, improving credit scores, saving for an emergency, saving for a long-term goal, or helping pay off high-interest rate debt. See the section titled “Industry, Market, and Other Data.”
137        Chime Financial Progress Survey; see the section titled “Industry, Market, and Other Data.”
138        Chime Financial Progress Survey; see the section titled “Industry, Market, and Other Data.”

•Increasing credit scores. Our Credit Builder secured credit card offers members opportunities to improve credit scores, all without the need for a credit check. A third-party study found that members using Credit Builder saw an average FICO score increase of 30 points within the first six months of use.139
•Creating financial flexibility. MyPay has transformed the way Americans can access their pay, offering members early access to their wages without incurring expensive debt. Through March 31, 2025, members have accessed $8.8 billion of MyPay advances. Notably, 87% of MyPay users who reported using payday lenders in the past have stopped or reduced using those services.140
Driving Positive Change in the Industry: We are proud to have catalyzed change throughout our industry, both through our innovative products themselves and our partnerships with community banks. We believe our efforts have helped to create a more competitive industry, benefiting both consumers and our community bank partners.
•Leading with no monthly or minimum balance fees for checking and savings. We were one of the first in our industry to partner with banks to provide checking and high-yield savings accounts with no monthly fees or minimum balance fees, which we believe helped push others in our industry to do the same.
•Promoting consumer-friendly policies with fee-free overdraft protection. Similarly, we offer access to SpotMe, which we believe was the industry’s first fee-free overdraft protection product of its kind. Since we launched SpotMe in 2019, overdraft fee revenue industry-wide has decreased. The CFPB reported that overdraft and nonsufficient funds fees decreased by over 50% from 2019 to 2023.141
•Helping to level the playing field for community banks. Finally, our bank partnership model gives our community bank partners access to millions of new members nationwide, and our members’ deposits provide a source of low-cost funding that helps them compete against larger banks. We also work with our bank partners to support channeling Chime member deposits into regions where members live. Through the community deposit sweep program, our bank partners sweep a portion of our members’ savings deposits to a diversified set of community and regional banks. These banks are located across the country in regions where our members live and we believe a majority of member deposits placed in the community deposit sweep program are held at banks in the region where the depositing member lives, which we believe helps allow member deposits to support the betterment of our members’ communities.
Community Initiatives
Chime invests in our members’ communities. Through our commitment to higher education, financial education, investment in local leaders, and Chimer volunteerism, we are further helping our members make progress, opening up new opportunities, and driving greater resilience throughout their communities.
The Chime Scholars Foundation. We believe that education is one of the most powerful engines for economic mobility. Through the Chime Scholars Foundation, we strive to help the next generation of learners by supporting nontraditional students — such as those who are mid-career, single parents, community college transfers, part-time, or returning to the job market, and those from low-income or marginalized communities — with renewable scholarships of up to $5,000 per year. Since launching, we have pledged more than $3.8 million in scholarships to 484 Chime Scholars.
Our 1% pledge. We have committed to the issuance and donation of 3,210,192 shares of Class A common stock (which was approximately 1% of Chime equity as of December 1, 2022, when Chime made its commitment) over the next 10 years to fund the Chime Scholars Foundation.
Financial education. We deliver targeted, in-app financial education content that engages our audience and drives more informed financial decision making. We have partnered with the financial education curriculum
139     Experian Study; see the section titled “Industry, Market, and Other Data.”
140        Based on surveys conducted by Chime between August to September 2024 on members who received at least one MyPay advance in July 2024 (the “Chime MyPay Surveys”). See the section titled “Industry, Market, and Other Data.”
141        Consumer Financial Protection Bureau, Offices of Markets and Consumer Population, Overdraft/NSF Revenue in 2023 down more than 50% versus pre-pandemic levels, saving consumers over $6 billion annually, April 2024.

provider, Zogo to provide more than 1,000 lessons across 8 financial health categories, for our members, our nonprofit partners, public school, and broader communities. We have also committed to bringing financial education to 10 million Americans by 2027 through our embedded financial education content, our “In the Green” blog, through nonprofit and community partners, and via in-person community financial education events.
Financial resilience of our members and their communities. When our communities or members face unexpected challenges, we are there to help them make it through and emerge more resilient on the other side.
•Natural disaster relief. When a natural disaster hits one of our member communities, we activate our partnership with SBP®, a national natural disaster relief organization founded in the wake of Hurricane Katrina. Chime members can access resources to help with home rebuilding assistance and navigating complicated processes like insurance claims.
•Job loss support. Missed paycheck deposits through Chime can signal individual member job loss. In the event of a missed deposit, we connect our members with unemployment insurance filing resources, and other likely available public benefits. We also share additional earnings opportunities within our broader business partner network, both gig and fulltime.
Engaging local agents of change: Changemakers. To strengthen communities and help break down systemic barriers to financial progress in traditionally underserved communities, we invest in visionary up-and-coming local leaders throughout the United States, providing them with funds, mentorship, and support to make a difference through our Chime In for Changemakers® program. Since our “Changemakers” program founding in 2022, we have provided hundreds of thousands of dollars in grants and in-kind technical assistance to Changemaker leaders across the private and public sectors.
Chimer volunteerism. Chimers also engage and give back to the communities where we work, donating thousands of hours to the communities where we live and work in 2024. Each Chimer is granted two days for individual volunteering time each year, which they can use to support organizations they are passionate about, which in turn strengthens our mission and builds our reputation.
OUR CULTURE AND VALUES

Be member obsessed
Be bold
Respect the rules
Win together
Be an owner

From the beginning, Chimers have worked tirelessly to out-hustle and out-execute competitors to build our business and bring our mission to life. Over a decade later, that same spirit manifests as a high-performance culture where every Chimer learns our values. Helping people along their financial journey is an honor and a privilege, and we are committed to earning our members’ trust and unlocking their financial progress.
Our culture is dynamic and, in keeping with our roots, deeply entrepreneurial. Chimers are encouraged to see ourselves as owners of this company and stewards of our mission to unite everyday Americans to unlock their financial progress.
At Chime, values are not just words on a wall or boilerplate on a job description; they are embedded in every part of our business, inspiring a member-obsessed and high-performance culture.
Be Member-Obsessed… Everything we do at Chime is guided by a deep understanding of our members’ needs and a tireless commitment to earning, keeping, and strengthening their trust.
Be Bold… We have always had outsized ambitions and confidence that, if we innovate and hustle hard, we will achieve outsized success.
Win Together… We hire and retain incredibly talented people who share a Chime-first mentality. Working as one team, we strive to push each other to raise the bar and win.
Respect the Rules… Helping people along their financial journey is both a huge responsibility and a privilege. We take seriously our obligations to our members, regulators, partners, and the public.
Be an Owner… We treat the company like it is our own. We work tirelessly to out-execute competitors and exceed goals, believing that we will all benefit when we succeed.
Our commitment to culture has been recognized by being named in Fortune’s Best Small & Medium Workplaces in 2022, Inc’s Best Workplaces in 2022, and Forbes’ list of America’s Best Startup Employers in 2023.
OUR EMPLOYEES
Chimers come from diverse backgrounds that span engineering, design, financial services and banking, member service, data science, regulatory compliance, risk, and cybersecurity.
As of March 31, 2025, we had 1,465 Chimers across three offices, 32% of whom are San Francisco-based. Our workforce is:
•Ethnically and gender diverse, with 62% coming from diverse racial and ethnic backgrounds as of March 31, 2025. Our gender distribution was 42% women and 54% men as of March 31, 2025.
•Focused on innovation and impact, with over half of our organization in Technology and Data & AI, where they are building innovative, member-centric products and solutions to help our members unlock financial progress.
Over a decade in, Chime is still founder-led, with Christopher Britt, our Co-Founder, Chairperson, and Chief Executive Officer, running day-to-day strategy and operations, and Ryan King, our Co-Founder and member of our board of directors, leading our product development and technology organizations. Our Co-Founders are backed by a talented executive leadership team that bring experience from both public and private sectors, from Fortune 100s to the largest technology companies, from growth stage to post-IPO. Our executives share a steadfast dedication to our mission.
We are proud of the caliber of talent we have at every level of our organization and believe that our people are one of our key drivers of our continued growth and success. We focus on attracting, retaining, and developing talented and skilled employees. Management regularly reports to our board of directors on people-management topics, including corporate culture, diversity and inclusion, compensation and benefits, employee hiring, development and retention, and succession planning. Our board’s people, compensation, and culture committee provides input on important decisions with respect to talent retention and development, compensation, and benefits.
We have a high-performance culture in large part because our employees see themselves as owners of our business. We reinforce that — and align their interests with stockholders — by providing equity incentives to our employees through the grant of stock options and RSUs under our equity incentive plan. We also provide cash-based performance bonus awards to our employees. We believe these incentive programs allow us to be competitive with comparable companies in our industry.
We also provide competitive health, wellness and retirement benefits for our employees, including medical, dental, vision, life insurance, paid time off, various voluntary insurance programs, and our 401(k) retirement plan. We believe that these benefits enhance our employees’ productivity, ensure they can focus on delivering the best products for our members, and strengthen their loyalty to Chime. Furthermore, our employee assistance program offers employees information, referrals, and short-term counseling for personal issues affecting their work or personal life in order to help protect their physical, emotional, and financial well-being.
COMPETITION
We believe the traditional banking system has not effectively served everyday Americans, most of whom live paycheck-to-paycheck and often have more modest account balances and limited credit histories. Traditional banks rely on a net interest margin-based business model with nearly 70% of their revenue coming from customer deposits and lending.142 Even if traditional banks were to focus on serving the core needs of everyday Americans, they are structurally limited due to rigid, high-cost business models, driven by their physical branch infrastructure and in-person delivery approach. We have taken a fundamentally different approach to serving everyday Americans based on our radical cost-to-serve advantage. The average annual cost-to-serve a retail deposit customer is an estimated three times higher for the three largest incumbent banks and five times higher for mid-sized and regional banks when compared to Chime.143 While digital first banks and financial technology companies can avoid the costs of bank branch infrastructure, we believe we have differentiated ourselves through our approach that has focused on member-alignment, designing our business to develop primary account relationships with our members and establish Chime as their central financial hub. 85% of new members who direct deposit through Chime came from an existing direct deposit relationship, most commonly with large incumbent banks.144 As such, we view our main competition as these traditional banks, including Bank of America, Capital One, Citibank, J.P. Morgan Chase, PNC Bank, and Wells Fargo. We also compete with online-only financial institutions, such as Ally, Discover, and SoFi. Other online-only financial institutions that operate in foreign jurisdictions, such as Nubank and Revolut, could in the future expand into the United States and compete with us.
We also face competition from financial technology companies that offer or facilitate bank accounts, payments, and liquidity services, including Affirm, Klarna, and PayPal, and offerings such as Cash App. Although certain financial technology companies or offerings provide some comparable products, we believe many financial technology companies are predominantly known for single point solutions. Further, we believe many neobanks or smaller financial technology companies do not possess a scale of customer base to represent material competition to us. We believe that we compete favorably with financial technology competitors because we are building long-
142        S&P Capital IQ Pro. Based on 2024 submissions from banking institutions to the Federal Financial Institutions Examination Council (FFIEC).
143       Comparing average cost-to-serve for 2023 (in each case, excluding marketing costs) for the three largest banks by U.S. deposit volume (Bank of America, J.P. Morgan Chase, and Wells Fargo) and for a group of medium-sized and regional banks (BMO, KeyBank, PNC Bank, TD Bank, and U.S. Bank), in each case as estimated by FS Vector Report, to Chime’s average cost-to-serve for 2024; see the section titled “Industry, Market, and Other Data.”
144       Existing direct deposit relationship includes previously direct depositing with national banks, credit unions, regional banks, online financial services platforms, prepaid cards and payment apps. Based on Enrollment Surveys conducted from January through December 2024; see the section titled “Industry, Market, and Other Data.”

lasting and deep, multi-product relationships to advance our members’ financial journeys and our members are likely to associate us with a breadth of their financial needs rather than a single point solution.
We expect continued competition from these types of current competitors, including as traditional banks attempt to replicate our product offerings, and as well as from new market entrants or financial technology companies expanding their offerings or customer bases.
We believe that the principal competitive factors in our market include:
•the ability to attract, engage and retain members in a primary financial relationship;
•the ability to effectively serve the needs of everyday Americans;
•the ability to deliver innovation and new products and services (in particular related to liquidity and credit building);
•the reliability and efficiency of the underlying technology platform;
•an efficient cost structure to enable delivery of free or low-cost financial products,
•for financial technology companies, quality, number and strength of bank partner relationships;
•recognized and trusted brand;
•high quality customer support;
•the ability to manage risk effectively, including access to first-party data and the ability to effectively use such data to inform determinations regarding the availability and scale of liquidity products; and
•the ability to maintain a proactive and robust compliance framework.
We believe that we compete favorably across the competitive factors in our market. Some of our competitors and potential competitors are larger and have one or more of the following: greater brand name recognition, longer operating histories, larger marketing budgets, greater market share in certain markets, and greater resources for the development of their offerings. Nonetheless, we believe that our dedicated focus on everyday Americans and competitive advantages will enable us to continue to capture an increasing share of our addressable market.
For additional information about the risks to our business related to competition, see the section titled “Risk Factors—Risks Related to Our Business—We face substantial and intense competition in our industry which may adversely affect our business, financial condition, and results of operations.”
BANK PARTNERSHIPS
Our business model is rooted in our partnerships with two OCC-regulated, FDIC-insured national banks: The Bancorp Bank, N.A. (“Bancorp”) and Stride Bank, N.A. (“Stride”). We see our bank partnership model as central to fulfilling our mission of uniting everyday people to unlock their financial progress. Our partnership model has contributed to industry-wide innovation, benefiting millions of members, and providing our bank partners with a low-cost deposit base to compete against larger banks.
We believe that well-structured and properly managed bank partnership models like ours play an important role in strengthening, and innovating within, the U.S. financial services ecosystem. Some of the most important structural elements of our bank partnership model are:
•Direct relationships between Chime and our bank partners. We have direct contractual relationships with our bank partners. These relationships allow for clearly defined responsibilities and facilitates strong oversight between Chime and our bank partners.

•Direct relationships between our members and our bank partners. When a member establishes a checking or savings account, the member enters into a deposit account agreement directly with one of our bank partners governing the bank deposit services provided by the bank partner to the member. All Chime members’ deposits are either held in an omnibus account (a deposit account established for the benefit of multiple beneficial owners) at each bank partner, for the benefit of the member, with respect to checking accounts, or swept into interest-bearing deposit accounts at other FDIC-insured banks that participate in the community deposit sweep program, with respect to savings accounts. In both instances, the deposits are intended to be covered by FDIC pass-through insurance up to the applicable maximum deposit insurance amount. For other products provided by our bank partners, such as MyPay, members also enter into applicable agreements directly with one of our bank partners.
•Member funds held directly by banks. At no point are member checking, savings, or secured credit card funds held in a Chime owned account, titled in Chime’s name, or controlled by Chime. Funds are held by our bank partners or, for savings accounts, are swept by our bank partners to accounts at community deposit sweep program banks, and members receive their own account numbers with respect to their checking and savings accounts.
•Daily reconciliation and strong ledgering. We maintain rigorous and detailed account ledgers for our members, which are reconciled daily by our bank partners. These practices are designed to facilitate accurate recordkeeping and maximize transparency between us and our bank partners.
•Robust risk management and compliance functions. We and our bank partners emphasize a shared focus on a strong risk management and compliance culture. We are subject to, and cooperate fully with, each of our bank partners’ third-party risk management programs, and these programs are in turn subject to the OCC’s supervisory processes.
Our bank partnership model is structured around responsible management and member protection. Our partnerships are premised on clear roles and responsibilities and frequent communication across business-critical functions. We believe this structure both enhances our compliance and risk management and supports our long-term growth.
How Our Direct Partnership Model Works
Our direct partnership model allows us to provide our members with access to our bank partners’ products and services such as full-featured, FDIC-insured checking accounts and high yield savings accounts, as well as debit cards, secured credit cards, consumer loans, and essential financial network connectivity, including card and ATM networks and ACH services for payments, transfers, and settlements.

Chime Member
Access to free or low cost, innovative products
Chime Platform
Direct contractual relationship
Bank Partners
The Bancorp
Stride BANK
Direct contractual relationship between Chime member and bank
Chime member funds held in FDIC-insured accounts

We design, implement, and manage innovative banking products that deliver value to our members, collaborating closely with our bank partners at every step and focusing on compliance with all applicable rules and policies. We deliver valuable business insights and data-driven forecasts to our bank partners, fostering mutual transparency, effective risk management, and robust operational resilience.
Our bank partners benefit from inexpensive access to deposits, allowing them to increase and diversify their income. In return, Chime earns interchange-based fees, fees from access to out-of-network ATMs, MyPay instant transfer fees, net revenue based on high-yield savings balances, voluntary SpotMe tips, and fees from cash deposits made at locations outside our free network. The community deposit sweep program helps our bank partners manage their balance sheets and liquidity while contributing to the net revenue Chime earns based on high-yield savings balances. Under the terms of our applicable contractual agreements with each bank partner, earned interest on member deposits placed in the community deposit sweep program is passed to us, which we recognize as revenue, net of the interest paid to our members. Our bank partnerships are key to our growth, providing ample committed balance sheet support for the products offered through our platform at attractive pricing and operational support to efficiently scale as we expand our product offerings.
In general, for each product provided by a bank partner that is offered through our platform, the product is provided to a member by either one of our bank partners. When we initially launch a new product, we have in the past and may continue to trial the product with only one bank partner before launching with both of our bank partners. Currently, all products provided by a bank partner through our platform can be provided by either of our bank partners, with the exception of Instant Loans, which is newly launched and only offered through Bancorp to select members with accounts at Bancorp.
While we may determine the overall allocation of member accounts to each bank partner, with respect to individual member accounts, a Chime member is randomly allocated between our bank partners upon sign-up. A slight majority of the total number of active accounts, including a majority of debit accounts and savings accounts, were held at Bancorp as of December 31, 2024. In addition, a substantial majority of our members’ secured deposit accounts were held at Stride as of December 31, 2024 because Credit Builder was initially launched with Stride before later launching with Bancorp. Members know which bank partner their accounts are with because they sign a member agreement directly with such bank and see the bank listed directly on their bank statements. Additionally, members can see their account numbers on their bank statements or within the Chime app. In general, once a member holds an account with one of our bank partners, any additional products would be offered to the member by that same bank partner, with certain exceptions related to new product launches. For example, when Credit Builder launched, it was initially available to members from only one bank partner, so if a member held their account with the other bank partner but sought to sign up for Credit Builder, the member would have received a prompt to establish an additional account related to Credit Builder with the providing bank partner. Collaborating with two banks gives us a competitive advantage by allowing us to offer products through multiple channels while reducing reliance on a single bank partner. This approach enhances our risk management and enables us to negotiate better terms for Chime and our members.
Accuracy of Member Records
We conduct daily reconciliations of ChimeCore against transaction information provided by third-party partners that we work with to ensure the completeness and accuracy of transaction processing. In addition, our bank partners access information from ChimeCore that allows them to conduct reconciliations, including matching of transactions and formal account reconciliations at the omnibus account level. With respect to transactions processed on a third-party processor rather than ChimeCore, our bank partners also access information that allows them to conduct reconciliations, including matching of transactions and formal account reconciliations at the omnibus account level. We have access to such information as well, review our bank partners’ reconciliation, and also conduct reconciliation of records. Further, our bank partners provide us with specific details on the balances at each participating bank in the community deposit sweep program on a monthly basis. Any unexpected variances with respect to any of the foregoing are resolved with our bank partners based on standard banking practices.
Our Agreements with Our Bank Partners
Our bank partnerships have been durable and mutually beneficial. We have partnered with Bancorp since 2013, primarily under a master services agreement (as amended, the “Bancorp MSA”) that includes programs like Credit Builder, SpotMe, and Pay Anyone. This Bancorp MSA has an initial five-year term ending in July 2028 and automatically renews for successive one-year periods unless either party provides written notice of non-renewal, which may be provided without cause to the other party at least 365 days prior to the end of any such term, or unless earlier terminated for cause. Upon the occurrence of certain early termination events, either we or Bancorp may terminate the agreement immediately upon written notice to the other party, subject to certain fees that may be owed by Chime, which fees could under certain specific circumstances involve monthly payments in amounts of up to low to mid single digit millions for the duration of the term of the agreement after such termination. If we terminate the Bancorp MSA without cause or due to a future change in control of Bancorp, or if Bancorp terminates the Bancorp MSA for cause under certain circumstances, we would be obligated to pay Bancorp a termination fee in equal monthly installments based on historical monthly fees paid to Bancorp and the amount of time remaining under the term of the Bancorp MSA. The termination fee if we were to terminate the Bancorp MSA without cause is reduced after a specified period of time and the termination fee if Bancorp were to terminate the Bancorp MSA for cause is only payable during an initial period of the contract. The termination fee is offset by certain actual fees paid to Bancorp in the period during which member accounts are transitioned away from Bancorp. In addition to the Bancorp MSA and its addenda, we and/or our subsidiaries are party to certain other agreements with Bancorp, including agreements that relate to consumer credit programs, such as MyPay, and processing and ACH services as required by our other agreements with Bancorp.
Since 2019, we have worked with Stride, currently under two main agreements: an amended and restated agreement covering debit card issuance and private label checking and savings accounts (the “Stride Debit Agreement”), and a secured credit card issuing and marketing agreement for secured credit card programs (as amended, the “Stride Credit Agreement” and together with the Stride Debit Agreement, the “Stride Agreements”). These Stride Agreements have an initial 36-month term ending in November 2025 and automatically renew for successive 12-month periods unless either party provides written notice of non-renewal, which may be provided without cause to the other party at least 180 days prior to the end of any such term, or unless earlier terminated for cause. Upon the occurrence of certain early termination events, either we or Stride may terminate the agreements immediately upon written notice to the other party, subject to certain fees that may be owed by either party. We also have the ability to terminate the Stride Debit Agreement without cause, by providing 180 days prior notice, and the Stride Credit Agreement at any time if the Stride Debit Agreement has terminated or expired. In the event of a termination by us of the Stride Agreements without cause, we would be obligated to pay Stride a termination fee based on historical monthly fees paid to Stride and the amount of time remaining under term of the Stride Agreements. The termination fee is offset by certain actual fees paid to Stride in the period during which member accounts are transitioned away from Stride. In addition to the Stride Agreements and their addenda, we and/or our subsidiaries are party to certain other agreements with Stride, including agreements that relate to consumer credit programs, such as MyPay, and processing and ACH services as required by the Stride Debit Agreement.
Under the terms of the Bancorp MSA and the Stride Agreements, we earn payments revenue based on interchange fees generated from purchase transactions made by members using their Chime-branded debit and credit cards. Our bank partners, as issuing banks, collect the interchange fees from these transactions, and pass amounts onto us based on these fees. Interchange fees are generally determined as a percentage of the underlying transaction value plus a fixed amount per transaction based upon rates set by the card networks. We incur expenses for our bank partners’ respective roles. These are predominantly based on a specified percentage of the Purchase Volume at each respective bank partner, which percentage generally decreases with scale. We are also generally responsible for specified expenses arising from programs under our bank partner agreements, such as our own overhead costs, applicable payment network fees, advertising and marketing expenses, insurance expenses, and other administrative expenses, including our bank partners’ expenses in connection with exercising their inspection and audit rights over us.
Under the terms of the Bancorp MSA and the Stride Agreements, our bank partners have the right to supervise, oversee, monitor, and review our performance, including to inspect and audit us with respect to our programs with each bank, and we have to support their compliance with applicable laws and regulations, including those related to privacy, data protection, data security, consumer protection, the Bank Secrecy Act, and anti-money laundering and customer identification program requirements.
Scalability and Growth
Importantly, our arrangements with Bancorp and Stride do not limit our ability to scale and expand our market share. Our existing agreements do not prevent us from working with other or additional banks to provide similar services. We have the flexibility to continue adding bank partners if we believe that such additions would benefit Chime or our members. Neither the Bancorp MSA nor the Stride Agreements prohibit our bank partners from working with our competitors or from offering competing programs.
REGULATORY ENVIRONMENT
Overview
We operate in a complex regulatory environment. Our business is subject to a wide variety of local, state, and federal laws, regulations, licensing regimes, and industry standards, which we refer to collectively as laws and regulations. These laws and regulations govern numerous areas that are important to our business, and include, or may in the future include, those relating to banking, consumer protection, interchange fees, lending, debt collection, money transmission, payments services, anti-money laundering, international sanctions regimes, privacy, data protection, and data security. We are impacted by these laws and regulations both directly and indirectly, including by way of our partnerships with Bancorp and Stride.
We closely monitor the laws and regulations applicable to our business and maintain and innovate products and services that comply with the laws and regulations that currently impact, or may in the future impact, our business. For example, we analyze state licensing requirements applicable to the products offered to members through our platform. Currently, Chime offers the following products in all 50 states: checking accounts, including Chime-branded debit cards, Pay Anyone, SpotMe, and Credit Builder secured credit cards. Certain newer products, such as MyPay and Instant Loans, are not yet available in all 50 states.

Consistent with our core value of respecting the rules, we have invested in a robust government and public affairs team focused on developing and maintaining strong relationships with policymakers and regulators, staying on top of regulatory developments, and advocating on behalf of Chime and our members.
In the future, we could become subject to additional requirements if laws or regulations change in the jurisdictions in which we operate, if we release new products or services that implicate laws or regulations to which we are not currently subject today, or if we expand to additional jurisdictions that impose new legal or regulatory requirements. In addition, the regulatory framework for our products and services is evolving as federal and state governments, regulators, and courts consider the application of existing laws and potential adoption of new laws or regulations. Although certain of the products and services that we offer have been industry firsts and may be new to the market, we are typically required to comply with the traditional legal and regulatory regimes for consumer financial products and services. New laws and regulations, as well as uncertainty regarding the application of existing laws and regulations to our products and services, may negatively affect our business. This could include the need to obtain new or different types of licenses or comply with additional laws and regulations in order to conduct our business, which may require significant financial and human resources. For additional information relating to the regulation of our business, see the risks in the section titled “Risk Factors—Risks Related to Regulatory and Legal Matters.”
Regulation of Our Bank Partnership Model
Bancorp and Stride are chartered as national banks and subject to regulation and supervision by the Office of the Comptroller of the Currency (“OCC”), as well as subject to other regulations including those promulgated by the Financial Crimes Enforcement Network (“FinCEN”), Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve, and the Consumer Financial Protection Bureau (“CFPB”). As a program manager and under contractual obligations to our bank partners, we develop and provide a platform to help our members achieve financial progress and select the banks we partner with to provide this platform to our members. As part of this relationship, we provide member support, including those related to card issuance and technology features, to members using their accounts through the platform. While the banks ultimately approve each program, we, as program managers, can configure the program design, negotiate key terms, and select certain vendors, subject to the requirements of the banks and applicable card networks. Our contracts with our bank partners entitle Chime to receive from such banks the fees generated from these card programs, less costs associated with our members’ transactions and certain fixed fees — either a percentage of the purchase volume or a set fee per transaction.
Given our bank partnership model, we are subject to a variety of laws and regulations, including certain laws and regulations which may apply to us because of our contractual relationships with our bank partners. The Federal banking agencies (Federal Reserve, OCC and FDIC) have well established guidance for banks and their third-party service providers, which they updated in 2023. This guidance applies directly to Chime and our partner banks relative to the totality of our bank partner relationships, including planning, contracts, strategies and goals, financial condition, risk management, information security and systems, operational resilience, audit rights, and performance benchmarks. In addition to supervisory authority over regulated banks, bank regulators have the authority to directly examine banks’ service providers to the same extent they examine a bank, including through onsite examination, under the Bank Service Company Act (“BSCA”). Given our bank partnership model, direct examination of Chime is possible should regulators exercise their authorities under the BSCA. All Chime members’ deposits are intended to be covered by FDIC insurance up to the applicable maximum deposit insurance amount through our bank partners. To ensure these deposits are insured by the FDIC on a pass-through basis, we, our bank partners, and community deposit sweep program banks must meet certain conditions established by the FDIC, such as having policies and procedures to appropriately maintain records of members’ actual ownership of funds and to ensure that deposit account records and titling of the accounts reflect that funds are held for the benefit of our members. “Pass-through” deposit insurance coverage means our partnerships with banks are designed such that deposits placed at our bank partners and at community deposit sweep program banks through the community deposit sweep program on behalf of our members are insured as if deposited directly at those banks by our members. Pass-through insurance allows each member to be separately insured up to the applicable maximum deposit insurance amount. The deposit account offerings through our platform are held directly with our bank partners, and we believe these offerings currently comply, and will continue to comply with all applicable requirements for each eligible member’s deposits to be covered by FDIC insurance, up to the applicable maximum deposit insurance amount. Through our platform, our members access checking accounts, in which funds are held by each of our bank partners in an omnibus account (a deposit account established for the benefit of multiple beneficial owners) on their books for the benefit of our members, as well as savings accounts that are part of our community deposit sweep program, in which funds are swept into interest-bearing deposit accounts at other FDIC-insured banks that participate in the sweep program. We maintain rigorous and detailed account ledgers for our members, which are reconciled daily by our bank partners. Chime is also subject to applicable regulations by the FDIC and CFPB regarding official signs and advertising requirements, false advertising, misrepresentation of insured status, and misuse of the FDIC’s name or logo. For additional information relating to the regulation of our bank partnership model, see the risks in the section titled “Risk Factors—Risks Related to Regulatory and Legal Matters—We are subject to risks related to the banking ecosystem, including through our bank partnerships, FDIC regulations and policies, and other regulatory obligations, which may adversely affect our business, financial condition, and results of operations.”
Interchange Fees
Historically, a substantial majority of our revenue has been derived from interchange fees, generated by debit and credit card transactions of our members through our platform. Certain interchange fees and the amounts thereof are subject to regulation in the United States. Provisions of the Dodd-Frank Act commonly referred to as the Durbin Amendment required the Federal Reserve Board to implement regulations that impact debit card interchange fees, card network exclusivity, and transaction routing. Accordingly, the Federal Reserve Board has promulgated regulations that, among other things, impose limitations on the amount of debit card interchange fees certain financial institutions may receive. The Dodd-Frank Act and the Federal Reserve Board’s implementing regulations exempt banks with under $10 billion in assets, which include both of our bank partners, from the limitations on the amount of debit card interchange fees. While our bank partners are currently exempt from the limitations on debit card interchange fees imposed by the Dodd-Frank Act and its implementing regulations, and we expect them to continue to be exempt, more restrictive regulations governing interchange fees for debit or credit cards may be adopted, existing regulations may become subject to new or differing interpretations or enforcement, including with respect to their applicability to interchange fees associated with our members’ card transactions. For additional information, see the section titled “Risk Factors—Risks Related to Our Business—Changes in rules and practices regarding interchange fees, card network fees, and other fees and assessments may adversely affect our business, financial condition, and results of operations.”
U.S. Consumer Protection Requirements, Association, and Card Network Rules
We must comply with various consumer protection laws and rules. The CFPB is the principal federal regulator responsible for administering federal consumer financial law. The CFPB issues rules governing consumer finance markets, and oversees compliance with and enforces federal consumer financial laws. For example, the CFPB recently issued a final rule, to which Chime is subject, establishing supervisory authority over nonbank covered persons that are larger participants in a market for “general-use digital consumer payment applications.” A nonbank qualifies as a larger participant under this rule if it facilitates an annual covered consumer payment transaction volume of at least 50 million transactions, and the transaction volume of our members through our platform exceeds this threshold. While Congress has adopted a joint resolution to disapprove this final rule, nonbanks subject to the CFPB’s supervisory authority under this rule also may be subject to other CFPB supervisory authorities. We are subject to supervision by the CFPB, and the CFPB may, among other things, to conduct comprehensive and rigorous examinations to assess our compliance with consumer financial laws, which in turn may result in matters requiring attention, as well as potentially a referral for investigation and enforcement action, which may result in civil monetary penalties and limits on our activities or functions, among other relief. The CFPB has broad authority to create and modify federal regulations with respect to consumer financial products and services, including the origination, brokering, servicing, transfer, and collection of consumer loans and other consumer financial products or services we may facilitate or provide. The CFPB also has substantial power to regulate financial products and services offered to consumers from both banks and non-bank providers and their respective service providers, including rulemaking authority under federal laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act. Under Title X of the Dodd-Frank Act, the CFPB has the authority to pursue enforcement actions against companies that offer or provide consumer financial products or services, or those companies’ service providers, that allegedly engage in unfair, deceptive, or abusive acts or practices (“UDAAP”) or allegedly violate other laws including enumerated consumer laws defined in 12

U.S.C. § 5481. Where a company has allegedly violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act also empowers state attorneys general and state regulators to bring civil actions to enforce such laws and regulations. Title X authorizes the CFPB to seek a range of remedies, including civil money penalties, rescission of contracts, refund of money, restitution, disgorgement of profits or other compensation for unjust enrichment, damages, public notification of the violation, and “conduct” restrictions (i.e., future limits on a company’s activities or functions). The CFPB frequently enters into consent orders with entities to resolve investigations. For example, in May 2024, we entered into a Consent Order with the CFPB agreeing to pay a $3.25 million penalty to the CFPB and a total of $1.3 million in redress to certain former members who received allegedly delayed account balance refunds upon the closure of their savings or checking accounts.
The CFPB also has issued guidance stating that institutions under its supervision may be held responsible for the actions of certain companies with which they contract. The CFPB has made it clear that it expects supervised institutions to maintain an effective process for managing risks associated with their vendor relationships. In connection with this vendor risk management process, we are expected to perform due diligence reviews of potential vendors, review their policies and procedures and internal training materials to confirm the vendor conducts appropriate training and oversight, include enforceable consequences in contracts with vendors regarding failure to comply with consumer protection requirements, and take prompt action, including terminating the relationship, in the event that vendors fail to meet our expectations.
With respect to our business activities, we or our bank partners are subject to applicable requirements under other rules, federal statutes, and federal regulations, including but not limited to:
•Electronic Fund Transfer Act and NACHA Rules. The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E that implements it govern the provision of electronic fund transfer services to consumers, and on making an electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). Most consumer transfers of funds, including in connection with the origination and repayment of loans, are performed by electronic fund transfers, such as ACH transfers. EFTA requires that lenders make available loan payment methods other than automatic preauthorized electronic fund transfers and prohibits lenders from conditioning the approval of a loan transaction on the borrower’s agreement to repay the loan through automatic fund transfers.
•Truth in Lending Act. The Truth in Lending Act (“TILA”) and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions prior to the consummation of a credit transaction and, in the case of certain open-end loans, at the time of a loan solicitation, application, approval, and origination of a credit transaction. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and periodic statements, security interests taken to secure the credit, the right to rescind certain loan transactions, a right to an investigation and resolution of billing errors, and the treatment of credit balances.
•Section 5 of the Federal Trade Commission Act. The Federal Trade Commission Act prohibits “unfair” and “deceptive” acts and practices in business or commerce and gives the FTC enforcement authority to prevent and redress violations of this prohibition. Whether a particular act or practice violates this law, the UDAAP-prevention laws enforced by the CFPB, or similar state laws, frequently involve a highly subjective and/or fact-specific judgment.
•Equal Credit Opportunity Act. The federal Equal Credit Opportunity Act (“ECOA”) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from using advertising or making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. In addition, ECOA and Regulation B require creditors to provide applicants with timely notices of adverse action taken on credit applications, including disclosing to such applicants the reason for their application having been declined. ECOA also requires creditors to provide consumers and certain small businesses with timely responses to applications for credit, including notices of adverse action taken on credit applications.
•Fair Credit Reporting Act. The federal Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act, promotes the accuracy, fairness, and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report and requires persons that furnish loan payment information to credit bureaus to report such information accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a consumer report or received from a third party and requires creditors who use consumer reports in establishing loan terms to provide risk-based pricing or credit score notices to affected consumers. FCRA also imposes rules and disclosure requirements on creditors’ use of consumer reports for marketing purposes.
•Military Lending Act. The Military Lending Act (“MLA”) restricts, among other things, the interest rate and other terms that can be offered to active military personnel and their dependents. The MLA caps the interest rate that may be offered to a covered borrower for most types of consumer credit to a 36% military annual percentage rate, which includes certain fees such as application fees, participation fees and fees for add-on products. The MLA also requires certain disclosures and prohibits certain terms, such as mandatory arbitration if a dispute arises concerning the consumer credit product.
•Servicemembers Civil Relief Act. The federal Servicemembers Civil Relief Act (“SCRA”) allows military members to suspend or postpone certain civil obligations, requires creditors to reduce the interest rate to a maximum of 6% on loans to military members under certain circumstances, and imposes restrictions on enforcement of loans to servicemembers.
•California Consumer Privacy Act. The California Consumer Privacy Act, as amended by the California Privacy Rights Act, imposes requirements on the processing of personal information of California residents, and gives California residents rights in their personal information, including to access and delete their personal information, opt out of sales of personal information or other personal information sharing, and receive detailed information about how their personal information is used.
•Telephone Consumer Protection Act. The federal Telephone Consumer Protection Act (“TCPA”) and the regulations promulgated thereunder, impose various consumer consent requirements and other restrictions in connection with telemarketing activity and other communication with consumers by phone, fax, or text message, and provide guidelines designed to safeguard consumer privacy in connection with such communications.
•Electronic Signatures in Global and National Commerce Act. The federal Electronic Signatures in Global and National Commerce Act (“E-Sign Act”) and similar state laws, particularly the Uniform Electronic Transactions Act, authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations.
•Association and Card Network Rules. Our bank partners must comply with the bylaws, regulations, industry standards and requirements in connection with relevant card networks, including the Payment Card Industry Data Security Standard (“PCI-DSS”) and other applicable data security program requirements. The PCI-DSS is issued by the Payment Card Industry Security Standards Council and contains compliance guidelines with regard to the physical and electronic storage, transmission and processing of cardholder data. To the extent that we provide certain services in connection with cards issued by our bank partners, we are also subject to such requirements. To provide payment processing services, we are certified and registered with Visa as a processor for member institutions. We are also certified and registered with other relevant debit card transaction networks, such as STAR Network. As such, we are subject to applicable card network rules that could subject us to fines or penalties for certain acts or omissions. Card networks routinely update and modify their requirements and we, in turn, must work to comply with such updates to continue processing transactions on their networks.
•Gramm-Leach-Bliley Act. The federal GLBA includes limitations on our bank partner financial institutions’ use of nonpublic personal information about a consumer and disclosure thereof to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to nonpublic personal information sharing with affiliated and non-affiliated entities, as well as to safeguard nonpublic personal information. To the extent that we provide certain services in connection with our bank partners, we are also subject to certain requirements under the GLBA, including requirements to safeguard nonpublic personal information.
•Bank Service Company Act. The Bank Service Company Act (“BSCA”) requires our bank partners to notify the OCC of their contractual relationship with Chime under our bank partnership model, and subjects us to regulation and examination by the OCC.
•Truth in Savings Act. The Truth in Savings Act (“TISA”) imposes disclosure requirements in connection with the terms and costs of deposit accounts with which we and our bank partners must comply, as well as applicable requirements relating to the advertisement of deposit accounts.
•Bank Secrecy Act/Anti-Money Laundering Requirements. The Bank Secrecy Act (“BSA”) and its implementing regulations require covered financial institutions, which include our bank partners, to assist the government with the detection and prevention of money laundering (“AML”) and terrorist financing through the U.S. financial system. The BSA requires covered financial institutions to keep records and file reports that it determines are useful in criminal, tax, or regulatory investigations, risk assessments, or proceedings, or in intelligence or counterintelligence activities, including antiterrorism. Under our contractual obligations to our bank partners, we may be required, in some instances, to assist with BSA/AML compliance efforts.
•OFAC Sanctions Requirements. OFAC-administered U.S. sanctions laws and regulations impose requirements on us and our bank partners in connection with preventing targeted jurisdictions and persons from accessing the U.S. financial system and depriving sanctions targets of U.S.-connected property. Key requirements include the screening of transactions and customers to identify the involvement of OFAC-targeted persons and jurisdictions.
•FDIC Rules and Guidance. The FDIC recently finalized regulations governing the use of official FDIC signs and descriptions of FDIC insurance, and that will more broadly impact how we can describe and advertise financing products. Key provisions include a prohibition on misrepresentations as to FDIC-insured status and a requirement for non-banks to disclose that they are a non-bank when making a statement regarding deposit insurance.
The regulatory framework applicable to consumer financial services providers is evolving and uncertain. Additional or different requirements may apply to our business in the future. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance is given that our compliance policies and procedures will be effective in all cases or will be adequate as laws change or are applied in a new manner.
For more information, see the sections titled “Risk Factors—Risks Related to Regulatory and Legal Matters—The regulatory framework for our business is evolving and uncertain as federal and state governments consider new laws and regulations to regulate financial services companies and their partners that, independently or together, provide digital banking services. Additional laws and regulations, or new interpretations thereof, may adversely affect our business, financial condition, and results of operations” and “Risk Factors—Risks Related to Regulatory and Legal Matters—Stringent and changing laws and other requirements relating to privacy, data protection, and data security may adversely affect our brand, business, financial condition, and results of operations.”

State Licensing Requirements and Regulation
In collaboration with our bank partners, we provide access to liquidity products through our platform that are subject to lending laws and standards of each individual U.S. state in which we operate. This means that when individual states differ in how they regulate various aspects of consumer lending activity and the offering of consumer credit products, we must operate in accordance with those jurisdictional-specific requirements to the extent applicable.
We are subject to state licensing and other requirements, as well as supervisory examination by state regulatory authorities, with respect to loans and other consumer credit products offered by our banking partners that we facilitate, and we have obtained, through our subsidiary Chime Capital, LLC, necessary licenses or conduct operations pursuant to relevant exemptions in the jurisdictions in which we operate. Licensing statutes and regulations vary from state to state and prescribe different requirements, including restrictions on loan origination and servicing practices (including limits on the type, amount, and manner of our fees), interest rate limits, disclosure requirements, periodic examination requirements, surety bond and minimum specified net worth requirements, periodic financial reporting requirements, notification requirements for changes in principal officers, stock ownership or corporate control, restrictions on advertising, and requirements that loan forms be submitted for review. Additionally, we have experienced, are currently and will likely continue to be subject to and experience exams by state regulators. These examinations have and may continue to result in findings or recommendations that have required us, and may continue to require us, to modify our internal controls and/or business practices. The application of state requirements to our business model is constantly evolving, and while we believe we are in compliance with applicable licensing requirements, state regulators may request or require that we obtain additional licenses or otherwise comply with additional requirements in the future, which may result in changes to our business practices. If we are found to have engaged in activities that require a state license without having the requisite license or in activities that are otherwise deemed to be in violation of state lending laws, the licensing authority may impose fines, impose restrictions on our operations in the relevant state, or seek other remedies for activities conducted in the state. For additional information, see the section titled “Risk Factors—Risks Related to Regulatory and Legal Matters—The regulatory framework for our business is evolving and uncertain as federal and state governments consider new laws and regulations to regulate financial services companies and their partners that, independently or together, provide digital banking services. Additional laws and regulations, or new interpretations thereof, may adversely affect our business, financial condition, and results of operations.”
Additionally, various laws and regulations govern the payments industry in the United States. One of our wholly-owned subsidiaries holds licenses to operate as a money transmitter (or its equivalent) in 28 U.S. states, and we intend to obtain additional money transmission licenses across the United States in the states where such licenses are required. As such, we are subject to, among other requirements, restrictions with respect to the investment of member funds, reporting requirements, bonding requirements, and supervisory inspection by state regulatory agencies.
Other Requirements
In addition to the requirements described above, we are subject to and seek to comply with other state and federal laws and regulations applicable to consumer lending and other consumer financial services, including additional requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and UDAAP prevention. These laws and regulations may be enforced by state banking or consumer protection regulatory agencies, state attorneys general, the CFPB, and private litigants, among others. Given our novel business model and the subjective nature of some of these laws and regulations, particularly UDAAP-prevention laws, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.
Given the nature of our business and our arrangements with third parties, including our bank partners, we are subject to compliance obligations related to the U.S. AML laws and regulations. We have developed and currently operate an AML program designed to prevent the offerings on our platform from being used to facilitate money laundering, terrorist financing, and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries or territories, or with certain individuals or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other U.S. and non-U.S. sanctions authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols, and internal controls, including the designation of a BSA/AML compliance officer to oversee the programs. Our programs are designed to address these requirements and to assist in managing risk associated with money laundering and terrorist financing.
Additionally, we are subject to anti-corruption and anti-bribery and similar laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, and the U.S. Travel Act. The FCPA and other applicable anti-corruption and anti-bribery laws prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the private sector to influence official action, direct business to any person, gain any improper advantage, or obtain or retain business. The FCPA and other applicable anti-corruption and anti-bribery laws, including accounting provisions, are enforced by the Department of Justice and the SEC. The statute has a broad reach, covering all U.S. companies and citizens doing business abroad, among others, and defining a foreign official to include not only those holding public office but also local citizens affiliated with foreign government-run or -owned organizations. The statute also requires maintenance of appropriate books and records and maintenance of adequate internal controls.
Furthermore, while we are not subject to escheat regulations, our bank partners are subject to unclaimed or abandoned property (escheat) laws in the United States. These state laws require our bank partners to turn over to certain government authorities the property of others that our bank partners hold that has been unclaimed for a specified period of time, such as account balances that are due to a member following discontinuation of our relationship. We may be required to cooperate with such bank partners in the course of their compliance.
Various regulatory agencies in the United States continue to examine a wide variety of laws and regulations that are or may be applicable to us and may impact our business. These issues include account recordkeeping, antidiscrimination, consumer protection, identity theft, privacy, data protection, data security, disclosure rules, electronic transfers, and marketing. As our business continues to develop and expand, we continue to monitor the additional rules and regulations that may become relevant.
INTELLECTUAL PROPERTY
We believe that our intellectual property and other proprietary rights are valuable and important to our business. We rely on patents, copyrights, trademarks, service marks, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and employee non-disclosure and invention assignment agreements to establish and protect our intellectual property and other proprietary rights. Though we rely in part upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees and the functionality and frequent enhancements to our solutions are larger contributors to our success in the marketplace.
We have invested in a patent program to identify and protect a substantial portion of our strategic intellectual property in technologies relevant to our business. As of March 31, 2025, we had 24 issued U.S. patents and 77 U.S. patent applications pending. We continually review our development efforts to assess the existence and patentability of new intellectual property.
We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and product names, taglines and logos in the United States and other countries to the extent we determine appropriate and cost-effective. As of March 31, 2025, we held 28 registered trademarks in the United States, and also held 24 registered trademarks in foreign jurisdictions. We also have common law rights in some trademarks. In addition, we have registered domain names for websites that we use in our business, such as www.chime.com and other variations.
We endeavor to enter into confidentiality agreements with our employees, contractors, and other third parties with whom we do business in order to limit access to and disclosure of our proprietary information, confidential information, and trade secrets, as well as invention assignment agreements with our employees, consultants, and other third parties to clarify rights to intellectual property associated with our business.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. Despite our efforts to protect our intellectual property and other proprietary rights, they may not be respected in the future or may be invalidated, circumvented, reduced in scope, deemed unenforceable or otherwise challenged. The efforts undertaken to protect our intellectual property and other proprietary rights, including our confidential information, may not be sufficient or effective. For additional information, see the sections titled “Risk Factors—Risks Related to Intellectual Property Matters—If we fail to adequately protect our intellectual property rights, our competitive position may be impaired, and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights, which may adversely affect our business, financial condition, and results of operations,” “Risk Factors—Risks Related to Intellectual Property Matters—We have been, and may in the future be, subject to intellectual property rights claims by third parties, which are extremely costly to defend, may require us to pay significant damages and may limit our ability to use certain technologies, which may adversely affect our business, financial condition, and results of operations,” and “Risk Factors—Risks Related to Intellectual Property Matters—We use open source software in our products, which may subject us to litigation or other actions, which may adversely affect our business, financial condition, and results of operations.”
FACILITIES
Our corporate headquarters is located in San Francisco, California, where we currently lease approximately 201,898 square feet under a lease agreement that expires in 2032. We lease or license additional offices in the United States, including in Chicago, Illinois and New York, New York. We do not own any real property. We believe that these facilities are suitable to meet our needs.
LEGAL PROCEEDINGS
From time to time, we may be subject to legal proceedings and claims that arise in the ordinary course of business, as well as governmental and other regulatory inquiries, investigations, audits, and proceedings. In addition, third parties may from time to time assert claims against us in the form of letters and other communications. We are not currently subject to any legal proceedings that, if determined adversely to us, would, in our opinion, have a material and adverse effect on our business, results of operations, or financial condition. Future litigation may be necessary or warranted to defend ourselves or our partners or to establish or assert our rights. The results of any current or future legal proceedings or litigation cannot be predicted with certainty, and regardless of the outcome, legal proceedings or litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
We have in the past been, are currently, and may in the future be the subject of regulatory and administrative investigations, audits, demands, or inquiries conducted by federal, state, or local governmental agencies concerning our business practices, our bank partnership model, compliance with consumer protection laws, privacy, data protection, data security, tax issues, or other matters. We may in the future settle, or record accruals with respect to, such matters. Further, the results of investigations, audits, demands, and inquiries and related governmental action are inherently unpredictable and, as such, there is always the risk of an investigation, audit, demand, or inquiry having a material impact on our business, financial condition, and results of operations, particularly in the event that an investigation, audit, or inquiry results in a lawsuit or unfavorable regulatory enforcement or other action. Regardless of the outcome, these matters can have an adverse impact on us in light of the costs associated with cooperating with, or defending against, such matters, and the diversion of management resources, and other factors.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of June 2, 2025:

Name	Age	Position(s)
Executive Officers:
Christopher Britt	52	Co-Founder, Chairperson, and Chief Executive Officer
Ryan King	48	Co-Founder and Director
Matthew Newcomb	40	Chief Financial Officer
Adam Frankel	57	General Counsel and Corporate Secretary
Mark Troughton	56	Chief Operating Officer
Non-Employee Directors:
Shawn Carolan(1)	51	Director
Susan Decker(2)	62	Director
Jimmy Dunne(2)(3)	68	Director
James M. P. Feuille(1)(2)(3)	67	Lead Independent Director
Cynthia Marshall(1)(3)	65	Director
__________________
(1)Member of the People, Culture, and Compensation Committee
(2)Member of the Audit and Risk Committee
(3)Member of the Nominating and Corporate Governance Committee
Executive Officers
Christopher Britt. Mr. Britt is one of our Co-Founders and has served as our Chief Executive Officer and Chairperson of our board of directors since our founding in 2012. Previously, Mr. Britt worked at Green Dot Corporation, a financial technology company, as Senior Vice President of Corporate Development from 2010 to 2012 and Chief Product Officer from 2007 to 2010. Before that, Mr. Britt held senior positions at Visa and Comscore. Mr. Britt currently serves on the board of directors of CoachArt, a non-profit organization. Mr. Britt also serves on the Board of Tulane University, from which he holds a B.A. in History.
Mr. Britt was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as a Co-Founder.
Ryan King. Mr. King is one of our Co-Founders and has served in varying positions and as a member of our board of directors since February 2019. Mr. King currently serves as Co-Founder and had also served as our Chief Technical Officer from our founding to August 2022 and from August 2023 to May 2024. Previously, Mr. King worked at Plaxo until its acquisition by Comcast, and then at Comcast Silicon Valley Innovation Center as Chief Technology Officer and Vice President from 2010 to 2012. Mr. King holds a B.S. in Computer Science and Engineering from University of California, Los Angeles and an M.S. in Computer Science from Stanford University.
Mr. King was selected to serve on our board of directors because of the perspective and experience he brings as our Co-Founder.
Matthew Newcomb. Mr. Newcomb has served as our Chief Financial Officer since September 2019, and before that in various senior roles since joining Chime to lead our finance and strategy team in September 2016. Mr. Newcomb has previous experience in fintech and capital markets, having served as a Vice President in BlackRock’s Financial Markets Advisory practice and Portfolio Analytics group from 2008 to 2012. Mr. Newcomb also co-founded DigiPuppets LLC, a children’s education technology company from 2014 to 2016. Mr. Newcomb holds a B.A. in International Relations from Brown University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Adam Frankel. Mr. Frankel has served as our General Counsel and Corporate Secretary since August 2023. Previously, Mr. Frankel served as General Counsel at CBAM Partners, Inc. and its successor, an alternative investment management firm and investment adviser, from October 2018 to July 2023. Before that, Mr. Frankel served as General Counsel at Evercore Partners Inc. from 2006 to 2018 and at Genesee & Wyoming Inc. from 2003 to 2006. Mr. Frankel previously held positions with Ford Motor Company and Simpson Thacher & Bartlett LLP. Mr. Frankel currently serves on the board of directors of Fireblocks Trust Company, LLC. Mr. Frankel holds a B.A. in Economics from Brown University and a J.D. from Stanford Law School.
Mark Troughton. Mr. Troughton has served as our Chief Operating Officer since November 2019 and had served as our Chief Business Officer from September 2019 to November 2019. Previously, Mr. Troughton served as President at Ring.com from 2016 through its acquisition by Amazon in 2018, as President at Whisper from 2015 to 2016, as President, Americas of Wonga.com from 2012 to 2013. Before that, Mr. Troughton held various senior positions at Green Dot Corporation from 2003 to 2012, including as President, Cards & Network from 2007 to 2012. Mr. Troughton holds a BCom, a BCom (Hons), and an MCom, each in finance, accounting, or related subjects, from the University of Cape Town (South Africa).
Non-Employee Directors
Shawn Carolan. Mr. Carolan has served as a member of our board of directors since May 2018. Mr. Carolan currently serves as a Partner at Menlo Ventures, a venture capital firm, a position he has held since 2002, and leads their consumer practice. Previously, Mr. Carolan served as the Chief Executive Officer of Handle, Inc. and as a Senior Developer at Open Port Technology, Inc. Mr. Carolan currently serves on the boards of directors of a number of privately-held companies and previously served on the board of directors of Roku, Inc. and Siri (acquired by Apple, Inc.). Mr. Carolan holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from the University of Illinois Urbana-Champaign, and an M.B.A. from Stanford University.
Mr. Carolan was selected to serve as a member of our board of directors because of his experience in the venture capital industry and knowledge of technology companies.
Susan Decker. Ms. Decker has served as a member of our board of directors since July 2021. Ms. Decker founded and serves as the Chief Executive Officer of Raftr Inc., a community engagement platform for universities, a position she has held since January 2021. Previously, Ms. Decker held various executive management positions at Yahoo! Inc., a global internet brand, including as President from 2007 to 2009 and Executive Vice President and Chief Financial Officer from 2000 to 2007. Ms. Decker currently serves on the boards of directors of Berkshire Hathaway Inc., a multinational conglomerate holding company, Costco Wholesale Corporation, a warehouse club retail store, Vail Resorts, Inc., a mountain resort company, and a number of privately-held companies. Ms. Decker previously served on the board of directors of Momentive Global Inc. and InterPrivate II Acquisition Corp. Ms. Decker holds a B.S. in Computer Science from Tufts University and an M.B.A. from Harvard Business School.
Ms. Decker was selected to serve on our board of directors because of her experience in financial and operational roles and as a public company director.
Jimmy Dunne. Mr. Dunne has served as a member of our board of directors since July 2021. Mr. Dunne currently serves as a Vice Chairman and Senior Managing Principal of Piper Sandler Companies, an investment bank, a position he has held since January 2020. Previously, Mr. Dunne served as a Founding Partner at Sandler O’Neill & Partners, L.P. until its merger with Piper Jaffray created Piper Sandler. Mr. Dunne currently serves as a member of the board of directors of American International Group, Inc., as a director of Troon Golf, and as a trustee of the University of Notre Dame. Mr. Dunne holds a B.A. in Economics from the University of Notre Dame.
Mr. Dunne was selected to serve on our board of directors because of his experience in leadership roles in the investment banking and financial services industries and as a public company director.
James M. P. Feuille. Mr. Feuille has served as a member of our board of directors since October 2014. Mr. Feuille currently serves as a Venture Partner at Crosslink Capital, an investment and venture capital management firm, a position he has held since January 2018. Mr. Feuille also serves as an Adjunct Professor at Dartmouth College. Mr. Feuille has been affiliated with Crosslink since 2002 and served as a General Partner from 2005 to

2018. Previously, Mr. Feuille served as the Global Head of Technology Investment Banking at UBS Investment Bank, Chief Operating Officer at Volpe Brown Whelan & Company, and Head of Technology Investment Banking at Robertson Stephens & Company. Mr. Feuille currently serves on the boards of directors of a number of privately-held companies. Mr. Feuille holds an A.B. in Chemistry from Dartmouth College and a J.D. and an M.B.A. from Stanford University.
Mr. Feuille was selected to serve on our board of directors because of his experience in the venture capital industry and knowledge of technology companies.
Cynthia Marshall. Ms. Marshall has served as a member of our board of directors since July 2021. Ms. Marshall previously served as the Chief Executive Officer of the Dallas Mavericks, a professional basketball team, from 2018 to December 2024. Ms. Marshall also founded and serves as President and CEO of Marshalling Resources, a consulting firm. Previously, Ms. Marshall served in various senior positions at AT&T Inc. from 1981 to 2017, including as SVP - Human Resources and Chief Diversity Officer. Ms. Marshall currently serves on the boards of directors of BGSF, Inc., a consulting and staffing company, Jeld-Wen Holdings, Inc., a manufacturing company, and various non-profit organizations. Ms. Marshall holds a B.S. in Business Administration and a B.A. in Human Resource Management from the University of California, Berkeley and four honorary Doctorate degrees.
Ms. Marshall was selected to serve on our board of directors because of her experience in operational roles in human resources and culture and as a public company director.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of seven directors. Pursuant to our current certificate of incorporation and amended and restated voting agreement, our current directors were elected as follows:
•Messrs. Britt and King were elected by holders of our common stock as the designees nominated by Messrs. Britt and King;
•Mses. Decker and Marshall and Mr. Dunne were elected by holders of our common stock and our Series Seed, Series A, Series A-1, Series A-2, Series B, Series C, Series C-1, and Series D redeemable convertible preferred stock as the designees nominated by Messrs. Britt and King;
•Mr. Feuille was elected by holders of our Series A redeemable convertible preferred stock as the designee nominated by Crosslink Ventures VII, L.P. and Crosslink Crossover Fund VI, L.P.; and
•Mr. Carolan was elected by holders of our Series C redeemable convertible preferred stock as the designee nominated by Menlo Ventures XIV, L.P.
Our voting agreement will terminate and the provisions of our current certificate of incorporation by which our directors were elected will be amended and restated in connection with this offering. After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering. Each of our current directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation or removal.
Classified Board of Directors
We will adopt an amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering. Our amended and restated certificate of incorporation will provide that, upon completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:
•the Class I directors will be Messrs. Britt, Carolan, and Dunne, and their terms will expire at the annual meeting of stockholders to be held in 2026;
•the Class II directors will be Mr. King and Ms. Decker, and their terms will expire at the annual meeting of stockholders to be held in 2027; and
•the Class III directors will be Mr. Feuille and Ms. Marshall, and their terms will expire at the annual meeting of stockholders to be held in 2028.
Each director’s term will continue until the election and qualification of their successor, or their earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
Director Independence
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment and affiliations, our board of directors has determined that Messrs. Carolan, Dunne, and Feuille and Mses. Decker and Marshall do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq corporate governance requirements. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Lead Independent Director
Our board of directors has adopted corporate governance guidelines that will become effective as of the effective date of the registration statement of which this prospectus forms a part. Our corporate governance guidelines will provide that if our chairperson is not an independent director, our board of directors will select an independent director to serve as our lead independent director. Our board of directors has appointed Mr. Feuille to serve as our lead independent director. As lead independent director, Mr. Feuille will preside over periodic meetings of our independent directors, serve as a liaison between the chairperson of our board of directors and the independent directors, and perform such additional duties as our board of directors may otherwise determine and delegate.
Committees of the Board of Directors
Our board of directors has established an audit and risk committee, a people, culture, and compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit and Risk Committee
Following the completion of this offering, our audit and risk committee will consist of Ms. Decker and Messrs. Dunne and Feuille, with Ms. Decker serving as Chairperson, and each of whom will meet the requirements for independence under the Nasdaq corporate governance requirements and Rule 10A-3 under the Exchange Act. Each member of our audit and risk committee will also meet the financial literacy and sophistication requirements of the Nasdaq listing standards. We believe that the composition and functioning of our audit and risk committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. In addition, our board of directors has determined that Ms. Decker is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following the completion of this offering, our audit and risk committee will, among other things:
•select and oversee a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•help to ensure the independence and performance of the independent registered public accounting firm;
•discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•oversee our internal audit function;
•develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•oversee our overall risk management framework, including policies and practices with respect to key current and emerging risks such as financial, accounting, tax, legal and regulatory and financial crimes compliance, technology (including cybersecurity, information security, privacy, and data protection), operational, credit, capital, and other matters;
•review and, if applicable, approve or ratify related party transactions; and
•approve or, as required, pre-approve, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit and risk committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards.
People, Culture, and Compensation Committee
Following the completion of this offering, our people, culture, and compensation committee will consist of Messrs. Carolan and Feuille and Ms. Marshall, with Mr. Feuille serving as Chairperson, and each of whom will meet the requirements for independence under the Nasdaq corporate governance requirements. Each member of our people, culture, and compensation committee will also be a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”). We believe that the composition and functioning of our people, culture, and compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Following the completion of this offering, our people, culture, and compensation committee will, among other things:
•review, approve, and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;
•review, approve, and determine officer and executive compensation goals, policies, plans, and programs;
•administer our incentive compensation and equity compensation plans, to the extent such authority is delegated by our board of directors;

•review and approve, or make recommendations to our board of directors regarding, executive compensation and equity compensation plans;
•review and approve the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements, and other similar arrangements between us and our executive officers;
•appoint and oversee any compensation consultants;
•review with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
•administer and oversee our compensation recovery policy required by applicable SEC rules;
•review succession planning with respect to our executive officers in coordination with our nominating and corporate governance committee; and
•establish and review general policies relating to compensation and benefits of our employees.
Our people, culture, and compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards.
Nominating and Corporate Governance Committee
Following the completion of this offering, our nominating and corporate governance committee will consist of Messrs. Dunne and Feuille and Ms. Marshall, with Mr. Feuille serving as Chairperson, and each of whom will meet the requirements for independence under the Nasdaq corporate governance requirements. We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Following the completion of this offering, our nominating and corporate governance committee will, among other things:
•identify, evaluate, and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees, including reviewing criteria for identifying and evaluating directors;
•oversee the annual evaluation of our board of directors, its committees, and individual directors;
•consider and make recommendations to our board of directors regarding the size, structure, and composition of our board of directors and its committees;
•review succession planning with respect to our executive officers in coordination with our people, culture, and compensation committee;
•review developments in corporate governance practices;
•develop and make recommendations to our board of directors regarding corporate governance guidelines and matters;
•oversee programs, policies, practices, and disclosures with respect to corporate responsibility and sustainability, including environmental, social, and corporate governance matters; and
•oversee engagement efforts with stockholders and other key stakeholders.
Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation
None of the members of our people, culture, and compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or people, culture, and compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our people, culture, and compensation committee or their affiliates.
Non-Employee Director Compensation
Our employee directors, Messrs. Britt and King, have not received any compensation for their services as directors for the year ended December 31, 2024. The compensation received by Messrs. Britt and King as employees is set forth in the section titled “Executive Compensation—2024 Summary Compensation Table.”
Cash Compensation
In July 2021, our board of directors approved a compensation policy pursuant to which each eligible and participating non-employee director is entitled to receive the following cash compensation for their services:
•$55,000 per year for service as a board member;
•$25,000 per year for service as chair of the audit and risk committee;
•$12,500 per year for service as a member of the audit and risk committee;
•$20,000 per year for service as chair of the people, culture, and compensation committee;
•$10,000 per year for service as a member of the people, culture, and compensation committee;
•$15,000 per year for service as chair of the nominating and corporate governance committee; and
•$7,500 per year for service as a member of the nominating and corporate governance committee.
Messrs. Carolan and Feuille, who are affiliated with Menlo Ventures and Crosslink Capital, respectively, did not participate in this compensation policy.
Equity Compensation
In August 2024, we granted an award of 6,667 RSUs to each of Mses. Decker and Marshall and Mr. Dunne under our 2012 Plan. The RSUs are subject to a service-based vesting condition and a liquidity-based vesting condition, each of which must be satisfied for the RSUs to vest. The service-based vesting condition will be satisfied in four equal quarterly installments following the applicable vesting commencement date, subject to such non-employee director remaining a service provider to us through the applicable vesting date. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part, in each case prior to the seven-year anniversary of the date of grant.

The following table provides information regarding the compensation of our non-employee directors for service as directors for the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Shawn Carolan	—	—	—
Susan Decker	80,000	160,165	240,165
Jimmy Dunne	75,000	160,165	235,165
James M. P. Feuille	—	—	—
Cynthia Marshall	72,500	160,165	232,665
__________________
(1)Amounts reported represent the grant date fair value of the equity awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not reflect the actual economic value that may be realized by the directors.
The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2024:

		Stock Awards
Name	Grant Date	Number of Shares Underlying Unvested Stock Awards(1)
Shawn Carolan	—	—
Susan Decker	7/7/2021	57,000	(2)(3)
	8/30/2024	6,667	(4)
Jimmy Dunne	7/7/2021	57,000	(2)
	8/30/2024	6,667	(4)
James M. P. Feuille	—	—
Cynthia Marshall	7/7/2021	57,000	(2)
	8/30/2024	6,667	(4)
__________________
(1)As described above, these RSUs are subject to a service-based vesting condition and a liquidity-based vesting condition, each of which must be satisfied for the RSUs to vest. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part, in each case prior to the seven-year anniversary of the date of grant.
(2)The service-based vesting condition will be satisfied in 12 equal quarterly installments following July 7, 2021, subject to such non-employee director remaining a service provider to us through the applicable vesting date.
(3)In December 2024, Ms. Decker transferred this RSU award to an estate planning vehicle other than for value.
(4)The service-based vesting condition will be satisfied in four equal quarterly installments following July 1, 2024, subject to such non-employee director remaining a service provider to us through the applicable vesting date.
IPO Outside Director Compensation Policy
In April 2025, our board of directors adopted, and in May 2025, our stockholders approved, a new compensation policy for our directors, which will govern their cash and equity compensation following the completion of this offering (the “Director Compensation Policy”). The Director Compensation Policy will supersede the prior non-employee director compensation policy described above upon its effectiveness.
Following the effectiveness of our Director Compensation Policy, each eligible non-employee director will receive cash and equity compensation for board services described below. We also will continue to reimburse our eligible non-employee directors for reasonable, customary, and documented travel expenses to board and committee meetings.

Cash Compensation
Eligible non-employee directors will be entitled to receive the following cash compensation for their services:
•$55,000 per year for service as a board member;
•$50,000 per year for service as non-executive chair of the board of directors;
•$25,000 per year for service as lead independent director;
•$25,000 per year for service as chair of the audit and risk committee;
•$12,500 per year for service as a member of the audit and risk committee;
•$20,000 per year for service as chair of the people, culture, and compensation committee;
•$10,000 per year for service as a member of the people, culture, and compensation committee;
•$15,000 per year for service as chair of the nominating and corporate governance committee; and
•$7,500 per year for service as a member of the nominating and corporate governance committee.
Each eligible non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
RSU Awards in Lieu of Cash Retainers
Each eligible non-employee director will be permitted to convert his or her cash retainer(s) into an award of RSUs granted under the 2025 Plan. If an eligible non-employee director makes an effective election (the date of effectiveness of such election, the “Retainer Election Effective Date”), such election will apply as of the first fiscal quarter commencing following the Retainer Election Effective Date, and will remain in effect through at least the completion of the four fiscal quarters commencing following the Retainer Election Effective Date (the “Initial Retainer Election Period”), and such non-employee director will become eligible to receive an award of RSUs covering a number of shares having a grant date fair value (determined in accordance with GAAP) equal to the value of the cash retainers payable to such non-employee director in respect of the Initial Retainer Election Period, rounded to the nearest whole share (a “Retainer Award”). The Retainer Award will be granted automatically on the 15th day of the first month of the fiscal quarter commencing following the Retainer Election Effective Date. 25% of the RSUs subject to a Retainer Award will be scheduled to vest on the last day of each of the four fiscal quarters occurring in the Initial Retainer Election Period, subject to a non-employee director’s continued service as a non‑employee director through the applicable vesting date. Each Retainer Award will be subject to adjustment pursuant to the terms of our Director Compensation Policy, in the event a non-employee director ceases to be a non-employee director, or becomes eligible to receive additional cash retainers by reason of assuming additional responsibilities as a non-employee director. Following the end of the Initial Retainer Election Period, a non-employee director’s election will remain in effect and will apply to each series of four fiscal quarters occurring thereafter, unless properly revoked in accordance with the terms of our Director Compensation Policy.
Equity Compensation
Initial Award
Each person who first becomes an eligible non-employee director following the completion of this offering will be granted the following awards of RSUs covering a number of shares having a grant date fair value (determined in accordance with GAAP) equal to:
•$200,000, rounded to the nearest whole share (an “Initial Award”), plus

•(i) $200,000 multiplied by (ii) the fraction obtained by dividing (A) the number of full months during the period beginning on the date the individual first becomes a non-employee director and ending on the one-year anniversary of the date of the then-most recent annual meeting of our stockholders following the effective date, by (B) 12, rounded to the nearest whole share (the “Pro-Rated Annual Award”).
The Initial Award and Pro-Rated Annual Award will be made on the first trading date on or after the date on which such individual first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. If an individual was a member of our board of directors and also an employee, becoming a non‑employee director due to termination of employment will not entitle the non-employee director to an Initial Award.
Subject to our Director Compensation Policy, 1/3rd of the RSUs subject to an Initial Award will vest on each of the first three anniversaries of its grant date, subject to the non-employee director continuing to be a service provider to us through the applicable vesting date, and a Pro-Rated Annual Award will vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next annual meeting of our stockholders that occurs after the Pro-Rated Annual Award’s grant date, subject to the non-employee director remaining a service provider to us through the applicable vesting date.
Annual Award
Each eligible non-employee director automatically will be granted, on the date of each annual meeting of our stockholders starting in 2026, an annual award of RSUs covering a number of shares having a grant date fair value (determined in accordance with GAAP) of $200,000, rounded to the nearest whole share (the “Annual Award”). Subject to the terms of our Director Compensation Policy, an Annual Award will vest on the one-year anniversary of the grant date of the Annual Award or, if earlier, the day before our annual meeting of stockholders that follows the grant date of the Annual Award, subject to the eligible non-employee director continuing to be a service provider to us through the applicable vesting date.
The Director Compensation Policy includes a maximum annual limit of $750,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,000,000 in the initial fiscal year of service as a non-employee director. For purposes of this limitation, the value of equity awards will be based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
In the event of a “change in control” (as defined in our 2025 Plan), each non-employee director will fully vest in his or her outstanding equity awards under the 2025 Plan, including any Retainer Award, Initial Award, or Annual Award, provided that the eligible non-employee director continues to be a non-employee director through such date.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The purpose of this Compensation Discussion and Analysis section is to discuss our compensation philosophy, our executive compensation program, and the compensation for our named executive officers (“NEOs”). In addition, we explain how and why we determined the specific compensation elements that comprised the 2024 executive compensation program.
Our NEOs for the year ended December 31, 2024 were:
•Christopher Britt, our Co-Founder, Chairperson, and Chief Executive Officer;
•Ryan King, our Co-Founder and Director;
•Matthew Newcomb, our Chief Financial Officer;
•Adam Frankel, our General Counsel and Corporate Secretary; and
•Mark Troughton, our Chief Operating Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion. The information in this Compensation Discussion and Analysis provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables.
Executive Compensation Policies and Practices
We endeavor to maintain compensation policies and practices that are consistent with sound governance standards. We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain, and motivate key personnel, and we seek to ensure that our executive compensation program is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel. The following policies and practices were in effect during 2024:
•Performance-Based Compensation. Our executive compensation program is designed so that a portion of compensation is performance-based, and therefore “at risk,” dependent upon corporate performance. The overall performance and contribution of the executive is also considered in determining each individual’s compensation.
•Minimal Special Benefits. The members of our executive team are eligible to participate in broad-based Company-sponsored retirement, health, and welfare benefits programs on the same basis as our other full-time, salaried employees. In 2024, we engaged a third party to provide limited security and transportation services to Mr. Britt, provided Mr. Troughton with a corporate housing stipend on a grossed up basis, and reimbursed Mr. Frankel for costs associated with his relocation to San Francisco, as discussed in more detail below.
•No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Code.
Compensation-Setting Process
We periodically review our executive compensation program and related policies and practices. In determining the compensation of our executive team, including our NEOs, for 2024, we reviewed the compensation arrangements, including base salary, target bonus, and equity incentives of our executive officers, as well as our overall strategic business plan. In 2024, factors we considered in making our executive compensation decisions included input from Messrs. Britt and King (except with respect to their own compensation), market data, past individual performance and expected future performance, vesting status and value of existing equity incentives, and internal pay equity based on the impact of business and performance. To assess the competitiveness of our executive compensation program, we also consider competitive compensation for similar executive talent.
Role of the People, Culture, and Compensation Committee
The People, Culture, and Compensation Committee (the “Compensation Committee”), among its other responsibilities, provides oversight of our executive compensation plans, policies, and programs and reviews and approves our compensation strategy and practices with respect to executive officers, including the specific compensation of our NEOs. While the Compensation Committee determines our overall compensation philosophy and approves the compensation of our executives, it relies on its compensation consultant and legal counsel to formulate recommendations with respect to specific compensation actions. The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed regularly and revised and updated as warranted.
Role of the Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist it in carrying out its responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the Compensation Committee.
For fiscal 2024, the Compensation Committee engaged Pay Governance, a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. For fiscal 2025, the Compensation Committee engaged Compensia, a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program, including with respect to the structure, size, and design of the equity awards we granted to our Co-Founders, as described below in “2025 Co-Founder Special Awards” and “2025 Co-Founder Annual Awards.”
Representatives of the applicable compensation consulting firms attend meetings of the Compensation Committee as requested and also communicate with the Compensation Committee outside of meetings. The compensation consulting firm reports to the Compensation Committee rather than to management, although the compensation consulting firm may meet with members of management for purposes of gathering information on proposals that management may make to the Compensation Committee.
The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Neither Pay Governance nor Compensia has provided any other services to us and has received no compensation other than with respect to the services described above.
Peer Group Selection
As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies determined by the Compensation Committee, as well as compensation survey data. The compensation peer group consists of publicly-traded technology companies located in the San Francisco Bay Area that are similar to us in terms of revenue and market capitalization. In September 2023, the Compensation Committee, with the assistance of Pay Governance and input from management, developed and approved the following compensation peer group of 22 publicly traded companies for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2024 compensation decisions:

Affirm Holdings, Inc.	Elastic N.V.	SoFi Technologies, Inc.
AppFolio, Inc.	GitLab Inc.	The Trade Desk, Inc.
AppLovin Corporation	Marqeta, Inc.	Tradeweb Markets Inc.
BILL Holdings, Inc.	Okta, Inc.	Unity Software Inc.
Box, Inc.	Pinterest, Inc.	Upstart Holdings, Inc.

Cloudflare, Inc.	Robinhood Markets, Inc.	Zscaler, Inc.
Confluent, Inc.	Roblox Corporation
Datadog, Inc.	Samsara Inc.
The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:
•recently public publicly traded technology companies with a disruptive business model and/or a consumer focus;
•market capitalization range between $2 billion and $40 billion;
•annual revenue range between $350 million and $3.6 billion; and
•emphasis on companies located in the San Francisco Bay area.
The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our NEOs for 2024. Although the Compensation Committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Compensation Committee does believe that comparative compensation data is important to assess whether our executive compensation falls within a competitive range against industry norms.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the business of the companies in the peer group. In September 2024, the Compensation Committee, with the assistance of Pay Governance and input from management, developed and approved the following compensation peer group of 24 publicly traded companies for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2025 compensation decisions:

Affirm Holdings, Inc.	Elastic N.V.	Roblox Corporation
AppFolio, Inc.	GitLab Inc.	Samsara Inc.
AppLovin Corporation	Maplebear Inc.	SoFi Technologies, Inc.
BILL Holdings, Inc.	Okta, Inc.	Tradeweb Markets Inc.
Box, Inc.	Paycom Software, Inc.	Unity Software Inc.
Cloudflare, Inc.	Paylocity Holding Corporation	Upstart Holdings, Inc.
Confluent, Inc.	Pinterest, Inc.	Zscaler, Inc.
Datadog, Inc.	Robinhood Markets, Inc.	Zillow Group, Inc.
The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:
•recently public publicly traded technology companies with a disruptive business model and/or a consumer focus;
•market capitalization range between $2 billion and $40 billion;
•annual revenue range between $350 million and $3.6 billion; and
•emphasis on companies located in the San Francisco Bay area.
Compensation Overview
Our executive compensation program for 2024 consisted of the following principal compensation elements:
•base salary;

•annual incentive compensation in the form of a cash bonus, other than in the case of Messrs. Britt and King;
•minimal cash anniversary bonuses; and
•long-term incentive compensation in the form of RSUs to new executives and service-based and performance option awards to Messrs. Britt and King.
We are committed to providing appropriate cash and equity incentives to compensate our NEOs in a manner that our board of directors determines is reasonable and appropriate to motivate and retain key talent.
Base Salary
Base salary is a customary, fixed element of compensation intended to attract and retain our NEOs and compensate them for their day-to-day efforts. Base salaries are reviewed periodically, including at the time of a promotion or other change in responsibilities, and each executive officer’s performance, prior base salary level, and breadth of role are considered.
The following table sets forth the 2024 base salary for each of our NEOs:

Name	2024 Base Salary ($)
Christopher Britt	500,000
Ryan King	475,000
Matthew Newcomb	450,000
Adam Frankel	425,000
Mark Troughton	450,000
The actual base salaries paid to our NEOs during 2024 are set forth in the 2024 Summary Compensation Table below.
2024 Bonus Plan
With the exception of Messrs. Britt and King, each of our NEOs was eligible to participate in our 2024 Bonus Plan (“2024 Bonus Plan”). Our annual cash bonus program is designed to motivate and reward our executives to perform to the best of their abilities and to achieve our objectives.
Under the 2024 Bonus Plan, each NEO’s target bonus was eligible to be earned based on achievement against company financial performance metrics for revenue and a modified adjusted EBITDA and individual performance. For the purposes of our 2024 Bonus Plan, adjusted EBITDA is calculated the same as presented elsewhere in this prospectus, modified to also exclude bonus expense and certain other compensation related expenses. In calculating company performance metric payouts, we first calculate the payout with respect to each component. If achievement against the company financial performance metric is less than 50%, there will be no payout with respect to that financial performance metric; if achievement against the financial performance metric is 50% or greater, the payout with respect to that financial performance metric is determined by linear interpolation up to a maximum payout of 200%. In determining the aggregate payout percentage with respect to the company performance metric, the revenue component represents a 50% weighting and the adjusted EBITDA component represents a 50% weighting. Under the 2024 Bonus Plan, actual bonus payouts are adjusted based on an individual’s performance.

Each participating NEOs’ 2024 Bonus Plan target amount was set at 50% of their annual base salary. The following table sets forth the target 2024 Bonus Plan amounts for each of our participating NEOs:

Name	2024 Bonus Plan Target ($)
Matthew Newcomb	225,000
Adam Frankel	212,500
Mark Troughton	225,000
In February 2025, the Compensation Committee determined achievement of the revenue metric and the adjusted EBITDA metric under the 2024 Bonus Plan and, notwithstanding such achievement, exercised its negative discretion to fund the bonus pool at 108% of target. Consistent with such determination, and following certain adjustments based on assessments of individual performance, the Compensation Committee approved the actual cash incentives earned by our NEOs during 2024 as set forth in the 2024 Summary Compensation Table below.
Anniversary Bonus Program
We recognize the service anniversaries of all our employees, including our NEOs, with a cash bonus based on length of service commencing on the second anniversary of an employee’s tenure. Our anniversary bonus program is designed to reward our employees for continued service. The actual amounts of the anniversary bonus paid to our NEOs during 2024 are set forth in the 2024 Summary Compensation Table below.
2024 Equity Awards
In 2024, we granted stock options subject to service-based vesting and stock options subject to performance-based vesting to each of Messrs. Britt and King, and stock options and RSUs to Mr. Frankel. We did not grant equity awards to our other NEOs in 2024. In determining the size and terms of the equity awards granted to our NEOs, we considered the NEOs’ current vested and unvested equity holdings as well as the other factors described in the “Compensation-Setting Process” section above to further align their incentives with those of our other stockholders and to provide additional incentives to drive achievement of key performance metrics in 2024.
In March 2024, we granted each of Messrs. Britt and King a stock option covering 700,000 shares with a per share exercise price of $17.35 under our 2012 Plan. The shares subject to each option are scheduled to vest in 48 equal monthly installments over four years following the vesting commencement date, in each case subject to the executive’s continued service to us through the applicable vesting date.
Additionally, in March 2024, we granted each of Messrs. Britt and King a stock option covering 600,000 shares with a per share exercise price of $17.35 under our 2012 Plan. The shares subject to each option are subject to both a service-based vesting condition and a performance-based vesting condition, each of which must be satisfied in order for an option share to vest. The service-based vesting schedule is satisfied in 48 equal monthly installments over four years following the vesting commencement date, in each case subject to the applicable executive’s continued service to us through the applicable vesting date. The performance condition is satisfied (i) as to 1/3 of the shares, upon attainment of both 30% annual revenue growth for 2024 (over 2023) and 1200 basis points of improvement in 2024 EBITDA margin (over 2023); (ii) as to 1/3 of the shares, upon attainment of both 35% annual revenue growth for 2024 (over 2023) and 1400 basis points of improvement in 2024 EBITDA margin (over 2023); and (iii) as to 1/3 of the shares, upon attainment of both 40% annual revenue growth for 2024 (over 2023) and 1600 basis points of improvement in 2024 EBITDA margin (over 2023), subject to continued service to us through the date of certification of achievement. For the purposes of these stock options, adjusted EBITDA is calculated in the same manner as our 2024 Bonus Plan. In March 2025, the Compensation Committee determined that the performance condition of the first tranche was satisfied and that the performance condition of the remaining tranches were not satisfied. As a result, a maximum of 200,000 shares of each option became eligible to vest and become exercisable upon satisfying the service-based vesting condition.
In December 2024, we granted Mr. Frankel (i) a stock option covering 100,000 shares with a per share exercise price of $23.51 and (ii) an award of 50,000 RSUs, each under our 2012 Plan. The shares subject to the option are scheduled to vest in 48 equal monthly installments over four years following the vesting commencement date, in each case subject to Mr. Frankel remaining a service provider to us through the applicable vesting date. The award of RSUs is subject to a service-based vesting condition and a liquidity-based vesting condition, each of which must be satisfied for an RSU to vest. The service-based vesting condition will be satisfied in 16 equal quarterly installments following the vesting commencement date, in each case subject to Mr. Frankel remaining a service provider to us through the applicable vesting date. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part, in each case prior to the 7-year anniversary of the date of grant.
Each such award granted in 2024 by us to Messrs. Britt, Frankel, and King is subject to full vesting acceleration under the terms of our Change in Control Severance Plan, in the event the NEO is terminated by us other than for “cause” or by the NEO for “good reason,” in each case within 12 months following a “change in control,” subject to the terms of our Change in Control Severance Plan.
We do not intend to have a policy or practice to time equity grants based on the release of material non-public information.
2025 Co-Founder Special Awards
In April 2025, our board of directors approved the grant to each of Messrs. Britt and King of (i) an award of PSUs relating to 3,000,000 and 1,800,000 shares of our Class A common stock, respectively, with performance conditions relating to achievement of certain financial performance goals (the “Growth and Profit Award”) and (ii) an award of PSUs relating to 1,000,000 and 600,000 shares of our Class A common stock, respectively, with performance conditions relating to achievement of certain stock price hurdles (the “Stock Price Hurdle Award” and, together with the Growth and Profit Award, the “2025 Co-Founder Special Awards”). The 2025 Co-Founder Special Awards are designed to provide rewards to the Co-Founders if they lead us to achieve ambitious financial objectives and challenging stock price goals.
Vesting of each 2025 Co-Founder Special Award requires satisfaction of both a service-based condition and a performance-based condition during the applicable performance period (the “Performance Period”). With respect to each Growth and Profit Award, the Performance Period will commence on the first day of our 2025 fiscal year and end on December 31, 2032, and with respect to each Stock Price Hurdle Award, the Performance Period will commence on the first trading day immediately following the Baseline Price Measurement Period (as defined below) and end on the 8th anniversary thereof.
Our board of directors, in consultation with Compensia, the independent compensation consultant for our Compensation Committee, considered several factors in determining whether to grant 2025 Co-Founder Special Awards and the size and terms of these awards, including market data for similarly situated executives at comparable companies, the Co-Founders’ past and expected future contributions to us, the desire to provide meaningful incentives to grow our business following the completion of this offering toward creating sustainable stockholder value and attaining key strategic objectives for the benefit of all stockholders, and the belief that it is in the best interests of our stockholders to retain flexibility to issue the Co-Founders annual equity awards during the Performance Period to incentivize them to achieve other business goals that our board of directors may identify.
To balance these considerations, our board of directors set the size of the 2025 Co-Founder Special Awards at levels that are smaller than performance-based equity awards that have been granted to similarly situated executives at comparable companies during the lead-up to their public offering. In addition, our board of directors, with input from Compensia, agreed, pursuant to the terms of a letter agreement between us and each of Messrs. Britt and King dated as of April 28, 2025 (each, a “Founder Letter Agreement”) that, through the last day of the Performance Period for the Stock Price Hurdle Award or, if earlier, (i) a “change in control” (as defined in each Founder Letter Agreement) or (ii) the first date on which, with respect to a Co-Founder, both 2025 Co-Founder Special Awards are no longer outstanding, each Co-Founder will be eligible to receive an annual equity award, with the size of the award determined by our Compensation Committee and with a target value that is no less than the grant date fair value that corresponds to the 25th percentile for executives of our compensation peer group. The terms and conditions of such annual equity awards (including terms and conditions relating to vesting schedules, any applicable performance goals, and the treatment of awards upon a termination of employment) will be no less favorable than those of annual equity awards granted to our other executive officers in that year, other than with respect to the mix between performance-based and time-based equity awards.
Under the Founder Letter Agreements, the 2025 Co-Founder Special Awards expire if an initial public offering does not occur by September 29, 2025.
Performance-Based Condition
Stock Price Hurdle Awards
Each Stock Price Hurdle Award is divided into nine tranches that may vest, or become eligible to vest, based on achievement of specified stock price goals based on Company Stock Price during the Performance Period (a “Stock Price Hurdle”), expressed as a percentage of the “Baseline Price” (as defined in the next paragraph below).
The “Baseline Price” means the lowest volume weighted average trading price for a share of our Class A common stock over any consecutive 30-day trading period that both begins and ends during the Baseline Measurement Period.
The “Baseline Measurement Period” means the period beginning on (and including) the first full trading day after the first date on which our securities become publicly traded and ending on (and including) the last trading day on or before the date 180 days later.
The “Company Stock Price” for achievement of a Stock Price Hurdle is calculated based on the average closing price for a share of our Class A common stock over a consecutive 60-trading day period during the Performance Period as set forth below.
The applicable Stock Price Hurdle and the number of PSUs which would vest, or become eligible to vest, upon achievement thereof, is set forth in the table below. Once a Stock Price Hurdle has been achieved during the Performance Period, such Stock Price Hurdle cannot be achieved again.

	Stock Price Hurdle (as percentage of the Baseline Price)	Britt Stock Price Hurdle Award PSUs	King Stock Price Hurdle Award PSUs
(1)	133%	125,000	75,000
(2)	167%	125,000	75,000
(3)	200%	125,000	75,000
(4)	250%	125,000	75,000
(5)	300%	100,000	60,000
(6)	350%	100,000	60,000
(7)	400%	100,000	60,000
(8)	450%	100,000	60,000
(9)	500%	100,000	60,000
If our stock price fails to increase by 33% from the Baseline Price during the Performance Period, none of the Stock Price Hurdle Awards will vest.
The Stock Price Hurdles will be adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar event, subject to the terms of the 2012 Plan and award agreement. Except as specified below, there will be no partial vesting of tranches.
In the event we are subject to a change in control event following the closing of this offering but before the end of the Performance Period, each Co-Founder will become eligible to vest in additional tranche(s) of PSUs if the per share deal price in the change in control results in the achievement of an additional Stock Price Hurdle that has not previously been achieved, in which case the PSUs subject to such tranche(s) will become eligible to vest immediately prior to the closing of such change in control. If the per share deal price falls between two price goals (and the upper of those goals has not previously been achieved), then a portion of the tranche corresponding to the upper price will become eligible to vest based on a linear interpolation between those two goals.
Growth and Profit Awards
Each Growth and Profit Award is divided into four tranches that are eligible to vest, or become eligible to vest if, for any Measurement Period, the sum of (i) Revenue Growth Rate, and (ii) Adjusted EBITDA Margin equals or exceeds a specified percentage (a “Growth and Profit Goal”), as set forth in the table below.
“Adjusted EBITDA Margin” means, with respect to each Measurement Period, the quotient derived by dividing (i) our earnings before (A) interest, (B) taxes, (C) depreciation and amortization, (D) other income (expense), (E) stock-based compensation expense, and (F) certain extraordinary events, for such Measurement Period, as determined using our audited financial statements, by (ii) the revenue for such Measurement Period.
“Extraordinary Events” means events, transactions, or activities that are outside of our ordinary course of business and are not expected to recur, including, without limitation, acquisitions, divestitures, restructurings, significant litigation settlements, impairments, changes in law, or changes in accounting policies.
“Measurement Period” means each fiscal year of ours during the Performance Period.
“Revenue Growth Rate” means with respect to each Measurement Period, the quotient derived by dividing (i) the GAAP revenue for such Measurement Period, minus the GAAP revenue for our immediately prior fiscal year, by (ii) the GAAP revenue for the immediately prior fiscal year.
These goals were selected to reward the Co-Founders if they lead us to achieving our overarching objective of creating and sustaining a healthy business through a balance of growth and profitability. The metrics were defined carefully to exclude Extraordinary Events in order to ensure that actual business accomplishments drive achievement, and that extraordinary circumstances do not otherwise result in episodic achievements of the performance-based condition with respect to the Growth and Profit Awards.

	Growth and Profit Goal	Britt Growth and Profit Award PSUs	King Growth and Profit Awards PSUs
(1)	40%	750,000	450,000
(2)	45%	750,000	450,000
(3)	50%	750,000	450,000
(4)	55%	750,000	450,000
If we are subject to a change in control event following the closing of this offering but before the end of the Performance Period, the Compensation Committee will determine if any or all of the Growth and Profit Goals are achieved over our four consecutive fiscal quarters ending with our last completed fiscal quarter that ended at least 45 days prior to the consummation of such change in control, or, in the event that fewer than four fiscal quarters have been completed during the Performance Period and prior to the date that is at least 45 days prior to the consummation of the change in control, the consecutive completed fiscal quarters during the Performance Period ending with our last completed fiscal quarter ending at least 45 days prior to the consummation of such change in control.
Service-Based Condition
The PSUs under the 2025 Co-Founder Special Awards are also subject to two service-based conditions, (i) a time‑based vesting requirement, and (ii) a service-based vesting requirement as described below.
Time-Based Vesting Requirement
The time-based vesting requirement for each 2025 Co-Founder Special Award is satisfied with respect to 25% of the total PSUs underlying such 2025 Co-Founder Special Award on each of the first four anniversaries of the effective date of the registration statement of which this prospectus forms a part, subject to the applicable Co-Founder’s continued service to us.
If a Co-Founder’s service is terminated by us without “cause”, due to his death or “disability”, or by the Co-Founder for “good reason,” subject to his execution of a release of claims in a form approved by us, (i) any PSUs for which the performance-based condition has been satisfied, but for which the time-based vesting requirement has not been satisfied immediately will be deemed to satisfy the time-based vesting requirement and all such PSUs will immediately vest, and (ii) any PSUs for which the performance-based condition has not been satisfied will remain outstanding until the earlier of (A) the end of the Performance Period, and (B) (1) with respect to a Stock Price Hurdle Award, the date that is 60 trading days following such date, and (2) with respect to a Growth and Profit Award, if the qualifying termination occurs during the second half of our fiscal year, the end of the Measurement Period in which the qualifying termination occurs, and shall immediately vest upon achievement of the performance-based condition while outstanding.
Service-Based Vesting Requirement
The service-based vesting requirement for the 2025 Co-Founder Special Awards is satisfied, (i) with respect to Mr. Britt, if he remains our Chief Executive Officer, and (ii) with respect to Mr. King, if he remains our Co-Founder on a full-time basis (an “Original Qualifying Role”) through the date the performance-based condition is achieved.
If a Co-Founder transitions from his Original Qualifying Role into another role with us:
•PSUs for which the performance-based condition has theretofore been satisfied but for which the time-based vesting requirement has not been satisfied will remain outstanding and eligible to satisfy the time-based vesting requirement during a Co-Founder’s continued service in the new role with us; and
•with respect to PSUs for which the performance-based condition has not theretofore been satisfied, if the Co-Founder’s new role is an executive role with us that our board of directors determines is sufficiently strategic and aligned with our long-term objectives, then for each full year that has elapsed from the grant date through the role transition date, one tranche of such PSUs will remain outstanding and eligible to satisfy the performance-based condition (and, if applicable, the time-based vesting requirement) during the Co-Founder’s continued service relationship in the new role with us.
Change in Control
Upon the occurrence of a change in control during the Performance Period:
•any PSUs that have satisfied the time-based vesting condition as of the closing of such change in control and that are deemed to satisfy the performance-based requirement as of the closing of such change in control will vest;
•any PSUs that have not satisfied the time-based vesting condition as of the closing of such change in control and that are deemed to satisfy the performance-based requirement as of the closing of such change in control will remain outstanding and eligible to vest based on satisfaction of the time-based vesting requirement following the closing of such change in control; and
•if a Co-Founder’s service to us is terminated by us without “cause”, due to his death or “disability”, or by the Co-Founder for “good reason,” within 2 years following a change in control, all PSUs that then remain outstanding will be deemed to satisfy the time-based vesting requirement as of such date and will vest in full.
Exchange Rights
Each vested PSU under the 2025 Co-Founder Special Award will be settled in a share of our Class A common stock. Any shares of our Class A common stock issued to Messrs. Britt and King following the vesting and settlement of the PSUs under the 2025 Co-Founder Special Awards may be exchanged by them for shares of our

Class B common stock on the terms set forth in the Equity Award Exchange Agreement. See the section titled “Prospectus Summary—Our Capital Structure” for additional information.
Clawback
The 2025 Co-Founder Special Awards and the shares issuable and issued thereunder (including any proceeds, gains or other economic benefit received by Messrs. Britt and King from a subsequent sale of shares issued upon vesting) will be subject to our Compensation Recovery Policy, as it may hereinafter be amended to the extent necessary to comply with applicable securities law or any compensation recovery or clawback policy implemented by us solely to the extent necessary to comply with the requirements of applicable securities laws.
2025 Co-Founder Annual Awards
In April 2025, our board of directors approved the grant to our Co-Founders of annual awards of 376,667 and 186,667 RSUs to Messrs. Britt and King, respectively, under our 2012 Plan (the “2025 Co-Founder Annual Awards”). The 2025 Co-Founder Annual Awards are subject to a service-based vesting condition and a liquidity-based vesting condition, each of which must be satisfied for an RSU to vest. The service-based vesting condition will be satisfied in 16 equal quarterly installments following the vesting commencement date, in each case subject to the applicable Co-Founder remaining a service provider to us through the applicable vesting date. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part, in each case prior to the 7-year anniversary of the date of grant. Each 2025 Co-Founder Annual Award is subject to vesting acceleration under our Change in Control Severance Plan, as described above.
In determining the size and terms of the 2025 Co-Founder Annual Awards, the board of directors considered several factors, including market data for similarly situated executives (referencing the 25th percentile for each applicable executive), the grant terms applicable to the 2025 annual awards previously made to our other senior leaders, and the other factors described above for the 2025 Co-Founder Special Awards. The board of directors believed that the 2025 Co-Founder Annual Awards would further strengthen the link between the interests of our Co-Founders and other stockholders and providing them with compensation opportunities, the value of which are tied to our stock price.
Each vested RSU under the 2025 Co-Founder Annual Award will be settled in a share of our Class A common stock. Any shares of our Class A common stock issued to Messrs. Britt and King following the vesting and settlement of the RSUs under the 2025 Co-Founder Annual Awards may be exchanged by them for shares of our Class B common stock on the terms set forth in the Equity Award Exchange Agreements. See “Prospectus Summary—Our Capital Structure” for additional information.
2025 Equity Awards to Other NEOs
In March 2025, we granted to our NEOs, other than our Co-Founders, annual awards, with 50% in the form of RSUs and 50% in the form of stock options. In determining the size and terms of these annual awards, the Compensation Committee, in consultation with Compensia, considered several factors, including annual award market data for similarly situated executives, such NEOs’ vested and unvested equity status, and such NEOs’ past and expected future contributions to us. Each of Messrs. Newcomb and Troughton were granted (i) an award of RSUs covering 116,700 shares, and (ii) an award of stock options covering 233,400 shares, and Mr. Frankel was granted (i) an award of RSUs covering 83,300 shares, and (ii) an award of stock options covering 166,600 shares. With respect to such RSUs, each award is subject to a service-based vesting condition and a liquidity-based vesting condition, each of which must be satisfied for an RSU to vest. The service-based vesting condition will be satisfied in 16 equal quarterly installments following the vesting commencement date, in each case subject to the applicable NEO remaining a service provider to us through the applicable vesting date. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part, in each case prior to the 7-year anniversary of the date of grant, and subject to continued employment of the applicable NEO through such occurrence. With respect to such stock options, 1/48th of the shares subject to each award is scheduled to vest each month following the vesting commencement date, subject to the applicable NEO remaining a service provider to us through the applicable vesting date.

In March 2025, we also granted to each of Messrs. Newcomb and Troughton retention equity awards, with 50% in the form of RSUs and 50% in the form of stock options (the “2025 Retention Awards”). Each such NEO was granted (i) an award of RSUs covering 191,700 shares, and (ii) an award of stock options covering 383,400 shares. With respect to such RSUs, each award is subject to a service-based vesting condition and a liquidity-based vesting condition, each of which must be satisfied for an RSU to vest. The service-based vesting condition will be satisfied (i) as to 10% of the RSUs on each of the first and second anniversary of the vesting commencement date, (ii) as to 30% of the RSUs on the third anniversary of the vesting commencement date, and (iii) as to 50% of the RSUs on the fourth anniversary of the vesting commencement date, in each case subject to the applicable NEO remaining a service provider to us through the applicable vesting date. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part, in each case prior to the 7-year anniversary of the date of grant, and subject to continued employment of the applicable NEO through such occurrence. With respect to such stock options (i) 10% of the shares subject to the option are scheduled to vest on each of the first and second anniversary of the vesting commencement date, (ii) 30% of the shares subject to the option are scheduled to vest on the third anniversary of the vesting commencement date, and (iii) 50% of the shares subject to the option are scheduled to vest on the fourth anniversary of the vesting commencement date, in each case subject to the applicable NEO remaining a service provider to us through the applicable vesting date.
In determining the size and terms of the 2025 Retention Awards, the Compensation Committee, in consultation with Compensia, considered several factors, including each such NEO’s current vested and unvested holdings in the Company, market data for similarly situated executives leading up to an initial public offering, and such NEOs’ past and expected future contributions to us. The Compensation Committee believed that the 2025 Retention Awards would provide a strong retentive incentive, particularly in light of the heavily backloaded vesting schedule.
Each annual award and 2025 Retention Award will be settled in a share of our Class A common stock and is subject to vesting acceleration under our Change in Control Severance Plan, as described above.
Welfare and Other Employee Benefits
Our NEOs are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the U.S. These benefits include medical, dental, vision, and disability benefits, and other plans and programs made available to other eligible employees. We have a qualified defined contribution plan under Code Section 401(k) covering eligible employees, including our NEOs. All participants in the plan are eligible to make pre-tax or Roth or after-tax Roth contributions. All participant 401(k) contributions and earnings, as well as all matching contributions and earnings, are fully and immediately vested.
Pension Benefits
We did not sponsor any defined benefit pension or other actuarial plan for our NEOs in 2024.
Perquisites
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we generally do not provide special plans or programs for our NEOs. In 2024, we engaged third parties to provide limited security and transportation services to Mr. Britt. We view these security and transportation services provided to Mr. Britt as an integral part of our risk management program and as necessary and appropriate business expenses. However, because they may be viewed as conveying a personal benefit to Mr. Britt, we have included in the Summary Compensation Table below the aggregate incremental costs to us of these services in the total value of perquisites and personal benefits paid to Mr. Britt. Additionally, in 2024, we provided a corporate housing stipend, paid on a grossed up basis, to Mr. Troughton, and reimbursed Mr. Frankel, on a grossed-up basis, for certain costs associated with his relocation to San Francisco and certain legal fees in connection with his hiring.
All practices with respect to perquisites or other personal benefits will be subject to review and approval by our board of directors.

Other Compensation Policies
Compensation Recovery Policy
We have adopted an executive compensation recovery policy that will become effective as of the effective date of the registration statement of which this prospectus forms a part (the “Clawback Policy”), applicable to our current and future former executive officers in compliance with the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act as implemented by SEC rules and regulations and Nasdaq listing standards. The Clawback Policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement. As is described in more detail in the Clawback Policy, excess compensation generally is incentive-based compensation that exceeds the amount a covered executive otherwise would have received had the compensation been determined based on the restated amounts. Excess compensation is generally covered by the Clawback Policy if received by an individual following the effective date of the policy and during the three completed fiscal years immediately prior to the date it is determined that an accounting restatement is required, such amounts were received after the individual became an executive officer and such individual was an executive officer at any time during the applicable performance period.
Derivatives Trading, Hedging, and Pledging Policy
We have adopted an insider trading policy that will become effective as of the effective date of the registration statement of which this prospectus forms a part. Pursuant to such policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.
Tax and Accounting Considerations
Tax Considerations
We have not provided any of our NEOs with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999, or 409A. Code Sections 280G and 4999 provide that NEOs, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.
Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1.0 million per year for certain of our current and former highly compensated executive officers. While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the board of directors may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.
Accounting Considerations
We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of directors. These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

Compensation-Related Risk
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks, and monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In cooperation with management and the Compensation Committee, our board of directors reviewed our 2024 compensation programs. Our board of directors believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our company. We have designed our compensation programs to be balanced so that our employees are focused on both short-term and long-term financial and operational performance goals are appropriately set with targets that encourage growth in the business.
Summary Compensation Table
The following table shows the compensation awarded, paid to or earned by each of our NEOs for the year ended December 31, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Britt	2024	500,000	1,500	—	14,957,098	—	378,601	15,837,199
Co-Founder, Chairperson, and Chief Executive Officer
Ryan King	2024	475,000	1,500	—	14,957,098	—	9,004	15,442,602
Co-Founder and Director
Matthew Newcomb	2024	446,760	1,500	—	—	320,000	10,686	778,946
Chief Financial Officer
Adam Frankel	2024	425,000	—	1,251,265	1,454,782	300,000	44,813	3,475,860
General Counsel and Corporate Secretary
Mark Troughton	2024	450,000	1,000	—	—	320,000	156,054	927,054
Chief Operating Officer
__________________
(1)The amounts reported represent anniversary bonuses as described above.
(2)The amounts reported represent the aggregate grant-date fair value of the RSUs or options awarded to the NEOs calculated in accordance with ASC Topic 718. These amounts do not reflect the actual economic value that may be realized by the NEO. The assumptions used in determining the grant date fair value of the RSUs or options reported in this column are set forth in Note 13 to our consolidated financial statements included elsewhere in this prospectus.
(3)Consists of amounts earned under our 2024 Bonus Plan.
(4)The reported amount of all other compensation consists of: (i) for Mr. Britt, $10,350 in connection with 401(k) Company matching, $336 in life insurance premiums, and $367,915 in connection with company-paid security and transportation services that we view as an integral part of our risk management program but may be viewed as conveying a personal benefit to Mr. Britt; (ii) for Mr. King, $8,668 in connection with 401(k) Company matching and $336 in life insurance premiums; (iii) for Mr. Newcomb, $10,350 in connection with 401(k) Company matching and $336 in life insurance premiums; (iv) for Mr. Frankel, $21,151 in connection with legal fee reimbursement in connection with his hiring, $14,157 in connection with relocation expenses, $9,169 in connection with 401(k) Company matching, and $336 in life insurance premiums; and (v) for Mr. Troughton, $153,944 in corporate housing benefits, $1,774 in connection with 401(k) Company matching, and $336 in life insurance premiums.
Grants of Plan-Based Awards in 2024
The following table sets forth information regarding grants of awards made to our NEOs during 2024:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(3)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date(1)	Target	Target
Christopher Britt	3/30/2024	—	—	—	700,000	17.35	8,053,822
	3/30/2024	—	600,000	—	—	17.35	6,903,276
Ryan King	3/30/2024	—	—	—	700,000	17.35	8,053,822

	3/30/2024	—	600,000	—	—	17.35	6,903,276
Matthew Newcomb		225,000	—	—	—	—	—
Adam Frankel	12/4/2024	—	—	—	100,000	23.51	1,454,782
	12/4/2024	—	—	50,000	—	—	1,251,265
		212,500	—	—	—	—	—
Mark Troughton		225,000	—	—	—	—	—
__________________
(1)Each of the equity incentive plan awards was granted pursuant to our 2012 Plan. Each of the non-equity incentive plan awards represent target bonus opportunities under our 2024 Bonus Plan.
(2)These amounts reflect the target payout to Messrs. Newcomb, Frankel, and Troughton under our 2024 Bonus Plan. There are no threshold or maximum amounts under such awards. The actual amounts paid will be reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The 2024 Bonus Plan is described above in “—2024 Bonus Plan.”
(3)These awards reflect the grant of stock options subject to both a service-based vesting condition and a performance-based vesting condition, each of which must be satisfied in order for an option share to vest, as described above in “—Equity Compensation.”
(4)The amounts reported represent the aggregate grant-date fair value of the RSUs or options awarded to the NEOs calculated in accordance with ASC Topic 718. These amounts do not reflect the actual economic value that may be realized by the NEO. The assumptions used in determining the grant date fair value of the RSUs or options reported in this column are set forth in Note 13 to our consolidated financial statements included elsewhere in this prospectus.
Employment Arrangements with Our NEOs
We have entered into confirmatory employment agreements with certain of our NEOs, providing for the terms set forth below.
Christopher Britt
Mr. Britt’s confirmatory employment agreement does not have a specific term and provides that Mr. Britt is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. Britt may have concerning his employment relationship with us, other than agreements with respect to equity acceleration, severance, and change in control benefits. Mr. Britt’s confirmatory employment agreement provides that he will continue to receive his current annual base salary of $500,000, and that he is not currently eligible to participate in our Executive Incentive Compensation Plan. Mr. Britt also entered into a Founder Letter Agreement, as more fully described in the “2025 Co-Founder Special Award” section above.
Ryan King
Mr. King’s confirmatory employment agreement does not have a specific term and provides that Mr. King is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. King may have concerning his employment relationship with us, other than agreements with respect to equity acceleration, severance, and change in control benefits. Mr. King’s confirmatory employment agreement provides that he will continue to receive his current annual base salary of $475,000, and that he is not currently eligible to participate in our Executive Incentive Compensation Plan. Mr. King also entered into a Founder Letter Agreement, as more fully described in the “2025 Co-Founder Special Award” section above.
Matthew Newcomb
Mr. Newcomb’s confirmatory employment agreement does not have a specific term and provides that Mr. Newcomb is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. Newcomb may have concerning his employment relationship with us, other than agreements with respect to equity acceleration, severance, and change in control benefits. Mr. Newcomb’s confirmatory employment agreement provides that he will continue to receive his current annual base salary of $500,000, and is eligible for a target annual bonus at 50% of his annual base salary.
Adam Frankel
Mr. Frankel’s confirmatory employment agreement does not have a specific term and provides that Mr. Frankel is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. Frankel may have concerning his employment relationship with us, other than agreements with respect to equity acceleration, severance, and change in control benefits. Mr. Frankel’s confirmatory employment agreement provides that he will continue to receive his current annual base salary of $450,000, and is eligible for a target annual bonus at 50% of his annual base salary.
Mark Troughton
Mr. Troughton’s confirmatory employment agreement does not have a specific term and provides that Mr. Troughton is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. Troughton may have concerning his employment relationship with us, other than agreements with respect to equity acceleration, severance, and change in control benefits. Mr. Troughton ’s confirmatory employment agreement provides that he will continue to receive his current annual base salary of $500,000, and is eligible for a target annual bonus at 50% of his annual base salary.
Severance Plans
Each of our NEOs is currently eligible to receive severance benefits under the terms of our Change in Control Severance Plan and Officer Severance Plan, as applicable.
Change in Control Severance Plan
Under the terms of our Change in Control Severance Plan, each of our NEOs will become eligible to receive the following severance benefits in the event of such NEO’s termination of employment either (i) by us other than for cause (as defined in such plan), death, or disability, or (ii) by such NEO’s resignation for good reason (as defined in such plan), in either case, within the one-year period beginning on the occurrence of a change in control (as defined in such plan):
•Accrued Benefits: The sum of (i) the NEO’s annual base salary through the date of termination, (ii) any annual incentive payment earned for a performance period that was completed prior to the date of termination, and (iii) any accrued and unused vacation pay or other paid time off, and any business expenses incurred but unreimbursed as of the date of termination;
•Salary Severance: A cash amount equal to the NEO’s annual base salary immediately prior to the change in control, or if higher, immediately prior to the date of termination (disregarding any reduction giving rise to a claim for good reason);
•Bonus Severance: A cash amount equal to the NEO’s annual target bonus in effect immediately prior to the change in control, or if higher, immediately prior to the date of termination (disregarding any reduction giving rise to a claim for good reason);
•COBRA Severance: A cash amount equal to the cost of 12 months’ of continued coverage under the Company’s healthcare benefit plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the NEO is not obligated to use this payment for continuation coverage under COBRA;
•Equity Award Acceleration: All equity awards subject to service-based equity awards will accelerate vesting in full, otherwise expressly provided for in the applicable equity award agreements; and
•Option Exercise Period: The post-termination exercise period of non-qualified stock options will continue through the earlier of 18 months following the date of termination or the post-termination exercise period in the applicable award agreement or other written agreement (subject to the term of the option), and NEOs will receive a written election form pursuant to which NEOs may elect to apply some post-termination exercise period extension to incentive stock options.
Unless otherwise provided for in an applicable equity award agreement, with respect to outstanding equity awards scheduled to vest upon achievement of performance goals which have not yet been certified, performance shall be deemed earned based on the higher of target and actual performance prior to the date of the change in control and such awards will become subject to the vesting acceleration described above upon a qualifying termination.
Additionally, if a NEO’s employment is terminated within 3 months prior to a change in control and it is reasonably demonstrated that such termination of employment was at the request of a third party to effect a change in control, or was otherwise in connection with or anticipation of a change in control (an “Anticipatory Termination”), a NEO will be eligible to receive the salary severance, bonus severance and COBRA severance described above, reduced by amounts paid to such NEO under our Officer Severance Plan.
Severance benefits under our Change in Control Severance Plan (but excluding accrued benefits) are subject to a NEO’s execution and non‑revocation of a release of claims in favor of us and our affiliates within 45 days following the date of termination (or such longer period specified in the release).
Severance benefits under our Change in Control Severance Plan will be subject to reduction to the extent duplicative of amounts paid under other any benefit plan, policy, agreement, or arrangements, including our Officer Severance Plan.
Additionally, our Change in Control Severance Plan provides that if any payments made to an NEO under such plan would subject the NEO to the excise tax under Section 4999 of the Code, such payments will be reduced if and to the extent such reduction would provide an NEO with the best after-tax result, as determined by a nationally recognized accounting firm.
Officer Severance Plan
Under the terms of our Officer Severance Plan, each of our NEOs is currently eligible to receive the following severance benefits in the event of such NEO’s termination of employment either (i) by us other than for cause (as defined in such plan), death or disability, or (ii) by such NEO’s resignation for good reason (as defined in such plan), in either case, outside the one-year period beginning on the occurrence of a change in control (as defined in such plan):
•Accrued Benefits: The sum of (i) the NEO’s annual base salary through the date of termination, (ii) any annual incentive payment earned for a performance period that was completed prior to the date of termination, and (iii) any accrued and unused vacation pay or other paid time off, and any business expenses incurred but unreimbursed as of the date of termination;
•Salary Severance: A cash amount equal to 50% of the NEO’s annual base salary immediately prior to the date of termination (disregarding any reduction giving rise to a claim for good reason);
•COBRA Severance: A cash amount equal to the cost of 6 months’ of continued coverage under the Company’s healthcare benefit plans under COBRA; provided that the NEO is not obligated to use this payment for continuation coverage under COBRA.
A qualifying termination shall not include a termination of employment due to a sale of assets (including the sale of an affiliated entity), if as of the consummation of such transaction, a NEO either (a) remains an employee of the affiliated entity being sold or disposed of immediately following such transaction, or (b) is employed by the acquirer of the assets being sold, in each case, on terms and conditions that are substantially comparable in the aggregate, including with respect to compensation, duties, and work location.
Severance benefits under our Officer Severance Plan (but excluding accrued benefits) are subject to a NEO’s execution and non‑revocation of a release of claims in favor of us and our affiliates within 45 days following the date of termination (or such longer period specified in the release).
Severance benefits under our Officer Severance Plan will be subject to reduction to the extent duplicative of amounts paid under other any benefit plan, policy, agreement or arrangements (other than in the case of an Anticipatory Termination).

Outstanding Equity Awards at 2024 Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2024:

Name		Option Awards							Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher Britt	1/28/2020	2,628,665	—		—		7.67	1/27/2030	—		—
	3/29/2023	393,750	506,250	(2)	—		13.89	3/28/2033	—		—
	3/30/2024	145,833	554,167	(3)	—		17.35	3/29/2034	—		—
	3/30/2024	—	—		600,000	(4)	17.35	3/29/2034	—		—
Ryan King	1/28/2020	2,367,925	—		—		7.67	1/27/2030	—		—
	3/29/2023	379,352	506,250	(2)	—		13.89	3/28/2033	—		—
	3/30/2024	145,833	554,167	(3)	—		17.35	3/29/2034	—		—
	3/30/2024	—	—		600,000	(4)	17.35	3/29/2034	—		—
Matthew Newcomb	11/6/2018	103,417	—		—		0.68	11/5/2028	—		—
	7/23/2020	325,000	—		—		6.19	7/22/2030	—		—
	2/7/2023	171,875	203,125	(5)	—		13.89	2/6/2033	—		—
	2/7/2023	—	—		—		—	—	187,500	(6)	3,056,550
	12/25/2023	55,555	211,112	(3)	—		15.70	12/24/2033	—		—
	12/25/2023	—	—		—		—	—	133,333	(7)	2,384,901
Adam Frankel	9/1/2023	123,333	246,667	(8)	—		16.56	8/31/2033	—		—
	9/1/2023	—	—		—		—	—	185,000	(9)	3,060,622
	12/4/2024	2,083	97,917	(10)	—		23.51	12/3/2034	—		—
	12/4/2024	—	—		—		—	—	50,000	(11)	1,251,265
Mark Troughton	7/23/2020	500,000	—		—		6.19	7/22/2030	—		—
	2/7/2023	106,944	126,389	(5)	—		13.89	2/6/2033	—		—
	2/7/2023	—	—		—		—	—	116,667	(6)	1,901,859
	11/29/2023	187,500	412,500	(12)	—		15.70	11/28/2033	—		—
	11/29/2023	—	—		—		—	—	300,000	(13)	5,217,690
__________________
(1)As described above, these RSUs are subject to a service-based vesting condition and a liquidity-based vesting condition, each of which must be satisfied for the RSUs to vest. The liquidity-based vesting condition is generally satisfied upon the occurrence of a change in control event or the effective date of the registration statement of which this prospectus forms a part, in each case prior to the seven-year anniversary of the date of grant.
(2)1/48th of the shares subject to this option vest monthly following March 29, 2023, subject to the NEO remaining a service provider to us through the applicable vesting date.
(3)1/48th of the shares subject to this option vest monthly following February 15, 2024, subject to the NEO remaining a service provider to us through the applicable vesting date.
(4)The shares subject to this option vest upon satisfaction of both a service-based vesting condition and a performance-based vesting condition before the award’s expiration date. The service-based vesting condition is satisfied as follows: 1/48th of the shares subject to this option vest monthly following February 15, 2024, subject to the NEO remaining a service provider to us through the applicable vesting date. The performance-based vesting condition is satisfied, subject to the NEO’s continued role as a service provider to us through the certification date, as follows: (i) 1/3 of the shares subject to this option, upon the attainment of both 30% annual revenue growth for 2024 (over 2023) and 1200 basis points of improvement in 2024 EBITDA margin (over 2023); (ii) 1/3 of the shares subject to this option, subject to the attainment of both 35% annual revenue growth for 2024 (over 2023) and 1400 basis points of improvement in 2024 EBITDA margin (over 2023); and (iii) 1/3 of the shares subject to this option, subject to the attainment of both 40% annual revenue growth for 2024 (over 2023) and 1600 basis points of improvement in 2024 EBITDA margin (over 2023). Revenue growth and EBITDA margin improvement are measured consistent with our 2024 Bonus Plan. In March 2025, the Compensation Committee determined that the performance condition of the first tranche was satisfied and that the performance condition of the remaining tranches were not satisfied. As a result, a maximum of 200,000 shares of each option became eligible to vest and become exercisable, subject to satisfaction of the service-based vesting condition.
(5)1/48th of the shares subject to this option vest monthly following February 7, 2023, subject to the NEO remaining a service provider to us through the applicable vesting date.
(6)The service-based vesting condition will be satisfied in 16 equal quarterly installments following February 7, 2023, subject to the NEO remaining a service provider to us through the applicable vesting date.

(7)The service-based vesting condition will be satisfied in 16 equal quarterly installments following February 15, 2024, subject to the NEO remaining a service provider to us through the applicable vesting date.
(8)1/4th of the shares subject to this option vest on August 8, 2024, with 1/48th of the total shares vesting monthly thereafter, subject to the NEO remaining a service provider to us through the applicable vesting date.
(9)The service-based vesting condition will be satisfied as to 1/4th of the shares on August 8, 2024, with the remainder of the shares vesting in 12 equal quarterly installments thereafter, subject to the NEO remaining a service provider to us through the applicable vesting date.
(10)1/48th of the shares subject to this option vest monthly following November 15, 2024, subject to the NEO remaining a service provider to us through the applicable vesting date.
(11)The service-based vesting condition will be satisfied in 16 equal quarterly installments following September 15, 2024, subject to the NEO remaining a service provider to us through the applicable vesting date.
(12)1/48th of the shares subject to this option vest monthly following September 1, 2023, subject to the NEO remaining a service provider to us through the applicable vesting date.
(13)The service-based vesting condition will be satisfied in 16 equal quarterly installments following September 1, 2023, subject to the NEO remaining a service provider to us through the applicable vesting date.
Option Exercises and Stock Vested in 2024
The following table sets forth the number of shares of Class A common stock acquired during 2024 by our NEOs upon the exercise of stock options and the value realized upon such exercise:

	Option Awards
Name	Number of Securities Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Christopher Britt	—	—
Ryan King	14,398	70,550
Matthew Newcomb	46,101	768,319
Adam Frankel	—	—
Mark Troughton	—	—
__________________
(1)Based on the fair market value of our Class A common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
Potential Payments upon Termination or Change in Control
Each of our NEOs is currently eligible to receive severance benefits under the terms of our Change in Control Severance Plan and Officer Severance Plan, as applicable.
Potential Payments upon Termination Apart from a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if any of their employment had been terminated by the NEO for “good reason” or by us for a reason other than “cause,” death, or “disability” (as such terms are defined in our Officer Severance Plan) and such termination had occurred on December 31, 2024:

	Cash Severance ($)(1)	COBRA Premiums ($)(2)	Total ($)
Christopher Britt	250,000	15,734	265,734
Ryan King	237,500	15,734	253,234
Matthew Newcomb	225,000	15,734	240,734
Adam Frankel	212,500	15,770	228,270
Mark Troughton	225,000	15,734	240,734
__________________
(1)Based on a lump sum payment equal to six months of the NEO’s annual base salary.
(2)Based on a reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of six months.

Potential Payments upon Termination Following a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if any of their employment had been terminated by the NEO for “good reason” or by us for a reason other than “cause,” death, or “disability” in connection with a “change of control” (as such terms are defined in our Change in Control Severance Plan) and such termination occurred on December 31, 2024:

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	COBRA Premiums ($)(3)	Total ($)
Christopher Britt	500,000	11,979,794	31,468	12,511,262
Ryan King	475,000	11,979,794	31,468	12,486,262
Matthew Newcomb	675,000	8,629,356	31,468	9,335,824
Adam Frankel	637,500	5,880,026	31,540	6,549,066
Mark Troughton	675,000	10,829,192	31,468	11,535,660
__________________
(1)Based on a lump sum payment equal to 12 months of the NEO’s annual base salary plus the NEO’s target annual bonus opportunity.
(2)For all NEOs, based upon full acceleration of service-based vesting conditions. For the performance options held by Messrs. Britt and King, based upon deemed performance based on the higher of target and actual performance prior to the date of the change in control.
(3)Based on a reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 12 months.
Employee Benefit and Stock Plans
2025 Equity Incentive Plan
In April 2025, our board of directors adopted, and in May 2025, our stockholders approved, our 2025 Plan. Our 2025 Plan will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. Our 2025 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units (including performance-based restricted stock units), stock appreciation rights, and performance awards to our employees, directors, and consultants, and our parent and subsidiary corporations’ employees and consultants. Our 2012 Plan will terminate immediately prior to the effectiveness of the 2025 Plan with respect to the grant of future awards.
Authorized Shares
Subject to adjustment upon certain changes in our capitalization and the automatic share reserve increase described below, a total of 46,500,000 shares of our Class A common stock are reserved for issuance pursuant to our 2025 Plan. In addition, the shares reserved for issuance under our 2025 Plan also includes any shares subject to stock options, restricted stock units or similar awards granted under our 2012 Plan that, on or after the effective date of the registration statement of which this prospectus forms a part, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to our 2025 Plan pursuant to this sentence is 91,000,000 shares). The number of shares available for issuance under our 2025 Plan also includes an annual increase on the first day of each fiscal year beginning with our 2026 fiscal year, equal to the least of:
•46,500,000 shares of common stock;
•five percent (5%) of the total number of shares of all classes of our outstanding common stock as of the last day of the immediately preceding fiscal year; or
•such other amount as our board of directors may determine no later than the last day of the immediately preceding fiscal year.

If an award granted under the 2025 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, restricted stock units (including performance-based restricted stock units), or performance awards, is forfeited or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2025 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2025 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2025 Plan. Shares that have actually been issued under the 2025 Plan under any award will not be returned to the 2025 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited, such shares will become available for future grant under the 2025 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2025 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2025 Plan.
Plan Administration
Our board of directors or one or more committees appointed by our board of directors administers our 2025 Plan. The Compensation Committee initially administers our 2025 Plan. In addition, if we determine it is desirable to qualify transactions under our 2025 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2025 Plan, the administrator has the power to administer our 2025 Plan and make all determinations deemed necessary or advisable for administering the 2025 Plan, including, but not limited to, the power to determine the fair market value of our Class A common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2025 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2025 Plan and awards granted under it, prescribe, amend, and rescind rules relating to our 2025 Plan, including creating sub-plans, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.
Stock Options
Stock options may be granted under our 2025 Plan. The exercise price of options granted under our 2025 Plan must at least be equal to the fair market value of our Class A common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2025 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights
Stock appreciation rights may be granted under our 2025 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2025 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Class A common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.
Restricted Stock
Restricted stock may be granted under our 2025 Plan. Restricted stock awards are grants of shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2025 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units
Restricted stock units may be granted under our 2025 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our Class A common stock. Subject to the provisions of our 2025 Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.
Performance Awards
Performance awards may be granted under our 2025 Plan. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance awards to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance awards. Performance awards may have an initial dollar value established by the administrator on or prior to the grant date. Performance awards denominated in shares shall have an initial value equal to the fair market value of our Class A common stock on the grant date. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares or in some combination thereof.
Non-Employee Directors
Our 2025 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our 2025 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, our 2025 Plan provides that in any given fiscal year, a non-employee director will not be paid cash retainers or granted awards having a grant-date fair value, in the aggregate, greater than $750,000, but this limit is increased to $1,000,000 in connection with his or her initially joining the board of directors (in each case, excluding awards granted to him or her as a consultant or employee). The grant-date fair values will be determined according to GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our non-employee directors under our 2025 Plan in the future.
Non-Transferability of Awards
Unless the administrator provides otherwise, our 2025 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Certain Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2025 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2025 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2025 Plan.
Dissolution or Liquidation
In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.
Merger or Change in Control
Our 2025 Plan provides that in the event of our merger with or into another corporation or entity or a change in control (as defined in our 2025 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly.
If a successor corporation does not continue an award, or some portion of such award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant. In the event an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, unless otherwise set forth in an award agreement or other written agreement between a participant and we, or our applicable subsidiaries or parent, the administrator will notify each participant in writing or electronically that the option or stock appreciation right, as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right, as applicable, will terminate upon the expiration of such period.
Awards granted to our outside directors will vest fully and become immediately exercisable, all restrictions on any such awards of restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for performance awards will be deemed achieved at 100% of target levels and all other terms and conditions met, unless otherwise set forth in an award agreement or other written agreement between a participant and we, or our applicable subsidiaries or parent.
Clawback
Awards granted under our 2025 Plan will be subject to any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our stock is listed or as otherwise required by applicable laws, and the administrator also may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events. Our board of directors may require a participant to forfeit, return, or reimburse us all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.
Amendment and Termination
The administrator has the authority to amend, suspend or terminate our 2025 Plan provided such action does not materially impair the existing rights of any participant. Our 2025 Plan will continue in effect until terminated pursuant to its terms, but no options that qualify as incentive stock options may be granted after 10 years from the earlier of its approval by our board of directors or our stockholders, and the provision related to the automatic annual share reserve increase will operate only until the 10 year anniversary of the earlier of approval by our board of directors or our stockholders.
Amended and Restated 2012 Stock Option and Grant Plan
Our board of directors adopted, and our stockholders approved, our 2012 Plan, in 2012. Our 2012 Plan was most recently amended in January 2024. The 2012 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, restricted stock awards, unrestricted stock awards and restricted stock units (including performance-based restricted stock units) to eligible officers, employees, directors, and consultants of ours and of our subsidiaries. The 2012 Plan will terminate in connection with the initial public offering of our Class A common stock, and accordingly, no additional awards will be granted under the 2012 Plan thereafter. However, the 2012 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2012 Plan. As of March 31, 2025, stock options covering 33,649,122 shares of our Class A common stock, RSUs (subject to service-based and liquidity-based vesting conditions) covering 48,435,337 shares of our Class A common stock, and PSUs (subject to service-based, liquidity-based, and performance-based vesting conditions) covering 1,929,943 shares of our Class A common stock were outstanding under the 2012 Plan.
Plan Administration
The 2012 Plan is administered by our board of directors or a committee of our board of directors consisting of at least two directors, or a committee of one or more officers (subject to constraints imposed by our board of directors). The administrator has the power and the authority to make all determinations it deems advisable for its administration, subject to the terms of the 2012 Plan. All decisions and interpretations of the administrator are binding on us and all persons holding awards granted under the 2012 Plan.

The 2012 Plan provides that the administrator has the power to reduce the exercise price of stock option, provide for the exchange of any option for another award having no or a lower exercise price or provide for the exchange of any stock option or other award for a cash payment, in each case, without obtaining additional stockholder approval.
Stock Options
Stock options have been granted under the 2012 Plan. Subject to the provisions of the 2012 Plan, the administrator determines the terms of options. The per share exercise price of options granted under the 2012 Plan generally must be equal to at least 100% of the fair market value of a share of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the combined voting power of all classes of our (or any of our parent’s or subsidiary’s) stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our common stock on the grant date. After the termination of a participant’s service relationship, he or she may exercise the vested portion of his or her option for 3 months, or 12 months if such termination is due to death or disability following the termination of service, or such longer period specified in the award agreement. An option, however, may not be exercised later than the expiration of its term. In addition, if a participant’s service relationship is terminated for “cause” (as defined in the 2012 Plan), the award agreement may provide that the option will terminate immediately and will not be exercisable.
Restricted Stock
Awards of restricted stock are permitted to be granted under the 2012 Plan. Restricted stock awards are grants (or sale) of shares which vest in accordance with terms and conditions established by the administrator. The administrator determines the restrictions and conditions applicable to each restricted stock award at the time of grant. Conditions may be based on such criteria as the administrator determines, including but not limited to continuing service or the achievement of pre-established performance goals. Recipients of restricted stock awards generally have voting rights (to the extent the restricted stock is entitled to voting rights) and rights to dividends and other distributions with respect to such shares upon grant, provided that such dividends or distributions will not be paid or made until the underlying shares have vested. Unless provided otherwise in the award agreement or other applicable writing, shares of restricted stock as to which the restrictions have not lapsed when the participant’s service relationship terminates will be subject to our right to repurchase such unvested shares.
Restricted Stock Units
Restricted stock units (including performance-based restricted stock units) have been granted under the 2012 Plan. Restricted stock units entitle recipients to shares of stock in the future, subject to meeting conditions and restrictions imposed by our board of directors and as set forth in the applicable award agreement. The conditions and restrictions applicable to a restricted stock unit award may be based upon continued employment (or other business relationship) with us and/or the achievement of certain pre-established performance goals and objectives. Once the conditions and restrictions are satisfied and the award is vested, the restricted stock units generally will be settled by the issuance of shares of Class A common stock. Unvested restricted stock units are forfeited upon the termination of a recipient’s service.
Non-Transferability of Awards
The 2012 Plan generally does not allow for the transfer of option awards other than by will or the laws of descent and distribution, and only the participant holding the option award may exercise the award during his or her lifetime, provided that the administrator may specify in an award agreement certain limited transfers of nonstatutory stock options such as by gift to a family member. Awards of restricted stock generally may not be transferred, except as provided in an individual award agreement or to certain permitted transferees set forth in the 2012 Plan, including, but not limited to, us, certain family members and certain trusts and foundations controlled by a participant.

Certain Adjustments
If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares under the 2012 Plan are increased or decreased or are exchanged for a different number or kind of our shares or other securities, or additional shares of our Class A common stock or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of our Class A common stock or other securities of ours without the receipt of consideration by us, or, if, as a result of any merger or consolidation, or sale of all or substantially all of our assets, the outstanding shares of our Class A common stock are converted into or exchanged for other securities of ours or any successor entity (or our parent or subsidiary), the administrator will make an appropriate and proportionate adjustment in (i) the number of shares reserved for issuance under the 2012 Plan; (ii) the number and kind of shares or other securities subject to outstanding awards; (iii) the per share repurchase price of outstanding awards; and (iv) the exercise price for each share subject to outstanding options (without changing the aggregate exercise price of such options). In the case of awards issued to California residents, the administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent we are relying upon the exemption afforded thereby with respect to the award.
Merger or Change in Control
The 2012 Plan provides that in the event of our sale event, as defined in the 2012 Plan, each outstanding award of options, restricted stock, and restricted stock units will terminate or be forfeited to us (as applicable), unless assumed or substituted for awards of the successor entity (or its parent). If the 2012 Plan and outstanding options under the 2012 Plan are terminated, participants holding awards of options will be permitted to exercise all options within a period of time specified by the administrator. With respect to awards of restricted stock, forfeited awards will be repurchased at a price equal to the lower of the original purchase price paid by participants with respect to such awards or the fair market value of the shares immediately prior to the effective time of the sale event. Notwithstanding the foregoing, we have the right, but not the obligation, and without the consent of any participant, to cancel an award in exchange for a cash payment equal to, for each share of our Class A common stock subject to the award, the value of the consideration payable per share of our Class A common stock in the sale event (net of any applicable exercise price).
Amendment and Terminations
Our board of directors may, at any time, amend or discontinue the 2012 Plan and the administrator may, at any time, amend, or cancel any outstanding award to satisfy changes in law or other lawful purpose, but no such action may adversely affect the rights of participants without their consent. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2012 Plan. As noted above, the 2012 Plan will terminate in connection with the initial public offering of our shares, and we will not grant any additional awards under the 2012 Plan thereafter.
Employee Stock Purchase Plan
In April 2025, our board of directors adopted, and in May 2025, our stockholders approved, our ESPP. Our ESPP will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. However, no offering period or purchase period will begin unless and until otherwise determined by our board of directors.
Authorized Shares
A total of 9,300,000 shares of our Class A common stock are available for sale under our ESPP. The number of shares of our Class A common stock available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning with our 2026 fiscal year, equal to the least of:
•9,300,000 shares;

•one percent (1%) of the total number of shares of all classes of our common stock outstanding as of the last day of the immediately preceding fiscal year; or
•such other amount as our board of directors may determine no later than the last day of the immediately preceding fiscal year.
Plan Administration
Our board of directors, or a committee appointed by our board of directors, may administer our ESPP, and have full but non-exclusive authority to interpret the terms of our ESPP and determine eligibility to participate, subject to the conditions of our ESPP, as described below. Our Compensation Committee initially administers our ESPP. The administrator has full and exclusive discretionary authority to construe, interpret, and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate our subsidiaries and affiliates as participating in the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans, and appendices to the ESPP enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.
Eligibility
Generally, all of our employees are eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.
However, an employee may not be granted rights to purchase shares of our Class A common stock under our ESPP if such employee:
•immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or
•hold rights to purchase shares of our Class A common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our Class A common stock for each calendar year.
Offering Periods
Our ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in our ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions
Our ESPP permits participants to purchase shares of our Class A common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) in an amount determined by the administrator, but not exceeding 15% of their eligible compensation. During any offering period or purchase period, as applicable, a participant may purchase a maximum number of shares of our Class A common stock to be determined by the administrator.
Exercise of Purchase Right
Amounts contributed and accumulated by the participant will be used to purchase shares of our Class A common stock at the end of each six-month purchase period. The purchase price of the shares will be 15% of the lower of the fair market value of our Class A common stock on the first trading day of the offering period or on the exercise date. If the fair market value of our Class A common stock on the exercise date is less than the fair market value on the first trading day of the offering period, participants will be automatically withdrawn from such offering period immediately following their purchase of shares of our Class A common stock on the exercise date and will be automatically re-enrolled in the next offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A common stock. Participation ends automatically upon termination of employment with us.
Non-Transferability
A participant may not transfer rights granted under our ESPP (other than by will, the laws of descent and distribution or as otherwise provided under our ESPP).
Merger or Change in Control
Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.
Amendment; Termination
The administrator has the authority to amend, suspend, or terminate our ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase shares of our Class A common stock under our ESPP. Our ESPP automatically will terminate in 2045, unless we terminate it sooner.
Executive Incentive Compensation Plan
In April 2025, our board of directors adopted our Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). Our Incentive Compensation Plan allows us to provide cash incentive awards to employees selected by our board of directors or the Compensation Committee (the “administrator”), including our NEOs, based upon performance goals established by the administrator. Pursuant to the Incentive Compensation Plan, the administrator, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.
Under our Incentive Compensation Plan, the administrator will determine the performance goals applicable to any award, which goals may include, without limitation, goals related to research and development milestones, regulatory milestones or regulatory-related goals, gross margin, financial milestones, new product or business development, operating margin, product release timelines or other product release milestones, publications, cash flow, procurement, savings, internal structure, leadership development, project function or portfolio-specific milestones, license or research collaboration agreements, capital raising, initial public offering preparations, patentability, and individual objectives such as peer reviews or other subjective or objective criteria, and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.
The administrator of our Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual award, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at, or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards will be paid in cash (or its equivalent) in a single lump sum only after they are earned, which usually requires continued employment through the date the actual award is paid. The administrator reserves the right to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, as the administrator determines. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Incentive Compensation Plan.
Our board of directors and our Compensation Committee have the authority to amend, alter, suspend, or terminate our Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers, or holders of more than 5% of any class of our outstanding voting securities, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement, dated as of August 9, 2021, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Crosslink Capital and Menlo Ventures, and other holders of more than 5% of our capital stock, have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. James M. P. Feuille and Shawn Carolan, members of our board of directors, are affiliated with Crosslink Capital and Menlo Ventures, respectively. Ryan King, our Co-Founder and member of our board of directors, and affiliated entities, as well as entities affiliated with Christopher Britt, our Co-Founder, Chairperson of our board of directors, and Chief Executive Officer, are party to the investors’ rights agreement. See the section titled “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.
Right of First Refusal
Pursuant to certain of our equity compensation plans and our amended and restated right of first refusal and co-sale agreement, dated as of August 9, 2021, we or our assignees have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate upon completion of this offering. Entities affiliated with Crosslink Capital and Menlo Ventures, and other holders of more than 5% of our capital stock, are party to the right of first refusal and co-sale agreement. James M. P. Feuille and Shawn Carolan, members of our board of directors, are affiliated with Crosslink and Menlo Ventures, respectively. Ryan King, our Co-Founder and member of our board of directors, and affiliated entities, as well as entities affiliated with Christopher Britt, our Co-Founder, Chairperson of our board of directors, and Chief Executive Officer, are party to the right of first refusal and co-sale agreement.
Voting Agreement
We are party to an amended and restated voting agreement, dated as of August 9, 2021, under which certain holders of our capital stock, including entities affiliated with Crosslink Capital and Menlo Ventures, and other holders of more than 5% of our capital stock, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Upon completion of this offering, the voting agreement will terminate and none of our stockholders will have any special rights regarding the election or designation of members of our board of directors. James M. P. Feuille and Shawn Carolan, members of our board of directors, are affiliated with Crosslink and Menlo Ventures, respectively. Ryan King, our Co-Founder and member of our board of directors, and affiliated entities, as well as entities affiliated with Christopher Britt, our Co-Founder, Chairperson of our board of directors, and Chief Executive Officer, are party to the voting agreement.
Dallas Mavericks Sponsorship
We are party to a sponsorship agreement with Dallas Basketball Limited, (d/b/a Dallas Mavericks) and eMavs, LLC, pursuant to which our logo appears on player jerseys worn by the Dallas Mavericks and we receive certain other sponsorship and promotional rights. Cynthia Marshall, a member of our board of directors, was formerly the

Chief Executive Officer of the Dallas Mavericks. During 2022, 2023, and 2024, we paid the Dallas Mavericks $10.5 million, $11.5 million and $11.2 million pursuant to the sponsorship agreement.
Directed Share Program
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus, for sale at the initial public offering price in a directed share program to our directors, executive officers, board observers, and friends and family members of our directors, executive officers, and board observers.
We do not know if these parties will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. See the section titled “Underwriters—Directed Share Program” for additional information.
Exchange Agreements
To facilitate the Class B Stock Exchange, we have entered into exchange agreements with our Co-Founders and certain related entities, pursuant to which immediately following the effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the completion of this offering, all outstanding shares of our Class A common stock beneficially owned by our Co-Founders and certain related entities (after giving effect to the Preferred Stock Conversion) will automatically be exchanged for an equivalent number of shares of our Class B common stock. In addition, following the completion of this offering, and pursuant to the Equity Award Exchange Agreements entered into between us and our Co-Founders, each of our Co-Founders will have a right (but not an obligation) to require us to exchange any shares of Class A common stock received upon the exercise of options to purchase shares of Class A common stock or upon vesting and settlement of restricted stock units, in each case for an equivalent number of shares of Class B common stock. This Equity Award Exchange applies only to equity awards granted to our Co-Founders prior to the effectiveness of the filing of our amended and restated certificate of incorporation. There are (i) 9,382,192 shares of our Class A common stock subject to options held by our Co-Founders and (ii) 6,963,334 shares of our Class A common stock subject to RSUs held by our Co-Founders, including an aggregate of 6,400,000 shares subject to RSUs granted to Messrs. Britt and King pursuant to the 2025 Co-Founder Special Awards that may be exchanged following this offering, upon exercise or vesting and settlement, as applicable, for an equivalent number of shares of our Class B common stock pursuant to the Equity Award Exchange.
Other Transactions
We have granted stock options and RSUs to our executive officers and certain of our directors. See the section titled “Executive Compensation—Outstanding Equity Awards at 2024 Year-End” for a description of these stock options and RSUs.
Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2022, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
Limitation of Liability and Indemnification of Officers and Directors
We have adopted an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors and officers to the fullest extent permitted by law, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which they derived an improper personal benefit; or
•for our officers, any action by or in the right of the corporation.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors and officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, we have adopted amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our directors or executive officers or is or was serving at our request as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our officers, employees, or agents or is or was serving at our request as an officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or executive officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that will be included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Following the completion of this offering, our audit and risk committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of our outstanding voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit and risk committee charter that will be in effect upon completion of this offering will provide that our audit and risk committee shall review and approve or disapprove any related party transactions.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 30, 2025, and as adjusted to reflect the sale of our Class A common stock offered by us and the selling stockholders in this offering assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock, for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group;
•each person, or group of persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of any class of our voting securities; and
•each selling stockholder.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.
We have based our calculation of the percentage of beneficial ownership prior to this offering on 306,338,484 shares of our Class A common stock outstanding, 32,182,289 shares of our Class B common stock outstanding, and no shares of our Class C common stock outstanding as of April 30, 2025 (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement).
We have based our calculation of the percentage of beneficial ownership after this offering on 25,900,765 shares of our Class A common stock issued by us in this offering and 332,239,249 shares of Class A common stock and 32,182,289 shares of Class B common stock outstanding immediately after the completion of this offering, assuming that the underwriters will not exercise their option to purchase up to an additional 4,800,000 shares of our Class A common stock from us in full. We have deemed shares of our Class A common stock and Class B common stock (after giving effect to the Equity Award Exchange Agreements with our Co-Founders) subject to stock options that are currently exercisable or exercisable within 60 days of April 30, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 30, 2025 (assuming the satisfaction of the liquidity-based and service-based vesting conditions) to be outstanding and to be beneficially owned by the person holding such stock option or RSU, as applicable, for the purpose of computing the percentage ownership and voting power of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership and voting power of any other person. In addition, the below table does not reflect any shares of Class A common stock that may be purchased in this offering or pursuant to our directed share program described in the section titled “Underwriting—Directed Share Program.”

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Chime Financial, Inc., 101 California Street, Suite 500, San Francisco, California 94111.

	Before the Offering					After the Offering				Percentage of Total Voting Power After the Offering (%)#
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned (%)		Shares of Class A Being Offered	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned (%)
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Named Executive Officers and Directors:
Christopher Britt(1)	—	20,368,217	—	57.1%	—	—	20,368,217	—	57.1%	39.0%
Ryan King(2)	—	18,443,969	—	52.2%	—	—	18,443,969	—	52.2%	35.5%
Matthew Newcomb(3)	3,057,805	—	1.0%	—	—	3,057,805	—	*	—	*
Adam Frankel(4)	290,442	—	*	—	—	290,442	—	*	—	*
Mark Troughton(5)	3,154,461	—	1.0%	—	—	3,154,461	—	*	—	*
Shawn Carolan	—	—	—	—	—	—	—	—	—	—
Susan Decker(6)	62,000	—	*	—	—	62,000	—	*	—	*
Jimmy Dunne(7)	62,000	—	*	—	—	62,000	—	*	—	*
James M. P. Feuille	—	—	—	—	—	—	—	—	—	—
Cynthia Marshall(8)	62,000	—	*	—	—	62,000	—	*	—	*
All executive officers and directors as a group (10 persons)(9)	6,688,708	38,812,186	2.2%	100.0%	—	6,688,708	38,812,186	2.0%	100.0%	70.5%
5% or Greater Stockholders:
Entities affiliated with DST Global(10)	52,268,715	—	17.1%	—	—	52,268,715	—	15.7%	—	5.4%
Entities affiliated with Crosslink Capital(11)	29,247,210	—	9.5%	—	—	29,247,210	—	8.8%	—	3.0%
Entities affiliated with AI Bells(12)	19,601,430	—	6.4%	—	—	19,601,430	—	5.9%	—	2.0%
General Atlantic (CH), L.P.(13)	19,208,760	—	6.3%	—	—	19,208,760	—	5.8%	—	2.0%
Entities affiliated with Menlo Ventures(14)	17,442,713	—	5.7%	—	—	17,442,713	—	5.3%	—	1.8%
Entity affiliated with Cathay Innovation(15)	15,300,990	—	5.0%	—	3,750,000	11,550,990	—	3.5%	—	1.2%
Other Selling Stockholders:
Jay McGraw	5,478,630	—	1.8%	—	350,000	5,128,630	—	1.5%	—	*
Flourish Ventures Fund LLC(16)	3,330,782	—	1.1%	—	999,235	2,331,547	—	*	—	*
Chateau, LLC(17)	2,069,920	—	*	—	1,000,000	1,069,920	—	*	—	*
__________________
*Represents beneficial ownership or voting power of less than 1%.
#    When excluding all shares underlying outstanding equity awards held by Messrs. Britt and King, Mr. Britt would hold approximately 34.7% of the voting power of our outstanding capital stock and Mr. King would hold approximately 31.3% of the voting power of our outstanding capital stock upon the completion of this offering. If all outstanding equity awards held by Messrs. Britt and King had been exercised or had vested and been settled, as applicable, and exchanged for shares of Class B common stock as of the date of the completion of this offering, Messrs. Britt and King would hold approximately 40.1% and 34.4%, respectively, of the voting power of our outstanding capital stock.
(1)Consists of (i) 14,643,564 shares of Class B common stock held by the Britt Living Trust, for which Mr. Britt serves as trustee, (ii) 500,000 shares of Class B common stock held by the Tiger Trust, for which William Gheen III serves as trustee, (iii) 500,000 shares of Class B common stock held by the Aloha Trust, for which William Gheen III serves as trustee, (iv) 466,599 shares of Class B common stock held by the Tiger GRAT, for which William Gheen III serves as trustee, (v) 466,599 shares of Class B common stock held by the Aloha GRAT, for which William Gheen III serves as trustee, (vi) 333,000 shares of Class B common stock held by Mr. Britt’s spouse, (vii) 3,434,914 shares of Class B common stock subject to stock options exercisable within 60 days of April 30, 2025, and (viii) 23,541 shares of Class B common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.
(2)Consists of (i) 12,183,739 shares of Class B common stock held by the King Family Trust, for which Mr. King serves as attorney-in-fact, (ii) 900,000 shares of Class B common stock held by King Irrevocable Trust A, for which Mr. King serves as attorney-in-fact, (iii) 900,000 shares of Class B common stock held by King Irrevocable Trust M, for which Mr. King serves as attorney-in-fact, (iv) 303,930 shares of Class B common stock held by Peninsula Living Trust, for which Mr. King serves as attorney-in-fact, (v) 225,000 shares of Class B common stock held by King Grantor Trust MV, for which Mr. King serves as attorney-in-fact, (vi) 87,700 shares of Class B common stock held by King Gift Trust AK, for which Mr. King serves as attorney-in-fact, (vii) 87,700 shares of Class B common stock held by King Gift Trust AV, for which Mr. King serves as attorney-in-fact, (viii) 87,700 shares of Class B common stock held by King Gift Trust CV, for which Mr. King serves as attorney-in-fact, (ix) 87,700 shares of Class B common stock held by King Gift Trust EK, for which Mr. King serves as attorney-in-fact, (x) 87,700 shares of Class B common stock held by King Gift Trust LK, for which Mr. King serves as attorney-in-fact, (xi) 87,700 shares of Class B common stock held by King Gift Trust MK, for which Mr. King serves as attorney-in-fact, (xii) 87,700 shares of Class B common stock held by King Gift Trust NV, for which Mr. King serves as attorney-in-fact, (xiii) 87,700 shares of Class B common stock held by King Gift Trust SK, for which Mr. King serves as attorney-in-fact, (xiv) 43,850 shares of Class B common stock held by Maureen Vergara, (xv) 14,408 shares of Class B common stock held by Mr. King, (xvi) 3,159,776 shares of Class B common stock subject to stock options exercisable within 60 days of April 30, 2025, and (xvii) 11,666 shares of Class B common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.

(3)Consists of (i) 2,147,872 shares of Class A common stock held by 2019 Newcomb Fox Family Trust, for which Mr. Newcomb and his spouse serve as trustees, (ii) 755,506 shares of Class A common stock subject to stock options exercisable within 60 days of April 30, 2025, and (iii) 154,427 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.
(4)Consists of (i) 198,049 shares of Class A common stock subject to stock options exercisable within 60 days of April 30, 2025, and (ii) 92,393 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.
(5)Consists of (i) 2,032,233 shares of Class A common stock held by Mr. Troughton, (ii) 918,060 shares of Class A common stock subject to stock options exercisable within 60 days of April 30, 2025, and (iii) 204,168 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.
(6)Consists of (i) 5,000 shares of Class A common stock subject to RSUs held by Ms. Decker scheduled to vest within 60 days of April 30, 2025 and (ii) 57,000 shares of Class A common stock held by SJCE Family LP, for which Ms. Decker serves as general partner.
(7)Consists of 62,000 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.
(8)Consists of 62,000 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.
(9)Consists of (i) 4,180,105 shares of Class A common stock and 32,182,289 shares of Class B common stock beneficially owned by our executive officers and directors, (ii) 1,765,959 shares of Class A common stock and 6,594,690 shares of Class B common stock subject to stock options exercisable within 60 days of April 30, 2025, and 742,644 shares of Class A common stock subject to RSUs scheduled to vest within 60 days of April 30, 2025.
(10)Consists of (i) 23,924,810 shares of Class A common stock held of record by DST Global VI, L.P., (ii) 12,291,630 shares of Class A common stock held of record by DST Investments XXI, L.P., (iii) 7,241,423 shares of Class A common stock held of record by DST Global VII, L.P., (iv) 3,765,541 shares of Class A common stock held of record by DSTG VII Investments-1, L.P., (v) 2,493,293 shares of Class A common stock held of record by DSTG VI Investments-A, L.P., (vi) 2,063,270 shares of Class A common stock held of record by DSTG VI Investments, L.P., and (vii) 488,748 shares of Class A common stock held of record by DSTG VII Investments-4, L.P. DST Managers VI Limited is the general partner of each of DST Global VI, L.P., DST Investments XXI, L.P., DSTG VI Investments, L.P. and DSTG VI Investments-A, L.P. (collectively, the “DSTG VI Funds”) and, as such, may be deemed to beneficially own the shares held by the DSTG VI Funds. DST Managers VII Limited is the general partner of each of DST Global VII, L.P., DST VII Investments-1, L.P. and DSTG VII Investments-4, L.P. (collectively, the “DSTG VII Funds”, and together with the DSTG VI Funds, the “DSTG Funds”) and, as such, may be deemed to beneficially own the shares owned by the DSTG VII Funds. DST Global Advisors Limited wholly owns DST Managers VI Limited and DST Managers VII Limited and, as such, may be deemed to beneficially own the shares that DST Managers VI Limited and DST Managers VII Limited may be deemed to beneficially own as described above. Voting and dispositive power over the shares held by the DSTG Funds is held by Despoina Zinonos, who indirectly owns DST Global Advisors Limited. The address of the entities mentioned in this footnote is 1900 N St. NW, Washington, DC 20036.
(11)Consists of (i) 10,782,501 shares of Class A common stock held of record by Crosslink Ventures VII, L.P. (“CV VII”), (ii) 7,221,106 shares of Class A common stock held of record by Crosslink Crossover Fund VI, L.P. (“CO VI”), (iii) 4,620,340 shares of Class A common stock held of record by Crosslink Ventures VII-B, L.P. (“CV VII-B”), (iv) 4,566,001 shares of Class A common stock held of record by Crosslink Crossover Fund VII, L.P. (“CO VII”), (v) 1,142,307 shares of Class A common stock held of record by Crosslink Bayview VII, LLC (“CB VII”), and (vi) 914,955 shares of Class A common stock held of record by Crosslink Ventures C, L.L.C. (“CV C”). Crosslink Capital, Inc. (“Crosslink”) serves as the investment manager or investment adviser of CO VI, CV VII, CV VII-B, CB VII, and CO VII and is the manager of CV C and has shared voting and investment control over the shares owned by such entities and may be deemed to beneficially own the shares owned by such entities. Crossover Fund VI Management, L.L.C. serves as the general partner of CO VI and has shared voting and investment control with Crosslink over the shares owned by CO VI, and may be deemed to beneficially own the shares owned by CO VI. Crosslink Ventures VII Holdings, LLC serves as the general partner of CV VII and CV VII-B and as the manager of CB VII, and has shared voting and investment control with Crosslink over the shares owned by such entities, and may be deemed to beneficially own the shares owned by such entities. Crossover Fund VII Management, L.L.C. serves as the general partner of CO VII and has shared voting and investment control with Crosslink over the shares owned by CO VII, and may be deemed to beneficially own the shares owned by CO VII. Michael J. Stark is the control person of Crosslink. In that capacity, Mr. Stark shares voting and dispositive power over the shares held by CO VI, CV VII, CV VII-B, CV C, CB VII and CO VII, and may be deemed to beneficially own the shares held by such entities. The address for Crosslink and their affiliated entities is 2180 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(12)Consists of (i) 10,337,833 shares of Class A common stock held by AI Bells Holdings LLC (“AIB”) and (ii) 9,223,597 shares of Class A common stock held by AI Bells Holdings 2 LLC (“AIB 2”). Access Industries Management, LLC (“AIM”) is the manager of each of AIB and AIB 2 and Len Blavatnik is the controlling person of AIM, and each of AIM and Mr. Blavatnik may be deemed to beneficially own the shares held by AIB and AIB 2.
(13)General Atlantic Partners 100, L.P., (“GAP 100”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), General Atlantic Partners (Lux), SCSp (“GAP Lux”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), and GAP Coinvestments V, LLC (“GAPCO V”) are the limited partners of General Atlantic (CH), L.P. (“GA CH”). General Atlantic (SPV) GP, LLC (“GA SPV”) is the general partner of GA CH. The general partner of GAP 100 is General Atlantic GenPar, L.P. (“GA GenPar”). The general partner of GA GenPar is General Atlantic, L.P. (“GA LP”). GA LP is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV, and GAPCO V and the general partner of GAPCO CDA. The general partner of GAP Bermuda EU is General Atlantic GenPar (Bermuda), L.P. (“GA GenPar Bermuda”). The general partner of GAP Lux is General Atlantic GenPar (Lux) SCSp (“GA GenPar Lux”). The general partner of GA GenPar Lux is General Atlantic (Lux) S.a.r.l (“GA Lux Sarl”). GAP (Bermuda) L.P. is the ultimate general partner of GA Lux Sarl and the general partner of GA GenPar Bermuda. GA LP, GAP (Bermuda) L.P., GAP 100, GAP Bermuda EU, GAP Lux, GAPCO CDA, GAPCO III, GAPCO IV, GAPCO V, GA SPV, GA GenPar, GA GenPar Bermuda, GA GenPar Lux and GA Lux Sarl (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. GA LP and GAP (Bermuda) L.P. are ultimately controlled by the Partnership Committee, which, except as otherwise delegated to other committees and executive officers, determines strategic and major policy decisions and oversees and controls the Firm’s affairs and business. The Partnership Committee is comprised of senior Managing Directors of General Atlantic: Mr. William E. Ford (CEO and Chairman), Martin Escobari, Gabriel Caillaux, David Hodgson, and Christopher G. Lanning. The address for GA CH and GA LP is 55 East 52nd Street, 33rd Floor New York, NY 10055.

(14)Consists of (i) 9,650,310 shares of Class A common stock, which are held of record by Menlo Inflection I, L.P. (“Menlo Inflection I”), (ii) 6,865,680 shares of Class A common stock, which are held of record by Menlo Ventures XIV, L.P. (“Menlo Ventures XIV”), (iii) 569,755 shares of Class A common stock, which are held of record by Menlo Inflection II, L.P. (“Menlo Inflection II”), (iv) 156,900 shares of Class A common stock, which are held of record by MMSOP, L.P. (“MMSOP” and collectively with Menlo Inflection I, the “Menlo Inflection I Funds”), (v) 102,310 shares of Class A common stock, which are held of record by MMEF XIV, L.P. (“MMEF XIV”), (vi) 88,200 shares of Class A common stock, which are held of record by Menlo Entrepreneurs Fund XIV, L.P. (“Menlo Entrepreneurs Fund XIV” and together with Menlo Ventures XIV and MMEF XIV, the “Menlo XIV Funds”), (vii) 5,793 shares of Class A common stock, which are held of record by MM Inflection, L.P. (“MM Inflection”), and (viii) 3,765 shares of Class A common stock, which are held of record by Menlo Entrepreneurs Inflection Fund, L.P. (“Menlo Entrepreneurs Inflection Fund” and together with Menlo Inflection II and MM Inflection, the “Menlo Inflection II Funds”). MSOP GP, L.L.C. is the general partner of the Menlo Inflection I Funds. MV Management XIV, L.L.C. is the general partner of the Menlo XIV Funds. MSOP GP II, L.L.C. is the general partner of the Menlo Inflection II Funds. Mark A. Siegel, Matt Murphy, Venky Ganesan, and Shawn Carolan, as the managing members of each of MV Management XIV, L.L.C., MSOP GP, L.L.C., and MSOP GP II, L.L.C., collectively make voting and investment decisions with respect to the shares held by the Menlo Inflection I Funds, the Menlo XIV Funds, and the Menlo Inflection II Funds. The address for the entities affiliated with Menlo Ventures is 1300 El Camino Real, Suite 150, Menlo Park, California 94025.
(15)Cathay Innovation SAS (“Cathay Innovation”) is the management company of Sino-French (Innovation) Fund (“Innovation 1”). Each of Mingpo Cai, Denis Barrier and Jacky Abitbol is a managing partner of Cathay Innovation and may be deemed to have shared voting and investment control over the shares held by Innovation 1. The address of Sino-French (Innovation) Fund is 52 rue d’Anjou, 75008 Paris, France.
(16)Consists of 3,330,782 shares of Class A common stock held of record by Flourish Ventures Fund LLC (Flourish). Flourish is a wholly owned subsidiary of The Pierre M. Omidyar Trust, the trustee of which is Pierre M. Omidyar. Emmalyn Shaw is the Managing Partner of Flourish. The address for Flourish is 1991 Broadway St., Suite 200, Redwood City, CA 94063.
(17)Chateau, LLC is a wholly owned subsidiary of the Northwestern Mutual Life Insurance Company (“Northwestern Mutual”). Northwestern Mutual is the indirect holder of all of the limited liability company membership interests in Chateau, LLC and controls the entity. The address for Chateau, LLC is 720 E. Wisconsin Ave, Milwaukee WI 53202.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We have adopted an amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, and IRA, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law. Immediately following the completion of this offering, our authorized capital stock will consist of 5,665,000,000 shares of capital stock, $0.0001 par value per share, of which:
•5,000,000,000 shares are designated as Class A common stock;
•65,000,000 shares are designated as Class B common stock;
•500,000,000 shares are designated as Class C common stock; and
•100,000,000 shares are designated as preferred stock.
As of March 31, 2025, we had 306,338,484 shares of our Class A common stock outstanding, held by 2,111 stockholders of record, 32,182,289 shares of our Class B common stock outstanding, held by 22 stockholders of record, no shares of our Class C common stock outstanding, and no shares of our preferred stock outstanding (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement). Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without stockholder approval except as required by the Nasdaq listing standards, to issue additional shares of our Class A common stock and Class C common stock. Until the Final Conversion Date, any issuance of additional shares of Class B common stock (other than shares of Class B common stock over which one or both Co-Founders will have voting control or which will be subject to a voting proxy substantially similar to the Founder Voting Proxy) requires the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B common stock, voting as a separate series.
Common Stock
We have three series of authorized common stock: Class A common stock, Class B common stock, and Class C common stock. The rights of the holders of Class A common stock, Class B common stock, and Class C common stock are identical, except with respect to voting and conversion.
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.
Voting Rights
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, holders of our Class B common stock are entitled to 20 votes for each share held on all matters submitted to a vote of stockholders, and holders of our Class C common stock are not entitled to vote on any matter that is submitted to a vote of stockholders, except as otherwise required by law. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. Delaware law could require holders of our Class A common stock, our Class B common stock, or our Class C common stock to vote separately as a single series if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of one or more series of of our common stock so as to affect them adversely but did not so affect the entire class of common stock, then such adversely and disproportionately affected series would be required to vote separately to approve the proposed amendment.
Until the Final Conversion Date, the prior affirmative vote of the holders of two-thirds of the outstanding shares of our Class B common stock will be required to:
•amend or repeal, or adopt any provision of the amended and restated certificate of incorporation inconsistent with, or otherwise alter, any provision of the amended and restated certificate of incorporation relating to the voting, conversion, or other rights, powers, preferences, or restrictions of the Class B common stock;
•reclassify any outstanding shares of Class A common stock or Class C common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to have more than one vote for each share thereof and, in the case of Class C common stock, the right to have any vote for any share thereof, except as expressly provided in our amended and restated certificate of incorporation or as required by law;
•issue any shares of Class B common stock (other than shares of Class B common stock over which one or both Co-Founders have voting control or which are subject to a voting proxy substantially similar to the Founder Voting Proxy); or
•authorize, or issue any shares of, any class or series of our capital stock (other than Class B common stock) having the right to more than one vote for each share thereof.
Our amended and restated certificate of incorporation that will be in effect at the closing of this offering will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by stockholders at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors. In an election for directors that is not a contested election, as defined in our amended and restated bylaws, directors will be elected by a majority of the votes cast in the election of directors. Abstentions and broker non-votes will not be considered votes cast. Votes cast shall include direction to withhold authority. In a contested election, directors will be elected by a plurality of the votes cast.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.
Right to Receive Liquidation Distributions
If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion of Class B Common Stock
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Following the completion of this offering, shares of Class B common stock will automatically convert into shares of Class A common stock upon sale or transfer except for certain transfers described in our amended and restated certificate of incorporation, including estate planning or other transfers among our Co-Founders and their family members where a Co-Founder who is not a Triggering Founder retains or is granted exclusive voting control with respect to the shares of Class B common stock transferred. Further, if, following a permitted transfer of shares of Class B common stock, a Co-Founder that is not a Triggering Founder does not have exclusive voting control over such shares, the shares of Class B common stock that were transferred will automatically convert into shares of Class A common stock.
All of the Class B common stock will convert into shares of Class A common stock (that is, “sunset”) on the earlier of (i) the date determined by the holders of two-thirds of the then outstanding shares of Class B common stock and (ii) when both Co-Founders have experienced a “Triggering Event” (subject to a transition period of between 30 and 180 days as determined by our board of directors) A “Triggering Event” is the first to occur of any of the following with respect to each Co-Founder: (A) the aggregate number of shares of our capital stock and shares underlying any securities (including RSUs, options, or other convertible instruments) held by such Co-Founder and his related entities and permitted transferees represent less than 35% of the Class B common stock held by such Co-Founder and his related entities and permitted transferees as of immediately following the completion of this offering, (B) the date such Co-Founder is no longer providing services to us as an officer, employee, or consultant and such Co-Founder is no longer a member of our board of directors, (C) the date that such Co-Founder’s employment with us is terminated for cause, or (D) the date of the death or disability of such Co-Founder.
Conversion of Class C Common Stock
After the conversion or exchange of all outstanding shares of our Class B common stock into shares of Class A common stock, all outstanding shares of Class C common stock will convert automatically into Class A common stock, on a share-for-share basis, on the date or time specified by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class.
Fully Paid and Non-Assessable
In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued in this offering will be fully paid and non-assessable.
Preferred Stock
After the completion of this offering, no shares of our preferred stock will be outstanding. Pursuant to our amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering, our board of directors will have the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Options
As of March 31, 2025, we had outstanding options to purchase an aggregate of 33,649,122 shares of our Class A common stock, with a weighted-average exercise price of approximately $8.63 per share, under our 2012 Plan, which includes outstanding options held by our Co-Founders subject to the Equity Award Exchange. As of the date of this prospectus, there were 9,382,192 shares of our Class A common stock subject to options held by our Co-Founders that may be exchanged following this offering, upon exercise, for an equivalent number of shares of our Class B common stock pursuant to the Equity Award Exchange.

RSUs and PSUs
As of March 31, 2025, we had outstanding 48,435,337 shares of our Class A common stock subject to RSUs with service-based and liquidity-based vesting conditions, and 1,929,943 shares of our Class A common stock subject to PSUs with service-based, liquidity-based and performance-based vesting conditions under our 2012 Plan. As of the date of this prospectus, there were 6,963,334 shares of our Class A common stock subject to RSUs and PSUs held by our Co-Founders that may be exchanged, upon vesting and settlement and pursuant to the Equity Award Exchange, for an equivalent number of shares of our Class B common stock following this offering, including an aggregate of 6,400,000 shares subject to RSUs granted to Messrs. Britt and King pursuant to the 2025 Co-Founder Special Awards. See the section titled “Executive Compensation—2025 Co-Founder Special Awards” for additional information.
Common Stock Warrants
As of March 31, 2025, we had outstanding Class A common stock warrants to purchase 787,840 shares of our Class A common stock, with a weighted average exercise price of $0.10 per share.
Founder Voting Proxy
If only one of our Co-Founders has experienced a Triggering Event, then a proxy (the “Founder Voting Proxy”) will automatically be granted over all of the shares of Class B common stock held by such Co-Founder and his related entities and permitted transferees to the other Co-Founder, such that one Co-Founder will have exclusive voting control over all shares of Class B common stock held by both Co-Founders and their related entities and permitted transferees. The Founder Voting Proxy will continue over any such shares of Class B common stock until all of the Class B common stock converts automatically into shares of Class A common stock, on the earlier of (i) the date determined by the holders of two-thirds of the then outstanding shares of Class B common stock and (ii) when both Co-Founders have experienced a “Triggering Event” (subject to a transition period of between 30 and 180 days as determined by our board of directors).
Registration Rights
After the completion of this offering, certain holders of our Class A common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our IRA. We and certain holders of our preferred stock are parties to the IRA. The registration rights set forth in the IRA will expire three years following the completion of this offering, or, with respect to any particular stockholder, such earlier time at which such stockholder (i) can sell all of its shares in compliance with Rule 144(b)(1)(i) of the Securities Act or (ii) holds one percent or less of our outstanding common stock and all securities held by such holder (and its affiliates with whom such holder must aggregate sales under Rule 144) can be sold in any three month period without registration in compliance with Rule 144. We will pay the registration expenses (other than underwriting discounts and commissions) of the holders of the shares registered pursuant to the registrations described below. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. Our stockholders have waived their rights under the IRA (i) to receive notice of this offering and (ii) to include their registrable shares in this offering.
Demand Registration Rights
After the completion of this offering, the holders of up to 259,391,090 shares of our Class A common stock will be entitled to certain demand registration rights. At any time beginning six months after the effective date of this offering, the holders of at least 30% of the shares registrable under the IRA can request that we register the offer and sale of their shares. Such request for registration must cover securities, the anticipated aggregate offering price of which is at least $120,000,000. We are obligated to effect only two such registrations. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. Additionally, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effectiveness of, a registration statement relating to the public offering of our common stock.

Piggyback Registration Rights
After the completion of this offering, if we propose to register the offer and sale of our Class A common stock under the Securities Act, in connection with the public offering of such Class A common stock the holders of up to   298,396,536 shares of our Class A common stock will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a demand registration, (ii) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (iii) a registration on any registration form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares, or (iv) a registration in which the only Class A common stock being registered is Class A common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
S-3 Registration Rights
After the completion of this offering, the holders of up to 259,391,090 shares of our Class A common stock will be entitled to certain Form S-3 registration rights. The holders of at least 20% of these shares may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which is at least $15,000,000, net of any underwriters’ discounts or commissions. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We will be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:
Multi-Class Stock
As described above in “—Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a multi-class common stock structure, as a result of which Messrs. Britt and King will hold approximately 34.7% and 31.3%, respectively, of the voting power of our outstanding capital stock. Our Co-Founders will each vote in their own discretion on any action requiring approval of our stockholders. However, as a result, individually or together, Messrs. Britt and King will be able to significantly influence or determine any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Upon the completion of this offering, based on 332,239,249 shares of our Class A common stock and 32,182,289 shares of our Class B common stock outstanding as of March 31, 2025 (after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement), our Co-Founders would only need to beneficially own an aggregate of approximately 54% of the initially outstanding shares of Class B common stock to, when voting together, be able to control the outcome of matters submitted to stockholders for approval.
Separate Class B Vote for Certain Actions
Until the Final Conversion Date, our Class B common stock will have the right to vote as a separate series on certain actions that affect the rights of our Class B common stock. See the section above titled “—Common Stock—Voting Rights.”
Board of Directors Vacancies
Our amended and restated certificate of incorporation and amended and restated bylaws will provide that only our board of directors may fill vacant directorships, except, prior to the Voting Threshold Date, if a vacancy is created by the removal of a director by the stockholders, then the stockholders may elect a director to fill such vacancy, but if such vacancy is not filled by a vote of the stockholders within 60 days, such vacancy may be filled by the vote of a majority of the remaining members of our board of directors. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the newly created seats with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Stockholder Action; Special Meeting of Stockholders
Our amended and restated certificate of incorporation will provide that (A) prior to the Voting Threshold Date, our stockholders will only be able to take action by written consent if such action is first recommended or approved by our board of directors or our board of directors and our secretary have been provided with at least 30 days’ prior written notice of such action, and (B) on and after the Voting Threshold Date, our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter. As a result, on or after the Voting Threshold Date, holders controlling a majority of the voting power of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated certificate of incorporation and amended and restated bylaws, and prior to the Voting Threshold Date, unless such action is first recommended or approved by our board of directors or our board of directors and our secretary have been provided with at least 30 days’ prior written notice of such action. Our amended and restated bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer, or our president, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the voting power of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or any special meeting of stockholders called for the purpose of electing directors. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders or any special meeting of stockholders called for the purpose of electing directors if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.
Amendment of Charter and Bylaws Provisions
Any amendment to our amended and restated certificate of incorporation that require stockholder approval will require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. See also above under “Separate Class B Vote for Certain Actions.” Our amended and restated bylaws will provide that an affirmative vote of the holders of at least a majority of the total voting power of our outstanding voting securities, voting together as a single class, is required for stockholders to alter, amend, repeal, or adopt any provision of our bylaws.
Issuance of Undesignated Preferred Stock
Our board of directors will have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights, powers, and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
Exclusive Forum
Our amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former directors, stockholders, or officers or other employees to us or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action or proceeding asserting a claim against us or any current or former director, stockholder, or officer or other employee of us arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the Delaware General Corporation Law, our certificate of incorporation, or our bylaws, (iv) any action or proceeding related to or involving us or any current or former director, stockholder, or officer or other employee of us that is governed by the internal affairs doctrine, (v) any action or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law, or (vi) any action or proceeding as to which the Delaware General Corporation Law (as amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware will be the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, such action or proceeding may be brought in another state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Nothing in our amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. Our amended and restated bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause or causes of action under the Securities Act, including all causes of action asserted against any defendant to such complaint. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to the foregoing provisions. We note that stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder.
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for our Class A common stock and Class B common stock will be Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, Massachusetts 02021.
Limitations of Liability and Indemnification
See the section titled “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”
Listing
We have applied for the listing of our Class A common stock on the Nasdaq Global Select Market under the symbol “CHYM”.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.
Following the completion of this offering, based on the number of shares of our capital stock outstanding as of March 31, 2025 and after giving effect to the Preferred Stock Conversion, the Reclassification, the Class B Stock Exchange, and the RSU Settlement, we will have a total of 332,239,249 shares of our Class A common stock outstanding, 32,182,289 shares of our Class B common stock outstanding, and no shares of our Class C common stock outstanding. Of these outstanding shares, all 32,000,000 shares of our Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.
The remaining outstanding shares of our Class A common stock (including shares issued upon conversion of our Class B common stock) will be, and shares underlying outstanding RSUs and PSUs and shares subject to stock options will be upon issuance, deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. As a result of the lock-up and market standoff agreements described below and subject to the provisions of Rule 144 or Rule 701, shares of our Class A common stock (including shares issued upon conversion of our Class B common stock) will be available for sale in the public market as follows (assuming no exercise of outstanding stock options or settlement of outstanding RSUs subsequent to March 31, 2025):
•beginning on the date of this prospectus, all 32,000,000 shares of our Class A common stock sold in this offering will be immediately available for sale in the public market;
•beginning on the date of the Employee Release, up to 14,082,451 shares of our Class A common stock (including shares issuable upon exercise of stock options or warrants or vesting and settlement of RSUs) will become eligible for sale in the public market, subject in some cases to the restrictions of Rule 144; and
•beginning on the date of the Full Release, all remaining shares of our Class A common stock (including shares of Class A common stock issuable upon conversion of Class B common stock) will become eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144.
Lock-Up and Market Standoff Agreements
We and all of our directors and officers and the holders of substantially all of our outstanding capital stock and securities convertible into or exercisable or exchangeable for our capital stock have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, subject to certain exceptions, we and they will not, and will not publicly disclose an intention to, during the period ending up to 180 days after the date of this prospectus (the “lock-up period”):
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; or

•enter into any swap, hedging transaction, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock;
whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we have agreed not to file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock during the lock-up period. All of our directors and officers and the holders of substantially all of our outstanding capital stock and securities convertible into or exercisable or exchangeable for our capital stock have also agreed that, without the prior written consent of the representatives, on behalf of the underwriters, such person will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock. The lock-up agreements described above are subject to a number of customary exceptions. The representatives, in their discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. See the section titled “Underwriters” for more information about these exceptions and further description of these agreements.
The following table summarizes the termination dates of the lock-up period:

Type of Release	Expected Timing	Release Trigger	Shares Released
Employee Release	September 10, 2025
The later of: (i) the beginning of the day on the second full trading day following our public announcement of earnings for the quarter ending June 30, 2025 and (ii) the first date that (A) is more than 90 days following the date of this prospectus and (B) does not occur during a regularly-scheduled blackout period under our insider trading policy

Up to 14,082,451 shares, representing up to 25% of the aggregate number of shares of Class A common stock, shares issuable upon exercise of stock options or warrants, and shares issuable upon vesting and settlement of RSUs, held as of the date of this prospectus by our current employees (excluding any of our directors or officers (as defined in Rule 16a-1(f) of the Exchange Act)) as of the date of this prospectus

Full Release	November 10, 2025
The earliest of: (i) the beginning of the day on the second full trading day following our public announcement of earnings for the quarter ending September 30, 2025, (ii) if the lock-up period is scheduled to end during or within five trading days prior to a regularly-scheduled blackout period under our insider trading policy and it is more than 100 days following the date of this prospectus, 10 trading days before such regularly-scheduled blackout period (the “Blackout-Related Release”), or (iii) 180 days following the date of this prospectus
All remaining shares (including shares of our Class A common stock issuable upon conversion of Class B common stock, exercise of stock options or warrants, or vesting and settlement of RSUs)
In the event that a Blackout-Related Release will occur, we will announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two trading days in advance of the Blackout-Related Release.

In addition, our executive officers, certain of our directors, and holders of substantially all of our capital stock and securities convertible into or exercisable or exchangeable for our capital stock have entered into market standoff agreements with us under which they have agreed that, subject to certain exceptions, for a period of 180 days after the date of this prospectus, they will not, without our prior written consent, dispose of or hedge any shares or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock.
Rule 144
In general, Rule 144 provides that once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, in reliance on Rule 144, within any three-month period, a number of shares of our Class A common stock that does not exceed the greater of:
•1% of the number of shares of our Class A common stock then outstanding, which will equal 3,322,392 shares immediately after the completion of this offering; or
•the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales of our Class A common stock made in reliance upon Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased or received shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.
Registration Rights
Pursuant to our IRA, after the completion of this offering, the holders of up to 298,396,536 shares of our Class A common stock, or certain transferees, will be entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See the section titled “Description of Capital Stock—Registration Rights” for a description of these registration rights. If the offer and sale of these shares of our Class A common stock are registered, the shares will be freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market.
Registration Statement on Form S-8
We intend to file a registration statement on Form S-8 under the Securities Act promptly after the effectiveness of this offering to register shares of our Class A common stock subject to RSUs, PSUs, and options outstanding, as well as reserved for future issuance, under our 2012 Plan, 2025 Plan, and ESPP. The registration statement on Form

S-8 is expected to become effective immediately upon filing, and shares of our Class A common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions, and any applicable market standoff agreements and lock-up agreements. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following is a summary of the material U.S. federal income tax consequences to certain non-U.S. holders (as defined below) of the ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below.
This summary does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under U.S. federal non-income tax laws (such as gift and estate tax laws), except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or non-U.S. holders that may be subject to special tax rules, including, without limitation:
•banks, insurance companies, or other financial institutions (except to the extent specifically set forth below), regulated investment companies or real estate investment trusts;
•persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;
•tax-exempt organizations or governmental organizations;
•pension plans or tax-exempt retirement plans;
•controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
•brokers or dealers in securities;
•traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;
•persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•certain former citizens or long-term residents of the United States;
•partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);
•persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction or integrated investment;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” (as defined in Section 451(b) of the Code);
•persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code; or
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.
In addition, if a partnership, arrangement, or entity classified as a partnership or other pass-through entity for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such partnership or owner in such pass-through entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other pass-through entity. Accordingly, partnerships and other pass-through entities that hold our Class A common stock, and partners in such partnerships and owners in such other pass-through entities, should consult their tax advisors.
This discussion is for informational purposes only and is not tax advice. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Class A common stock arising under the U.S. federal gift or estate tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction, or under any applicable tax treaty.
Non-U.S. Holder Defined
For purposes of this discussion, you are a non-U.S. holder if you are any holder that is not a partnership, arrangement, or entity classified as a partnership or other pass-through entity for U.S. federal income tax purposes and are not, for U.S. federal income tax purposes, treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) (“U.S. persons”) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.
Distributions
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock and do not anticipate paying any dividends on our capital stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “—Gain on Disposition of Our Class A Common Stock.”
Except as otherwise described below in the section on effectively connected income and the sections titled “—Backup Withholding and Information Reporting” and “—FATCA,” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. If we or another withholding agent apply over-withholding or if a non-U.S. holder does not timely provide us with the required certification, the non-U.S. holder may be entitled to a refund or credit of any excess U.S. federal withholding tax withheld by timely filing an appropriate claim with the IRS.
In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, including any required attachments and your taxpayer identification number, certifying qualification for the reduced rate; additionally you will be required to update such forms and certifications from time to time as required by law. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You should consult your tax advisor regarding entitlement to benefits under any applicable income tax treaties.
Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from such withholding tax, subject to the discussions below on backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI, including any required attachments and your taxpayer identification number, certifying qualification for the exemption; additionally you will be required to update such forms and certifications from time to time as required by law. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are includable on your U.S. federal income tax return and taxed to you at the same rates applicable to U.S. persons, net of certain deductions and credits. If you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.
Gain on Disposition of Our Class A Common Stock
Except as otherwise described below in the sections titled “—Backup Withholding and Information Reporting,” and “—FATCA,” you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:
•the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);
•you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and other conditions are met; or
•our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, you own, or are treated as owning, more than 5% of our Class A common stock at any time during the foregoing period.
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests (if any) relative to the fair market value of our non-U.S. real property interests (if any) and other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such Class A common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of the outstanding shares of such class of Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock. You are encouraged to consult your own tax advisor regarding the possible consequences to you if we are, or were to become, a USRPHC.
If you are a non-U.S. holder described in the first bullet above, you will generally be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates (and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate), unless otherwise provided by an applicable income tax treaty between the United States and your country of residence. If you are a non-U.S. holder described in the second bullet above, you will generally be required to pay a 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and your country of residence) on the gain derived from the sale or other disposition of our stock, which gain may be offset by certain U.S. source capital losses (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends or of proceeds on the sale or other disposition of stock made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances.
Information reporting and backup withholding generally will apply to the proceeds of a sale or other disposition of our Class A common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of the proceeds from a sale or other disposition of our stock to a non-U.S. holder where the transaction is effected outside the United States through a foreign broker. However, for information reporting purposes, sales or other dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to sales or other dispositions effected through a U.S. office of a broker. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
FATCA
Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (collectively, “FATCA”), generally impose U.S. federal withholding tax at a rate of 30% on dividends on and, subject to certain proposed Treasury regulations discussed below, the gross proceeds from a sale or other disposition of our Class A common stock if paid to a “foreign financial institution” (as defined in the Code), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends paid on and, subject to certain proposed Treasury regulations discussed below, the gross proceeds from a sale or other disposition of our Class A common stock if paid to a “non-financial foreign entity” (as defined in the Code) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying, and information with respect to, certain direct and indirect “substantial United States owners” (as defined in the Code), or substantial U.S. owners, of the entity, certifies that it does not have any such substantial U.S. owners or otherwise establishes and certifies to an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to the gross proceeds from a sale or other disposition of our

Class A common stock, which may be relied upon by taxpayers until final regulations are issued. An intergovernmental agreement between the United States and your country of tax residence may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.
Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
Evercore Group L.L.C.
UBS Securities LLC
Deutsche Bank Securities Inc.
Piper Sandler & Co.
Nomura Securities International, Inc.
WR Securities, LLC
William Blair & Company, L.L.C.
Canaccord Genuity LLC
Keefe, Bruyette & Woods, Inc.
First Citizens Capital Securities, LLC
TCBI Securities, Inc.
Total:
“Wolfe | Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and the selling stockholders, and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $      per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 4,800,000 additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of

Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 4,800,000 shares of Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Underwriting discounts and commissions to be paid by the selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $13.8 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $75,000. In addition, we have agreed to reimburse the underwriters for all fees and expenses incurred by the underwriters in connection with the directed share program. See “—Directed Share Program” below for additional information. The underwriters have agreed to reimburse a portion of our expenses in connection with this offering.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “CHYM”.
Lock-Up Agreements
We and all of our directors and officers and the holders of substantially all of our outstanding capital stock and securities convertible into or exercisable or exchangeable for our capital stock have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, subject to certain exceptions, we and they will not, will not cause any direct or indirect affiliate to, and will not publicly disclose an intention to, during the period ending up to 180 days after the date of this prospectus (the “lock-up period”):
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A common stock; or
•enter into any swap, hedging transaction, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock;
whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. In addition, we have agreed not to file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock during the lock-up period. All of our directors and officers and the holders of substantially all of our outstanding capital stock and securities convertible into or exercisable or exchangeable for our capital stock have also agreed that, without the prior written consent of the representatives, on behalf of the underwriters, such person will not, during the lock-up period, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock.
Employee Release
The terms of the lock-up agreement release up to 25% of the shares of Class A common stock, including shares issuable upon exercise of stock options or warrants or vesting and settlement of RSUs, subject to the lock-up agreements held by our current employees (excluding any director or officer (as defined in Rule 16(a)-1(f) of the Exchange Act), as of the date of this prospectus may be sold beginning at the later of:
(1)the beginning of the day on the second full trading day following our public announcement of earnings for the quarter ending June 30, 2025; and
(2)the first date that (A) is more than 90 days following the date of this prospectus and (B) does not occur during a regularly-scheduled blackout period under our insider trading policy.
Full Release
The terms of the lock-up agreements release all shares upon the earliest of: (1) the beginning of the day on the second full trading day following our public announcement of earnings for the quarter ending September 30, 2025, (ii) if the lock-up period is scheduled to end during or within five trading days prior to a regularly-scheduled blackout period under our insider trading policy and it is more than 100 days following the date of this prospectus, 10 trading days before such regularly-scheduled blackout period (the “Blackout-Related Release”), or (iii) 180 days following the date of this prospectus. In the event that a Blackout-Related Release will occur, we will announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two trading days in advance of the Blackout-Related Release.
The restrictions described in the immediately preceding paragraph to do not apply to:
(1)transactions relating to shares of Class A common stock or any other securities convertible into or exercisable or exchangeable (directly or indirectly) for, or that represent the right to receive, shares of Class A common stock (the “other securities”) acquired (1) from the underwriters in this offering or (2) in open market transactions after the completion of this offering;
(2)transfers of shares of Class A common stock or other securities upon death or by will, testamentary document, or intestate succession, including to the transferee’s nominee or custodian;
(3)transfers of shares of Class A common stock or other securities as a bona fide gift, charitable contribution, or for bona fide estate planning purposes;
(4)transfers of shares of Class A common stock or other securities (A) to an immediate family member of the holder or any trust for the direct or indirect benefit of the holder or the immediate family member of the holder or (B) not involving a change in beneficial ownership;
(5)transfers or distributions of shares of Class A common stock or other securities by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
(6)if the holder is a corporation, partnership, limited liability company, trust, or other business entity, (A) transfers or distributions of shares of Class A common stock or other securities to current or former partners, members, managers, beneficiaries, stockholders, or holders of similar equity interests in the holder, or to the estates of any of the foregoing (or in each case its nominee or custodian) or (B) transfers or distributions of shares of Class A common stock or other securities to another corporation, partnership, limited liability company, trust, or other business entity (or in each case its nominee or custodian) that is an affiliate of the holder, or to any investment fund or other entity controlled or managed by the holder or affiliates of the holder;

(7)transfers of shares of Class A common stock or other securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order;
(8)(A) the receipt by the holder from the Company of shares of Class A common stock upon the exercise, vesting, or settlement of options, RSUs, or other equity awards granted under our equity incentive plans or another equity award arrangement, or the exercise or conversion of warrants, convertible securities, or other shares of our convertible capital stock or (B) transfers of shares of Class A common stock or other securities to the Company for the purposes of exercising or settling on a “net exercise” or “cashless” basis options, RSUs, or other rights to purchase shares of Class A common stock, or warrants, only in an amount necessary to cover the applicable exercise price or tax withholding obligations, including estimated taxes, of the holder in connection with the vesting, settlement, or exercise;
(9)transfers to the Company of shares of Class A common stock or other securities in connection with the repurchase by the Company of shares of Class A common stock or other securities pursuant to arrangements under which we have the option to repurchase such shares of Class A common stock or other securities or a right of first refusal with respect to such shares of Class A common stock or other securities;
(10)transfers of shares of Class A common stock or other securities in connection with a change of control that we are subject to after the completion of this offering that has been approved by our board of directors and made to all holders of Class A common stock;
(11)(A) the conversion of outstanding preferred stock into shares of Class A common stock in the Preferred Stock Conversion or (B) any conversion, reclassification, exchange, or swap of preferred stock, Class A common stock, or other securities, such as the Class B Exchange;
(12)any sales of Class A common stock to the underwriters pursuant to the underwriting agreement or to the underwriters in any other future registered public offering in which at least one of the representatives serves as an underwriter; or
(13)establishing or facilitating the establishment of a trading plan pursuant to Rule 10b5‑1 under the Exchange Act for the transfer of shares of Class A common stock, provided that such plan does not provide for the transfer of Class A common stock during the lock-up period;
provided, that with respect to (1) above, no filing under Section 16(a) of the Exchange Act shall be required or voluntarily made during the lock-up period; with respect to (2) - (7) above, the recipient shall deliver a lock-up agreement covering the acquired securities; with respect to (2) - (9) and (11) above, any filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Class A common stock shall clearly indicate in the footnotes thereto the nature of the transaction; and with respect to (2) - (6) above, such transfer shall not involve a disposition for value.
The representatives, in their discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholders, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Directed Share Program
At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus, for sale at the initial public offering price to certain of our directors, executive officers, board observers, and friends and family members of our directors, executive officers, and board observers. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares reserved for the directed share program. Morgan Stanley & Co. LLC, an underwriter in this offering, and its affiliates, will administer our directed share program.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, affiliates of Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., First Citizens Capital Securities, LLC, and TCBI Securities, Inc. serve as agents and/or arrangers and bookrunners of the credit facility.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our revenue, earnings, and certain other financial and operating information in recent periods, and the price-earnings ratios, price-revenue ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the selling stockholders, nor the underwriters, can assure investors that an active trading market will develop for shares of our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of our Class A common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined in the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of Article 2(e) in the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
No shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of our Class A common stock which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that shares of our Class A common stock may be offered to the public in the United Kingdom at any time:
(a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”);
provided that no such offer of shares of our Class A common stock shall require us or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Class A common stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union Withdrawal Agreement Act 2020.
In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our Class A common stock in the UK within the meaning of the FSMA.
Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.

Brazil
The offer and sale of our shares of Class A common stock has not been, and will not be, registered with the Brazilian Securities Commission, Comissão de Valores Mobiliários (“CVM”), and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The shares of our Class A common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire our shares of Class A common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.
Switzerland
Shares of our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, us or the shares of our Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of our Class A common stock.
Canada
Shares of our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.
Any resale of the shares of Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Shares of our Class A common stock have not been offered or sold and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation, or document relating to shares of our Class A common stock has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our Class A common stock that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may the shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where shares of our Class A common stock are subscribed or purchased under Section 275 by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired shares of our Class A common stock under Section 275 of the SFA except:
(1)to an institutional investor or to a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;
(2)where no consideration is or will be given for the transfer;
(3)where the transfer is by operation of law;
(4)as specified in Section 276(7) of the SFA; or
(5)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulation 2018.
Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.
Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure document statement, or other disclosure document under the Corporations Act.
Any offer in Australia of our Class A common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendation or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Israel
In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of Class A common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”), or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct and offer to subscribe for our Class A common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered

Class A common stock, that Qualified Investors will each represent, warrant, and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued Class A common stock; (iv) that the shares of Class A common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address, and passport number or Israeli identification number.

LEGAL MATTERS
Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. Wachtell, Lipton, Rosen & Katz, New York, New York has acted as our special governance counsel in connection with this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have submitted with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy, and information statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. We also maintain a website at www.chime.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

CHIME FINANCIAL, INC.

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Unaudited Interim Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of December 31, 2024 and March 31, 2025	F-46
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2024 and 2025	F-47
Condensed Consolidated Statements of Comprehensive Income for the Three Months Ended March 31, 2024 and 2025	F-48
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2024 and 2025	F-49
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2024 and 2025	F-50
Notes to the Condensed Consolidated Financial Statements	F-51

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Chime Financial, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Chime Financial, Inc. (the Company) as of December 31, 2023 and 2024, the related consolidated statements of operations, comprehensive loss redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accrued Transaction Dispute Losses
Description of the Matter
As discussed in Notes 2 and 10 to the consolidated financial statements, the Company accrues for transaction dispute losses related to member-initiated transaction disputes or due to processing a fraudulent transaction. The accrual is estimated based on available data as of the reporting date, including expected disputes on processed transactions and historical loss rates. The Company accrued transaction dispute losses of $7.8 million as of December 31, 2024, which is included within accrued and other current liabilities in the consolidated balance sheet. For the year ended December 31, 2024, the Company recorded transaction dispute losses of $50.6 million, which is included in transaction losses in the consolidated statement of operations.

Auditing accrued transaction dispute losses was challenging due to the volume of data sets from a number of systems that are aggregated by the Company to determine historical loss rates and estimate the accrued transaction dispute losses.

How We Addressed the Matter in Our Audit
To test the Company’s accrued transaction dispute losses, we performed audit procedures that included, among others, testing the completeness and accuracy of the underlying transaction dispute data used by the Company to record transaction dispute losses. To evaluate the completeness of the data used in the Company's calculation of accrued transaction dispute losses, we confirmed the total transactions processed by the Company included in the transaction dispute loss estimate directly with third party financial institutions, as well as the amounts paid to members as transaction dispute losses. We traced a sample of disputed transactions to the originating payment transaction in member accounts to assess the timing of when the disputed transaction occurred, when the disputed transaction was settled and the amount of the transaction dispute loss, if any. We reperformed the computation of historical loss rates using the underlying transaction dispute data and recalculated the accrued transaction dispute losses based on the application of the historical loss rates. We also evaluated subsequent events, which included assessing realized transaction dispute losses subsequent to year-end, to evaluate the Company’s estimate of the accrued transaction dispute losses as of the balance sheet date.

Accounting for Business Combinations
Description of the Matter
As discussed in Notes 2 and 9 to the consolidated financial statements, the Company acquired a 100% ownership interest in Salt Labs, Inc. (“Salt Labs”). The purchase consideration was $43.3 million, which consisted of (i) $23.6 million in cash, (ii) $4.7 million from the issuance of shares of the Company’s common stock, (iii) $13.8 million related to the deemed vested component of outstanding employee awards, based on the ratio of time served in relation to the vesting term of each award, with the unvested portion being replaced with the Company’s unvested replacement awards comprising of restricted stock awards, and (iv) $1.2 million of cash paid for transaction costs on behalf of Salt Labs. Additionally certain retained employees of Salt Labs are eligible to earn earn-out performance-based restricted stock units based on achievement of designated operational metrics.

Auditing the accounting for the business combination was complex due to the material and complex terms in the merger agreement impacting total purchase consideration. Such complexities include the accounting for replacement awards and the evaluation of the earn out performance criteria.

How We Addressed the Matter in Our Audit
To test the accounting for business combinations, we performed audit procedures that included, among others, assessing management’s accounting evaluation of the acquisition. We examined the documents associated with the business combination including the merger agreement and a sample of equity award agreements and evaluated the judgments made by management in accordance with applicable accounting standards. Additionally, we performed inquiries of senior management responsible for the documents referenced above, assessed financial reporting considerations related to those discussions and obtained supporting audit evidence. We also tested purchase consideration, which included vouching cash consideration to evidence of payment and recomputing, on a sample basis, stock consideration issued as replacement awards.

Accounting for revenue contracts
Description of the Matter
For the year ended December 31, 2024, the Company’s revenue was $1,673.3 million. As discussed in Note 2 and Note 3 to the consolidated financial statements, the Company earns payments revenue in exchange for providing payment services for its members and platform-related revenue from other products offered to its members that provide additional convenience, financial management tools, and access to liquidity.

Auditing the Company’s revenue recognition related to products and services offered to its members was challenging due to complex terms and conditions in the Company’s contracts with its members and bank partners that require the Company to exercise judgment in determining how the contract terms and conditions affect the recognition and presentation of revenue.

How We Addressed the Matter in Our Audit
To test the Company’s accounting for revenue, we performed audit procedures that included, among others, obtaining and inspecting a sample of new and modified contracts during the current period, evaluating management’s identification of significant contract terms and conditions, assessment of the applicable accounting standards, and determination of distinct performance obligations, as applicable, and assessing the resulting recognition and presentation of revenue.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019.
San Francisco, California
March 11, 2025
except for Note 19, as to which the date is
May 13, 2025

CHIME FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2023	2024
Assets
Current assets:
Cash and cash equivalents	$239,745	$337,697
Restricted cash	—	12,303
Product collateral	138,704	181,723
Marketable securities	560,883	368,889
Accounts receivable, net	176,547	216,161
Loans held for investment, net	—	99,799
Prepaid expenses and other current assets	45,960	70,464
Total current assets	1,161,839	1,287,036
Property, equipment and software, net	104,406	92,700
Operating lease right of use assets, net	53,093	49,332
Other assets	914	31,969
Total assets	$1,320,252	$1,461,037
Liabilities, redeemable convertible preferred stock, and stockholders❜ deficit
Current liabilities:
Accounts payable	$22,143	$35,846
Accrued and other current liabilities	177,909	224,594
Product obligation	88,600	114,377
Total current liabilities	288,652	374,817
Operating lease liabilities, net of current portion	92,931	80,590
Other non-current liabilities	2,161	46,109
Total liabilities	383,744	501,516
Commitments and contingencies (Note 18)
Redeemable convertible preferred stock, $0.0001 par value: 258,613,394 shares authorized and 258,464,156 shares issued and outstanding as of December 31, 2023 and December 31, 2024. Aggregate liquidation preference of $2,894,515 as of December 31, 2023 and December 31, 2024.	2,890,121	2,890,121
Stockholders’ deficit:
Common stock, $0.0001 par value: 396,729,518 and 416,094,141 shares authorized as of December 31, 2023 and December 31, 2024. 64,394,985 and 66,950,736 shares issued and outstanding as of December 31, 2023 and December 31, 2024.	2	2
Additional paid-in capital	384,489	433,363
Accumulated other comprehensive income	720	203
Accumulated deficit	(2,338,824)	(2,364,168)
Total stockholders’ deficit	(1,953,613)	(1,930,600)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$1,320,252	$1,461,037
The accompanying notes are an integral part of these consolidated financial statements.

CHIME FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2022	2023	2024
Revenue	$1,008,838	$1,278,455	$1,673,269
Cost of revenue	214,686	219,737	207,511
Gross profit	794,152	1,058,718	1,465,758
Operating expenses:
Transaction and risk losses	126,714	152,375	219,687
Member support and operations	292,466	272,755	286,856
Sales and marketing	434,225	443,806	519,760
Technology and development	242,433	259,001	309,575
General and administrative	169,716	154,945	177,229
Depreciation and amortization	7,300	11,621	14,850
Total operating expenses	1,272,854	1,294,503	1,527,957
Loss from operations	(478,702)	(235,785)	(62,199)
Other income, net	8,111	32,817	39,465
Loss before income taxes	(470,591)	(202,968)	(22,734)
Provision (benefit) for income taxes	(337)	234	2,610
Net loss	$(470,254)	$(203,202)	$(25,344)
Net loss per share attributable to common stockholders, basic and diluted	$(8.12)	$(3.22)	$(0.39)
Weighted average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	57,884,136	63,104,219	64,910,056
The accompanying notes are an integral part of these consolidated financial statements.

CHIME FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,
	2022	2023	2024
Net loss	$(470,254)	$(203,202)	$(25,344)
Other comprehensive income (loss):
Net unrealized (loss) gain on marketable securities, net of tax	(4,233)	7,407	57
Foreign currency translation adjustments	(269)	139	(574)
Total comprehensive loss	$(474,756)	$(195,656)	$(25,861)
The accompanying notes are an integral part of these consolidated financial statements.

CHIME FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	258,464,156	$2,890,121	61,625,870	$1	$313,482	$(1,665,368)	$(2,324)	$(1,354,209)
Net loss	—	—	—	—	—	(470,254)	—	(470,254)
Issuance of common stock upon exercise of stock options	—	—	1,245,383	—	1,530	—	—	1,530
Vesting of early-exercised stock options	—	—	—	—	10,042	—	—	10,042
Repurchases of common stock	—	—	(105,969)	—	(332)	—	—	(332)
Stock-based compensation	—	—	—		28,647	—	—	28,647
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	—	—	(4,502)	(4,502)
Balance as of December 31, 2022	258,464,156	2,890,121	62,765,284	1	353,369	(2,135,622)	(6,826)	(1,789,078)
Net loss	—	—	—	—	—	(203,202)	—	(203,202)
Issuance of common stock upon exercise of stock options	—	—	1,632,901	—	1,733	—	—	1,733
Vesting of early-exercised stock options	—	—	—	1	3,187	—	—	3,188
Repurchases of common stock	—	—	(3,200)	—	(55)	—	—	(55)
Stock-based compensation	—	—	—		26,255	—	—	26,255
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	—	—	7,546	7,546
Balance as of December 31, 2023	258,464,156	$2,890,121	64,394,985	$2	$384,489	$(2,338,824)	$720	$(1,953,613)
Net loss	—	—	—	—	—	(25,344)	—	(25,344)
Issuance of common stock upon exercise of stock options	—	—	952,866	—	1,406	—	—	1,406
Issuance of common stock and restricted common stock in connection with the acquisition	—	—	1,645,775	—	18,506	—	—	18,506
Repurchases of common stock	—	—	(42,890)	—	(853)	—	—	(853)
Stock-based compensation	—	—	—	—	29,815	—	—	29,815
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	—	—	(517)	(517)
Balance as of December 31, 2024	258,464,156	$2,890,121	66,950,736	$2	$433,363	$(2,364,168)	$203	$(1,930,600)
The accompanying notes are an integral part of these consolidated financial statements.

CHIME FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2023	2024
Operating activities:
Net loss	$(470,254)	$(203,202)	$(25,344)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	7,300	12,937	25,370
Non-cash lease expense	7,254	5,448	5,533
Stock-based compensation	28,350	26,035	29,845
Provision for transaction dispute losses	46,192	67,379	50,614
Change in fair value of product obligation	80,522	84,996	59,354
Provision for credit losses	—	—	33,531
Impairment related to real estate assets and internal-use software	20,827	—	1,901
Accretion of discount (amortization of premium) on marketable securities	2,908	(14,762)	(12,531)
Other	1,704	1,302	97
Changes in operating assets and liabilities:
Product collateral	(18,444)	(11,798)	(43,019)
Accounts receivable, net	(29,278)	(53,344)	(40,307)
Prepaid expenses and other assets	(11,703)	12,198	(24,115)
Accounts payable	(5,960)	1,353	13,703
Accrued and other liabilities	(51,274)	(11,301)	33,552
Operating lease liabilities	18,095	2,439	(10,467)
Settlements of the product obligation	(60,372)	(76,274)	(33,577)
Cash flows (used in) provided by operating activities	(434,133)	(156,594)	64,140
Investing activities:
Purchase of marketable securities	(426,705)	(610,669)	(497,578)
Proceeds from sales of marketable securities	—	—	193,201
Proceeds from maturities of marketable securities	650,159	805,496	508,288
Purchases of loans held for investment	—	—	(1,859,943)
Repayments of loans held for investment	—	—	1,729,496
Purchase of property, equipment and software	(48,728)	(10,501)	(4,812)
Capitalization of internal-use software	(24,185)	(17,314)	(9,657)
Acquisition of business, net of cash acquired	—	—	(13,336)
Cash flows provided by investing activities	150,541	167,012	45,659
Financing activities:
Payment of debt issuance costs related to the Credit Facility	—	(830)	—
Proceeds from exercise of stock options	1,530	1,733	1,406
Repurchases of common stock	(508)	(61)	(950)
Cash flows provided by financing activities	1,022	842	456
Net (decrease) increase in cash and cash equivalents and restricted cash	(282,570)	11,260	110,255
Cash, cash equivalents, and restricted cash, beginning of period	511,055	228,485	239,745
Cash, cash equivalents, and restricted cash, end of period	$228,485	$239,745	$350,000
Cash and cash equivalents, end of the period	$203,364	$239,745	$337,697
Restricted cash, end of the period	25,121	—	12,303
Cash, cash equivalents, and restricted cash, end of the period	$228,485	$239,745	$350,000
Supplementary cash flow disclosure:
Cash paid for interest	$—	$54	$467
Cash paid for income taxes	$208	$275	$2,178
Supplemental disclosures of noncash investing and financing activities:
Vesting of early exercised stock options	$10,042	$3,187	$—
Purchases of property, equipment and software in accounts payable	$233	$98	$—

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Chime Financial, Inc. (“Chime” or the “Company”) is a financial technology company with a mission to unite everyday people to unlock their financial progress. Through its proprietary technology platform, Chime offers a suite of products that address members’ critical financial needs. The Company partners closely with multiple third-party bank partners to offer a broad suite of products across spending, liquidity, credit building, savings, and community.
The Company was incorporated in the state of Delaware in 2012 and is headquartered in San Francisco, California with offices in Chicago, Illinois, and New York, New York.
NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated. The reporting currency of the Company is the U.S. Dollar.
Segment Reporting
The Company operates as a single operating segment and therefore, one reportable segment. The Company’s Chief Operating Decision Maker (“CODM”) is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating the Company’s financial performance. The CODM assesses performance for the single segment and decides how to allocate resources based on net loss as reported on the consolidated statements of operations as consolidated net loss. Revenue from external customers and significant segment expenses are presented in the Company's consolidated statements of operations. The measure of segment assets is reported on the balance sheet as total consolidated assets. Substantially all long-lived assets are located in the United States, and all revenue is generated in the United States.
Business Combinations
Business combinations are accounted for under the acquisition method of accounting. This method requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition-related expenses and post-combination integration and employee compensation costs are recognized separately from the business combination and are expensed as incurred.
Use of Estimates
The preparation of these consolidated financial statements requires management to make estimates and assumptions relating to reported amounts of assets, liabilities, revenues, and expenses. Significant estimates and assumptions include but are not limited to accrued transaction dispute losses, fair value of the product obligation, the allowance for expected credit losses, valuation of income taxes, the capitalization and estimated useful life of internal-use software, the fair value and useful lives of assets acquired and liabilities assumed through business combinations, and the fair value of equity awards and stock-based compensation. These estimates are inherently

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
subject to judgment. Actual results could differ from these estimates, and such differences may be material to the consolidated financial statements.
Revenue Recognition
Payments Revenue
The Company earns payments revenue in exchange for providing payment services for its members. Payments revenue is based on interchange fees generated from purchase transactions made by members using their Chime-branded debit and credit cards. The Company’s payments revenue reflects the gross amount of the interchange fees, which are generally determined as a percentage of the underlying transaction value plus a fixed amount per transaction based upon rates set by the card networks. Payments revenue is recognized net of refunds, which arise when members make returns to merchants.
To deliver payment services to members, the Company contracts with its bank partners to provide members with FDIC-insured accounts and provide card network sponsorship, as well as to oversee compliance with bank regulations and card networks for transaction routing, reporting and settlement services.
The Company is the principal in providing the payment services under the Company’s contracts with its members. In collaboration with its bank partners and the card networks, the Company’s primary performance obligation in payment services is to connect members to financial institutions and merchants by enabling, authorizing, and settling each payment. Payments revenue is recognized at the point in time when the Company’s single performance obligation is satisfied, upon the authorization and settlement of the members’ payment transactions as each transaction occurs. The Company maintains control of the integrated transaction processing services before delivery to its members and records revenue on a gross basis on the consolidated statement of operations. Payments revenue is collected by and remitted to the Company through each bank partner and is generally collected monthly in arrears.
Platform-related Revenue
The Company earns platform-related revenue from other products offered to its members that provide additional convenience, financial management tools, and access to liquidity. These products include access to ATMs, MyPay, high yield savings accounts, third-party partnerships, SpotMe, and cash deposits.
The Company offers its members access to fee-free ATMs. Each time members withdraw money at certain ATMs that are not in the Company’s network of fee-free ATMs, the Company charges a fixed ATM fee in accordance with the terms and conditions in the member agreements. In collaboration with its bank partners and the card networks, the Company’s primary performance obligation in ATM transaction services is to connect members to financial institutions by enabling, authorizing, and settling each ATM transaction. ATM revenue is recognized at the point in time when its single performance obligation is satisfied, upon the authorization and settlement of the members’ ATM transactions as each transaction occurs. The Company maintains control of the integrated transaction processing services before delivery to its members and records revenue on a gross basis on the consolidated statement of operations. ATM revenue is collected by and remitted to the Company through each bank partner and is generally collected monthly in arrears.
Chime offers its members access to MyPay, which enables members to receive money in advance of payday up to a predetermined limit for free within 24 hours, or instantly for a flat fee. The Company recognizes the instant transfer fee net of fees paid to bank partners that are related to the product as revenue. Under agreements between the Company and its two bank partners, the bank partners are the legal lenders of the MyPay product. One of the Company’s bank partners has a contractual option to sell individual MyPay receivables to the Company once such receivables have aged two days beyond their origination date. The Company records these receivables purchased as loans held for investment, net on the consolidated balance sheets and accrues instant transfer fee revenue for these loans using the effective interest rate method. For the off-balance sheet MyPay receivables that are retained by either of the bank partners, the Company recognizes revenue based on the instant transfer fee, net of fees paid to bank partners, at an amount that approximates fair value.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The Company offers its members access to high yield savings accounts with no minimum deposit requirements. Member savings account balances are held in interest bearing deposit accounts offered through the Company’s bank partners. Under the terms of the Company’s applicable contractual agreements with each bank partner, member deposits are either placed in the community deposit sweep program or held by the Company’s bank partners. The earned interest is passed to the Company which it recognizes as revenue net of the interest paid to its members, which is considered consideration payable to the member. The Company’s single performance obligation to its members, which is satisfied daily, is to offer access to the high yield savings account to members, which provides interest on the deposited funds.
The Company also generates revenue from third-party partnership agreements through products such as Experian Boost and its Offers Marketplace, where the Company receives payment from partners that offer products and services to members on the Chime app for connecting members with the partners. Revenue is recognized at a point in time when the Company’s performance obligation is satisfied.
The Company offers members access to SpotMe, a fee-free overdraft protection product, which allows enrolled members to overdraw their account up to a predetermined limit free of charge. Members may tip Chime, at their discretion, for the use of the feature once the overdraft is repaid and may rescind the tip during the specified refundable period as defined in the member agreement. The Company defers the recognition of revenue until the expiration of the refundable period.
Members can deposit cash into their accounts for free at certain retail locations, or for a fee at other retail locations. Through contracts with third-party cash deposit networks, the Company earns revenue upon each qualifying cash deposit outside its free network at a rate that varies depending on the cash deposit network and retailer. The Company does not have the primary responsibility for fulfilling its members’ cash deposit requests and the Company recognizes revenue net of fees paid to its third-party cash deposit networks upon settlement of the cash deposit in the members’ accounts.
Cost of Revenue
Cost of revenue consists primarily of transaction processing and bank partner costs, and card and ATM network expenses, net of incentives.
Transaction processing and bank partner costs
Transaction processing and bank partner costs include expenses incurred related to the Company’s third-party processor, which processes authorizations, settlements, payments, adjustments, and other transactions to member accounts, maintains and updates member information, and provides member reporting of accounts and transactions. These costs are generally equal to a fixed amount per transaction coupled with a large-volume discount factor. Transaction processing and bank partner costs also include hosting and software costs, including the amortization of internal-use software related to revenue generating platforms such as ChimeCore, the Company’s proprietary payment processor and ledger that launched in 2024, and the internal-use software supporting the MyPay product and others. Additionally, transaction processing and bank partner costs include fees paid to bank partners for serving as the Company’s card issuing bank and for card network sponsorship. These costs are predominantly based on a specified percentage of the dollar volume of member purchase transactions using Chime-branded debit or credit cards at each respective bank partner.
Card and ATM network expenses, net of incentives
The Company pays card and ATM networks for providing the worldwide networks through which card payment and ATM transactions are authorized, processed, and settled. These fees are generally based on the dollar volume of member purchase transactions and the total number of transactions in the period, and vary by network and transaction type.
The Company also has marketing and incentive arrangements with card networks that provide it with certain incentives on a periodic basis, including quarterly and annual incentives based on transaction volumes in the period,

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
contract signing bonus, and other marketing incentives. The Company records these incentives as a reduction to the cost of revenue as they are earned.
Operating Expenses
Operating expenses are recognized as incurred, as follows:
Transaction and risk losses
Transaction and risk losses consist of losses relating to credit obligations for outstanding receivables from members, both on- and off-balance sheet, and transaction dispute losses.
The Company’s credit obligations for off-balance sheet receivables that are retained by bank partners and relate to MyPay, SpotMe, as well as other instances where a member’s account is overdrawn, are estimated at each period end and recognized on the consolidated balance sheets as product obligation. This obligation is measured at fair value, using a discounted cash flow model to calculate the present value of future cash flows based on current period data and historical trends.
The Company’s credit obligations for MyPay receivables purchased by the Company, which are on the Company’s consolidated balance sheet as loans held for investment, are recorded as a provision for credit losses within transaction and risk losses.
Transaction and risk losses also includes transaction dispute losses, which result from member-initiated disputes with a merchant or due to processing fraudulent transactions. The Company estimates the provision for transaction dispute losses each period based on current period data points and historical trends related to loss rates.
Member support and operations
Member support and operations expenses include the costs of the third-party vendors the Company uses for certain member support and loss prevention services, the costs of physical debit and credit card issuance, software to help manage member interactions, and member onboarding and account verification expenses. Member support and operations also includes personnel-related expenses including salaries, employee benefit costs, and stock-based compensation for employees engaged in member support, risk, and operations functions, and allocated overhead.
Sales and marketing
Sales and marketing expenses consist primarily of general marketing and promotional activities, including advertising costs associated with the production and communication of advertisements in various media outlets for direct response and brand marketing, referral bonuses given to members who refer another member to Chime with certain qualifying conditions, and other marketing incentives. Sales and marketing expenses also include personnel-related expenses including salaries, employee benefit costs, and stock-based compensation for employees engaged in marketing functions and allocated overhead. Advertising costs are expensed as incurred and were $394.7 million, $394.7 million, and $456.6 million for the years ended December 31, 2022, 2023, and 2024.
Technology and development
Technology and development expenses primarily consist of personnel-related expenses including salaries, employee benefit costs, and stock-based compensation for employees engaged in the engineering, product management, data science, and design functions, and allocated overhead, as well as costs for cloud infrastructure, and other costs to support and improve the Company’s platform.
General and administrative
General and administrative expenses primarily consist of personnel-related expenses, including salaries, employee benefit costs, and stock-based compensation for employees engaged in the security, legal, compliance, human resources, and finance functions, and allocated overhead. General and administrative also includes professional services fees, business software, and legal and regulatory settlements. For the year ended December 31,

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
2022, general and administrative expenses also included $18.3 million in impairment charges related to the Company’s real estate assets, comprised of right-of-use assets and certain related fixed assets.
Stock-Based Compensation
The Company measures compensation expense for all stock-based payment awards granted to employees, and nonemployee service providers, based on the estimated fair value of the awards on the date of grant.
Fair Value of Common Stock
The Company determines the fair value of the common stock, underlying the Company’s stock-based awards, with input from management and contemporaneous third-party valuations. Given the absence of a public trading market for the Company’s common stock, the Board of Directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of its common stock including:
•observed sales of common and redeemable convertible preferred stock;
•evaluation of the Company’s principal market;
•contemporaneous valuations performed at periodic intervals by unrelated third-party specialists;
•rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock;
•the Company’s actual operating and financial performance;
•likelihood of achieving a liquidity event, such as an initial public offering or a sale of the Company given prevailing market conditions and the nature and history of its business;
•market multiples of comparable companies in its industry;
•the Company’s stage of development;
•industry information such as market size and growth;
•illiquidity of stock-based awards involving securities in a private company; and
•macroeconomic conditions.
In estimating the value of the Company’s common stock, the Company evaluates any secondary transactions involving its capital stock. In its evaluation of those transactions, the Company considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to the Company’s financial information.
The Company has also used both the income and the market approach valuation methods. The income approach estimates fair value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on the venture capital rates of return and is adjusted to reflect the risks inherent in the Company’s cash flows. The market approach estimates fair value based on a comparison of the subject company to comparable public companies in a similar line of business.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding the Company’s expected future revenue, market multiples, and the selection of comparable companies. Changes in any or all of these estimates and assumptions or the relationships

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
between those assumptions impact the Company’s valuations as of each valuation date and may have a material impact on the valuation of its common stock.
Stock Options
The Company measures compensation cost for stock options at fair value on grant date and recognizes compensation cost over the requisite service period. For awards with only service-based vesting conditions, the Company records compensation cost for these awards using the straight-line method. For awards with performance-based vesting conditions, the Company recognizes compensation cost on a tranche-by-tranche basis (the accelerated attribution method), based on the probability of achieving the performance criteria.
The Company uses the Black-Scholes option pricing model to estimate the fair value of the stock option awards. The Black-Scholes option-pricing model incorporates various assumptions in estimating the fair value of stock-based awards. In addition to the fair value of common stock, these variables include:
Expected Term
The Company uses the simplified method to determine the expected term of the stock options. The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop expectations about future exercise patterns and post-vesting termination behavior.
Expected Volatility
As the Company does not have any trading history for its common stock, the Company estimates the volatility based on the expected volatility of publicly traded industry peers.
Risk-Free Interest Rate
The Company uses the weighted average, risk-free rate based on the rate for a U.S. Treasury zero-coupon issue with a term that approximates the expected life of the option grant at the date closest to the option grant date.
Expected Dividends
The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future, and therefore, uses an expected dividend yield of zero.
As part of the fair value process, the Company assesses the impact of material nonpublic information on the Company’s share price or expected volatility, as applicable, at the time of grant. Forfeitures are accounted for as they occur. Stock-based compensation expense is allocated to operating expenses on the consolidated statements of operations based on where the associated employee’s compensation is recorded.
RSUs
The Company primarily grants service-based restricted stock units (“RSUs”) which vest upon the satisfaction of both a service condition and a liquidity condition. The service condition for these awards is generally satisfied over four years while the liquidity condition is satisfied upon the occurrence of a change in control of the Company or the consummation of an initial public offering of the Company’s equity securities, as defined in the applicable RSU agreements.
The Company measures RSUs based on the fair value of the underlying common stock on the date of grant. For the years ended December 31, 2022, 2023, and 2024, the Company has not recognized any stock-based compensation expense related to RSUs as the liquidity condition had not been satisfied. In the period for which the liquidity condition is satisfied, the Company will record cumulative stock-based compensation expense using the accelerated attribution method for those RSUs for which the service condition has been satisfied prior to the occurrence of the liquidity event. The Company will record the remaining unrecognized stock-based compensation expense over the remainder of the requisite service period.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
PSUs
In 2024, the Company also granted restricted stock units with a service condition, a liquidity condition, and other operational performance-based vesting conditions (“PSUs”). PSUs are measured at fair value of the underlying common stock on the date of grant. The Company has not recognized any stock-based compensation expense related to PSUs as the liquidity condition had not been satisfied. In the period for which the liquidity condition is satisfied, the Company will record cumulative stock-based compensation expense using the accelerated attribution method for those PSUs that are expected to vest based on the probability of achieving the performance criteria. The Company will record the remaining unrecognized expense over the remainder of the expected achievement period for the performance conditions of the PSUs.
RSAs
During 2024, the Company granted restricted stock awards (“RSAs”) to employees. The RSAs consist of awards with a service-based vesting condition and awards with both service-based and performance-based vesting conditions. RSAs are measured at fair value of the underlying common stock on the date of grant. For awards with only service-based vesting conditions, the Company records compensation cost for these awards using the straight-line method over the requisite service period. Awards with performance-based vesting conditions vest upon the achievement of designated operational metrics and continued employment at the time when the performance condition is achieved. The Company recognizes compensation cost for performance-based RSAs based on the accelerated attribution method when the performance condition is considered probable to be satisfied.
Secondary Sales
In certain instances when the Company acquires outstanding common stock from current or former employees for a purchase price greater than the Company’s estimated fair value of its common stock, the Company records stock-based compensation expense for the excess of the price paid over the estimated fair value on the date of the transaction.
Other Income, Net
Other income, net primarily includes interest income, which consists of interest and dividends earned on the Company’s cash and cash equivalents and marketable securities.
Cash and Cash Equivalents
The Company considers all cash held in banks and highly liquid investments, including money market funds, with an original maturity of three months or less at the date of purchase, to be cash and cash equivalents.
Restricted Cash
As of December 31, 2024, restricted cash consisted of cash restricted by an agreement with a bank partner and is required to be used to purchase loans held for investment. As of December 31, 2023, the Company did not have any restricted cash.
Product Collateral
The Company has established cash collateral accounts with each respective bank partner to provide them with protection against losses from certain products. The Company funds these accounts according to requirements in the individual agreements, which vary by product type. On a monthly basis, any calculated deficit in such collateral accounts is funded by the Company, and any surplus may be remitted by the respective bank partner at the request of the Company. The amount of cash collateral funded fluctuates month-to-month and in some instances, the Company’s accounts receivable with the bank partner may be pledged to satisfy the collateral requirements.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Marketable Securities
The Company determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company has classified and accounted for its marketable securities as available-for-sale (“AFS”). After consideration of the Company’s capital preservation objectives, as well as its liquidity requirements, the Company may sell securities prior to their stated maturities and therefore classifies marketable securities as current assets on the consolidated balance sheets.
The Company carries its AFS securities at fair value and reports any unrealized gain and loss, net of taxes, in accumulated other comprehensive income (loss), a component of stockholders’ deficit. The Company records any realized gains or losses on the sale of marketable securities in other income, net on the consolidated statements of operations. The cost of securities sold is based on the specific-identification method. Interest on marketable securities classified as AFS is included in other income, net on the consolidated statements of operations.
The Company evaluates unrealized losses on its AFS securities to determine if they are due to credit or non-credit related factors. The Company considers credit related impairments to be changes in fair value that are driven by a change in the creditor’s ability to meet its payment obligations. In those instances, an impairment charge equal to the difference between the fair value and the amortized cost basis is recognized in other income, net on the consolidated statements of operations. The Company determined that there was no credit related impairment on marketable securities during the years ended December 31, 2022, 2023, and 2024.
Fair Value Measurements
The Company reports all financial assets and liabilities that are recognized or disclosed at fair value on the consolidated financial statements on a recurring basis in accordance with ASC 820, “Fair Value Measurements” (“ASC 820”). ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
ASC 820 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is available and significant to the fair value measurement. ASC 820 establishes and prioritizes three levels of inputs that may be used to measure fair value:
Level 1: Inputs to the valuation methodology are quoted prices, unadjusted, for identical assets or liabilities in active markets.
Level 2: Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets; inputs to the valuation methodology include quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs to the valuation methodology that are derived principally from or can be corroborated by observable market data by correlation or other means.
Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using discounted cash flow methodologies, as well as instruments for which the determination of fair value requires significant management judgment or estimation.
See Note 4 for additional disclosure related to fair value measurements.
Accounts Receivable, Net
Accounts receivable, net is principally comprised of interchange-based fees due from the bank partners and incentives due from card networks. These receivables are generally collected monthly or quarterly in arrears based on the remittance terms in the respective agreements with each bank partner and card network. The Company estimates an allowance for accounts receivable based on its assessment of the collectability by considering its historical accounts receivable collection experience for each counterparty, the credit quality of the counterparties, the age of the outstanding receivable, and an evaluation of current expected risk of credit loss based on current economic conditions and reasonable and supportable forecasts of future economic conditions over the life of the

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
receivable. The Company’s allowance for credit losses on accounts receivable was not material as of December 31, 2023 and 2024.
Accounts receivable, net consisted of the following as of the following dates:

	December 31, 2023	December 31, 2024
Receivables due from bank partners(1)	$66,822	$97,994
Network incentive receivable	105,178	111,097
Other receivables	4,547	7,070
Accounts receivable, net	$176,547	$216,161
_________________
(1)Receivables due from bank partners are net of bank partner and network costs. As of December 31, 2023 and 2024, $75.3 million and $42.8 million of gross receivables due from bank partners were pledged as collateral.
Loans Held for Investment, Net
Upon the launch of MyPay in 2024, one of the Company’s bank partners was provided with a contractual option to sell individual MyPay receivables to the Company once such receivables have aged two days beyond their origination date. These MyPay receivables purchased by the Company are initially recognized at fair value on the date of acquisition on the consolidated balance sheets as loans held for investment when the Company makes payment to the bank partner and acquires all rights and title of the receivables. These receivables have no stated maturity date; however, are deemed to be held for investment as the Company has the intent and ability to hold them for the foreseeable future or until payoff.
Loans held for investment are reported at amortized cost, which includes unpaid principal balances and any related premiums. The amortized cost is adjusted for the allowance for expected credit losses within loan held investment, net. The Company accrues MyPay instant transfer fee revenue for these loans using the effective interest method.
Allowance for Expected Credit Losses
The amount of the allowance for credit losses represents management’s estimate of expected credit losses over the remaining expected life of the Company’s financial assets measured at amortized cost considering available information from internal and external sources. The allowance for credit losses is primarily related to expected losses on the Company’s loans held for investment.
The allowance for expected credit losses on loans held for investment reflects the Company’s estimate of uncollectible balances resulting from credit losses and is based on the determination of the amount of lifetime expected credit losses inherent in the loans held for investment as of the reporting date. The Company measures the allowance for expected credit losses based on a discounted cash flow method, where future cash flows estimated using the roll rate method are discounted. Historical data is categorized into pools with similar risk characteristics and roll rates are calculated based on the vintage loans held for investment origination, defined as by month. This results in an expected loss rate for each vintage. The Company considers whether the current conditions and reasonable and supportable forecasts about future conditions indicate that expected loss rates derived based on historical experience merit adjustment. In assessing such adjustments, the Company evaluates factors such as unemployment rates, short-term economic trends and cash collections subsequent to the balance sheet date. The expected loss rate is then applied to the outstanding principal balance of each vintage at the end of the period, resulting in the recognition of the expected loss at period-end. The allowance for expected credit loss is recorded against loans held for investment, along with a corresponding charge recorded within transaction and risk losses in the consolidated statement of operations. In general, loans held for investment are charged-off after 365 days of non-payment. At each reporting period the Company adjusts the allowance for changes in the estimate of lifetime expected credit losses and reverses the allowance upon either payment of the loans held for investment or upon charge-off.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Property, Equipment, and Software, Net
Property, equipment, and software, net is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the respective asset, which is generally as follows:

Property, Equipment and Software	Useful Life
Computer equipment and purchased software	3 to 7 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term
Internal-use software	3 years
Expenditures for repairs and maintenance are expensed as incurred. Upon disposal, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in other income, net on the consolidated statements of operations. For the years ended December 31, 2022, 2023, and 2024, there were no material gains or losses on the disposal of assets.
The Company capitalizes its costs relating to internal-use software projects when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Capitalized costs primarily consist of salaries and compensation costs for employees, fees paid to third-party consultants who are directly involved in development efforts and costs incurred for upgrades and functionality enhancements. Other costs are expensed as incurred. Internal-use software is amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years from when the software is ready for its intended use.
Impairment of Long-Lived Assets, including Goodwill
The Company reviews its property and equipment and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount is not recoverable and exceeds the asset’s fair value, such assets are considered to be impaired and an impairment loss is recognized based on the excess of the carrying amount of the asset above the fair value of the asset.
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to reporting units expected to benefit from the business combination. We operate and report financial information in one operating segment. The Company performs a goodwill impairment test annually and more frequently if events and circumstances indicate that the asset might be impaired. The Company first assesses qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount and determine whether further action is needed. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if the Company concludes otherwise, it performs a quantitative assessment to compare the estimated value of a reporting unit to its book value. If the book value exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Company recognized $27.5 million in goodwill in other assets on the consolidated balance sheets as of December 31, 2024. The Company did not recognize goodwill as of December 31, 2023.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
For the year ended December 31, 2022, the Company recognized the following impairment charges:

Impaired asset	Statement of Operations line item	Impairment charge
Right-of-use asset(1)	General and administrative	$15,735
Property and equipment(1)	General and administrative	2,536
Internal-use software(2)	Technology and development	2,556
Total		$20,827
__________________
(1)The Company impaired its right-of-use asset and associated property and equipment at its former headquarters. See Note 18 for additional details.
(2)See Note 16 – Restructuring for further details.
No impairment charges were recognized during the year ended December 31, 2023 and impairment charges were not material for the year ended December 31, 2024.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, consulting, accounting, and other fees related to the anticipated sale of the Company’s common stock in its initial public offering, are capitalized and will be recognized as a reduction of proceeds from the offering upon the consummation of the offering. As of December 31, 2023, the Company had not incurred such costs. As of December 31, 2024, these costs were $5.6 million and are recorded in prepaid expenses and other current assets on the Company’s consolidated balance sheets.
Accrued Transaction Dispute Losses
The Company establishes an accrual for estimated losses due to transaction disputes, which represent a potential loss due to member-initiated transaction disputes or due to processing a fraudulent transaction. The accrual is estimated based on available data as of the reporting date, including expected disputes on processed transactions, and historical loss rates. Additions to the accrual are reflected in transaction and risk losses in the consolidated statements of operations while realized losses are offset against the accrual. The accrual for estimated transaction dispute losses is included within accrued and other current liabilities in the consolidated balance sheets.
Product Obligation
The Company accounts for the product obligation as a derivative. The product obligation is initially measured at fair value and subsequently remeasured at each reporting period end for any incremental increases or decreases in its fair value. The product obligation represents the Company’s expected remaining future cash flows at period end from the off-balance sheet MyPay receivables, SpotMe, as well as other instances where a member’s account is overdrawn. The cash flows are inclusive of expected credit losses and revenue based on MyPay instant transfer fees, net which approximates fair value.
Under the terms of its agreements with its bank partners, the Company is required to collateralize this product obligation. Cash collateral on the product obligation is recorded in product collateral on the consolidated balance sheets, and collateral in the form of accounts receivable, due from bank partners, is recorded in accounts receivable on the Company’s consolidated balance sheets.
Network Incentive Obligation
The Company records a network incentive obligation when the card network provides upfront incentive payments for the Company meeting certain future milestones. The incentives are deferred and recognized as a reduction to cost of revenue over the life of the contract. The portion of network incentive obligation which is expected to be recognized in the next twelve months is included within accrued and other current liabilities in the consolidated balance sheets, while the remainder is included within other non-current liabilities in the consolidated balance sheets.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Operating Leases
The Company measures lease liabilities based on the present value of the total lease payments not yet paid discounted based on the Company’s incremental borrowing rate, which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease.
The Company measures right-of-use assets based on the corresponding lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs the Company incurs, and (iii) tenant incentives under the lease. The Company begins to recognize rent expense when the lessor makes the underlying asset available to the Company.
The Company’s lease agreements generally contain lease and non-lease components. The Company elected to apply the practical expedient to combine non-lease components, which primarily include payments for maintenance and utilities, with lease payments and account for them as a single lease component. The Company includes the fixed non-lease components in the determination of the right-of-use assets and operating lease liabilities. The Company records the amortization of the right of use asset and the accretion of lease liability as rent expense and allocates the amounts as overhead on the consolidated statement of operations.
Lease terms may include renewal or extension options to the extent they are reasonably certain to be exercised. The assessment of whether lease renewal or extension options are reasonably certain to be exercised is made at lease commencement. Factors considered in determining whether an option is reasonably certain to be exercised include, but are not limited to, the value of any leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option were not exercised.
The Company elected to apply the short-term lease measurement and recognition practical expedient to its leases where applicable, thus leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. The Company records rent expense for short-term leases on the consolidated statements of operations on a straight-line basis over the lease term. The Company has no finance leases.
401(k) Plan
The Company has a 401(k)-tax deferred savings plan under which eligible employees may elect to have a portion of their salary deferred and contributed to the plan. Employees may also contribute to a Roth 401(k) plan using post-tax dollars. During the years ended December 31, 2022, 2023, and 2024, the Company contributed approximately $6.2 million, $8.4 million, and $8.5 million to the 401(k) plan.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making such a determination, the Company considers the available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. A valuation allowance may be established to reduce the deferred tax asset to the level at which it is more likely than not that the tax asset or benefits will be realized. If the Company determines that it is able to realize its deferred tax assets in the future in excess of the net recorded amount, the Company decreases the deferred tax asset valuation allowance, which reduces the income tax expense. Realization of tax benefits of deductible temporary differences, operating loss carryforwards and tax credit carryforwards

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
depends on having sufficient taxable income of an appropriate character within the carryback or carryforward periods.
The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained upon review by the taxing authority. Recognized income tax positions are measured at the largest amount that is greater than 50% likelihood of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties related to income taxes are reported in the provision (benefit) for income taxes on the consolidated statements of operations, if applicable.
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentration of credit risk consist of cash and cash equivalents, product collateral, marketable securities, and accounts receivable. The Company’s cash equivalents are invested in interest-bearing money market funds that invest in a portfolio of short-term U.S. government obligations, which include U.S. Treasuries and other securities issued or guaranteed by the U.S. government. The Company does not hold or issue financial instruments for trading purposes. Cash on deposit with financial institutions may, at times, exceed federally insured limits. Management believes that these financial institutions are financially sound and, accordingly, minimal credit risk exists.
As of December 31, 2023 and 2024, the Company had 100% of its product collateral with two bank partners based on contractual agreements with each bank partner.
As of December 31, 2023 and 2024, there were no concentrations of investments in securities of the same issuer, except for U.S. government securities, which amounted to $235.4 million and $352.6 million or 42% and 96% of the investments in marketable securities. All debt securities within the Company’s portfolio are investment-grade securities.
As of December 31, 2023, the Company had receivables outstanding from two bank partners, that represent 38% of receivables collectively (18% and 20% for each respective bank partner), and one card network partner that represented 58% of receivables. As of December 31, 2024, the Company had receivables outstanding from two bank partners, that represent 45% of receivables collectively (25% and 20% for each respective bank partner), and one card network partner that represented 50% of receivables.
Recently Adopted Accounting Standards
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This guidance updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. The Company adopted this guidance effective January 1, 2024 and has included disclosures under the guidance.
Recently Issued Accounting Pronouncements Not Yet Adopted
In December 2023, FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and regarding cash taxes paid. The update will be effective on a prospective basis for annual periods beginning after December 15, 2024. Upon adoption of this ASU, the Company expects to include certain additional disclosures in the effective income tax rate reconciliation in the notes to the consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses, which requires disclosure of additional information about specific expense categories underlying certain income statement expense line items. Additionally, in January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. This ASU is effective for annual periods beginning after December 15, 2026 and requires either prospective or retrospective application. The Company is currently evaluating the impact of the ASU on its disclosures.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
NOTE 3 – REVENUE
Disaggregation of revenue
The Company’s products and services are offered only to members within the United States. The following table provides information about the Company’s disaggregated revenue streams:

	Year Ended December 31,
	2022	2023	2024
Payments revenue	$806,929	$1,021,158	$1,276,601
Platform-related revenue (1)(2)	201,909	257,297	396,668
Total revenue	$1,008,838	$1,278,455	$1,673,269
__________________
(1)In the years ended December 31, 2022, 2023, and 2024, platform-related revenue included $15.7 million, $21.8 million, and $145.3 million that was not derived from contracts with customers.
(2)In the years ended December 31, 2022 and 2023, platform-related revenue included nil and $15.0 million related to off-balance sheet MyPay receivables. In the year ended December 31, 2024, platform-related revenue included $121.0 million related to MyPay receivables, which is comprised of $76.2 million related to off-balance sheet MyPay receivables and $44.8 million related to on-balance sheet MyPay receivables.
Deferred revenue
The Company records deferred revenue for member-paid tips received prior to the expiration of the contractual refundable period. The deferred revenue balances were as follows:

	Year Ended December 31,
	2023	2024
Balance at the beginning of the period	$3,342	$3,613
Balance at the end of the period	3,613	4,064
Increase in deferred revenue during the period	$271	$451
The Company recognized materially all revenue from amounts included in the opening deferred revenue balances for the years ended December 31, 2023 and 2024. Changes in deferred revenue during the periods are driven by the increase in the amount of tips paid by members for using SpotMe.
NOTE 4 – FAIR VALUE MEASUREMENT
The Company’s financial instruments consist primarily of cash equivalents, marketable securities, accounts receivable, prepaid and other current assets, accounts payable, accrued and other current liabilities, and the product obligation. Accounts receivable, prepaid and other current assets, accounts payable, and accrued and other current liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. Cash equivalents, marketable securities, and the product obligation are carried at fair value.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The following table summarizes the assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2023
	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$171,334	$—	$—
Marketable securities:
U.S. government securities	235,400	—	—
U.S. agency securities	—	101,858	—
Asset-backed securities	—	22,845	—
Corporate bonds	—	126,549	—
Commercial paper	—	71,423	—
Foreign bonds	—	2,808	—
Total assets	$406,734	$325,483	$—
Liabilities
Product obligation	$—	$—	$88,600
Total liabilities	$—	$—	$88,600

	December 31, 2024
	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$268,002	$—	$—
Marketable securities:
U.S. government securities	352,627	—	—
U.S. agency securities	—	16,262	—
Total assets	$620,629	$16,262	$—
Liabilities
Product obligation	$—	$—	$114,377
Total liabilities	$—	$—	$114,377
The Company classifies money market funds, asset-back securities, corporate bonds, U.S. government securities, U.S. agency securities, commercial paper, and foreign bonds within Level 1 or Level 2 of the fair value hierarchy as the Company determined the fair value of these instruments using quoted market prices or alternative pricing sources and models utilizing market observable inputs.
The Company’s product obligation is measured at fair value on a recurring basis using unobservable inputs at each reporting period and are classified within Level 3. The fair value is derived using the discounted cash flow method. The key estimates and assumptions impacting the fair value include the Company’s expectation that the historical cash flows are indicative of future cash flows; that historical losses realized on the product obligation are indicative of future losses, adjusted, where applicable, for seasonality and new information about future expectations; and the expected recovery rate.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The following table presents quantitative information about the significant unobservable inputs for the product obligation measured at fair value on a recurring basis, weighted by the total unrecovered balance:

December 31, 2023
Significant Unobservable Inputs	Range	Weighted Average Rate
Discount rate	4.79%-4.81%	4.79%
Expected loss rate	0.33% -100%	21.14%

December 31, 2024
Significant Unobservable Inputs	Range	Weighted Average Rate
Discount rate	4.16%-5.16%	4.17%
Expected loss rate	0.27% -100%	9.46%
Refer to Note 7 - Credit Obligations for more information on the product obligation.
During the years ended December 31, 2023 and 2024 the Company did not have any transfers between Level 1, Level 2, and Level 3 assets or liabilities.
NOTE 5 – MARKETABLE SECURITIES
The following tables summarize the amortized cost, gross unrealized gains and losses, and fair value of the Company’s AFS securities aggregated by investment category:

	December 31, 2023
	Cost or Amortized Cost	Unrealized Gains	Unrealized Losses	Total Estimated Fair Value
Marketable securities:
U.S. government securities	$235,031	$403	$(34)	$235,400
U.S. agency securities	101,843	151	(136)	101,858
Asset-backed securities	22,796	49	—	22,845
Corporate bonds	126,272	323	(46)	126,549
Commercial paper	71,421	16	(14)	71,423
Foreign bonds	2,807	1	—	2,808
Total marketable securities	$560,170	$943	$(230)	$560,883

	December 31, 2024
	Cost or Amortized Cost	Unrealized Gains	Unrealized Losses	Total Estimated Fair Value
Marketable securities:
U.S. government securities	$351,930	$707	$(10)	$352,627
U.S. agency securities	16,189	73	—	16,262
Total marketable securities	$368,119	$780	$(10)	$368,889
As of December 31, 2023 and 2024, the Company had 21 and 4 investment positions in an unrealized loss position. The unrealized losses above were as a consequence of interest rate changes. The Company does not intend to sell nor anticipate that it will be required to sell these securities before recovery of the amortized cost basis. Unrealized losses on available-for-sale debt securities were determined not to be related to credit related losses, therefore, no allowance for credit losses was recorded. There were no material realized gains or losses from marketable securities that were reclassified out of accumulated other comprehensive income for the years ended December 31, 2023 and 2024.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The gross unrealized losses and fair values for those investments that were in an unrealized loss position as of December 31, 2023 and 2024, aggregated by investment category and the length of time that individual securities have been in a continuous loss position are as follows:

	December 31, 2023
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Marketable securities:
U.S. government securities	$84,546	$(34)	$—	$—	$84,546	$(34)
U.S. agency securities	83,699	(136)	—	—	83,699	(136)
Corporate bonds	41,685	(46)	—	—	41,685	(46)
Commercial paper	29,457	(14)	—	—	29,457	(14)
Total	$239,387	$(230)	$—	$—	$239,387	$(230)

	December 31, 2024
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Marketable securities:
U.S. government securities	$19,951	$(10)	$—	$—	$19,951	$(10)
Total	$19,951	$(10)	$—	$—	$19,951	$(10)
The following table summarizes the Company’s marketable securities by contractual maturity:

	As of December 31, 2024
	Amortized Cost	Fair Value
Within one year	$256,681	$257,129
After one year to five years	111,438	111,760
Total	$368,119	$368,889
NOTE 6 - LOANS HELD FOR INVESTMENT, NET
Loans held for investment, net consisted of the following:

December 31, 2024
Loans held for investment	$130,448
Less: allowance for expected credit losses	(30,649)
Total loans held for investment, net	$99,799

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Credit Quality Information
The Company analyzes its loans held for investment based on the aging of unpaid principal. This is the credit quality indicator management uses to evaluate the allowance for expected credit losses on loans held for investment. Below is a summary of the loans held for investment, net by vintage as of December 31, 2024:

Days from origination	Loans held for investment
1 - 30	$98,452
31 - 60	10,451
61 - 90	7,697
91 - 120	5,705
Greater than 120	8,143
Total	$130,448
NOTE 7 - CREDIT OBLIGATIONS
The Company has credit obligations related to both on- and off-balance sheet receivables from members. Credit obligations related to MyPay loans held for investment on the Company’s balance sheets are recorded as an allowance for expected credit losses. Future expected cash flows, including credit obligations related to MyPay receivables retained by the bank partners, SpotMe, and other instances where a member’s account is overdrawn are recorded as a product obligation on the consolidated balance sheets.
MyPay receivables on the Company’s balance sheet have the risks and characteristics similar to the off-balance sheet balances retained by the bank partners and similar risk characteristics were applied consistently for the products during underwriting. Accordingly, the credit exposure is expected to be similar for these obligations.
Allowance for Expected Credit Losses
Below is a summary of the changes in allowance for expected credit losses on MyPay loans held for investment:

Year ended December 31, 2024
Balance, beginning of the period	$—
Provision for expected credit losses	(30,649)
Amounts written off	—
Recoveries collected	—
Balance, end of the period	$(30,649)
Product Obligation
The following table presents a reconciliation of the Company’s product obligation:

	Year Ended December 31,
	2023	2024
Balance, beginning of the period	$79,878	$88,600
Change in fair value of product obligation(1)	84,996	59,354
Settlements	(76,274)	(33,577)
Balance, end of the period(2)	$88,600	$114,377
__________________
(1)In the year ended December 31, 2023, the change in fair value of the product obligation was recorded as transaction and risk losses on the consolidated statements of operations. In the year ended December 31, 2024, $85.1 million was recorded as transaction and risk losses for SpotMe and other member negative balances, $50.4 million was recorded as transaction and risk losses for off-balance sheet MyPay

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
receivables, and $76.2 million of the change in fair value of the product obligation was recorded as revenue related to off-balance sheet MyPay receivables on the consolidated statements of operations.
(2)The Company’s maximum exposure to losses was $212.6 million and $454.3 million as of December 31, 2023 and 2024.
NOTE 8 – PROPERTY, EQUIPMENT, AND SOFTWARE, NET
As of December 31, 2023 and 2024, property, equipment, and software, net consisted of the following:

	December 31,
	2023	2024
Property, equipment, and software:
Computer equipment and purchased software	$2,662	$3,734
Furniture and fixtures	8,994	9,177
Leasehold improvements	58,884	61,736
Capitalized internal-use software	55,523	63,565
Total property, equipment, and software	126,063	138,212
Less: accumulated depreciation and amortization	(21,657)	(45,512)
Property, equipment, and software, net	$104,406	$92,700
Depreciation expense on property, equipment, and software was $3.9 million, $7.2 million, and $8.8 million for the years ended December 31, 2022, 2023, and 2024.
Amortization expense on internal-use software was $3.4 million, $5.7 million, and $16.5 million for the years ended December 31, 2022, 2023, and 2024, which includes nil, $1.3 million, and $10.5 million recorded in cost of revenue in the consolidated statements of operations.
For the years ended December 31, 2022, 2023, and 2024 the Company recorded impairment charges of $2.5 million, nil, and $0.6 million related to its property, equipment and software in connection with the termination of certain real estate leases and $2.6 million, nil, and $1.3 million in impairments of internal-use software.
As of December 31, 2024, the estimated aggregate amortization expense related to internal-use software for each of the succeeding fiscal years was as follows:

2025	$17,540
2026	14,997
2027	3,906
Total	$36,443
NOTE 9 - BUSINESS COMBINATIONS
Salt Labs Acquisition
The Company acquired a 100% ownership interest (“Acquisition”) in Salt Labs, Inc. (“Salt Labs”), an employee rewards company, on June 26, 2024 (“Acquisition Date”). The purpose of the Acquisition was to create a new channel to grow the Company’s member base. The purchase consideration was $43.3 million, which consisted of (i) $23.6 million in cash, (ii) $4.7 million from the issuance of shares of the Company’s common stock, (iii) $13.8 million related to the deemed vested component of outstanding employee awards, based on the ratio of time served in relation to the vesting term of each award, with the unvested portion being replaced with the Company’s unvested replacement awards comprising of restricted stock awards, and (iv) $1.2 million of cash paid for transaction costs on behalf of Salt Labs. The fair value of Company’s common stock and restricted stock awards are determined based on the price of the Company’s common stock on the Acquisition Date. The purchase consideration excludes $19.8 million related to the restricted stock awards that is subject to certain service-based and performance-based

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
conditions and will be recognized as postcombination compensation expense over the requisite vesting period. Postcombination expense recognized was $3.3 million for the year ended December 31, 2024.
In connection with the Acquisition, certain retained employees of Salt Labs are eligible to earn earn-out performance-based restricted stock units based on achievement of designated operational metrics. These PSUs are recognized as postcombination compensation expense - see Note 13 - Stock-based Compensation for further details.
The Acquisition met the criteria to be accounted for as a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). This method requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the difference between the fair value of the consideration paid for the acquired entity and the fair value of the net assets acquired be recorded as goodwill, which is not amortized but is tested at least annually for impairment.
The final purchase consideration of $43.3 million was allocated to the fair value of assets acquired and liabilities assumed as of the Acquisition Date:

Cash and cash equivalents	$11,415
Other current assets	222
Developed technology intangible asset	4,500
Current liabilities	(372)
Total identifiable net assets acquired	15,765
Goodwill	27,493
Total net assets acquired	$43,258
The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill, which is primarily attributed to the opportunities from the Company’s current and future offerings and the value of the assembled workforce. Goodwill recognized from the Acquisition is not deductible for tax purposes.
The Company identified an intangible asset of developed technology with a fair value of $4.5 million to be amortized over an estimated useful life of 3 years. Intangible assets are amortized over the estimated useful lives in a pattern that most closely matches the timing of their economic benefits.
The estimated fair values of the developed technology was determined using the cost to recreate method under the cost approach. The valuation analysis involved estimating the current cost of replacing the asset with an asset of nearest equivalent utility, considering factors such as:
•Employee cost per year associated with recreating the asset;
•Time required to develop the asset;
•Profit mark-up associated with the costs; and
•Opportunity cost (e.g. financing or earnings foregone) for the reproduction period.
Goodwill and the acquired developed technology are recorded on the consolidated balance sheets as other assets as of December 31, 2024.
The financial results of Salt Labs are included in the Company’s consolidated financial statements from the date of Acquisition. Separate operating results and pro forma results of operations for Salt Labs have not been presented as the effect of this Acquisition was not material to the Company’s financial results. Acquisition-related third-party transaction costs were $1.3 million for the year ended December 31, 2024 and are included in general and administrative expenses in the consolidated statements of operations.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
NOTE 10 – SIGNIFICANT BALANCE SHEET COMPONENTS
Accrued and Other Current Liabilities
As of December 31, 2023 and 2024, accrued and other current liabilities consisted of the following:

	December 31,
	2023	2024
Accrued expenses	$94,911	$100,486
Accrued bonus	46,894	53,344
Current portion of lease liability	11,963	15,746
Accrued transaction dispute losses(1)	4,385	7,759
Network incentive obligation	—	27,147
Other current liabilities	19,756	20,112
Total accrued and other current liabilities	$177,909	$224,594
_________________
(1)The reconciliation of the beginning and ending accrued transaction dispute losses is as follows:

	Year Ended December 31,
	2023	2024
Accrued transaction dispute losses, beginning of the period	$3,336	$4,385
Provision for transaction dispute losses	67,379	50,614
Realized losses	(66,330)	(47,240)
Accrued transaction dispute losses, end of the period	$4,385	$7,759
Other Non-Current Liabilities
As of December 31, 2023 and 2024, other non-current liabilities consisted of the following:

	December 31,
	2023	2024
Network incentive obligation, net of current portion	$—	$43,826
Other non-current liabilities	2,161	2,283
Total other non-current liabilities	$2,161	$46,109
NOTE 11 – INDEBTEDNESS
Revolving Credit Facility
On June 5, 2023 the Company entered into a revolving credit agreement (the “Credit Agreement”), which provides for a $125.0 million secured revolving credit facility maturing on June 5, 2028 (the “Credit Facility”). As of December 31, 2024, the Company had letters of credit outstanding under the Credit Facility in a face amount of $20.1 million, which resulted in remaining borrowing capacity under the Credit Facility of $104.9 million. As of December 31, 2024, no funds have been drawn under the Credit Facility. Debt issuance costs incurred for the Credit Agreement totaled $0.8 million, which is amortized to other income, net on the consolidated statements of operations on a straight-line basis over the term of the agreement.
Loans under the Credit Facility bear interest at the Company’s option of (i) an annual rate based on the forward-looking term rate based on the Secured Overnight Financing Rate (“Term SOFR”), based on an interest period of one, three, or six months, plus a credit spread adjustment of 0.10%, subject to a floor of 1.00%, and plus an applicable margin of 1.00% or (ii) a base rate equal to the highest of (A) the prime rate, (B) the effective federal funds rate plus 0.50%, and (C) Term SOFR for a one-month interest period plus a credit spread adjustment of 0.10%, plus 1.00%, in each case, subject to a floor of 2.00%.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The Company is obligated to pay other customary fees for a credit facility of this size and type, including letter of credit fees, an upfront fee, and an unused commitment fee. The Credit Agreement also contains customary affirmative and negative covenants typical for a financing of this type that, among other things, limits the Company’s ability to incur additional indebtedness, incur liens, or make certain investments and acquisitions. As of December 31, 2024, the Company is in compliance with all covenants.
NOTE 12 – REDEEMABLE CONVERTIBLE PREFERRED STOCK, COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
The Company is authorized to issue two classes of stock to be designated common stock and redeemable convertible preferred stock.
Common Stock
As of December 31, 2024, the Company has authorized 416,094,141 shares of common stock, par value $0.0001. As of December 31, 2024, 66,950,736 of these shares are outstanding.
The rights, preferences, and privileges for Company’s common stockholders are as follows:
Voting Rights - General
The holder of each share of common stock shall have the right to one vote for each such share. The holders of outstanding common stock shall be entitled to elect two members of the Board of Directors.
Dividend Rights
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the common stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company, any dividends as may be declared from time to time by the Board of Directors.
Liquidation Rights
Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed after payment of liquidation preferences on any outstanding shares of the redeemable convertible preferred stock.
Redemption
The common stock is not redeemable at the option of the holder.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Redeemable Convertible Preferred Stock
As of December 31, 2023 and 2024, redeemable convertible preferred stock comprised the following:

Class	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference	Per Share Dividend Per Annum	Carrying Value, Net of Issuance Costs
Series Seed	8,447,522	8,447,522	$0.172000	$1,453	$0.01032	$1,437
Series A	22,879,812	22,879,812	0.272000	6,223	0.01632	6,109
Series A-2	18,051,770	18,051,770	0.259180	4,679	0.01555	4,604
Series B	28,863,992	28,863,992	0.470340	13,576	0.02822	12,615
Series C	31,700,221	31,700,221	2.125790	67,388	0.17006	67,266
Series C-1	770,230	770,230	2.125790	1,637	0.17006	36
Series D	76,687,100	76,687,100	5.224700	400,667	0.41798	400,420
Series E	40,551,970	40,551,970	17.261800	700,000	1.38090	699,674
Series F	14,662,469	14,513,241	40.920800	593,893	3.27370	593,608
Series G	15,998,308	15,998,298	69.069800	1,104,999	5.52560	1,104,352
Total	258,613,394	258,464,156		$2,894,515		$2,890,121
The rights, preferences, and privileges for Company’s redeemable convertible preferred stockholders are as follows:
Voting Rights - General
The holder of each share of redeemable convertible preferred stock shall have the right to one vote for each share of common stock into which such redeemable convertible preferred stock could then be converted into common stock and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.
Voting for the Election of Directors
The holders of Series A and Series C redeemable convertible preferred stock, voting as separate series, are each entitled to elect one member of the Board of Directors. The holders of redeemable convertible preferred stock and common stock, voting as separate classes, and solely with respect to the redeemable convertible preferred stock, voting together as a single class and not as separate series (with Series E, F, and G redeemable convertible preferred stock subject to the voting restrictions described below), and on an as-converted to common stock basis are entitled to elect any remaining members of the Board of Directors.
The holders of the Series E, Series F, and Series G redeemable convertible preferred stock have no voting rights on any matter relating to the election of the members of the Board of Directors. This restriction shall not apply upon the earlier to occur of (i) the consummation of the Company’s first underwritten public offering of its common stock, (ii) a direct listing, or (iii) a liquidation event, except, in each case, to the extent that any governmental filings would be triggered by such cessation; such cessation would not take effect until the parties have submitted any required filings (to be made at the discretion of each holder of Series E, F and G redeemable convertible preferred stock) and observed any required waiting periods.
Dividend Rights
The holders of shares of redeemable convertible preferred stock are entitled to receive dividends, out of any assets legally available prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the applicable dividend rate as and if declared by the Board of Directors. Such dividends are not cumulative and accrue dividends on a pari passu basis and in preference to any dividends on the common stock. As of December 31, 2023 and 2024, no dividends have been declared, or paid, to any redeemable convertible preferred stockholders.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Any additional dividends or distributions shall be distributed among all holders of common stock and redeemable convertible preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of redeemable convertible preferred stock are converted to common stock at the then effective conversion rate.
Liquidation Rights
In case of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, all the assets available shall be distributed on a pari passu basis with each other series of redeemable convertible preferred stock, prior and in preference to any distribution of the proceeds to the holders of Common Stock, in an amount per share equal to the sum of the applicable Original Issue Price for such series of redeemable convertible preferred stock as follows: $0.172000 per share for each share of Series Seed redeemable convertible preferred stock, $0.272000 per share for each share of Series A redeemable convertible preferred stock, $0.259180 per share for each share of Series A-2 redeemable convertible preferred stock, $0.470340 per share for each share of Series B redeemable convertible preferred stock, $2.125790 per share for each share of Series C redeemable convertible preferred stock, $2.125790 per share for each share of Series C-1 redeemable convertible preferred stock, $5.224700 per share for each share of Series D redeemable convertible preferred stock, $17.261800 per share for each share of Series E redeemable convertible preferred stock, $40.920800 per share for each share of Series F redeemable convertible preferred stock, and $69.069800 per share for each share of Series G redeemable convertible preferred stock (each as may be adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like with respect to such series of redeemable convertible preferred stock plus in each case declared but unpaid dividends). If the available funds are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire funds available for distribution shall be distributed ratably among the holders of the redeemable convertible preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Upon completion of this distribution, all of the remaining proceeds of such liquidation event available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.
Redemption
The redeemable convertible preferred stock is not redeemable at the option of the holder. The redeemable convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon a change in control or other deemed liquidation events. Although the redeemable convertible preferred stock is not mandatorily or currently redeemable, a deemed liquidation event would constitute a redemption event outside the Company’s control. As a result of these liquidation features, all shares of redeemable convertible preferred stock have been classified outside of stockholders’ deficit on the consolidated balance sheets at their respective issuance price less issuance costs on the dates of issuance. Given the Company’s performance and financial condition, the Company currently does not believe a liquidation event is probable, thus the carrying values of the Company’s redeemable convertible preferred stock have not been accreted to their redemption values. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable the shares will become redeemable.
Conversion
•Optional Conversion - Each share of redeemable convertible preferred stock shall be convertible at the option of the holder, at any time into such number of fully paid and non-assessable shares of common stock as determined by dividing the applicable Original Issue Price for such series by the applicable conversion price for such series. The conversion price of redeemable convertible preferred stock may be adjusted for certain dilutive issuance events, stock splits, combinations, subdivisions, recapitalizations, or the like. The initial conversion price per share for each series of redeemable convertible preferred stock shall be the Original Issue Price applicable to such series, except for the Conversion Price per share for the Series A redeemable convertible preferred stock, which shall be $0.26960.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
•Automatic Conversion - Each share of redeemable convertible preferred stock shall automatically be converted into shares of common stock, upon the earlier of (A) the consummation of the Company’s first underwritten public offering of its common stock with not less than $17.26180 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like) and net proceeds to the Company of more than $200 million in the aggregate, (B) a direct listing or, (C) the election of the majority of holders of the then outstanding shares of redeemable convertible preferred stock.
Common Stock Warrants
The Company has issued warrants to purchase its common stock to non-employee service providers and others in connection with debt financings, credit facilities, and promissory notes. The Company recorded the warrants within stockholders’ equity.
As of December 31, 2023 and 2024, there were 787,840 warrants outstanding and exercisable with a weighted average exercise price of $0.10. The weighted average remaining life as of December 31, 2023 and 2024 was 3.03 and 2.03 years. There was no warrant activity in the year ended December 31, 2024.
NOTE 13 – STOCK-BASED COMPENSATION
2012 Stock Option and Grant Plan
The 2012 Stock Option and Grant Plan, as amended (the “2012 Plan”) was adopted, approved, and became effective in August 2012. Under the 2012 Plan, the Company is authorized to grant to eligible participants incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), RSAs, unrestricted stock awards, RSUs (including PSUs). The number of shares of common stock available for issuance under the 2012 Plan can only be increased by an amount determined by the Board of Directors. ISOs may only be granted to employees of the Company. All other awards may be granted to officers, employees, directors, consultants, and other key persons of the Company.
ISOs, NSOs, RSAs, unrestricted stock awards, and RSUs may be granted with vesting terms as determined by the Board of Directors, or a committee thereof, and expire no more than 10 years after the date of grant or earlier if employment or service is terminated. As of December 31, 2023 and 2024, the Company has stock options (ISOs and NSOs), RSAs, RSUs and PSUs issued under the 2012 Plan, as further described below.
As of December 31, 2024, the 2012 Plan authorized 141,399,801 shares of common stock to be reserved for issuance on the exercise or settlement of equity awards, of which 186,299 remained available for issuance.
Stock Options
The Company awards stock options with service-based vesting conditions to employees, generally vesting over a four-year period and contingent upon continued employment on each vesting date (“service-based stock options). In 2024, the Company also granted stock options with performance-based vesting conditions to certain executives.
Stock options are granted with an exercise price of at least 100% of the fair market value of the Company’s stock at the date of grant and are exercisable when vested. In the event that an employee owns greater than 10% of the total combined voting power of all classes of stock of the Company, the exercise price must not be less than 110% of the fair market value of the Company’s stock at the date of grant.
The fair value of stock options granted were estimated using the following weighted average assumptions:

	Year Ended December 31,
	2023	2024
Expected term	6.06 years	6.04 years
Expected volatility	56.26%	56.88%
Risk-free interest rate	3.88%	4.22%
Expected dividends	—%	—%

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The weighted-average grant date fair value of stock options granted was $10.00 and $11.90 for the years ended December 31, 2023 and 2024. No stock options were granted during 2022.
Service-based stock options
A summary of the Company’s service-based stock option activity for the year ended December 31, 2024 is as follows:

	Outstanding Stock Options	Weighted average exercise price ($)	Weighted-average remaining contractual life (years)	Aggregate intrinsic value
Balance as of December 31, 2023	29,776,972	$5.63	5.98	$368,998
Granted	2,852,000	18.50
Exercised	(952,866)	1.48
Forfeited/Cancelled	(213,091)	13.59
Balance as of December 31, 2024	31,463,015	$6.87	5.42	$567,641
Vested and expected to vest as of December 31, 2024	31,463,015	$6.87	5.42	$567,641
Exercisable as of December 31, 2024	25,525,994	$4.62	4.61	$517,946
Aggregate intrinsic value represents the difference between the Company’s estimated fair value of its common stock and the exercise price of outstanding options with an exercise price below such estimated fair value. Aggregate intrinsic value for stock options exercised for the years ended December 31, 2022, 2023, and 2024 was $38.0 million, $25.3 million, and $20.1 million .
As of December 31, 2024, the Company had $62.7 million of unrecognized employee compensation cost related to unvested service-based stock options that it expects to recognize over a weighted average period of 2.85 years.
Performance stock options
In 2024, the Company granted stock options to certain executives, subject to both a service-based vesting condition and a performance-based vesting condition, each of which must be satisfied in order for an option share to vest. The service-based vesting schedule is satisfied in 48 equal monthly installments over four years following the vesting commencement date. The performance conditions are satisfied upon the achievement of specified revenue and other financial metric targets for the 2024 fiscal year as compared to 2023.
The following table summarizes the performance stock option activity for the year ended December 31, 2024:

	Outstanding Stock Options	Weighted average exercise price ($)	Weighted-average remaining contractual life (years)	Aggregate intrinsic value
Balance as of December 31, 2023	—	$—	—	$—
Granted	1,200,000	17.35
Exercised	—	—
Forfeited/Cancelled	—	—
Balance as of December 31, 2024	1,200,000	$17.35	9.24	$9,071
Vested and expected to vest as of December 31, 2024	400,000	$17.35	9.24	$3,024
No performance stock options were exercisable as of December 31, 2024.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
As of December 31, 2024, the Company had $2.2 million of unrecognized employee compensation cost related to performance stock options expected to vest that it expects to recognize over a weighted average period of 1.85 years.
RSAs
The Company granted service-based and performance-based RSAs to certain continuing employees in connection with the Acquisition.
Service-Based RSAs
A summary of the Company’s service-based RSA activity for the year ended December 31, 2024 is as follows:

	Number of Shares of Restricted Stock	Weighted-average grant date fair value per share
Balance as of December 31, 2023	—	$—
Granted	933,111	23.25
Vested	(133,289)	23.25
Forfeited/Cancelled	—	—
Balance as of December 31, 2024	799,822	$23.25
As of December 31, 2024, there was $11.7 million of unrecognized compensation expense expected to be recognized over a weighted average period of 3.0 years. The total value of shares vested in the year ended December 31, 2024 was $3.1 million.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Performance-Based RSAs
A summary of the Company’s performance-based RSA activity for the year ended December 31, 2024 is as follows:

	Number of Shares of Restricted Stock	Weighted-average grant date fair value per share
Balance as of December 31, 2023	—	$—
Granted	509,186	23.25
Vested	—	—
Forfeited/Cancelled	—	—
Balance as of December 31, 2024	509,186	$23.25
As of December 31, 2024, there was $4.8 million of unrecognized compensation expense which is expected to be recognized over a weighted average period of 2.5 years.
The Company did not have service-based or performance-based RSAs in the years ended December 31, 2022 and 2023.
RSUs
A summary of the Company’s service-based RSUs activity is as follows:

	Number of Restricted Stock Units	Weighted-average grant date fair value per share
Balance as of December 31, 2023	31,068,799	$25.21
Granted	11,519,793	21.27
Forfeited/Cancelled	(3,260,157)	23.65
Balance as of December 31, 2024	39,328,435	$24.18
For the years ended December 31, 2022, 2023, and 2024, no stock-based compensation expense had been recognized for RSUs because the liquidity condition had not been met. The total unrecognized stock-based compensation expense related to these awards was $951.1 million as of December 31, 2024. Of this amount, $749.0 million relates to awards for which the service vesting condition has been satisfied or partially satisfied while $202.1 million relates to awards for which the time-based vesting condition had not yet been satisfied. As of December 31, 2024, no RSUs had vested.
PSUs
In connection with the Acquisition, certain retained employees of Salt Labs are eligible to earn performance-based restricted stock units. The performance-based RSUs vest based upon the achievement of designated operational metrics, continued employment, and upon the occurrence of a liquidity event. The Company granted 1,929,943 PSUs at a weighted-average grant date fair value of $23.25 in the year ended December 31, 2024, none of which had vested or been forfeited during the year.
For the year ended December 31, 2024, no stock-based compensation expense had been recognized for PSUs because the performance-based liquidity condition had not been met. The total unrecognized stock-based compensation expense related to awards expected to achieve operational performance-based vesting conditions was $9.6 million as of December 31, 2024.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Stock-Based Compensation Expense
The following table summarizes the total stock-based compensation expense for the years ended December 31, 2022, 2023, and 2024:

	Year Ended December 31,
	2022	2023	2024
Member support and operations	$4,888	$5,000	$3,620
Sales and marketing	2,032	1,192	1,356
Technology and development	10,822	10,645	12,423
General and administrative	10,608	9,198	12,446
Total	$28,350	$26,035	$29,845
During the years ended December 31, 2022, 2023, and 2024, the Company capitalized $0.5 million, $0.2 million, and $0.1 million each year of stock-based compensation expense related to capitalized internal-use software.
NOTE 14 – NET LOSS PER SHARE
The Company presents net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities, and considers all series of redeemable convertible preferred stock participating securities. The Company has not allocated net loss attributable to common stockholders to redeemable convertible preferred stock because the holders of its redeemable convertible preferred stock are not contractually obligated to share in losses.
The Company calculates basic net loss per share attributable to common stockholders by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders gives effect to all potential shares of common stock, including common stock issuable upon conversion of redeemable convertible preferred stock, stock options, RSUs and common stock warrants to the extent these are dilutive.
The Company calculated basic and diluted net loss per share attributable to common stockholders as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2022	2023	2024
Numerator:
Net loss	$(470,254)	$(203,202)	$(25,344)
Denominator:
Weighted-average number of common shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	57,884,136	63,104,219	64,910,056
Net loss per share, basic and diluted	$(8.12)	$(3.22)	$(0.39)

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share because including them would have had an anti-dilutive effect:

	December 31,
	2022	2023	2024
Redeemable convertible preferred stock on an as-converted basis	258,667,836	258,667,836	258,667,836
Options to purchase common stock	26,366,781	29,776,972	32,663,015
Service-based RSUs	23,897,669	31,068,799	39,328,435
PSUs	—	—	1,929,943
Unvested restricted stock awards	—	—	1,309,008
Warrants to purchase common stock	787,840	787,840	787,840
Unvested early exercised stock options	1,619,387	—	—
Total anti-dilutive securities	311,339,513	320,301,447	334,686,077
NOTE 15 – RELATED PARTY TRANSACTIONS
Related party transactions may include any transaction between the Company and entities under common control or with a related party. The Company has defined related parties as members of the board of directors, executive officers, principal owners of the Company’s outstanding stock, and any immediate family members of each such related party, as well as any entity for which the aforementioned individuals exercise significant influence over or control.
During 2022, 2023, and 2024 a member of the Company’s Board of Directors was an executive officer of Dallas Basketball Limited (“Dallas Mavericks”). The Company is party to a multi-year sponsorship agreement with the Dallas Mavericks. During the years ended December 31, 2022, 2023, and 2024, the Company paid $10.5 million, $11.5 million, and $11.2 million in sponsorship fees as part of the agreement. There were no balances outstanding or due as of December 31, 2023 or 2024.
In 2022, the Company established the Chime Scholars Foundation (the “Foundation”), which is a non-controlled nonprofit organization formed for the purpose of distributing charitable donations to recipients generally located in the communities the Company serves. Donations are recognized as expenses when paid to the Foundation. During the years ended December 31, 2022, 2023, and 2024, cash donations were $0.8 million, $1.5 million, and $1.7 million.
NOTE 16 – RESTRUCTURING
Restructuring
On November 2, 2022, the Company announced a reduction in force (the “Restructuring”) as part of its efforts to improve efficiency and operating costs. The Restructuring involved approximately 12% of the Company’s full-time employees at that time.
The Company recognized $7.8 million of cash restructuring charges relating to one-time employee-related severance payments, recorded in operating expenses on the consolidated statements of operations based on the employees’ cost centers in the year ended December 31, 2022. As of December 31, 2023, all charges had been paid in full.
As part of Restructuring, the Company also reassessed its ongoing internal projects and product plans. The Company recorded an impairment charge of $2.6 million related to previously capitalized internal-use software for discontinued projects in the year ended December 31, 2022 in technology and development expenses on the consolidated statement of operations.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
NOTE 17 – INCOME TAXES
Loss before income taxes on a worldwide basis was $470.6 million, $203.0 million, and $22.7 million for the years ended and December 31, 2022, 2023, and 2024. Income tax expense (benefit) was composed of the following:

	Year Ended December 31,
	2022	2023	2024
Current
Federal	$—	$—	$1,004
Foreign	—	—	—
State	(337)	234	1,606
Deferred	—	—	—
Federal	—	—	—
Foreign	—	—	—
State	—	—	—
Total	$(337)	$234	$2,610
Income tax expense differed from the amount computed by applying the Federal statutory income tax rate of 21% to pretax loss as a result of the following:

	Year Ended December 31,
	2022	2023	2024
Tax at federal statutory rate	21.0%	21.0%	21.0%
State tax, net of federal benefit	0.1%	(0.1)%	(5.8)%
Tax credits	1.4%	3.5%	23.7%
Change in valuation allowance	(22.3)%	(24.6)%	(51.4)%
Stock-based compensation	(0.3)%	(0.2)%	1.1%
Other	0.2%	0.3%	(0.1)%
Effective income tax rate	0.1%	(0.1)%	(11.5)%
The difference in the Company’s effective tax rate and the U.S. federal statutory tax rate is primarily due to recording a full valuation allowance on the Company’s U.S. deferred tax assets.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The components of deferred tax assets and liabilities as of December 31, 2023 and 2024, were as follows:

	December 31, 2023	December 31, 2024
Deferred tax assets
Net operating loss carryforwards	$245,063	$231,116
Credit carryforwards	38,433	42,676
Loss reserves	23,141	39,188
Accrued expense	12,681	2,064
Lease liability	26,232	24,141
Stock compensation	11,919	18,417
Internal-use software	71,222	87,894
Other	2,966	3,716
Total deferred tax assets	$431,657	$449,212
Deferred tax liabilities
Right of use asset	13,288	12,367
Fixed assets	5,913	5,260
Other	861	2,045
Total deferred tax liabilities	20,062	19,672
Valuation allowance	$(411,595)	$(429,540)
Net deferred tax assets	$—	$—
Management believes that, based on available evidence, both positive and negative, it is more likely than not that the deferred tax assets will not be utilized, and as such the Company maintains a full valuation allowance at December 31, 2024. The valuation allowance increased by $17.9 million collectively for federal and state for the year ended December 31, 2024 due to the overall net increase of deferred tax assets.
As of December 31, 2024, the Company had approximately $900.7 million and $786.0 million of federal and state (post-apportioned) net operating losses (NOL). The federal NOL will carry forward indefinitely. The state NOLs will begin to expire in 2028. The Company also has United States federal, California, and Canadian research and development tax credits of approximately $46.6 million, $28.6 million, and $4.2 million. The federal and Canadian research credits will begin to expire in 2040, while California research credits have no expiration date. The Internal Revenue Code (“IRC”) sections 382 and 383 limit the amount of NOL and tax credit carryforwards that a company may use in a given year in the event of certain cumulative changes in ownership over a three-year period. The Company has performed a detailed analysis to determine whether an ownership change has occurred and noted three ownership changes. As such, all of the NOLs and tax credit carryforwards generated as of the ownership change dates are limited under sections 382 and 383, however, none of the NOLs and tax credit carryforwards are projected to expire unutilized.
A reconciliation of the beginning and ending balances of gross unrecognized tax benefits is as follows:

	December 31, 2023	December 31, 2024
Balance at beginning of year	$18,596	$26,968
Additions for tax positions of prior years	1,052	60
Reductions for tax positions of prior years	(449)	(1,040)
Tax positions related to the current year	7,769	7,218
Settlement with taxing authorities	—	—
Expirations of status of limitations	—	—
Balance at end of year	$26,968	$33,206

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
If recognized, all of the unrecognized tax benefits would not impact the effective tax rate due to the valuation allowance against certain deferred tax assets. As of December 31, 2024, the Company had $33.2 million unrecognized income tax benefits and there were increases of $6.2 million to the Company’s unrecognized tax benefits during the year. Unrecognized tax benefits may change during the next 12 months for items that arise in the ordinary course of business. The Company does not anticipate a material change to its unrecognized tax benefits over the next twelve months. The Company’s policy is to classify interest and penalties associated with unrecognized tax benefits as income tax expense. There were no interest and penalties related to unrecognized tax benefits recorded on the consolidated statements of operations for the years ended December 31, 2022, 2023, and 2024 or the consolidated balance sheets as of December 31, 2023 and 2024. There are no positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.
The Company files income tax returns in the U.S. Federal and various state jurisdictions. In addition, the Company files income tax returns in Canada. The Company is not currently under examination by income tax authorities in any of the jurisdictions. All tax returns will remain open for examination by the federal and most state taxing authorities for three years and four years, respectively, from the date of utilization of any net operating loss carryforwards or research and development credits.
NOTE 18 – COMMITMENTS AND CONTINGENCIES
Lease commitments
The Company leases certain property under leases that expire at various dates. The Company enters into operating lease agreements principally related to the corporate office locations. The most significant of these operating leases is the corporate headquarters in San Francisco, California. For the years ended December 31, 2022, 2023, and 2024, rent expense for all operating leases was $11.2 million, $10.0 million, and $11.1 million.
In September 2021, the Company entered into a lease arrangement for approximately 201,898 square feet of new office headquarters space in San Francisco, California. In July 2022, the Company moved into the new headquarters facility and vacated the old headquarters. The lease has four phases, each with a different commencement date but all with an initial termination date in October 2032. All four phases have commenced as of December 31, 2024.
In the year ended December 31, 2022, the Company vacated portions of certain leased locations and recorded impairments to the Company’s right-of-use assets and certain related fixed assets of $15.7 million and $2.5 million based on projected sublease rental income and estimated sublease commencement dates based on market estimates from a third-party real estate brokerage firm.
The impairment analyses were performed at the asset group level and the impairment charges were estimated by comparing the fair value of each asset group based on the expected cash flows to its respective carrying value. The Company determined the discount rate for each asset group based on the approximate interest rate on a collateralized basis with similar remaining terms and payments as of the impairment date. The Company attributed the impairments on a relative carrying value basis between the right-of-use assets and various fixed assets. Significant judgment was required to estimate the fair value of each asset group and actual results could vary from the estimates, resulting in potential future adjustments to amounts previously recorded. The impairments were recognized in general and administrative expense on the consolidated statements of operations.

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The Company’s operating lease costs are as follows:

	Year Ended December 31,
	2022	2023	2024
Fixed operating lease costs	$10,124	$9,618	$10,287
Variable operating lease costs	270	3,321	7,696
Sublease income	(53)	(365)	(881)
Short-term lease cost	1,073	368	831
Total lease cost	$11,414	$12,942	$17,933
Variable operating lease costs are primarily related to payments made to the Company’s landlords for common area maintenance, property taxes, insurance, and other operating expenses.
The Company’s lease agreements do not contain any residual value guarantees or material restrictive covenants.
The weighted average remaining operating lease term and the weighted average discount rate used in the calculation of the Company’s lease assets and lease liabilities were as follows:

December 31, 2024
Weighted average remaining operating lease term (in years)	7.1
Weighted average discount rate	4.91%
Cash flows related to leases were as follows:

	Year Ended December 31,
	2022	2023	2024
Operating cash flows:
Payments for operating lease liabilities	$5,182	$10,961	$17,161
Supplemental cash flow data:
Lease liabilities arising from obtaining right-of-use assets	$20,862	$1,576	$1,909
Future minimum lease payments under non-cancelable operating leases (with initial lease terms in excess of one year) as of December 31, 2024 are as follows:

2025	$20,122
2026	14,842
2027	13,757
2028	13,012
2029	13,402
Thereafter	40,201
Total lease payments	115,336
Less: imputed interest	19,000
Total operating lease liabilities	$96,336
Contingencies
In the ordinary course of business, the Company may be subject to various legal proceedings, including, from time to time, actions which are asserted to be maintainable as class action suits, and is at times subjected to government and regulatory proceedings, investigations and inquiries. The Company reviews these matters on an

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
ongoing basis to determine whether it is probable and estimable that a loss has occurred and uses that information when making accrual and disclosure decisions. If the potential loss is considered probable and the amount can be reasonably estimated, the Company accrues a liability for the estimated loss. Loss contingencies that are reasonably possible of occurrence, if any, are subject to disclosure.
In May 2024, the Company entered into a consent order with the Consumer Financial Protection Bureau (“CFPB”) in relation to certain matters. As of December 31, 2023, the Company has accrued a liability for an estimated amount in connection with this matter in accordance with ASC 450-20, Contingencies: Loss Contingencies, comprised of a civil money penalty of $3.25 million and $1.3 million for the purpose of providing redress to affected members. As of December 31, 2024, the civil money penalty and redress of $4.55 million has been fully paid.
Chime Scholars Foundation
In 2022, the Company committed to future charitable donations to the Chime Scholars Foundation in the form of 3,210,192 shares of the Company’s common stock, contingent upon the Company’s initial public offering. The issuance of shares would take place in ten equal, annual installments, the first of which would occur upon the Company’s initial public offering. As of December 31, 2024, no shares have been issued.
NOTE 19 – SUBSEQUENT EVENTS
Contract Amendment
In February 2025, the Company entered into an amendment with its third-party payment processor that modifies the terms of the existing agreement to remove certain minimum monthly payments and provides for the payment of an $18 million termination fee by the Company in March 2026. The Company will assess and record the financial impact of this fee in accordance with applicable accounting standards.
Revolving Credit Facility
On March 31, 2025, the Company entered into a revolving credit agreement which provides for a $475.0 million senior secured revolving credit facility with a syndicate of banks (the “2025 credit facility”). The 2025 credit facility matures on March 31, 2030. At March 31, 2025, the effective date of the 2025 credit facility, the Company had letters of credit outstanding thereunder in a face amount of $2.5 million, and subsequently added an additional $28.9 million in April 2025, $11.3 million of which relates to the New York lease described below. The 2025 credit facility includes customary affirmative and negative covenants, including, among others, restrictions on debt, liens, investments, fundamental changes, dividends, distributions, repurchases and/or redemptions of equity interests, and transactions with affiliates. In addition, the 2025 credit facility requires the Company to satisfy a minimum liquidity covenant. No revolving loans have been drawn under the 2025 credit facility.
Concurrently with the Company’s execution of the credit agreement for the 2025 credit facility, the Company terminated all commitments and fulfilled all obligations under the Credit Facility described in Note 11 - Indebtedness.
2025 Co-Founder Special Awards
In April 2025, the Board of Directors approved equity award grants to the Company’s two co-founders of (i) a total of 4,800,000 PSUs with performance conditions relating to achievement of certain financial performance goals and (ii) a total of 1,600,000 PSUs with market-based performance conditions relating to achievement of certain stock price hurdles. Both awards are also subject to service based vesting conditions. If an initial public offering is not completed by September 29, 2025, the awards will forfeit.
New York Lease
In April 2025, the Company entered into a lease for office space at 122 Fifth Avenue, New York, with a commencement date based on delivery of the premises in agreed-upon condition. The lease has a term of 11 years and 2 months from the commencement date. Base rent payments are approximately $7.5 million annually for the

CHIME FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
first six years and $8.2 million annually for the remainder of the term, subject to a rent abatement period of fourteen months beginning on the commencement date.

CHIME FINANCIAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)

	December 31, 2024	March 31, 2025
Assets
Current assets:
Cash and cash equivalents	$337,697	$318,160
Restricted cash	12,303	12,664
Product collateral	181,723	177,572
Marketable securities	368,889	336,467
Accounts receivable, net	216,161	241,657
Loans held for investment, net	99,799	100,106
Prepaid expenses and other current assets	70,464	79,204
Total current assets	1,287,036	1,265,830
Property, equipment and software, net	92,700	90,698
Operating lease right of use assets, net	49,332	47,099
Other assets	31,969	32,372
Total assets	$1,461,037	$1,435,999
Liabilities, redeemable convertible preferred stock, and stockholders❜ deficit
Current liabilities:
Accounts payable	$35,846	$37,614
Accrued and other current liabilities	224,594	171,259
Product obligation	114,377	124,672
Total current liabilities	374,817	333,545
Operating lease liabilities, net of current portion	80,590	77,426
Other non-current liabilities	46,109	43,011
Total liabilities	501,516	453,982
Commitments and contingencies (Note 16)
Redeemable convertible preferred stock, $0.0001 par value: 258,613,394 shares authorized and 258,464,156 shares issued and outstanding as of December 31, 2024 and March 31, 2025. Aggregate liquidation preference of $2,894,515 as of December 31, 2024 and March 31, 2025.	2,890,121	2,890,121
Stockholders’ deficit:
Common stock, $0.0001 par value: 416,094,141 shares authorized as of both December 31, 2024 and March 31, 2025. 66,950,736 and 67,587,532 shares issued and outstanding as of December 31, 2024 and March 31, 2025.	2	2
Additional paid-in capital	433,363	442,829
Accumulated other comprehensive income	203	294
Accumulated deficit	(2,364,168)	(2,351,229)
Total stockholders’ deficit	(1,930,600)	(1,908,104)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$1,461,037	$1,435,999
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHIME FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2024	2025
Revenue	$391,972	$518,744
Cost of revenue	47,447	60,418
Gross profit	344,525	458,326
Operating expenses:
Transaction and risk losses	36,038	109,145
Member support and operations	68,068	78,609
Sales and marketing	117,047	132,573
Technology and development	74,930	77,882
General and administrative	39,252	47,173
Depreciation and amortization	4,158	3,807
Total operating expenses	339,493	449,189
Income from operations	5,032	9,137
Other income, net	10,509	5,354
Income before income taxes	15,541	14,491
Provision (benefit) for income taxes	(362)	1,552
Net income	$15,903	$12,939
Undistributed earnings attributable to preferred stockholders	(15,903)	(12,939)
Net income attributable to common stockholders	$—	$—
Net income per share attributable to common stockholders, basic and diluted	$—	$—
Weighted average number of shares outstanding used to compute net income per share attributable to common stockholders, basic and diluted	64,440,411	65,868,810
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHIME FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2025
Net income	$15,903	$12,939
Other comprehensive income (loss):
Net unrealized (loss) gain on marketable securities, net of tax	(1,178)	82
Foreign currency translation adjustments	(146)	9
Total comprehensive income	$14,579	$13,030
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHIME FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)
(unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	258,464,156	$2,890,121	64,394,985	$2	$384,489	$(2,338,824)	$720	$(1,953,613)
Net income	—	—	—	—	—	15,903	—	15,903
Issuance of common stock upon exercise of stock options	—	—	196,039	—	208	—	—	208
Repurchases of common stock	—	—	(1,490)	—	(27)	—	—	(27)
Stock-based compensation	—	—	—	—	5,173	—	—	5,173
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	—	—	(1,324)	(1,324)
Balance as of March 31, 2024	258,464,156	$2,890,121	64,589,534	$2	$389,843	$(2,322,921)	(604)	$(1,933,680)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2024	258,464,156	$2,890,121	66,950,736	$2	$433,363	$(2,364,168)	$203	$(1,930,600)
Net income	—	—	—	—	—	12,939	—	12,939
Issuance of common stock upon exercise of stock options	—	—	636,796	—	717	—	—	717
Stock-based compensation	—	—	—	—	8,749	—	—	8,749
Change in accumulated other comprehensive income (loss), net of tax	—	—	—	—	—	—	91	91
Balance as of March 31, 2025	258,464,156	$2,890,121	67,587,532	$2	$442,829	$(2,351,229)	$294	$(1,908,104)
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHIME FINANCIAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2024	2025
Operating activities:
Net income	$15,903	$12,939
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,234	7,258
Non-cash lease expense	1,306	1,534
Stock-based compensation	5,175	8,696
Provision for transaction dispute losses	13,633	17,971
Change in fair value of product obligation	14,592	28,751
Provision for credit losses	261	23,549
Impairment related to real estate assets and internal-use software	211	—
Accretion of discount (amortization of premium) on marketable securities	(4,404)	(1,627)
Other	(143)	441
Changes in operating assets and liabilities:
Product collateral	22,946	4,151
Accounts receivable, net	(11,970)	(26,155)
Prepaid expenses and other assets	(4,289)	(8,680)
Accounts payable	(978)	1,768
Accrued and other liabilities	31,767	(73,954)
Operating lease liabilities	(1,970)	(3,937)
Settlements of the product obligation	(15,115)	(18,456)
Cash flows provided by (used in) operating activities	72,159	(25,751)
Investing activities:
Purchase of marketable securities	(149,788)	(38,502)
Proceeds from sales of marketable securities	16,985	—
Proceeds from maturities of marketable securities	129,340	72,201
Purchases of loans held for investment	—	(1,139,723)
Repayments of loans held for investment	—	1,117,516
Purchase of property, equipment and software	(28)	(1,593)
Capitalization of internal-use software	(2,164)	(3,198)
Cash flows provided by (used in) investing activities	(5,655)	6,701
Financing activities:
Payment of debt issuance costs related to the credit facility	—	(843)
Proceeds from exercise of stock options	208	717
Repurchases of common stock	(29)	—
Cash flows provided by (used in) financing activities	179	(126)
Net increase (decrease) in cash and cash equivalents and restricted cash	66,683	(19,176)
Cash, cash equivalents, and restricted cash, beginning of period	239,745	350,000
Cash, cash equivalents, and restricted cash, end of period	$306,428	$330,824
Cash and cash equivalents, end of the period	$306,428	$318,160
Restricted cash, end of the period	—	12,664
Cash, cash equivalents, and restricted cash, end of the period	$306,428	$330,824
Supplementary cash flow disclosure:
Cash paid for interest	$117	$165
Cash paid for income taxes	$—	$43
Supplemental disclosures of noncash investing and financing activities:
Purchases of property, equipment and software in accounts payable	$—	$102
Unpaid debt issuance costs	$—	$508
The accompanying notes are an integral part of these condensed consolidated financial statements.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Chime Financial, Inc. (“Chime” or the “Company”) is a financial technology company with a mission to unite everyday people to unlock their financial progress. Through its proprietary technology platform, Chime offers a suite of products that address members’ critical financial needs. The Company partners closely with multiple third-party bank partners to offer a broad suite of products across spending, liquidity, credit building, savings, and community.
The Company was incorporated in the state of Delaware in 2012 and is headquartered in San Francisco, California with offices in Chicago, Illinois, and New York, New York.
NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. Certain information and note disclosures included in the Company’s annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for the year ended December 31, 2024. There have been no material changes in our significant accounting policies as described in our audited annual consolidated financial statements for the year ended December 31, 2024. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, including those of a normal and recurring nature, which are necessary for a fair presentation of the results for the interim period presented. The results of operations for interim periods are not necessarily indicative of results for the full year. The unaudited condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated. The reporting currency of the Company is the U.S. Dollar.
Segment Reporting
The Company operates as a single operating segment and therefore, one reportable segment. The Company’s Chief Operating Decision Maker (“CODM”) is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating the Company’s financial performance. The CODM assesses performance for the single segment and decides how to allocate resources based on net income as reported on the condensed consolidated statements of operations as consolidated net income. Revenue from external customers and significant segment expenses are presented in the Company's condensed consolidated statements of operations. The measure of segment assets is reported on the balance sheet as total consolidated assets. Substantially all long-lived assets are located in the United States, and all revenue is generated in the United States.
Use of Estimates
The preparation of these condensed consolidated financial statements requires management to make estimates and assumptions relating to reported amounts of assets, liabilities, revenues, and expenses. Significant estimates and assumptions include but are not limited to accrued transaction dispute losses, fair value of the product obligation, the allowance for expected credit losses, valuation of income taxes, the capitalization and estimated useful life of internal-use software, the fair value and useful lives of assets acquired and liabilities assumed through business combinations, and the fair value of equity awards and stock-based compensation. These estimates are inherently subject to judgment. Actual results could differ from these estimates, and such differences may be material to the condensed consolidated financial statements.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Accounts Receivable, Net
Accounts receivable, net consisted of the following as of the following dates:

	December 31, 2024	March 31, 2025
Receivables due from bank partners(1)	$97,994	$119,208
Network incentive receivable	111,097	118,668
Other receivables	7,070	3,781
Accounts receivable, net	$216,161	$241,657
_________________
(1)Receivables due from bank partners are net of bank partner and network costs. As of December 31, 2024 and March 31, 2025, $42.8 million and $66.7 million of gross receivables due from bank partners were pledged as collateral.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, consulting, accounting, and other fees related to the anticipated sale of the Company’s common stock in its initial public offering, are capitalized and will be recognized as a reduction of proceeds from the offering upon the consummation of the offering. As of December 31, 2024 and March 31, 2025, these costs were $5.6 million and $10.5 million and are recorded in prepaid expenses and other current assets on the Company’s condensed consolidated balance sheets.
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentration of credit risk consist of cash and cash equivalents, product collateral, marketable securities, and accounts receivable. The Company’s cash equivalents are invested in interest-bearing money market funds that invest in a portfolio of short-term U.S. government obligations, which include U.S. Treasuries and other securities issued or guaranteed by the U.S. government. The Company does not hold or issue financial instruments for trading purposes. Cash on deposit with financial institutions may, at times, exceed federally insured limits. Management believes that these financial institutions are financially sound and, accordingly, minimal credit risk exists.
As of December 31, 2024 and March 31, 2025, the Company had 100% of its product collateral with two bank partners based on contractual agreements with each bank partner.
As of December 31, 2024 and March 31, 2025, there were no concentrations of investments in securities of the same issuer, except for U.S. government securities, which amounted to $352.6 million and $316.1 million, or 96% and 94%, of the investments in marketable securities. All debt securities within the Company’s portfolio are investment-grade securities.
As of December 31, 2024, the Company had receivables outstanding from two bank partners, that represent 45% of receivables collectively (25% and 20% for each respective bank partner), and one card network partner that represented 50% of receivables. As of March 31, 2025, the Company had receivables outstanding from two bank partners, that represent 50% of receivables collectively (27% and 23% for each respective bank partner), and one card network partner that represented 48% of receivables.
Recently Issued Accounting Pronouncements Not Yet Adopted
In December 2023, FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and regarding cash taxes paid. The update will be effective on a prospective basis for annual periods beginning after December 15, 2024.Upon adoption of this ASU, the Company expects to include certain additional disclosures in the effective income tax rate reconciliation in the notes to the consolidated financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses, which requires

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
disclosure of additional information about specific expense categories underlying certain income statement expense line items. Additionally, in January 2025, the FASB issued ASU 2025-01 to clarify the effective date of ASU 2024-03. This ASU is effective for annual periods beginning after December 15, 2026 and requires either prospective or retrospective application. The Company is currently evaluating the impact of the ASU on its disclosures.
NOTE 3 – REVENUE
Disaggregation of revenue
The Company’s products and services are offered only to members within the United States. The following table provides information about the Company’s disaggregated revenue streams:

	Three Months Ended March 31,
	2024	2025
Payments revenue	$317,312	$375,312
Platform-related revenue (1)(2)	74,660	143,432
Total revenue	$391,972	$518,744
__________________
(1)In the three months ended March 31, 2024 and 2025, platform-related revenue included $13.0 million and $76.0 million that was not derived from contracts with customers.
(2)In the three months ended March 31, 2025, platform-related revenue included $64.3 million related to MyPay receivables, which was comprised of $38.9 million related to off-balance sheet MyPay receivables and $25.4 million related to on-balance sheet MyPay receivables.
Deferred revenue
The Company records deferred revenue for member-paid tips received prior to the expiration of the contractual refundable period. The deferred revenue balances were as follows:

Balance as of December 31, 2024	$4,064
Balance as of March 31, 2025	4,694
Increase in deferred revenue during the period	$630
The Company recognized materially all revenue from amounts included in the opening deferred revenue balances for the three months ended March 31, 2025. Changes in deferred revenue during the period are driven by the increase in the amount of tips paid by members for using SpotMe.
NOTE 4 – FAIR VALUE MEASUREMENT
The Company’s financial instruments consist primarily of cash equivalents, marketable securities, accounts receivable, prepaid and other current assets, accounts payable, accrued and other current liabilities, and the product obligation. Accounts receivable, prepaid and other current assets, accounts payable, and accrued and other current liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. Cash equivalents, marketable securities, and the product obligation are carried at fair value.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The following table summarizes the assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2024
	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$268,002	$—	$—
Marketable securities:
U.S. government securities	352,627	—	—
U.S. agency securities	—	16,262	—
Total assets	$620,629	$16,262	$—
Liabilities
Product obligation	$—	$—	$114,377
Total liabilities	$—	$—	$114,377

	March 31, 2025
	Level 1	Level 2	Level 3
Assets
Cash equivalents:
Money market funds	$256,165	$—	$—
Marketable securities:
U.S. government securities	316,111	—	—
U.S. agency securities	—	20,356	—
Total assets	$572,276	$20,356	$—
Liabilities
Product obligation	$—	$—	$124,672
Total liabilities	$—	$—	$124,672
The Company classifies money market funds, U.S. government securities, and U.S. agency securities within Level 1 or Level 2 of the fair value hierarchy as the Company determined the fair value of these instruments using quoted market prices or alternative pricing sources and models utilizing market observable inputs.
The Company accounts for the product obligation as a derivative. The Company’s product obligation is measured at fair value on a recurring basis using unobservable inputs at each reporting period and are classified within Level 3. The fair value is derived using the discounted cash flow method. The key estimates and assumptions impacting the fair value include the Company’s expectation that the historical cash flows are indicative of future

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
cash flows; that historical losses realized on the product obligation are indicative of future losses, adjusted, where applicable, for seasonality and new information about future expectations; and the expected recovery rate.
The following table presents quantitative information about the significant unobservable inputs for the product obligation measured at fair value on a recurring basis, weighted by the total unrecovered balance:

December 31, 2024
Significant Unobservable Inputs	Range	Weighted Average Rate
Discount rate	4.16%-5.16%	4.17%
Expected loss rate	0.27% -100%	9.46%

March 31, 2025
Significant Unobservable Inputs	Range	Weighted Average Rate
Discount rate	4.03%-5.11%	4.05%
Expected loss rate	0.0% -100%	9.34%
Refer to Note 7 - Credit Obligations for more information on the product obligation.
The Company did not have any transfers between Level 1, Level 2, and Level 3 assets or liabilities during the periods presented.
NOTE 5 – MARKETABLE SECURITIES
The following tables summarize the amortized cost, gross unrealized gains and losses, and fair value of the Company’s available for sale (“AFS”) securities aggregated by investment category:

	December 31, 2024
	Cost or Amortized Cost	Unrealized Gains	Unrealized Losses	Total Estimated Fair Value
Marketable securities:
U.S. government securities	$351,930	$707	$(10)	$352,627
U.S. agency securities	16,189	73	—	16,262
Total marketable securities	$368,119	$780	$(10)	$368,889

	March 31, 2025
	Cost or Amortized Cost	Unrealized Gains	Unrealized Losses	Total Estimated Fair Value
Marketable securities:
U.S. government securities	315,316	$796	$(1)	316,111
U.S. agency securities	20,299	$58	$(1)	20,356
Total marketable securities	$335,615	$854	$(2)	$336,467
As of December 31, 2024 and March 31, 2025, the Company had 4 investment positions in an unrealized loss position. The unrealized losses above were as a consequence of interest rate changes. The Company does not intend to sell nor anticipate that it will be required to sell these securities before recovery of the amortized cost basis. Unrealized losses on available-for-sale debt securities were determined not to be related to credit related losses, therefore, no allowance for credit losses was recorded. There were no material realized gains or losses from marketable securities that were reclassified out of accumulated other comprehensive income for the three months ended March 31, 2024 and March 31, 2025.
The gross unrealized losses and fair values for those investments that were in an unrealized loss position as of December 31, 2024 and March 31, 2025, aggregated by investment category and the length of time that individual securities have been in a continuous loss position are as follows:

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)

	December 31, 2024
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Marketable securities:
U.S. government securities	$19,951	$(10)	$—	$—	$19,951	$(10)
Total	$19,951	$(10)	$—	$—	$19,951	$(10)

	March 31, 2025
	Less than 12 months		Greater than 12 months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Marketable securities:
U.S. government securities	$24,822	$(1)	$—	$—	$24,822	$(1)
U.S. agency securities	4,043	(1)			$4,043	$(1)
Total	$28,865	$(2)	$—	$—	$28,865	$(2)
The following table summarizes the Company’s marketable securities by contractual maturity:

	As of March 31, 2025
	Amortized Cost	Fair Value
Within one year	$254,976	$255,508
After one year to five years	80,639	80,959
Total	$335,615	$336,467
NOTE 6 - LOANS HELD FOR INVESTMENT, NET
Loans held for investment, net consisted of the following:

	December 31, 2024	March 31, 2025
Loans held for investment	$130,448	$152,655
Less: allowance for expected credit losses	(30,649)	(52,549)
Total loans held for investment, net	$99,799	$100,106
Credit Quality Information
The Company analyzes its loans held for investment based on the aging of unpaid principal. This is the credit quality indicator management uses to evaluate the allowance for expected credit losses on loans held for investment. Below is a summary of the loans held for investment by vintage:

Days from origination	December 31, 2024	March 31, 2025
1 - 30	$98,452	$97,424
31 - 60	10,451	10,147
61 - 90	7,697	8,428
91 - 120	5,705	8,510
Greater than 120	8,143	28,146
Total	$130,448	$152,655

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
NOTE 7 - CREDIT OBLIGATIONS
The Company has credit obligations related to both on- and off-balance sheet receivables from members. Credit obligations related to MyPay loans held for investment on the Company’s balance sheets are recorded as an allowance for expected credit losses. Future expected cash flows, including credit obligations related to MyPay receivables retained by the bank partners, SpotMe, and other instances where a member’s account is overdrawn are recorded as a product obligation on the condensed consolidated balance sheets.
MyPay receivables on the Company’s balance sheet have the risks and characteristics similar to the off-balance sheet balances retained by the bank partners and similar risk characteristics were applied consistently for the products during underwriting. Accordingly, the credit exposure is expected to be similar for these obligations.
Allowance for Expected Credit Losses
The allowance for expected credit losses on loans held for investment reflects the Company’s estimate of uncollectible balances resulting from credit losses and is based on the determination of the amount of lifetime expected credit losses inherent in the loans held for investment as of the reporting date. The Company measures the allowance for expected credit losses based on a discounted cash flow method, where future cash flows estimated using the roll rate method are discounted. Historical data is categorized into pools with similar risk characteristics, and roll rates are calculated based on the vintage loans held for investment origination, defined as by month. This results in an expected loss rate for each vintage. The Company considers whether the current conditions and reasonable and supportable forecasts about future conditions indicate that expected loss rates derived based on historical experience merit adjustment. In assessing such adjustments, the Company evaluates factors such as unemployment rates, short-term economic trends, and cash collections subsequent to the balance sheet date. The expected loss rate is then applied to the outstanding principal balance of each vintage at the end of the period, resulting in the recognition of the expected loss at period-end. The allowance for expected credit loss is recorded against loans held for investment, along with a corresponding charge recorded within transaction and risk losses in the consolidated statement of operations. In general, loans held for investment are charged-off after 365 days of non-payment. At each reporting period, the Company adjusts the allowance for changes in the estimate of lifetime expected credit losses and reverses the allowance upon either payment of the loans held for investment or upon charge-off.
Below is a summary of the changes in allowance for expected credit losses on MyPay loans held for investment:

Three months ended March 31, 2025
Balance, beginning of the period	$(30,649)
Provision for expected credit losses	(21,900)
Balance, end of the period	$(52,549)
Product Obligation
The following table presents a reconciliation of the Company’s product obligation:

	Three Months Ended March 31,
	2024	2025
Balance, beginning of the period	$88,600	$114,377
Change in fair value of product obligation(1)	14,592	28,751
Settlements	(15,115)	(18,456)
Balance, end of the period	$88,077	$124,672
__________________
(1)In the three months ended March 31 2024, $22.2 million was recorded as transaction and risk losses and $7.6 million of the change in fair value of the product obligation was recorded as revenue on the condensed consolidated statements of operations. In the three months ended March 31, 2025, $32.2 million was recorded as transaction and risk losses for SpotMe and other member negative balances, $35.4 million

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
was recorded as transaction and risk losses for off-balance sheet MyPay receivables, and $38.9 million of the change in fair value of the product obligation was recorded as revenue related to off-balance sheet MyPay receivables on the condensed consolidated statements of operations.
The Company’s maximum exposure to losses was $454.3 million and $526.5 million as of December 31, 2024 and March 31, 2025.
NOTE 8 – PROPERTY, EQUIPMENT, AND SOFTWARE, NET
As of December 31, 2024 and March 31, 2025, property, equipment, and software, net consisted of the following:

	December 31, 2024	March 31, 2025
Computer equipment and purchased software	$3,734	$3,914
Furniture and fixtures	9,177	9,361
Leasehold improvements	61,736	62,966
Capitalized internal-use software	63,565	66,816
Total property, equipment, and software	138,212	143,057
Less: accumulated depreciation and amortization	(45,512)	(52,359)
Property, equipment, and software, net	$92,700	$90,698
Depreciation expense on property, equipment, and software was $2.1 million, and $2.3 million for the three months ended March 31, 2024 and 2025.
Amortization expense on internal-use software was $3.1 million, and $4.9 million for the three months ended March 31, 2024 and 2025, which included $1.1 million and $3.5 million recorded in cost of revenue in the condensed consolidated statements of operations.
NOTE 9 – SIGNIFICANT BALANCE SHEET COMPONENTS
Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following:

	December 31, 2024	March 31, 2025
Accrued expenses	$100,486	$87,625
Accrued bonus	53,344	13,811
Current portion of lease liability	15,746	14,274
Accrued transaction dispute losses(i)	7,759	12,408
Network incentive obligation	27,147	22,272
Other current liabilities	20,112	20,869
Total accrued and other current liabilities	$224,594	$171,259
_________________
(1)The reconciliation of the beginning and ending accrued transaction dispute losses is as follows:

	Three Months Ended March 31,
	2024	2025
Accrued transaction dispute losses, beginning of the period	$4,385	$7,759
Provision for transaction dispute losses	13,633	17,971
Realized losses	(11,105)	(13,322)
Accrued transaction dispute losses, end of the period	$6,913	$12,408

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Other Non-Current Liabilities
Other non-current liabilities consisted of the following:

	December 31, 2024	March 31, 2025
Network incentive obligation, net of current portion	$43,826	$40,696
Other non-current liabilities	2,283	2,315
Total other non-current liabilities	$46,109	$43,011
NOTE 10 – INDEBTEDNESS
Revolving Credit Facilities
As of December 31, 2024, the Company was party to a credit agreement with certain lenders, which provided for a $125.0 million senior secured credit facility maturing on June 5, 2028 (the “prior facility”). As of December 31, 2024, the Company had letters of credit outstanding under the prior facility in a face amount of $20.1 million, which resulted in remaining borrowing capacity under the prior facility of $104.9 million, and no revolving loans had been drawn under the prior facility.
On March 31, 2025, the Company terminated the prior facility and entered into a credit agreement with Morgan Stanley Senior Funding, Inc., as the administrative agent, the collateral agent, a letter of credit issuer and a lender, First-Citizens Bank & Trust Company, as a letter of credit issuer and a lender, and Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, MUFG Bank Ltd., Texas Capital Bank, and Deutsche Bank AG New York Branch, as lenders, which provides for a $475.0 million senior secured revolving credit facility maturing on March 31, 2030 (the “credit facility”), or such later date as may be extended in accordance with the terms of the credit facility. As of March 31, 2025, no funds have been drawn under the credit facility. As of March 31, 2025, the Company had letters of credit outstanding thereunder in a face amount of $2.5 million, and subsequently added an additional $28.9 million in April 2025.
Loans under the credit facility initially bear interest at the Company’s option of (i) an annual rate based on the forward-looking term rate based on the Secured Overnight Financing Rate (“Term SOFR”), based on an interest period of one, three, or six months, plus an applicable margin of 1.50% or (ii) a base rate (the “base rate”) equal to the highest of (A) the prime rate, (B) the effective federal funds rate, plus 0.50%, and (C) Term SOFR for a one-month interest period plus 1.00%, in each case plus 0.50%. From and after the date financial statements are delivered under the credit facility for the fiscal quarter ending June 30, 2025, the applicable margin for (a) Term SOFR loans shall be either 1.50% or 1.25% and (b) base rate loans shall be either 0.50% or 0.25%, in each case, depending on our Consolidated Total Debt to Consolidated EBITDA Ratio (as defined in the credit agreement for the credit facility). The Term SOFR rate is at all times subject to a floor of 0%. The Company is obligated to pay other customary fees for a credit facility of this size and type, including letter of credit fees, an upfront fee, and an unused commitment fee.
The Company’s obligations under the credit facility are required to be guaranteed by certain of its subsidiaries. Such obligations, including the guaranties, are secured by substantially all of the Company’s assets and those of the subsidiary guarantors. The credit facility includes customary affirmative and negative covenants, including, among others, restrictions on debt, liens, investments, fundamental changes, dividends, distributions, repurchases and/or redemptions of equity interests, and transactions with affiliates. In addition, the credit facility requires the Company to satisfy a minimum liquidity covenant. The Company was in compliance with all covenants as of March 31, 2025.
NOTE 11 – REDEEMABLE CONVERTIBLE PREFERRED STOCK, COMMON STOCK, AND STOCKHOLDERS’ DEFICIT
The Company is authorized to issue two classes of stock to be designated common stock and redeemable convertible preferred stock.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Common Stock
The rights, preferences, and privileges for Company’s common stockholders are as follows:
Voting Rights - General
The holder of each share of common stock shall have the right to one vote for each such share. The holders of outstanding common stock shall be entitled to elect two members of the Board of Directors.
Dividend Rights
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the common stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company, any dividends as may be declared from time to time by the Board of Directors.
Liquidation Rights
Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed after payment of liquidation preferences on any outstanding shares of the redeemable convertible preferred stock.
Redemption
The common stock is not redeemable at the option of the holder.
Redeemable Convertible Preferred Stock
As of December 31, 2024 and March 31, 2025, redeemable convertible preferred stock comprised the following:

Class	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Preference	Per Share Dividend Per Annum	Carrying Value, Net of Issuance Costs
Series Seed	8,447,522	8,447,522	$0.172000	$1,453	$0.01032	$1,437
Series A	22,879,812	22,879,812	0.272000	6,223	0.01632	6,109
Series A-2	18,051,770	18,051,770	0.259180	4,679	0.01555	4,604
Series B	28,863,992	28,863,992	0.470340	13,576	0.02822	12,615
Series C	31,700,221	31,700,221	2.125790	67,388	0.17006	67,266
Series C-1	770,230	770,230	2.125790	1,637	0.17006	36
Series D	76,687,100	76,687,100	5.224700	400,667	0.41798	400,420
Series E	40,551,970	40,551,970	17.261800	700,000	1.38090	699,674
Series F	14,662,469	14,513,241	40.920800	593,893	3.27370	593,608
Series G	15,998,308	15,998,298	69.069800	1,104,999	5.52560	1,104,352
Total	258,613,394	258,464,156		$2,894,515		$2,890,121
The rights, preferences, and privileges for Company’s redeemable convertible preferred stockholders are as follows:
Voting Rights - General
The holder of each share of redeemable convertible preferred stock shall have the right to one vote for each share of common stock into which such redeemable convertible preferred stock could then be converted into common stock and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Voting for the Election of Directors
The holders of Series A and Series C redeemable convertible preferred stock, voting as separate series, are each entitled to elect one member of the Board of Directors. The holders of redeemable convertible preferred stock and common stock, voting as separate classes, and solely with respect to the redeemable convertible preferred stock, voting together as a single class and not as separate series (with Series E, F, and G redeemable convertible preferred stock subject to the voting restrictions described below), and on an as-converted to common stock basis are entitled to elect any remaining members of the Board of Directors.
The holders of the Series E, Series F, and Series G redeemable convertible preferred stock have no voting rights on any matter relating to the election of the members of the Board of Directors. This restriction shall not apply upon the earlier to occur of (i) the consummation of the Company’s first underwritten public offering of its common stock, (ii) a direct listing, or (iii) a liquidation event, except, in each case, to the extent that any governmental filings would be triggered by such cessation; such cessation would not take effect until the parties have submitted any required filings (to be made at the discretion of each holder of Series E, F and G redeemable convertible preferred stock) and observed any required waiting periods.
Dividend Rights
The holders of shares of redeemable convertible preferred stock are entitled to receive dividends, out of any assets legally available prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the applicable dividend rate as and if declared by the Board of Directors. Such dividends are not cumulative and accrue dividends on a pari passu basis and in preference to any dividends on the common stock. As of March 31, 2025, no dividends have been declared, or paid, to any redeemable convertible preferred stockholders.
Any additional dividends or distributions shall be distributed among all holders of common stock and redeemable convertible preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of redeemable convertible preferred stock are converted to common stock at the then effective conversion rate.
Liquidation Rights
In case of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, all the assets available shall be distributed on a pari passu basis with each other series of redeemable convertible preferred stock, prior and in preference to any distribution of the proceeds to the holders of Common Stock, in an amount per share equal to the sum of the applicable Original Issue Price for such series of redeemable convertible preferred stock as follows: $0.172000 per share for each share of Series Seed redeemable convertible preferred stock, $0.272000 per share for each share of Series A redeemable convertible preferred stock, $0.259180 per share for each share of Series A-2 redeemable convertible preferred stock, $0.470340 per share for each share of Series B redeemable convertible preferred stock, $2.125790 per share for each share of Series C redeemable convertible preferred stock, $2.125790 per share for each share of Series C-1 redeemable convertible preferred stock, $5.224700 per share for each share of Series D redeemable convertible preferred stock, $17.261800 per share for each share of Series E redeemable convertible preferred stock, $40.920800 per share for each share of Series F redeemable convertible preferred stock, and $69.069800 per share for each share of Series G redeemable convertible preferred stock (each as may be adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like with respect to such series of redeemable convertible preferred stock plus in each case declared but unpaid dividends). If the available funds are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire funds available for distribution shall be distributed ratably among the holders of the redeemable convertible preferred stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.
Upon completion of this distribution, all of the remaining proceeds of such liquidation event available for distribution to stockholders shall be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Redemption
The redeemable convertible preferred stock is not redeemable at the option of the holder. The redeemable convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon a change in control or other deemed liquidation events. Although the redeemable convertible preferred stock is not mandatorily or currently redeemable, a deemed liquidation event would constitute a redemption event outside the Company’s control. As a result of these liquidation features, all shares of redeemable convertible preferred stock have been classified outside of stockholders’ deficit on the condensed consolidated balance sheets at their respective issuance price less issuance costs on the dates of issuance. Given the Company’s performance and financial condition, the Company currently does not believe a liquidation event is probable, thus the carrying values of the Company’s redeemable convertible preferred stock have not been accreted to their redemption values. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable the shares will become redeemable.
Conversion
•Optional Conversion - Each share of redeemable convertible preferred stock shall be convertible at the option of the holder, at any time into such number of fully paid and non-assessable shares of common stock as determined by dividing the applicable Original Issue Price for such series by the applicable conversion price for such series. The conversion price of redeemable convertible preferred stock may be adjusted for certain dilutive issuance events, stock splits, combinations, subdivisions, recapitalizations, or the like. The initial conversion price per share for each series of redeemable convertible preferred stock shall be the Original Issue Price applicable to such series, except for the Conversion Price per share for the Series A redeemable convertible preferred stock, which shall be $0.26960.
•Automatic Conversion - Each share of redeemable convertible preferred stock shall automatically be converted into shares of common stock, upon the earlier of (A) the consummation of the Company’s first underwritten public offering of its common stock with not less than $17.26180 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations, or the like) and net proceeds to the Company of more than $200 million in the aggregate, (B) a direct listing or, (C) the election of the majority of holders of the then outstanding shares of redeemable convertible preferred stock.
Common Stock Warrants
The Company has issued warrants to purchase its common stock to non-employee service providers and others in connection with debt financings, credit facilities, and promissory notes. The Company recorded the warrants within stockholders’ equity.
As of December 31, 2024 and March 31, 2025, there were 787,840 warrants outstanding and exercisable with a weighted average exercise price of $0.10. The weighted average remaining life as of December 31, 2024 and March 31, 2025 was 2.03 and 1.79 years. There was no warrant activity in the three months ended March 31, 2025.
NOTE 12 – STOCK-BASED COMPENSATION
2012 Stock Option and Grant Plan
The 2012 Stock Option and Grant Plan, as amended (the “2012 Plan”) was adopted, approved, and became effective in August 2012. Under the 2012 Plan, the Company is authorized to grant to eligible participants incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), RSAs, unrestricted stock awards, RSUs (including PSUs). The number of shares of common stock available for issuance under the 2012 Plan can only be increased by an amount determined by the Board of Directors. ISOs may only be granted to employees of the Company. All other awards may be granted to officers, employees, directors, consultants, and other key persons of the Company.
ISOs, NSOs, RSAs, unrestricted stock awards, and RSUs may be granted with vesting terms as determined by the Board of Directors, or a committee thereof, and expire no more than 10 years after the date of grant or earlier if

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
employment or service is terminated. As of March 31, 2025, the Company had stock options (ISOs and NSOs), RSAs, RSUs, and PSUs issued under the 2012 Plan, as further described below.
As of March 31, 2025, the 2012 Plan authorized 153,415,224 shares of common stock to be reserved for issuance on the exercise or settlement of equity awards, of which 1,471,917 remained available for issuance.
Stock Options
The Company awards stock options with service-based vesting conditions to employees, generally vesting over a four-year period and contingent upon continued employment on each vesting date (“service-based stock options”). In 2024, the Company also granted stock options with performance-based vesting conditions to certain executives.
Stock options are granted with an exercise price of at least 100% of the fair market value of the Company’s stock at the date of grant and are exercisable when vested. In the event that an employee owns greater than 10% of the total combined voting power of all classes of stock of the Company, the exercise price must not be less than 110% of the fair market value of the Company’s stock at the date of grant.
Service-based stock options
A summary of the Company’s service-based stock option activity for the year ended March 31, 2025 is as follows:

	Outstanding Stock Options	Weighted average exercise price ($)	Weighted-average remaining contractual life (years)	Aggregate intrinsic value
Balance as of December 31, 2024	31,463,015	$6.87	5.42	$567,641
Granted	2,466,800	27.90
Exercised	(636,796)	1.13
Forfeited/Cancelled	(43,897)	13.89
Balance as of March 31, 2025	33,249,122	$8.53	5.56	$661,637
Vested and expected to vest as of March 31, 2025	33,249,122	8.53	5.56	661,637
Exercisable as of March 31, 2025	25,478,201	4.99	4.50	597,233
Aggregate intrinsic value represents the difference between the Company’s estimated fair value of its common stock and the exercise price of outstanding options with an exercise price below such estimated fair value. Aggregate intrinsic value for stock options exercised for the three months March 31, 2025 was $16.1 million.
As of March 31, 2025, the Company had $91.8 million of unrecognized employee compensation cost related to unvested service-based stock options that it expects to recognize over a weighted average period of 3.10 years.
Performance stock options
In March 2024, the Company granted 1,200,000 stock options to certain executives, subject to both a service-based vesting condition and a performance-based vesting condition, each of which must be satisfied in order for an option share to vest. The service-based vesting schedule is satisfied in 48 equal monthly installments over four years following the vesting commencement date. The performance conditions relate to the achievement of specified revenue and other financial metric targets for the 2024 fiscal year as compared to 2023. As of March 31, 2025, it

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
was determined that the performance conditions were met for 400,000 shares pursuant to such awards and the remaining 800,000 shares pursuant to such awards were cancelled.
The following table summarizes the performance stock option activity for the three months ended March 31, 2025:

	Outstanding Stock Options	Weighted average exercise price ($)	Weighted-average remaining contractual life (years)	Aggregate intrinsic value
Balance as of December 31, 2024	1,200,000	$17.35	9.24	9,071
Granted	—
Exercised	—
Forfeited/Cancelled	(800,000)	17.35
Balance as of March 31, 2025	400,000	$17.35	8.99	$4,431
Vested and expected to vest as of March 31, 2025	400,000	$17.35	8.99	4,431
Exercisable as of March 31, 2025	108,332	$17.35	8.99	$1,200
As of March 31, 2025, the Company had $1.8 million of unrecognized employee compensation cost related to performance stock options expected to vest that it expects to recognize over a weighted average period of 1.74 years.
RSAs
Service-Based RSAs
A summary of the Company’s service-based RSA activity for three months ended March 31, 2025 is as follows:

	Number of Shares of Restricted Stock	Weighted-average grant date fair value per share
Balance as of December 31, 2024	799,822	$23.25
Granted	—	—
Vested	(66,650)	23.25
Forfeited/Cancelled	—	—
Balance as of March 31, 2025	733,172	$23.25
As of March 31, 2025, there was $10.7 million of unrecognized compensation expense expected to be recognized over a weighted average period of 2.75 years. The total value of shares vested in the three months ended March 31, 2025 was $1.9 million. The Company did not have service-based RSAs for the three months ended March 31, 2024.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Performance-Based RSAs
A summary of the Company’s performance-based RSA activity for the three months ended March 31, 2025 is as follows:

	Number of Shares of Restricted Stock	Weighted-average grant date fair value per share
Balance as of December 31, 2024	509,186	$23.25
Granted	—	—
Vested	—	—
Forfeited/Cancelled	—	—
Balance as of March 31, 2025	509,186	$23.25
As of March 31, 2025, there was $4.7 million of unrecognized compensation expense which is expected to be recognized over a weighted average period of 2.50 years.
RSUs
A summary of the Company’s service-based RSUs activity is as follows:

	Number of Restricted Stock Units	Weighted-average grant date fair value per share
Balance as of December 31, 2024	39,328,435	$24.18
Granted	9,826,240	27.29
Forfeited/Cancelled	(719,338)	20.89
Balance as of March 31, 2025	48,435,337	$24.86
As of March 31, 2025, no stock-based compensation expense had been recognized for RSUs because the liquidity-based vesting condition had not been met. The total unrecognized stock-based compensation expense related to these awards was $1,204.2 million as of March 31, 2025. Of this amount, $797.0 million relates to awards for which the service-based vesting condition has been satisfied or partially satisfied while $407.2 million relates to awards for which the time-based vesting condition had not yet been satisfied. As of March 31, 2025, no RSUs had vested.
PSUs
In connection with the Acquisition, certain retained employees of Salt Labs are eligible to earn performance-based restricted stock units. The performance-based RSUs vest based upon the achievement of designated operational metrics, continued employment, and upon the occurrence of a liquidity event. The Company granted 1,929,943 PSUs at a weighted-average grant date fair value of $23.25 in 2024, none of which had vested or been forfeited as of March 31, 2025.
As of March 31, 2025, no stock-based compensation expense had been recognized for PSUs because the performance-based liquidity condition had not been met. The total unrecognized stock-based compensation expense related to awards expected to achieve operational performance-based vesting conditions was $7.9 million as of March 31, 2025.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
Stock-Based Compensation Expense
The following table summarizes the total stock-based compensation expense for the three months ended March 31, 2024 and 2025:

	Three Months Ended March 31,
	2024	2025
Member support and operations	$1,063	$1,124
Sales and marketing	225	483
Technology and development	1,567	3,703
General and administrative	2,320	3,386
Total	$5,175	$8,696
During the three months ended March 31, 2024 and 2025, the Company capitalized nil and $0.1 million each period of stock-based compensation expense related to capitalized internal-use software.
NOTE 13 – NET INCOME PER SHARE
The Company presents net income per share attributable to common stockholders in conformity with the two-class method required for participating securities, and considers all series of redeemable convertible preferred stock participating securities. The two-class method requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed.
The Company calculates basic net income per share attributable to common stockholders by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per share attributable to common stockholders gives effect to all potential shares of common stock, including common stock issuable upon conversion of redeemable convertible preferred stock, stock options, RSUs, and common stock warrants to the extent these are dilutive. Basic and diluted net income per share is the same for all periods presented because the effects of potentially dilutive items were anti-dilutive.
The Company calculated basic and diluted net income per share attributable to common stockholders as follows (in thousands, except per share amounts):

	Three Months Ended March 31,
	2024	2025
Numerator:
Net income	$15,903	$12,939
Less: Undistributed earnings attributable to redeemable convertible preferred stockholders	(15,903)	(12,939)
Net income attributable to common stockholders, basic and diluted	$—	$—
Denominator:
Weighted-average number of common shares outstanding used to compute net income per share attributable to common stockholders, basic and diluted	64,440,411	65,868,810
Net income per share, basic and diluted	$—	$—

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net income per share because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2024	2025
Redeemable convertible preferred stock on an as-converted basis	258,667,836	258,667,836
Options to purchase common stock	32,555,954	33,649,122
Service-based RSUs	36,587,166	48,435,337
PSUs	—	1,929,943
Unvested restricted stock awards	—	1,242,358
Warrants to purchase common stock	787,840	787,840
Total anti-dilutive securities	328,598,796	344,712,436
NOTE 14 – RELATED PARTY TRANSACTIONS
In 2022, the Company established the Chime Scholars Foundation (the “Foundation”), which is a non-controlled nonprofit organization formed for the purpose of distributing charitable donations to recipients generally located in the communities the Company serves. Donations are recognized as expenses when paid to the Foundation. During the three months ended March 31, 2024 and 2025, cash donations were nil and $0.7 million.
NOTE 15 – INCOME TAXES

	Three Months Ended March 31,
	2024	2025
Income before income taxes	$15,541	$14,491
Provision (benefit) for income taxes	(362)	1,552
Effective tax rate	(2.3)%	10.7%
The Company’s tax provision for interim periods is determined using an estimated annual effective tax rate (“ETR”), adjusted for discrete items arising in the period. In each quarter, the Company updates its estimated annual ETR and make a year-to-date calculation of the provision.
The Company’s ETR was 10.7% for the three months ended March 31, 2025, and (2.3)% for the three months ended March 31, 2024. The primary difference between the ETR and the federal statutory tax rate for each period is due to the valuation allowance on the Company’s deferred tax assets.
NOTE 16 – COMMITMENTS AND CONTINGENCIES
Lease commitments
The Company leases certain property under leases that expire at various dates. The Company enters into operating lease agreements principally related to the corporate office locations. The most significant of these operating leases is the corporate headquarters in San Francisco, California. For the three months ended March 31, 2024 and 2025, rent expense for all operating leases was $2.6 million and $2.8 million.

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
The Company’s operating lease costs are as follows:

	Three Months Ended March 31,
	2024	2025
Fixed operating lease costs	$2,512	$2,649
Variable operating lease costs	1,954	1,736
Sublease income	(217)	(224)
Short-term lease cost	133	143
Total lease cost	$4,382	$4,304
Variable operating lease costs are primarily related to payments made to the Company’s landlords for common area maintenance, property taxes, insurance, and other operating expenses.
The Company’s lease agreements do not contain any residual value guarantees or material restrictive covenants.
The weighted average remaining operating lease term and the weighted average discount rate used in the calculation of the Company’s lease assets and lease liabilities were as follows:

March 31, 2025
Weighted average remaining operating lease term (in years)	7.0
Weighted average discount rate	4.91%
Cash flows related to leases were as follows:

	Three Months Ended March 31,
	2024	2025
Operating cash flows:
Payments for operating lease liabilities	$3,960	$4,876
Future minimum lease payments under non-cancelable operating leases (with initial lease terms in excess of one year) as of March 31, 2025 were as follows:

Remainder of 2025	$14,890
2026	14,486
2027	13,472
2028	13,012
2029	13,402
Thereafter	40,201
Total lease payments	$109,463
Less: imputed interest	17,763
Total operating lease liabilities	$91,700
Contingencies
In the ordinary course of business, the Company may be subject to various legal proceedings, including, from time to time, actions which are asserted to be maintainable as class action suits, and is at times subjected to government and regulatory proceedings, investigations and inquiries. The Company reviews these matters on an ongoing basis to determine whether it is probable and estimable that a loss has occurred and uses that information when making accrual and disclosure decisions. If the potential loss is considered probable and the amount can be

CHIME FINANCIAL, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts, ratios, or as noted)
reasonably estimated, the Company accrues a liability for the estimated loss. Loss contingencies that are reasonably possible of occurrence, if any, are subject to disclosure.
Chime Scholars Foundation
In 2022, the Company committed to future charitable donations to the Chime Scholars Foundation in the form of 3,210,192 shares of the Company’s common stock, contingent upon the Company’s initial public offering. The issuance of shares would take place in ten equal, annual installments, the first of which would occur upon the Company’s initial public offering. As of March 31, 2025, no shares have been issued.
NOTE 17 – SUBSEQUENT EVENTS
2025 Co-Founder Special Awards
In April 2025, the Board of Directors approved equity award grants to the Company’s two co-founders of (i) a total of 4,800,000 PSUs with performance conditions relating to achievement of certain financial performance goals and (ii) a total of 1,600,000 PSUs with market-based performance conditions relating to achievement of certain stock price hurdles. Both awards are also subject to service-based vesting conditions. If an initial public offering is not completed by September 29, 2025, the awards will forfeit.
New York Lease
In April 2025, the Company entered into a lease for office space at 122 Fifth Avenue, New York, with a commencement date based on delivery of the premises in agreed-upon condition. The lease has a term of 11 years and 2 months from the commencement date. Base rent payments are approximately $7.5 million annually for the first six years and $8.2 million annually for the remainder of the term, subject to a rent abatement period of fourteen months beginning on the commencement date.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.     Other Expenses of Issuance and Distribution.
The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the exchange listing fee.

Amount to be Paid
SEC registration fee	$146,486
FINRA filing fee	144,020
Exchange listing fee	295,000
Printing and engraving expenses	245,000
Legal fees and expenses	5,500,000
Accounting fees and expenses	4,000,000
Transfer agent and registrar fees	18,500
Miscellaneous expenses	3,500,000
Total	$13,849,006
Item 14.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
We have adopted an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by law. Consequently, neither our directors nor officers will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, as applicable, to the fullest extent permitted by law, except liability for the following:
•any breach of the director’s or officer’s duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for our directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;
•any transaction from which the director or officer derived an improper personal benefit; or
•for our officers, any action by or in the right of the corporation.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, we have adopted amended and restated bylaws, which will become effective immediately prior to the completion of this offering, and which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our directors or executive officers or is or was serving at our request as a director or executive officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that they are or were one of our officers, employees, or agents or is or was serving at our request as an officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or executive officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
Item 15.     Recent Sales of Unregistered Securities.
Since June 1, 2022, we have issued the following unregistered securities:
Option and RSU Issuances
Since June 1, 2022, we have granted to our directors, officers, employees, consultants, and other service providers options to purchase an aggregate of 12,448,278 shares of our Class A common stock under our Amended and Restated 2012 Stock Option and Grant Plan at exercise prices ranging from $13.89 to $27.90 per share.
Since June 1, 2022, we have granted to our directors, officers, employees, consultants, and other service providers an aggregate of 47,672,109 RSUs and PSUs to be settled in shares of our Class A common stock under our Amended and Restated 2012 Stock Option and Grant Plan.

Securities Issued in Connection with Acquisitions
In June 2024, we acquired Salt Labs, Inc. using a combination of cash and stock. As partial consideration for the acquisition, we issued an aggregate of 1,645,775 shares of our Class A common stock (which at the time were valued at approximately $38.3 million) to individuals and entities who were former service providers or stockholders of such company.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Regulation D, or Regulation S, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.
Item 16.     Exhibits and Financial Statement Schedules.
Exhibits
See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.
Financial Statement Schedules
All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.
Item 17.     Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.
3.1#	Amended and Restated Certificate of Incorporation of the registrant, as currently in effect.
3.2#	Form of Amended and Restated Certificate of Incorporation of the registrant, to be in effect upon completion of this offering.
3.3#	Amended and Restated Bylaws of the registrant, as amended, as currently in effect.
3.4#	Form of Amended and Restated Bylaws of the registrant, to be in effect upon completion of this offering.
4.1#	Amended and Restated Investors’ Rights Agreement among the registrant and certain holders of its capital stock, dated as of August 9, 2021.
4.2#	Form of Warrant to Purchase Common Stock.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
10.1+#	Form of Indemnification Agreement between the registrant and each of its directors and executive officers.
10.2+#	Chime Financial, Inc. 2025 Equity Incentive Plan and related form agreements.
10.3+#	Chime Financial, Inc. 2025 Employee Stock Purchase Plan and related form agreements.
10.4+#	Chime Financial, Inc. Amended and Restated 2012 Stock Option and Grant Plan and related form agreements.
10.5+#	Outside Director Compensation Policy.
10.6+#	Change in Control Severance Plan.
10.7+#	Officer Severance Plan.
10.8+#	2024 Bonus Plan.
10.9+#	Executive Incentive Compensation Plan.
10.10+	Confirmatory Employment Letter between the registrant and Christopher Britt, dated as of April 3, 2025.
10.11+	Confirmatory Employment Letter between the registrant and Ryan King, dated as of April 3, 2025.
10.12+	Confirmatory Employment Letter between the registrant and Matthew Newcomb, dated as of April 3, 2025.
10.13+	Confirmatory Employment Letter between the registrant and Adam Frankel, dated as of April 3, 2025.
10.14+	Confirmatory Employment Letter between the registrant and Mark Troughton, dated as of April 3, 2025.
10.15+	Founder Letter Agreement between the registrant and Christopher Britt, dated as of April 28, 2025.
10.16+	Founder Letter Agreement between the registrant and Ryan King, dated as of April 28, 2025.
10.17+#	Form of Exchange Agreement among the registrant, each of Christopher Britt and Ryan King, and certain related entities.
10.18+#	Form of Equity Exchange Right Agreement between the registrant and each of Christopher Britt and Ryan King.
10.19^#	Lease Agreement between the registrant and Elm Property Venture LLC, dated as of September 2, 2021.
10.20^#	Credit Agreement among the registrant, the several lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., dated as of March 31, 2025.
10.21†^#	Master Services Agreement between the registrant and The Bancorp Bank, N.A., dated as of June 9, 2023, as amended on January 6, 2025, February 27, 2025, and March 19, 2025.
10.22†^#
Amended & Restated Private Label Consumer & Commercial Checking Account, Savings Account & Debit Card Issuance Agreement between the registrant and Stride Bank, N.A. (f/k/a Central National Bank and Trust Co. of Enid), effective as of December 1, 2022, as amended on October 23, 2024, and March 31, 2025.

10.23†^#
Secured Credit Card Issuing and Marketing Agreement between the registrant and Central National Bank and Trust Co. of Enid, effective as of October 10, 2018, as amended on March 10, 2020, March 17, 2021, December 1, 2022, and October 23, 2024.

21.1#	List of subsidiaries of the registrant.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).
23.3#	Consent of FS Vector LLC.
24.1#	Power of Attorney (included on page II-5 of the original filing of this registration statement on Form S-1).
107.1	Filing fee table.
__________________
#       Previously filed.
+Indicates management contract or compensatory plan.
†Certain information in this exhibit (indicated by asterisks) has been redacted because it is both (i) not material and (ii) information that the registrant treats as private or confidential.
^Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 2nd day of June, 2025.

CHIME FINANCIAL, INC.

By:	/s/ Christopher Britt
Christopher Britt
Chief Executive Officer and Chairperson
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Britt	Chief Executive Officer and Chairperson (Principal Executive Officer)	June 2, 2025
Christopher Britt

/s/ Matthew Newcomb	Chief Financial Officer (Principal Financial Officer)	June 2, 2025
Matthew Newcomb

/s/ Amine Asmerom	Chief Accounting Officer (Principal Accounting Officer)	June 2, 2025
Amine Asmerom

*	Director	June 2, 2025
Shawn Carolan

*	Director	June 2, 2025
Susan Decker

*	Director	June 2, 2025
Jimmy Dunne

*	Director	June 2, 2025
James M. P. Feuille

*	Director	June 2, 2025
Ryan King

*	Director	June 2, 2025
Cynthia Marshall

By:	/s/ Christopher Britt
Christopher Britt
Attorney-in-fact